--------------------------------------------------------------------------------
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                             PLAN OF REORGANIZATION
                             ----------------------

                                      AND
                                      ---

                      AGREEMENT FOR SHARE EXCHANGE OFFERS
                      -----------------------------------

                         Dated as of August [27], 1997

                                  by and among

                           PRECISION AUTO CARE, INC.
                             a Virginia corporation
                            (the "Holding Company")

        WE JAC CORPORATION                       MIRACLE INDUSTRIES, INC.
      a Delaware corporation                       an Ohio corporation
            ("WEJAC")                             ("Miracle Industries")

        LUBE VENTURES, INC.                       MIRACLE PARTNERS, INC.
      a Delaware corporation                      a Delaware corporation
         ("Lube Ventures")                         ("Miracle Partners")

  ROCKY MOUNTAIN VENTURES, INC.                ROCKY MOUNTAIN VENTURES II, INC.
     a Colorado corporation                         a Colorado corporation
      ("Rocky Mountain I")                           ("Rocky Mountain II")

     PREMA PROPERTIES, LTD.                       RALSTON CAR WASH, LTD.
an Ohio limited liability company          a Colorado limited liability company
      ("Prema Properties")                         ("Ralston Car Wash")

                                      and

                           THE KARL BYRER GROUP, INC.
                             a Colorado corporation
                                    ("KBG")

                                TABLE OF CONTENTS
                                -----------------

SCHEDULES
---------

Schedule 5.5(j)            Sales of Assets Outside of Ordinary Course
Schedule 5.14              Option Property of Prema Property
Schedule 5.15              Option Property of Lube Ventures
Schedule 5.16              Option Property of Miracle Partners
Schedule 13.5              Encumbrances against Software
Schedule 19.1              Debt Level Guarantees
Schedule 22.1              WE JAC Options and Warrants
Schedule 23.1              Debt to be Discharged

EXHIBITS
--------

Exhibit A                           Articles of Incorporation
Exhibit B                           By Laws
Exhibit C                           Non-Compete Agreements
Exhibit D                           Tax Opinion
Exhibit E                           Financial Statements

                             PLAN OF REORGANIZATION
                             ----------------------
                                       AND
                                       ---
                       AGREEMENT FOR SHARE EXCHANGE OFFERS
                       -----------------------------------

         THIS PLAN OF REORGANIZATION AND AGREEMENT FOR SHARE EXCHANGE OFFERS (together with the Schedules and Exhibits hereto, hereinafter referred to as this "Agreement") is made and entered into as of the 27th day of August, 1997, by and among PRECISION AUTO CARE, INC., a Virginia corporation (the "Holding Company"), WE JAC CORPORATION, a Delaware corporation, having its principal place of business at 748 Miller Drive, S.E., Leesburg, Virginia ("WE JAC"), MIRACLE INDUSTRIES, INC., an Ohio corporation having its principal place of business at 1458 Park Avenue West, Mansfield, Ohio 44906 ("Miracle Industries"), LUBE VENTURES, INC., a Delaware corporation having its principal place of business at 1237 West Fourth Street, Mansfield, Ohio 44906 ("Lube Ventures"), MIRACLE PARTNERS, INC., a Delaware corporation having its principal place of business at 1237 West Fourth Street, Mansfield, Ohio 44906 ("Miracle Partners"), PREMA PROPERTIES, LTD., an Ohio limited liability company having its principal place of business at 52 East 15th Avenue, Columbus, Ohio 43201 ("Prema Properties"), ROCKY MOUNTAIN VENTURES, INC., a Colorado corporation having its principal place of business at 15200 East Girard Avenue, Suite 2700, Aurora, Colorado 80014-5039 ("Rocky Mountain I"), ROCKY MOUNTAIN VENTURES II, INC., a Colorado corporation having its principal place of business at 15200 East Girard Avenue, Suite 2700, Aurora, Colorado 80014-5039 ("Rocky Mountain II"), RALSTON CAR WASH, LTD., a Colorado limited liability company having its principal place of business at 15200 East Girard Avenue, Suite 2700, Aurora, Colorado 80014-5039 ("Ralston Car Wash"), and THE KARL BYRER GROUP, INC., a Colorado corporation having its principal place of business at 2171 S. Trenton Way #215, Denver, Colorado 80231 ("KBG").

         Certain capitalized terms used herein without definition shall have the meanings given to such terms in Section 25.10 hereof.

                             EXPLANATORY STATEMENT:
                             ---------------------

         1. WE JAC is the holder, directly and indirectly, of all of the issued and outstanding capital stock of, among other corporations, Precision Tune Auto Care, Inc., a Virginia corporation, which are engaged in the businesses of (i) owning and operating retail centers devoted to providing automotive services for automobiles and light trucks and (ii) franchising a system of operating such retail centers; and

         2. Miracle Industries is engaged in the businesses of (i) owning and operating a chain of car washes in the central Ohio area and (ii) manufacturing chemicals for use by operators of car wash businesses, and is the holder of a 90% membership interest in Hydro-Spray and a 50% membership interest in Indy Ventures; and Hydro-Spray is engaged in the business of manufacturing and selling equipment designed for use in the car wash business; and Indy Ventures is engaged in the business of owning and operation a chain of car wash businesses in the Indianapolis, Indiana area; and

         3. Prema Properties is engaged in the business of owning and operating a chain of car washes, as well as a franchised "Lube Depot" fast lube center, in the Columbus, Ohio area; and

         4. Lube Ventures is engaged in the businesses of (i) manufacturing and selling modular fast lube center buildings, (ii) owning and operating fast lube centers and (iii) franchising a system for the operation of fast lube centers; and

         5. Rocky Mountain I, Rocky Mountain II and Ralston Car Wash are each engaged in the business of owning and operating car washes in the greater Denver, Colorado area; and

         6. Miracle Partners is engaged in the business of owning and operating a chain of car washes in the Columbus, Ohio area; and

         7. KBG has developed a proprietary computer software system designed to operate car wash centers; and

         8. Each of the parties hereto believes that it would be in their respective best interests to combine the ownership of their respective businesses in the manner provided for herein, and, in connection with such combination, to initiate an initial public offering of a portion of the capital stock of the Holding Company following such combination;

         NOW, THEREFORE, this Agreement witnesseth that, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                    ---------

                          FORMATION OF HOLDING COMPANY
                          ----------------------------
                                       AND
                                       ---
         REGISTRATION OF A PORTION OF THE SHARES OF THE HOLDING COMPANY
         --------------------------------------------------------------
                        FOR OFFER AND SALE TO THE PUBLIC
                        --------------------------------

         Section 1.1    Formation of Holding Company.

                  1.1.1 Form of Holding Company. Each of the parties to this Agreement hereby confirms and ratifies their authorization and approval of the formation by WE JAC, on their behalf, of a corporation under the laws of the Commonwealth of Virginia, known as "Precision Auto Care, Inc." Following the consummation of the transactions described in Article III hereof, the corporation so formed by WE JAC shall be the "holding company" for the various subsidiary corporations and other entities that will arise as a result of the transactions contemplated hereby, and such corporation shall be referred to hereinafter as the "Holding Company." WE JAC has capitalized the Holding Company initially by contributing to the Holding Company the amount of $1000, for which WE

JAC has received in exchange 100 shares of the Common Stock, par value $.01 of the Holding Company, as the nominee of each of the parties hereto. All of the shares of Common Stock of the Holding Company issued to WE JAC pursuant to its initial capitalization shall be redeemed by the Holding Company substantially contemporaneously with, but immediately prior to, the consummation of the transactions contemplated by the provisions of Article III of this Agreement.

                  1.1.2 Charter and Bylaws. The Articles of Incorporation of the Holding Company shall be substantially in the form attached hereto as Exhibit A and the Bylaws of the Holding Company shall be substantially in the form attached hereto as Exhibit B. Neither the Articles of Incorporation nor the Bylaws of the Holding Company shall be amended or modified in any manner prior to the Closing of the transactions contemplated hereby, except with the prior written consent of each of the parties to this Agreement.

                  1.1.3 Initial Officers and Directors. The initial officers of the Holding Company shall be the following persons, each of whom shall hold the offices and have the titles indicated opposite their respective names, and shall serve in such capacities until the first annual meeting of the Board of Directors of the Holding Company held after the first annual meeting of the stockholders of the Holding Company, or until his or her earlier death or resignation, or until such later time as may be specified in a written Employment Agreement with such person, and until his or her respective successor shall have been duly elected and qualified:

     Name                         Offices and Titles
     ----                         ------------------

     Lynn E. Caruthers            Chairman of the Board
     Bernard H. Clineberg         Vice Chairman of the Board
     John F.  Ripley              President and Chief Executive Officer
     Arnold Janofsky              Senior Vice President, Secretary & General
                                  Counsel
     Peter Kendrick               Senior Vice President, Chief Financial Officer
                                  and Treasurer
     Grant G. Nicolai             Senior Vice President - Franchise
                                  Development
     James A. Hay                 Senior Vice President - Retail Operations
     William R.  Klumb            Vice President - Precision Auto Wash
                                  Operations
     Paul E. Bernstein            Vice President - Communications
     Karl W. Byrer                Vice President - Precision Auto Wash
                                  Development
     Alan Caldwell                Vice President - Precision Auto Care
                                  and
                                  Precision Lube Express Operations
     Carol Cothern                Vice President - Controller
     Effie Eliopulos              Vice President

     Glyn D. Massingill           Vice President - Precision Auto Care M&D
     Kevin Rooney                 Vice President - Franchise Sales

         Notwithstanding anything contained in the Articles of Incorporation or the Bylaws which may be inconsistent or to the contrary, none of the persons named herein to serve as an initial officer of the Holding Company shall be removed from any such office prior to the closing of the IPO except with the prior written approval of each of the parties to this Agreement.

         The parties have agreed that the initial Board of Directors of the Holding Company shall consist of thirteen (13) directors, of which the WE JAC Group shall have the right to designate seven (7) directors, the Ohio Group shall have the right to designate five (5) directors and the Rocky Mountain Group shall have the right to designate one (1) director. Consistent with the foregoing, the parties agree that the initial directors of the Holding Company shall be the following persons, each of whom shall be appointed to the Class of directorship indicated opposite their respective names, and shall serve in such capacities until the expiration of the term of the Class of directorship to which he or she has been appointed, as provided in the Articles of Incorporation of the Holding Company, or until his or her earlier death or resignation, and until his or her respective successor shall have been duly elected and qualified:

         Name                                        Class of Directors
         ----                                        ------------------

         Lynn E.  Caruthers                          III  (initial 3 year term)
         John F. Ripley                              I    (initial 1 year term)
         Harry G. Pappas, Jr.                        I    (initial 1 year term)
         Woodley A. Allen                            II   (initial 2 year term)
         Bernard H. Clineburg                        III  (initial 3 year term)
         Bassam Ibrahim                              II   (initial 2 year term)
         Arthur Kellar                               II   (initial 2 year term)
         Effie Eliopulos                             III  (initial 3 year term)
         Richard O. Johnson                          I    (initial 1 year term)
         Gerald Zamensky                             II   (initial 2 year term)
         George Bavelis                              III  (initial 3 year term)
         C. Eugene Deal                              I    (initial 1 year term)
         William R. Klumb                            III  (initial 3 year term)

         Notwithstanding anything contained in the Articles of Incorporation or the Bylaws which may be inconsistent or to the contrary, none of the persons named herein to serve as an initial director of the Holding Company shall be removed as a director prior to the closing of the IPO except with the prior written approval of the Participant Group which was entitled to designate such person as a director of the Holding Company. In the event that a director dies or resigns prior to the closing of the IPO, the Participant Group which was entitled to designate such person as a director of the Holding Company shall have the right to designate his successor.

         The parties have further agreed that, initially, there shall be at least 3 committees of the Board of Directors of the Holding Company; namely, an Audit Committee, an Executive Committee and a Finance Committee. Although the members of the Audit Committee and the Executive Committee have yet to be determined, Effie Eliopulos, William R. Klumb, John F. Ripley and Lynn E. Caruthers shall be the initial members of the Finance Committee. The Finance Committee shall have all of the powers of the Board of Directors delegated to the Finance Committee pursuant to the Bylaws of the Holding Company as well as the power and authority to take the actions contemplated by Section 18.3 of this Agreement. Notwithstanding anything contained in the Articles of Incorporation or the Bylaws which may be inconsistent or to the contrary, none of the persons named herein to serve as an initial member of the Finance Committee shall be removed by the Board of Directors as a member of the Finance Committee prior to the closing of the IPO except with the prior written approval of the Participant Group which was entitled to designate such person as a director of the Holding Company.

         Section 1.2    Registration of Shares of the Holding Company.
                        ---------------------------------------------

                  1.2.1 Engagement of Securities Counsel. Each of the parties hereby agrees and consents to, and ratifies, the prior engagement by WE JAC on behalf of the Holding Company of the law firm of Miles & Stockbridge, a Professional Corporation, a Maryland professional corporation ("M&S"), to act as counsel to the Holding Company, and agrees that the legal fees of such legal counsel and the expenses incurred by them in rendering services for the Holding Company shall be deemed to be part of the Transaction Expenses. Each of the parties hereto (other than WE JAC) hereby acknowledges that it or he understands that (i) M&S has represented WE JAC and its Subsidiaries as its principal outside legal counsel, (ii) M&S has represented, and will continue to represent, WE JAC in connection with the negotiations relating to this Agreement and the preparation of this Agreement, and (iii) M&S also will be representing the Holding Company in connection with negotiations relating to this Agreement. Each such party acknowledges that it has been advised by M&S and their respective legal counsel that there may be potential conflicts of interest as a result of such dual representation by M&S. WE JAC further acknowledges that it has been advised by M&S that in the event of a conflict between WE JAC and the Holding Company, M&S could not ethically favor either WE JAC's or the Holding Company's interests over the interests of the other, and that M&S' representation of the Holding Company in connection with these transactions may limit the protections that normally would be afforded to WE JAC by the attorney/client privilege doctrine as it relates to communications between WE JAC and M&S relating to these matters and that M&S may be required to disclose to the other parties to this Agreement certain otherwise confidential communications between WE JAC and M&S. The parties to this Agreement also understand and agree that in the event that any dispute or controversy should arise by and between or by and among any of the parties to this Agreement (other than disputes between WE JAC and the Holding Company), M&S will continue to represent WE JAC and its interests in connection with such dispute or controversy. Nevertheless, despite having been advised as to these matters, each of the parties hereto, in the interest of cost-savings and efficiency, consents to the dual representation by M&S of the Holding Company and WE JAC. M&S may rely on the acknowledgments, agreements and consents of the parties pursuant to this Section 1.2.1.

                  1.2.2 Engagement of Underwriters. Each of the parties hereby agrees and consents to, and ratifies, the prior engagement by WE JAC on behalf of the Holding Company of the firm of A.G. Edwards & Sons, Inc. to act as the lead underwriter for the proposed IPO and the engagement by WE JAC on behalf of the Holding Company of Ferris Baker Watts, Incorporated to act as co- managing underwriter for the proposed IPO.

                  1.2.3 Engagement of Certified Public Accountants. Each of the parties hereby agrees and consents to, and ratifies, the prior engagement by WE JAC on behalf of the Holding Company of the accounting firm of Ernst & Young LLP ("Ernst & Young") to act as the certified independent public accountants for the Holding Company, and agrees that the fees of such accounting firm and the expenses incurred by Ernst & Young in rendering services for the Holding Company shall be deemed to be part of the Transaction Expenses.

                  1.2.4 Preparation of Registration Statement(s).
                        ----------------------------------------

                           (a)      Form S-4 Registration Statement; Proxy
Statement. From and after the date hereof, the Holding Company shall (and each of the parties hereto agrees to devote its or his reasonable best efforts to cause the Holding Company to) prepare a registration statement or registration statements (including a joint proxy statement or proxy statements to be included therein) on Form S-4 for registration with the Commission of each of the shares of the Common Stock of the Holding Company to be issued by the Holding Company in connection with the transactions contemplated by Article III hereof, and file such Form S-4 Registration Statement with the Commission as soon as reasonably practicable. Each of the parties hereto further agrees to cooperate with the other parties and the Holding Company in connection with the preparation thereof and to devote its reasonable best efforts to having the same declared effective by the Commission.

                           (b)      Form S-1 Registration Statement.  From and
after the date hereof, the Holding Company shall (and each of the parties hereto agrees to devote its or his reasonable best efforts to cause the Holding Company
to) prepare a registration statement (and the prospectus to be included in such registration statement) on Form S-1 for registration with the Commission for offer and sale to the public following the Closing on account of the Holding Company of 2,645,000 shares of the Common Stock of the Holding Company, and up to 19% of the number of shares to be issued to the Selling Stockholders and the Selling Members by the Holding Company pursuant to the transactions contemplated by Article III, and shall file such Form S-1 Registration Statement with the Commission as soon as reasonably practicable. Each of the parties hereto further agrees to cooperate with the other parties in the preparation thereof, and to devote its reasonable best efforts to having such Form S-1 Registration Statement declared effective by the Commission.

                           (c)      Obligations of the Holding Company.  The
Holding Company shall (i) use its reasonable best efforts to prepare and file with the Commission the registration statements, proxy statements and prospectuses contemplated hereby, and shall use its reasonable best efforts thereafter to cause such registration statements to become and remain effective until the sale or exchange of all of the shares of the Common Stock of the Holding Company covered thereby; (ii) prepare and file with the Commission such amendments and supplements to the registration statements and the prospectuses filed by the Holding Company as may be reasonably necessary to keep such registration statements effective until the sale or exchange of all of the shares of the Common Stock of the Holding Company covered thereby; (iii) use its reasonable best efforts to register or qualify the shares of the Common Stock of the Holding Company covered by such registration statements under the securities or blue sky laws of such jurisdictions as may be applicable to the transactions contemplated by Article III hereof or as may be directed by the underwriter in the IPO; and (iv) do any and all other acts and things which may be reasonably necessary or advisable to enable the Holding Company to consummate the issuance, sale or exchange of the shares of the Common Stock of the Holding Company in such jurisdictions.

                           (d)      Information to be Provided to the Holding
Company. Each of the Predecessor Companies agrees that, from and after the date hereof through and including the earlier to occur of the Closing or the termination of this Agreement, in order to enable the Holding Company to prepare and file the registration statements contemplated by this Agreement, it shall provide to the Holding Company and to the underwriters for the proposed IPO (and to their respective employees, counsel, accountants and other representatives), so long as each remains a party to this Agreement, all information concerning the business, operations, assets, liabilities, properties, indebtedness, condition, finances or prospects of such Predecessor Company reasonably available to the management of such Predecessor Company, and such other material information as may be reasonably necessary to ensure that the information so requested may be properly evaluated so as not to be misleading. Each of the Predecessor Companies hereby further represents and warrants to the Holding Company that all of the information to be provided to the Holding Company or the underwriters pursuant to the terms of this Section 1.2.4(d) by such Predecessor Company shall not contain any untrue or misleading statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

                           (e)      Effective Date of Registration Statements.
The parties shall use their reasonable best efforts to cause the Holding Company to file all such registration statements with the Commission on or before August 28, 1997 and to have all such registration statements declared effective by the Commission, such that the Closing and the IPO may be consummated on or before November 14, 1997.

                                   ARTICLE II
                                   ----------

                              TRANSACTION EXPENSES
                              --------------------

         Section 2.1 Agreement as to Transaction Expenses. Except as otherwise provided for herein, all attorneys', brokers', accountants', investment banking and finders fees and other expenses incurred by each of the Predecessor Companies prior to the date hereof in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby that the parties have agreed will be Transaction Expenses pursuant to the terms of the Memorandum of Understanding and which are to be incurred by each of the Predecessor Companies from and after the date hereof in taking all actions contemplated by this Agreement to be taken prior to or at the Closing of the transactions contemplated by this Agreement (other than Income Taxes and other Taxes imposed upon gross receipts and recordation, transfer, stamp duties, documentary or notarial fees or Taxes imposed upon or incurred by any of the parties in connection with the transactions contemplated by this Agreement and other fees and expenses that the parties have specified herein will not be considered part of the Transaction Expenses), or otherwise reasonably necessary to consummate the Closing and the IPO, including those expenses that the parties have agreed will be Transaction Expenses pursuant to Sections 1.2.1 and 1.2.3 of this Agreement, except for costs and expenses previously or hereafter incurred by the Predecessor Companies for meals, travel and lodging of its officers, agents and representatives and managerial time incurred in connection with or devoted to the transactions contemplated hereby (collectively, the "Transaction Expenses"), will be paid for or contributed to by the Contributing Companies as follows (hereinafter, the "Transaction Expense Shares"): the members of the Ohio Group will be responsible, jointly and severally, for 32.5% of the aggregate dollar amount of the Transaction Expenses; the members of the Rocky Mountain Group will be responsible, jointly and severally, for 8.3% of the aggregate dollar amount of the Transaction Expenses; Miracle Partners will be responsible for 2.9% of the aggregate dollar amount of the Transaction Expenses; and the members of the WE JAC Group will be responsible, jointly and severally, for 56.3% of the aggregate dollar amount of the Transaction Expenses. KBG will not be obligated to contribute to the Transaction Expenses, unless KBG shall fail to comply with the provisions of Section 3.2.4(a) of this Agreement or fail to exchange its Membership Interest in KBG, LLC for shares of the Common Stock of the Holding Company pursuant to the terms of the KBG Exchange. If KBG shall fail to comply with the provisions of Section 3.2.4(a) of this Agreement or fail to exchange its Membership Interest in KBG, LLC for shares of the Common Stock of the Holding Company pursuant to the terms of the KBG Exchange, KBG shall be liable to contribute $100,000 toward the Transaction Expenses, as liquidated damages for its failure to do so, which amount shall be allocated and disbursed to the Contributing Companies in accordance with their respective Transaction Expense Shares.

         Section 2.2 Accounting for Transaction Expenses. From and after the date hereof through and including the Closing or the earlier termination of this Agreement, the Holding Company and each of the Contributing Companies shall maintain detailed records of all Transaction Expenses incurred by them and shall account to each other for the Transaction Expenses they have incurred on a monthly basis.

         Section 2.3 Reimbursement of Certain Fees and Expenses. Notwithstanding the terms of the Memorandum of Understanding, from and after the date hereof through and including the Closing or the earlier termination of this Agreement, each of the Contributing Companies and the Holding Company shall pay for all of the Transaction Expenses that are comprised of fees and expenses of third party providers of services (including investment bankers, lawyers, accountants, printers and architectural and environmental consultants) incurred by them respectively through the Closing Date (the "Professional Expenses") as the same become due and payable, and, notwithstanding anything contained herein which may be inconsistent or to the contrary, each of the Contributing Companies shall be entitled to declare and pay, prior to the Closing Date, a dividend or distribution in an amount equal to the aggregate dollar amount actually expended by such Contributing Company for Professional Expenses in connection with the transactions contemplated hereby (the "Professional Expense Dividend"); provided, however, that each Contributing Company shall only be entitled to declare such a dividend or distribution and to the extent that, such Professional Expenses would qualify as Transaction Expenses pursuant to the terms of this Agreement. If this Agreement shall terminate and the transactions contemplated hereby shall not be consummated, to the extent that they have not already done so, each of the Contributing Companies shall, within 10 business days following the date of such termination, make appropriate contributions to and reimbursements of each of the other Contributing Companies in respect of all Transaction Expenses incurred by each such Contributing Company and the Holding Company through the date of the termination of this Agreement in accordance with their respective Transaction Expense Shares (it being understood and agreed that the obligations of each of the Contributing Companies to contribute to and to reimburse the other Contributing Companies in respect of Transaction Expenses shall survive the termination of this Agreement). If, however, the Closing of the transactions contemplated hereby shall be consummated, the Holding Company shall discharge, out of the net cash proceeds received by the Holding Company in the IPO, all of the Transaction Expenses incurred by the Holding Company and each of the Contributing Companies which have not been discharged as of the Closing Date. No interest shall be payable on any declared but unpaid Professional Expense Dividend.

                                   ARTICLE III
                                   -----------

                             PLAN OF REORGANIZATION
                             ----------------------
                                       AND
                                       ---
                       AGREEMENT FOR SHARE EXCHANGE OFFERS
                       -----------------------------------

         Section 3.1       Plan of Reorganization of Corporate Predecessor
                           Companies.

                  3.1.1 Formation of Merger Subsidiaries. Following the execution of this Agreement and prior to the Closing Date, the Holding Company shall form, solely for the purpose of consummating the transactions contemplated by this Section 3.1, five subsidiary corporations (hereinafter referred to as the "Merger Subsidiaries") under the laws of the jurisdictions which correspond to the jurisdiction in which the corporation into which each such Merger Subsidiary shall merged as hereinafter provided, which shall be known, respectively, as follows: (i) "WE JAC Acquisition Subsidiary, Inc." (hereinafter referred to as "WE JAC Acquisition"); (ii) "Miracle Industries Acquisition Subsidiary, Inc." (hereinafter referred to as "Miracle Industries Acquisition");
(iii) "Lube Ventures Acquisition Subsidiary, Inc." (hereinafter referred to as "Lube Ventures Acquisition"); (iv) "Rocky Mountain I Acquisition Subsidiary, Inc." (hereinafter referred to as "Rocky Mountain I Acquisition"); and (v) "Rocky Mountain II Acquisition Subsidiary, Inc." (hereinafter referred to as "Rocky Mountain II Acquisition").

                  3.1.2    Merger of WE JAC Acquisition with and into WE JAC.

                           (a)      WE JAC Merger.  Subject to the prior
satisfaction of each of the conditions precedent set forth in Section 4.1 hereof, and of each of the conditions precedent set forth in Section 4.2, which have not been waived in writing by WE JAC, and of each of the conditions precedent set forth in Section 4.10, which have not been waived in writing by the Holding Company, on the Closing Date, WE JAC Acquisition shall be merged with and into WE JAC (the "WE JAC Merger"); whereupon, (i) the separate existence of WE JAC Acquisition shall cease; (ii) WE JAC shall continue in existence and shall thereafter possess all of the purposes and powers of WE JAC Acquisition; (iii) WE JAC shall succeed to all of the assets, rights, properties, licenses, franchises and privileges of WE JAC Acquisition (if any), which shall be transferred to, vested in and devolved upon WE JAC without further act or deed, subject to all of the debts and obligations of WE JAC Acquisition (if any); and (iv) WE JAC shall thereafter be liable and responsible for all of the liabilities, duties, indebtedness, obligations and responsibilities of WE JAC Acquisition (if any).

The Certificate of Incorporation and Bylaws of WE JAC in effect as of the Effective Time of the WE JAC Merger shall continue to be the Certificate of Incorporation and Bylaws of WE JAC. In addition, as part of the WE JAC Merger, each warrant and option to purchase shares of WE JAC Common Stock issued and outstanding immediately prior to the Effective Time of the WE JAC Merger shall be converted into a warrant or an option, as the case may be, to purchase the same number of shares of the Common Stock of the Holding Company on the same terms as set forth in such warrant or option.

                           (b)      Conversion of Shares.  As part of the WE JAC
Merger, each share of the WE JAC Common Stock issued and outstanding immediately prior to the Effective Time of the WE JAC Merger (other than WE JAC Dissenting Shares) shall be converted into one share of the Common Stock of the Holding Company, and all of the authorized but unissued shares of WE JAC, if any, shall be canceled and retired, all without the need for further act or deed. Each of the shares of the capital stock of WE JAC Acquisition issued and outstanding at the Effective Time of the WE JAC Merger shall be converted into one share of the Common Stock, par value $0.01, of WE JAC, which shall be held of record by the Holding Company following the WE JAC Merger.

                           (c)      WE JAC Dissenting Shares.  Notwithstanding
the foregoing, each of the shareholders of WE JAC shall have the rights provided to them under Section 262 of the Delaware Corporation Law (the "DCL") as in effect at the Effective Time of the WE JAC Merger ("WE JAC Dissenter's Rights") with respect to their shares of WE JAC Common Stock, and, notwithstanding anything contained herein which may be inconsistent or to the contrary, none of the shares of WE JAC Common Stock issued and outstanding at the Effective Time of the WE JAC Merger that are held by any WE JAC shareholder who has the right, to the extent that such right is available by law, to exercise WE JAC Dissenter's Rights pursuant thereto shall be converted into shares of the Holding Company Common Stock pursuant to the WE JAC Merger, unless such shareholder shall have failed to perfect his or her WE JAC Dissenter's Rights or shall have withdrawn or lost the same in accordance with the terms of the DCL. If, however, any WE JAC shareholder shall fail to perfect or shall withdraw or lose his or her WE JAC Dissenter's Rights with respect to his or her shares of WE JAC Common Stock, each of his or her shares shall be deemed to have been converted into shares of the Common Stock of the Holding Company as provided for herein effective as of the Effective Time of the WE JAC Merger.

                           (d)      WE JAC Merger Filings.  The WE JAC Merger
shall be accomplished as follows: WE JAC and WE JAC Acquisition shall each cause a Certificate of Merger in form suitable for filing with the Delaware Secretary of State (the "WE JAC Certificate of Merger") to be executed by the appropriate officers of each of them and filed with the Delaware Secretary of State on the Closing Date.

                           (e)      Effective Time of the WE JAC Merger.  The WE
JAC Merger shall become effective at the time that the WE JAC Certificate of Merger shall become effective with the Delaware Secretary of State in accordance with the DCL (the "Effective Time of the WE JAC Merger").

                           (f)      Surrender and Exchange of Common Stock of WE
JAC. After the Effective Time of the WE JAC Merger, each holder of shares of WE JAC Common Stock outstanding as of the Effective Time of the WE JAC Merger (other than shares held by those holders who have perfected or could perfect WE JAC Dissenter's Rights) shall surrender to the Exchange Agent all outstanding certificates theretofore evidencing shares of the Common Stock of WE JAC, and shall receive in exchange therefor, upon delivery to the Exchange Agent together with satisfactory and customary delivery requirements, certificates evidencing the full number of shares of the Common Stock of the Holding Company into which such shares of the WE JAC Common Stock have been converted pursuant to the WE JAC Merger, less the number of Indemnity Escrow Shares and Debt Level Escrow Shares attributable to each such holder, plus a cash payment in lieu of fractional shares in the amount determined under Section 3.3. Until so surrendered or exchanged, each outstanding certificate evidencing shares of the WE JAC Common Stock shall be deemed for all purposes solely as evidencing the number of shares of the Common Stock of the Holding Company into which such shares shall have been converted pursuant to the WE JAC Merger; provided, however, that no dividends or other distributions, if any, declared by the Holding Company after the Effective Time of the WE JAC Merger in respect of any shares of the Common Stock of the Holding Company payable to holders of record after the Effective Time of the WE JAC Merger shall be paid to the holders of any unsurrendered certificates evidencing shares of WE JAC Common Stock until such certificates shall have been surrendered to the Exchange Agent. After the surrender and exchange of such certificates, the record holders thereof will be entitled to receive any such dividends or distributions, without interest thereon, to the extent that the same shall have become payable with respect to the number of shares of the Common Stock of the Holding Company for which such certificate was exchangeable. The Exchange Agent shall be authorized to require an indemnification agreement or the posting of a bond or other financial accommodation satisfactory to the Exchange Agent from any holder of shares of WE JAC Common Stock in the event that such holder shall allege that any certificate evidencing shares of the WE JAC Common Stock shall have been lost, stolen or destroyed prior to surrender thereof to the Exchange Agent.

                  3.1.3 Merger of Lube Ventures Acquisition with and into Lube Venture.

                           (a)      Lube Ventures Merger.  Subject to the prior
satisfaction of each of the conditions precedent set forth in Section 4.1 hereof, and of each of the conditions precedent set forth in Section 4.3, which have not been waived in writing by Lube Ventures, and of each of the conditions precedent set forth in Section 4.10, which have not been waived in writing by the Holding Company, on the Closing Date, Lube Ventures Acquisition shall be merged with and into Lube Ventures (the "Lube Ventures Merger"); whereupon, (i) the separate existence of Lube Ventures Acquisition shall cease; (ii) Lube Ventures shall continue in existence and shall thereafter possess all of the purposes and powers of Lube Ventures Acquisition; (iii) Lube Ventures shall succeed to all of the assets, rights, properties, licenses, franchises and privileges of Lube Ventures Acquisition (if any), which shall be transferred to, vested in and devolved upon Lube Ventures without further act or deed, subject to all of the debts and obligations of Lube Ventures Acquisition (if any); and
(iv) Lube Ventures shall thereafter be liable and responsible for all of the liabilities, duties, indebtedness, obligations and responsibilities of Lube Ventures Acquisition (if any). The Certificate of

Incorporation and Bylaws of Lube Ventures in effect as of the Effective Time of the Lube Ventures Merger shall continue to be the Certificate of Incorporation and Bylaws of Lube Ventures.

                           (b)      Conversion of Shares.  As part of the Lube
Ventures Merger, each of the 100 shares of the Lube Ventures Common Stock issued and outstanding immediately prior to the Effective Time of the Lube Ventures Merger (other than Lube Ventures Dissenting Shares) shall be converted into 1,691.68 shares of the Common Stock of the Holding Company and all of the authorized but unissued shares of Lube Ventures, if any, shall be canceled and retired, all without the need for further act or deed. Each of the shares of the capital stock of Lube Ventures Acquisition issued and outstanding at the Effective Time of the Lube Ventures Merger shall be converted into one share of the Common Stock, par value $0.00, of Lube Ventures, all which shall be held of record by the Holding Company following the Lube Ventures Merger.

                           (c)      Lube Ventures Dissenting Shares.
Notwithstanding the foregoing, each of the shareholders of Lube Ventures shall have the rights provided to them under Section 262 of the DCL as in effect at the Effective Time of the Lube Ventures Merger ("Lube Ventures Dissenter's Rights") with respect to their shares of Lube Ventures Common Stock, and, notwithstanding anything contained herein which may be inconsistent or to the contrary, none of the shares of Lube Ventures Common Stock issued and outstanding at the Effective Time of the Lube Ventures Merger that are held by a Lube Ventures shareholder who has the right, to the extent that such right is available by law, to exercise Lube Ventures Dissenter's Rights pursuant thereto shall be converted into shares of the Holding Company Common Stock pursuant to the Lube Ventures Merger, unless such shareholder shall have failed to perfect his or her Lube Ventures Dissenter's Rights or shall have withdrawn or lost the same in accordance with the terms of the DCL. If, however, any Lube Ventures shareholder shall fail to perfect or shall withdraw or lose his or her Lube Ventures Dissenter's Rights with respect to his or her shares of Lube Ventures Common Stock, each of his or her shares shall be deemed to have been converted into shares of the Holding Company Common Stock as provided for herein effective as of the Effective Time of the Lube Ventures Merger.

                           (d)      Merger Filings.  The Lube Ventures Merger
shall be accomplished as follows: Lube Ventures and Lube Ventures Acquisition shall each cause a Certificate of Merger (the "Lube Ventures Certificate of Merger") in form suitable for filing with the Delaware Secretary of State to be executed by its appropriate officers and filed with the Delaware Secretary of State in accordance with the DCL on the Closing Date.

                           (e)      Effective Time of the Lube Ventures Merger.
The Lube Ventures Merger shall become effective at the time that the Lube Ventures Certificate of Merger shall become effective with the Delaware Secretary of State shall become effective in accordance with the DCL (the "Effective Time of the Lube Ventures Merger").

                           (f)      Surrender and Exchange of Common Stock of
Lube Ventures. After the Effective Time of the Lube Ventures Merger, each holder of shares of Lube Ventures Common Stock outstanding as of the Effective Time of the Lube Ventures Merger (other than shares held by those holders who have perfected or could perfect Lube Ventures Dissenter's Rights) shall surrender to the Exchange Agent all outstanding certificates theretofore evidencing shares of the Common Stock of Lube Ventures, and shall receive in exchange therefor, upon delivery to the Exchange Agent together with satisfactory and customary delivery requirements, certificates evidencing the greatest whole number of shares of the Common Stock of the Holding Company into which such shares of the Lube Ventures Common Stock have been converted pursuant to the Lube Ventures Merger, less the number of Indemnity Escrow Shares and Debt Level Escrow Shares attributable to each such holder, plus a cash payment in lieu of fractional shares in the amount determined under Section 3.3. Until so surrendered or exchanged, each outstanding certificate evidencing shares of the Lube Ventures Common Stock shall be deemed for all purposes solely as evidence of the number of shares of the Common Stock of the Holding Company into which such shares shall have been converted pursuant to the Lube Ventures Merger; provided, however, that no dividends or other distributions, if any, declared by the Holding Company after the Effective Time of the Lube Ventures Merger in respect of any shares of the Common Stock of the Holding Company payable to holders of record after the Effective Time of the Lube Ventures Merger shall be paid to the holders of any unsurrendered certificates evidencing shares of Lube Venture Common Stock until such certificates shall have been surrendered to the Exchange Agent. After the surrender and exchange of such certificates, the record holders thereof will be entitled to receive any such dividends or distributions, without interest thereon, to the extent that the same shall have become payable with respect to the number of shares of the Common Stock of the Holding Company for which such certificate was exchangeable. The Exchange Agent shall be authorized to require an indemnification agreement or the posting of a bond or other financial accommodation satisfactory to the Exchange Agent from any holder of shares of Lube Ventures Common Stock in the event that such holder shall allege that any certificate evidencing shares of the Lube Ventures Common Stock shall have been lost, stolen or destroyed prior to surrender thereof to the Exchange Agent.

                  3.1.4 Merger of Miracle Industries Acquisition with and into Miracle Industries.

                           (a)      Miracle Industries Merger. Subject to the
prior satisfaction of each of the conditions precedent set forth in Section 4.1 hereof, and of each of the conditions precedent set forth in Section 4.4, which have not been waived in writing Miracle Industries, and of each of the conditions precedent set forth in Section 4.10, which have not been waived in writing by the Holding Company, on the Closing Date, Miracle Industries Acquisition shall be merged with and into Miracle Industries (the "Miracle Industries Merger"); whereupon, (i) the separate existence of Miracle Industries Acquisition shall cease; (ii) Miracle Industries shall continue in existence and shall thereafter possess all of the purposes and powers of Miracle Industries Acquisition; (iii) Miracle Industries shall succeed to all of the assets, rights, properties, licenses, franchises and privileges of Miracle Industries Acquisition (if any), which shall be transferred to, vested in and devolved upon Miracle Industries without further act or deed, subject to all of the debts and obligations of Miracle Industries Acquisition (if any); and (iv) Miracle Industries shall thereafter be liable and responsible for all of the liabilities, duties, indebtedness, obligations and responsibilities of Miracle Industries Acquisition (if any). The Certificate of Incorporation and Bylaws of Miracle Industries in effect as of the Effective Time of the Miracle Industries Merger shall continue to be the Certificate of Incorporation and Bylaws of Miracle Industries.

                           (b)      Conversion of Shares.  As part of the
Miracle Industries Merger, each of the 34,943 shares of the Miracle Industries Common Stock issued and outstanding immediately prior to the Effective Time of the Miracle Industries Merger (other than Miracle Industries Dissenting Shares) shall be converted into 21.442 shares of the Holding Company Common Stock and all of the authorized but unissued shares of Miracle Industries, if any, shall be canceled and retired, all without the need for further act or deed. Each of the shares of the capital stock of Miracle Industries Acquisition issued and outstanding at the Effective Time of the Miracle Industries Merger shall be converted into one share of the Common Stock, par value $0.00, of Miracle Industries, all which shall be held of record by the Holding Company following the Miracle Industries Merger.

                           (c)       Miracle Industries Dissenting Shares.
Notwithstanding the foregoing, each of the shareholders of Miracle Industries shall have the rights provided to them under Section 1701.84(A) of the Ohio General Corporation Law (the "OGCL") as in effect at the Effective Time of the Miracle Industries Merger ("Miracle Industries Dissenter's Rights") with respect to their shares of Miracle Industries Common Stock, and, notwithstanding anything contained herein which may be inconsistent or to the contrary, none of the shares of Miracle Industries Common Stock issued and outstanding at the Effective Time of the Miracle Industries Merger that are held by a Miracle Industries shareholder who has the right, to the extent that such right is available by law, to exercise Miracle Industries Dissenter's Rights pursuant thereto shall be converted into shares of the Common Stock of the Holding Company pursuant to the Miracle Industries Merger, unless such shareholder shall have failed to perfect his or her Miracle Industries Dissenter's Rights or shall have withdrawn or lost the same in accordance with the terms of the OGCL. If, however, any Miracle Industries shareholder shall fail to perfect or shall withdraw or lose his or her Miracle Industries Dissenter's Rights with respect to his or her shares of Miracle Industries Common Stock, each of his or her shares shall be deemed to have been converted into shares of the Common Stock of the Holding Company as provided for herein effective as of the Effective Time of the Miracle Industries Merger.

                           (d)      Merger Filings.  The Miracle Industries
Merger shall be accomplished as follows: Miracle Industries and Miracle Industries Acquisition shall each cause Articles of Merger in form suitable for filing with the Ohio Secretary of State (the "Miracle Industries Articles of Merger") to be executed by its appropriate officers and filed with the Ohio Secretary of State in accordance with OGCL on the Closing Date.

                           (e)      Effective Time of the Miracle Industries
Merger. The Miracle Industries Merger shall become effective at the time that the Miracle Industries Articles of Merger shall become effective with the Ohio Secretary of State in accordance with the OGCL (the "Effective Time of the Miracle Industries Merger").

                           (f)      Surrender and Exchange of Common Stock of
Miracle Industries. After the Effective Time of the Miracle Industries Merger, each holder of shares of Miracle

Industries Common Stock outstanding as of the Effective Time of the Miracle Industries Merger (other than shares held by those holders who have perfected or could perfect Miracle Industries Dissenter's Rights) shall surrender to the Exchange Agent all outstanding certificates theretofore evidencing shares of the Common Stock of Miracle Industries, and shall receive in exchange therefor, upon delivery to the Exchange Agent satisfactory and customary delivery requirements, certificates evidencing the greatest whole number of shares of the Common Stock of the Holding Company into which such shares of the Miracle Industries Common Stock have been converted pursuant to the Miracle Industries Merger, less the number of Indemnity Escrow Shares and Debt Level Escrow Shares attributable to each such holder, plus a cash payment in lieu of fractional shares as determined pursuant to Section 3.3. Until so surrendered or exchanged, each outstanding certificate evidencing shares of the Miracle Industries Common Stock shall be deemed for all purposes solely as evidence of the number of shares of the Common Stock of the Holding Company into which such shares shall have been converted pursuant to the Miracle Industries Merger; provided, however, that no dividends or other distributions, if any, declared by the Holding Company after the Effective Time of the Miracle Industries Merger in respect of any shares of the Common Stock of the Holding Company payable to holders of record after the Effective Time of the Miracle Industries Merger shall be paid to the holders of any unsurrendered certificates evidencing shares of Miracle Industries Common Stock until such certificates shall have been surrendered to the Exchange Agent. After the surrender and exchange of such certificates, the record holders thereof will be entitled to receive any such dividends or distributions, without interest thereon, to the extent that the same shall have become payable with respect to the number of shares of the Common Stock of the Holding Company for which such certificate was exchangeable. The Exchange Agent shall be authorized to require an indemnification agreement or the posting of a bond or other financial accommodation satisfactory to the Exchange Agent from any holder of shares of Miracle Industries Common Stock in the event that such holder shall allege that any certificate evidencing shares of the Miracle Partners Common Stock shall have been lost, stolen or destroyed prior to surrender thereof to the Exchange Agent.

                  3.1.5 Merger of Rocky Mountain I Acquisition with and into
                        Rocky Mountain I.

                           (a)      Rocky Mountain I Merger.  Subject to the
prior satisfaction of each of the conditions precedent set forth in Section 4.1 hereof, and of each of the conditions precedent set forth in Section 4.5, which have not been waived in writing by Rocky Mountain I, and of each of the conditions precedent set forth in Section 4.10, which have not been waived in writing by the Holding Company, on the Closing Date, immediately following the consummation of the transactions contemplated by Section 3.2 of this Agreement, Rocky Mountain I Acquisition shall be merged with and into Rocky Mountain I (the "Rocky Mountain I Merger"); whereupon, the separate existence of Rocky Mountain I Acquisition shall cease; (ii) Rocky Mountain I shall continue in existence and shall thereafter possess all of the purposes and powers of Rocky Mountain I Acquisition; (iii) Rocky Mountain I shall succeed to all of the assets, rights, properties, licenses, franchises and privileges of Rocky Mountain I Acquisition (if any), which shall be transferred to, vested in and devolved upon Rocky Mountain I without further act or deed, subject to all of the debts and obligations of Rocky Mountain I Acquisition (if any); and (iv) Rocky Mountain I shall thereafter be liable and responsible for all of the liabilities, duties, indebtedness, obligations and responsibilities of Rocky Mountain I Acquisition (if any). The Articles of Incorporation and Bylaws of Rocky Mountain I in effect as of the Effective Time of the Rocky Mountain I Merger shall continue to be the Articles of Incorporation and Bylaws of Rocky Mountain I.

                           (b)      Conversion of Shares.  As part of the Rocky
Mountain I Merger, each of the 5,198 shares of the Rocky Mountain I Common Stock issued and outstanding immediately prior to the Effective Time of the Rocky Mountain I Merger (other than Rocky Mountain I Dissenting Shares) shall be converted into 12.355 shares of the Common Stock of the Holding Company and all of the authorized but unissued shares of Rocky Mountain I, if any, shall be canceled and retired, all without the need for further act or deed. Each of the shares of the capital stock of Rocky Mountain I Acquisition issued and outstanding at the Effective Time of the Rocky Mountain I Merger shall be converted into one share of the Common Stock, par value $100.00, of Rocky Mountain I, all which shall be held of record by the Holding Company following the Rocky Mountain I Merger.

                           (c)      Rocky Mountain I Dissenting Shares.
Notwithstanding the foregoing, each of the shareholders of Rocky Mountain I shall have the rights provided to them under Article 113 of the Colorado Business Corporation Act (the "CBCA") as in effect at the Effective Time of the Rocky Mountain I Merger ("Rocky Mountain I Dissenter's Rights") with respect to their shares of Rocky Mountain I Common Stock, and, notwithstanding anything contained herein which may be inconsistent or to the contrary, none of the shares of Rocky Mountain I Common Stock issued and outstanding at the Effective Time of the Rocky Mountain I Merger that are held by any Rocky Mountain I shareholder who has the right, to the extent that such right is available by law, to exercise Rocky Mountain I Dissenter's Rights pursuant thereto shall be converted into shares of the Holding Company Common Stock pursuant to the Rocky Mountain I Merger, unless such shareholder shall have failed to perfect his or her Rocky Mountain I Dissenter's Rights or shall have withdrawn or lost the same in accordance with the terms of the CBCA. If, however, any Rocky Mountain I shareholder shall fail to perfect or shall withdraw or lose his or her Rocky Mountain I Dissenter's Rights with respect to his or her shares of Rocky Mountain I Common Stock, each of his or her shares shall be deemed to have been converted into shares of the Common Stock of the Holding Company as provided for herein effective as of the Effective Time of the Rocky Mountain I Merger.

                           (d)      Merger Filings.  The Rocky Mountain I Merger
shall be accomplished as follows: Rocky Mountain I and Rocky Mountain I Acquisition shall each cause Articles of Merger in form suitable for filing with the Colorado Secretary of State (the "Rocky Mountain I Articles of Merger") to be executed by its appropriate officers and filed with the Colorado Secretary of State on the Closing Date.

                           (e)      Effective Time of the Rocky Mountain I
Merger. The Rocky Mountain I Merger shall become effective at the time that the Rocky Mountain I Articles of Merger shall become effective with the Colorado Secretary of State in accordance with the CBCA (the "Effective Time of the Rocky Mountain I Merger").

                           (f)      Surrender and Exchange of Common Stock of
Rocky Mountain I. After the Effective Time of the Rocky Mountain I Merger, each holder of shares of Rocky Mountain I Common Stock outstanding as of the Effective Time of the Rocky Mountain I Merger shall surrender to the Exchange Agent (other than those holders who have perfected or could perfect Rocky Mountain I Dissenter's Rights) all outstanding certificates theretofore evidencing shares of the Common Stock of Rocky Mountain I, and shall receive in exchange therefor, upon delivery to the exchange agent together with satisfactory and customary delivery requirements, certificates evidencing the greatest whole number of shares of the Common Stock of the Holding Company into which such shares of the Rocky Mountain I Common Stock have been converted pursuant to the Rocky Mountain I Merger, less the number of Indemnity Escrow Shares and Debt Level Escrow Shares attributable to each such holder, plus a cash payment in lieu of fractional shares in the amount determined pursuant to
Section 3.3. Until so surrendered or exchanged, each outstanding certificate evidencing shares of the Rocky Mountain I Common Stock shall be deemed for all purposes solely as evidencing the number of shares of the Common Stock of the Holding Company into which such shares shall have been converted pursuant to the Rocky Mountain I Merger; provided, however, that no dividends or other distributions, if any, declared by the Holding Company after the Effective Time of the Rocky Mountain I Merger in respect of any shares of the Common Stock of the Holding Company payable to holders of record after the Effective Time of the Rocky Mountain I Merger shall be paid to the holders of any unsurrendered certificates evidencing shares of Rocky Mountain I Common Stock until such certificates shall have been surrendered to the Exchange Agent. After the surrender and exchange of such certificates, the record holders thereof will be entitled to receive any such dividends or distributions, without interest thereon, to the extent that the same shall have become payable with respect to the number of shares of the Common Stock of the Holding Company for which such certificate was exchangeable. The Exchange Agent shall be authorized to require an indemnification agreement or the posting of a bond or other financial accommodation satisfactory to the Exchange Agent from any holder of shares of Rocky Mountain I Common Stock in the event that such holder shall allege that any certificate evidencing shares of the Rocky Mountain I Common Stock shall have been lost, stolen or destroyed prior to surrender thereof to the Exchange Agent.

                  3.1.6 Merger of Rocky Mountain II Acquisition with and into
                        Rocky Mountain II.

                           (a)      Rocky Mountain II Merger. Subject to the
prior satisfaction of each of the conditions precedent set forth in Section 4.1 hereof, and of each of the conditions precedent set forth in Section 4.6, which have not been waived in writing by Rocky Mountain II, and of each of the conditions precedent set forth in Section 4.10, which have not been waived in writing by the Holding Company, on the Closing Date, immediately following the consummation of the transactions contemplated by Section 3.2 of this Agreement, Rocky Mountain II Acquisition shall be merged with and into Rocky Mountain II (the "Rocky Mountain II Merger"); whereupon, (i) the separate existence of Rocky Mountain II Acquisition shall cease; (ii) Rocky Mountain II shall continue in existence and shall thereafter possess all of the purposes and powers of Rocky Mountain II Acquisition; (iii) Rocky Mountain II shall succeed to all of the assets, rights, properties, licenses, franchises and privileges of Rocky Mountain II Acquisition (if any), which shall be transferred to, vested in and devolved upon Rocky Mountain II without further act or deed, subject to all of the debts and obligations of Rocky Mountain II Acquisition (if any); and (iv) Rocky Mountain II shall thereafter be liable and responsible for all of the liabilities, duties, indebtedness, obligations and responsibilities of Rocky Mountain II Acquisition (if any). The Articles of Incorporation and Bylaws of Rocky Mountain II in effect as of the Effective Time of the Rocky Mountain II Merger shall continue to be the Articles of Incorporation and Bylaws of Rocky Mountain II.

                           (b)      Conversion of Shares.  As part of the Rocky
Mountain II Merger, each of the 14,539 shares of the Rocky Mountain II Common Stock issued and outstanding immediately prior to the Effective Time of the Rocky Mountain II Merger (other than Rocky Mountain II Dissenting Shares) shall be converted into 12.356 of shares of the Holding Company Common Stock, and all of the authorized but unissued shares of Rocky Mountain II, if any, shall be canceled and retired, all without the need for further act or deed. Each of the shares of the capital stock of Rocky Mountain II Acquisition issued and outstanding at the Effective Time of the Rocky Mountain II Merger shall be converted into one share of the Common Stock, par value $1.00, of Rocky Mountain II, all which shall be held of record by the Holding Company following the Rocky Mountain II Merger.

                           (c)      Rocky Mountain II Dissenting Shares.
Notwithstanding the foregoing, each of the shareholders of Rocky Mountain II shall have the rights provided to them under Article 113 of the CBCA as in effect at the Effective Time of the Rocky Mountain II Merger ("Rocky Mountain II Dissenter's Rights") with respect to their shares of Rocky Mountain II Common Stock, and, notwithstanding anything contained herein which may be inconsistent or to the contrary, none of the shares of Rocky Mountain II Common Stock issued and outstanding at the Effective Time of the Rocky Mountain II Merger that are held by any Rocky Mountain II shareholder who has the right, to the extent that such right is available by law, to exercise Rocky Mountain II Dissenter's Rights pursuant thereto shall be converted into shares of the Holding Company Common Stock pursuant to the Rocky Mountain II Merger, unless such shareholder shall have failed to perfect his or her Rocky Mountain II Dissenter's Rights or shall have withdrawn or lost the same in accordance with the terms of the CBCA. If, however, any Rocky Mountain II shareholder shall fail to perfect or shall withdraw or lose his or her Rocky Mountain II Dissenter's Rights with respect to his or her shares of Rocky Mountain II Common Stock, each of his or her shares shall be deemed to have been converted into shares of the Holding Company Common Stock as provided for herein effective as of the Effective Time of the Rocky Mountain II Merger.

                           (d)      Merger Filings.  The Rocky Mountain II
Merger shall be accomplished as follows: Rocky Mountain II and Rocky Mountain II Acquisition shall each cause Articles of Merger in form suitable for filing with the Colorado Secretary of State (the "Rocky Mountain II Articles of Merger") to be executed by its appropriate officers and filed with the Colorado Secretary of State on the Closing Date.

                           (e)      Effective Time of the Rocky Mountain II
Merger. The Rocky Mountain II Merger shall become effective at the time that the Rocky Mountain II Articles of Merger become effective with the Colorado Secretary of State in accordance with the CBCA (the "Effective Time of the Rocky Mountain II Merger").

                           (f)      Surrender and Exchange of Common Stock of
Rocky Mountain II. After the Effective Time of the Rocky Mountain II Merger, each holder of shares of Rocky Mountain II Common Stock outstanding as of the Effective Time of the Rocky Mountain II Merger shall surrender to the Exchange Agent (other than those holders who have perfected or could perfect Rocky Mountain II Dissenter's Rights) all outstanding certificates theretofore evidencing shares of the Common Stock of Rocky Mountain II, and shall receive in exchange therefor, upon delivery to the exchange agent together with satisfactory and customary delivery requirements, certificates evidencing the greatest whole number of shares of the Common Stock of the Holding Company into which such shares of the Rocky Mountain II Common Stock have been converted pursuant to the Rocky Mountain II Merger, less the number of Indemnity Escrow Shares and Debt Level Escrow Shares attributable to each such holder, plus a cash payment in lieu of fractional shares in an amount determined pursuant to
Section 3.3. Until so surrendered or exchanged, each outstanding certificate evidencing shares of the Rocky Mountain II Common Stock shall be deemed for all purposes solely as evidencing the number of shares of the Common Stock of the Holding Company into which such shares shall have been converted pursuant to the Rocky Mountain II Merger; provided, however, that no dividends or other distributions, if any, declared by the Holding Company after the Effective Time of the Rocky Mountain II Merger in respect of any shares of the Common Stock of the Holding Company payable to holders of record after the Effective Time of the Rocky Mountain II Merger shall be paid to the holders of any unsurrendered certificates evidencing shares of Rocky Mountain II Common Stock until such certificates shall have been surrendered to the Exchange Agent. After the surrender and exchange of such certificates, the record holders thereof will be entitled to receive any such dividends or distributions, without interest thereon, to the extent that the same shall have become payable with respect to the number of shares of the Common Stock of the Holding Company for which such certificate was exchangeable. The exchange agent shall be authorized to require an indemnification agreement or the posting of a bond or other financial accommodation satisfactory to the exchange agent from any holder of shares of Rocky Mountain II Common Stock in the event that such holder shall allege that any certificate evidencing shares of the Rocky Mountain II Common Stock shall have been lost, stolen or destroyed prior to surrender thereof to the Exchange Agent.

         Section 3.2       Exchange Offers.

                  3.2.1    Miracle Partners Exchange Offer.

                           (a)      As provided in Section 5.1.2, the Holding
Company shall commence an offer, in accordance with the terms and conditions set forth in the Form S-4 Registration Statement and the form of Letter of Transmittal reasonably satisfactory to the Board of Directors of the Holding Company, to each of the holders of the issued and outstanding shares of the capital stock of Miracle Partners which offer shall provide that each of the 500 issued and outstanding shares capital stock of Miracle Partners may be exchanged pursuant to such offer for 188.64 shares of the Common Stock of the Holding Company (the "Miracle Partners Exchange Offer").

                           (b)      Subject to the prior satisfaction of each of
the conditions precedent to the obligations of the Holding Company set forth in Sections 4.1 and 4.10, which have not been waived in writing by the Holding Company, at the Closing, the Holding Company shall issue to each holder of shares of the capital stock of Miracle Partners who elects to exchange his or her shares for shares of the Common Stock of the Holding Company, against the receipt by the Exchange Agent of all outstanding certificates evidencing shares of the capital stock of Miracle Partners and other satisfactory and customary delivery requirements, certificates evidencing the greatest whole number of shares of the Common Stock of the Holding Company for which such shares may be exchanged as provided herein, less the number of Indemnity Escrow Shares and Debt Level Escrow Shares attributable to each such holder, plus a cash payment in lieu of fractional shares in an amount determined pursuant to Section 3.3.

                           (c)      The terms of the Miracle Partners Exchange
Offer shall provide that the tender by the holder of shares of the capital stock of Miracle Partners of his or her shares for exchange pursuant to such offer shall be irrevocable. The Exchange Agent shall be authorized to require an indemnification agreement or the posting of a bond or other financial accommodation satisfactory to the Exchange Agent from any holder of shares of the capital stock of Miracle Partners who tenders his or her shares for exchange in the event that such holder shall allege that any certificate evidencing shares of Miracle Partners shall have been lost, stolen or destroyed prior to surrender thereof to the Exchange Agent.

                  3.2.2    Prema Properties Exchange Offer.

                           (a)      As provided in Section 5.1.2, the Holding
Company shall commence an offer, in accordance with the terms and conditions set forth in the Form S-4 Registration Statement and in a form of Letter of Transmittal reasonably satisfactory to the Board of Directors of the Holding Company, to each of the Prema Properties members to exchange an aggregate of 1,488.89 shares of the Common Stock of the Holding Company for each 1% Percentage Interest in the profits of Prema Properties represented by such Membership Interest (the "Prema Properties Exchange Offer").

                           (b)      Subject to the prior satisfaction of each of
the conditions precedent to the obligations of the Holding Company set forth in Sections 4.1 and 4.10, which have not been waived in writing by the Holding Company, at the Closing, the Holding Company shall issue to each Prema Properties Member who elects to exchange his or her Membership Interests for shares of the Common Stock of the Holding Company pursuant to the Prema Properties Exchange Offer, against the receipt by the Exchange Agent of an Assignment of Membership Interest in a form reasonably satisfactory to the Board of Directors of the Holding Company, duly executed with signatures guaranteed, and other satisfactory and customary delivery requirements, certificates evidencing the greatest whole number of shares of the Common Stock of the Holding Company for which each such Membership Interest may be exchanged as provided herein, less the number of Indemnity Escrow Shares and Debt Level Escrow Shares attributable to each of the Prema Properties Members who elects to exchange his or her Membership Interests for shares of the Common Stock of the Holding Company pursuant to the Prema Properties Exchange Offer, plus cash payment in lieu of fractional shares in the amount determined pursuant to Section 3.3.

                           (c)      The Prema Properties Exchange Offer shall
further provide that the tender by a Prema Properties Member of his or her Membership Interest for exchange in accordance with the Prema Properties Exchange Offer shall be irrevocable.

                  3.2.3    Ralston Car Wash  Exchange Offer.

                           (a)      As provided in Section 5.1.2, the Holding
Company shall commence an offer, in accordance with the terms and conditions set forth in the Form S-4 Registration Statement and a form of Letter of Transmittal reasonably satisfactory to the Board of Directors of the Holding Company to each of the Ralston Car Wash Members to exchange 291.61 shares of the Common Stock of the Holding Company for each 1% Percentage Interest in the profits of Ralston Car Wash represented by such Membership Interest (the "Ralston Car Wash Exchange Offer").

                           (b)      Subject to the prior satisfaction of each of
the conditions precedent to the obligations of the Holding Company set forth in Sections 4.1 and 410, which have not been waived in writing by the Holding Company, at the Closing, the Holding Company shall issue to each of the Ralston Car Wash Members who elects to exchange his or her Membership Interest for shares of the Common Stock of the Holding Company, against the receipt by the Exchange Agent of an Assignment of Membership Interest in a form reasonably satisfactory to the Board of Directors of the Holding Company, duly executed with signatures guaranteed, and other satisfactory and customary delivery requirements, certificates evidencing the greatest whole number of shares of the Common Stock of the Holding Company for which each such Membership Interest may be exchanged as provided herein, less the number of Indemnity Escrow Shares and Debt Level Escrow Shares attributable to each Ralston Car Wash Member who elects to exchange his or her Membership Interest for shares of the Common Stock of the Holding Company, plus a cash payment in lieu of fractional shares in the amount determined pursuant to Section 3.3.

                           (c)      The Ralston Car Wash Exchange Offer shall
further provide that the tender by any Ralston Car Wash Member of his or her Membership Interest for exchange pursuant to the Ralston Car Wash Exchange Offer shall be irrevocable.

                  3.2.4    KBG Car Wash  Exchange Offer.

                           (a)      KBG has formed a limited liability company
under and pursuant to the laws of the State of Maryland known as "KBG, LLC."

                           (b)      As provided in Section 5.1.2 the Holding
Company shall commence an offer to KBG, in accordance with the terms and conditions set forth in the Form S-4 Registration Statement and a form of Letter of Transmittal reasonably satisfactory to the Board of Directors of the Holding Company, to exchange an aggregate of 12,411 shares of the Common Stock of the Holding Company for all of the Membership Interests in KBG, LLC, subject to the compliance by KBG with the terms of this Agreement (the "KBG Exchange Offer"). The terms of the KBG Exchange Offer shall, among other things, require KBG to contribute to KBG, LLC prior to the Closing Date, in exchange for all of the Membership Interests of KBG, LLC, all of the right, title and interest of KBG and Byrer in and to the Proprietary Car Wash Software System, together with any and all copyrights therein, patents of any portion thereof, pending applications for patents of any portion thereof, patent rights therein, and pending applications for registrations of copyrights therein, anywhere in the world, and all of its rights, title and interest in and to any and all licenses or privileges granted by KBG with respect thereto, free and clear of any and all liens, claims, charges, encumbrances, rights, licenses or privileges of any other party whatsoever, except those approved in writing by the Board of Directors of the Holding Company or its designee, pursuant to an Assignment of Intellectual Property Rights in form and content reasonably acceptable to the Board of Directors of the Holding Company.

                           (c)      Pursuant to the KBG Exchange Offer, and
subject to the prior satisfaction of each of the conditions precedent to the obligations of the Holding Company set forth in Sections 4.1 and 4.10, which have not been waived in writing by the Holding Company, at the Closing, the Holding Company shall issue to KBG, against the receipt by the Exchange Agent of an Assignment of Membership Interests, duly executed with signatures guaranteed, covering all of the Membership Interests of KBG, LLC, and other satisfactory and customary delivery requirements, certificates evidencing the full number of shares of the Common Stock of the Holding Company for which each such Membership Interest may be exchanged as provided herein, less the number of Indemnity Escrow Shares attributable to KBG.

         Section 3.3 Fractional Shares. The Holding Company shall not issue any fractional shares pursuant to any of the Subsidiary Mergers or any of the Exchange Offers. Rather, in lieu of the issuance of fractional shares, the Holding Company shall issue to each holder of shares of or a Membership Interest in a Predecessor Company who otherwise would be entitled to receive fractional shares pursuant to consummation of any of the Subsidiary Mergers or any of the Exchange Offers cash in an amount equal to the product obtained by multiplying such fractional share interest by the price per share at which shares of the Common Stock shall be offered to the public pursuant to the IPO. No interest shall be paid by the Holding Company on any cash payment to be made by the Holding Company in lieu of fractional shares.

                                   ARTICLE IV
                                   ----------

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES
             ------------------------------------------------------

         Section 4.1 Conditions to the Obligations of Each of the Parties. The obligations of each of the parties to this Agreement to consummate the transactions contemplated by Article III to be consummated at the Closing and to perform the other obligations under this Agreement which are to be performed at and after the Closing are subject to the satisfaction at or prior to the Closing of each of the conditions precedent set forth in this Section 4.1:

                  4.1.1    Effective Registration Statements.

                           (a)      Form S-1 Registration Statement.  A
registration statement on Form S-1 covering the issuance, offer and sale to the public by the Holding Company of not more than 2,645,000 shares of the Common Stock of the Holding Company in the proposed IPO for the account of the Company, and, subject to the limitations provided for in Section 22.7 of this Agreement, such number of Combination Shares that the Selling Stockholders and Selling Members shall have elected in accordance with the terms of this Agreement to include therein, shall have been filed by the Holding Company with the Commission in accordance with the Securities Act and declared effective by the Commission, and be effective as of the Closing Date, and no stop order shall have been issued and be in effect as of the Closing Date with respect thereto.

                           (b)      Form S-4 Registration Statement; Joint Proxy
Statement. A registration statement on Form S-4 covering the issuance by the Holding Company of the shares of the Common Stock of the Holding Company to be issued by the Holding Company pursuant to the transactions contemplated by
Article III of this Agreement shall have been filed by the Holding Company with the Commission in accordance with the Securities Act and declared effective by the Commission, and be effective as of the Closing Date, and no stop order shall have been issued and be in effect as of the Closing Date with respect thereto.

                  4.1.2 Underwriting Agreement. The Holding Company shall have entered into an underwriting agreement which shall provide for (i) the issuance and sale by the Holding Company to the several underwriters who are parties to the underwriting agreement, on a firm commitment basis, of all of the IPO Shares (and, subject to the limitations provided for in this Agreement, all of the Combination Shares that the Selling Stockholders and the Selling Members shall have elected to include therein in accordance with the terms of this Agreement), and (ii) the issuance and sale by the Holding Company of the IPO Shares (and such Combination Shares) at a gross price to the public (before the deduction of underwriting discounts) of at least $10 per share or such lower price as may be approved by the Finance Committee or the Board of Directors of the Holding Company pursuant to Section 18.3, and shall further provide that each of the IPO Shares and Combination Shares to be offered and sold to the public shall be deemed to be "stapled" and part of a common pool of shares, such that each investor in the IPO shall be deemed to have purchased from the underwriters a proportionate interest in the IPO Shares and the Combination Shares (the "Underwriting Agreement"). The Underwriting Agreement shall be in full force and effect as of the Closing Date, each of the conditions precedent to the obligations of the parties thereunder shall have been satisfied or waived in writing by the party entitled to the benefit thereof, and the underwriters shall be ready, willing and able to perform their obligations thereunder, subject only to the occurrence of the Closing hereunder.

                  4.1.3 Compliance with the Terms of this Agreement. Each of the parties to this Agreement shall have performed or complied with in all material respects all of the covenants and agreements made by each of them, respectively, which are to be performed or complied with prior to the Closing Date or at the Closing pursuant to the terms of this Agreement unless the failure to have so performed or complied with such covenants and agreements in the aggregate has not had or is not reasonably likely to have a Material Adverse Effect on the Predecessor Companies taken as a whole.

                  4.1.4 Representations and Warranties True. Each of the representations and warranties made by the parties to this Agreement pursuant to the terms of this Agreement shall have been true and correct as of the date hereof and be true and correct in all material respects as of the Closing Date (except with respect to those representations and warranties made with respect to a certain date other than the date of this Agreement or the Closing Date, which representations and warranties need be true and correct only as of such certain date) unless the falsety or inaccuracy of such representations and warranties in the aggregate has not had or is not reasonably likely to have Material Adverse Effect on the Predecessor Companies taken as a whole.

                  4.1.5 Consents and Approvals Obtained. Each of the parties shall have obtained, prior to the Closing, all consents, approvals, waivers, and authorizations from governmental authorities, courts, lenders and other third parties whose consent, approval, waiver or authorization is necessary or advisable in order to consummate the transactions contemplated hereby unless the failure to obtain such consents, approvals, waivers or authorizations in the aggregate is not reasonably likely to have a Material Adverse Effect on the Predecessor Companies taken as whole.

                  4.1.6 No Injunctions or Restraining Orders. There shall be no injunction, restraining order or decree of any nature whatsoever that is in effect which restrains or prohibits the consummation of the transactions contemplated hereby.

                  4.1.7 Agreements Not to Compete. Each natural person who as of the Closing Date is the holder of 10% or more of the common stock or membership interests of a Predecessor Company (other than any such Person who is subject to another agreement not to compete with the Holding Company) shall have entered into Agreements Not to Compete with the Holding Company substantially in the forms attached hereto collectively as Exhibit C and, subject to the occurrence of the Closing, each such Agreement Not to Compete shall be in full force and effect as of the Closing Date.

                  4.1.8 Waivers of Indemnification Rights. Each of the officers and directors of the Corporate Predecessor Companies who also are Selling Stockholders and entitled to be indemnified under the terms of the applicable charter or bylaws of a Corporate Predecessor Company and each of the members of Prema Properties and of Ralston Car Wash who also are Selling Members and entitled to be indemnified under an operating agreement of any Predecessor Company shall have executed and delivered in favor of the Holding Company and such Predecessor Company a written waiver of such rights to indemnification from such Predecessor Company to the extent that the Holding Company may be entitled to indemnification from each such Person pursuant to the terms of this Agreement.

                  4.1.9 Closing Documentation. Each of the parties to this Agreement shall have received duplicate originals of all of the documents, instruments or certificates required by Article XV hereof to be executed and delivered by the parties to this Agreement at the Closing.

                  4.1.10 Financial Statements. The Financial Statements of each of the Predecessor Companies for their respective fiscal years of 1994, 1995, 1996 and 1997 (and any other applicable periods that the Holding Company reasonably determines it must include in the registration statements that the Holding Company intends to file with the Commission in the manner contemplated by this Agreement) shall have been audited (except for unaudited financial statements that the Holding Company reasonably determines can be included in such registration statements) and shall comply in all material respects with GAAP and the accounting requirements of the Securities Act and the Commission, consistently applied. Each of the Predecessor Companies shall have provided to the Holding Company consents from Ernst & Young to the inclusion of their audit reports in all filings to be made by the Holding Company with the Commission, "comfort letters" and such other assurances from Ernst & Young and its other independent accountants that may be reasonably requested by the Holding Company or any underwriter involved in the public offering by the Holding Company of its common stock or other securities.

                  4.1.11 Exercise of Dissenter's Rights. The aggregate amount of cash that will be required to be paid to the former stockholders of the Corporate Predecessor Companies who validly exercise and perfect "dissenter's rights" with respect to any applicable Subsidiary Merger under the laws of the jurisdiction in which any such Corporate Predecessor Company shall be incorporated (or who have voted against an applicable Subsidiary Merger and have taken the necessary steps to perfect "dissenter's rights"and are entitled to perfect "dissenter's rights" after the Closing by taking additional actions in accordance with applicable law), assuming that each such dissenting stockholder would be entitled to receive cash in exchange for each dissenting share of a Corporate Predecessor Company equal to the gross price to the public (before the deduction of underwriting discounts) of each of the IPO Shares multiplied by the exchange ratio provided in Article III for each dissenting share shall not exceed 10% of the amount of the net cash proceeds expected to be realized by the Holding Company pursuant to the IPO.

                  4.1.12 Tender of Shares and Interests. The stockholders of Miracle Partners shall have tendered to the Holding Company for exchange in accordance with the terms of the Miracle Partners Exchange Offer all of the issued and outstanding shares of the capital stock of Miracle Partners; the members of Prema Properties (or other holders of interests in Prema Properties) shall have tendered to the Holding Company for exchange in accordance with the terms of the Prema Properties Exchange Offer all of their respective rights, title and interests in and to Membership Interests in Prema Properties representing at least 75% of all of the Percentage Interests in Prema Properties; the members of Ralston Car Wash (or other holders of interests in Ralston Car Wash) shall have tendered to the Holding Company for exchange in accordance with the terms of the Ralston Car Wash Exchange Offer all of their respective rights, title and interests in and to Membership Interests in Ralston Car Wash representing at least 95% of all of the Percentage Interests in Ralston Car Wash; and KBG shall have tendered to the Holding Company for exchange in accordance with the terms of the KBG Exchange Offer all of its right, title and interest in and to all of the Membership Interests in KBG, LLC.

                  4.1.13 Resignations of Officers and Directors of Predecessor Companies. Each of the officers and directors of each of the Corporate Predecessor Companies shall have resigned from their respective offices and directorships, effective as of the Closing; the General Manager of Prema Properties shall have resigned as General Manager, effective as of the Closing; and the Manager of Ralston Car Wash shall have resigned as Manager, effective as of the Closing.

                  4.1.14 Environmental Due Diligence. With respect to each of the properties of the Predecessor Companies, (i) the Holding Company shall have been satisfied with the environmental condition of such property, (ii) each Predecessor Company owning any property the environmental condition of which the Holding Company finds unsatisfactory shall have remediated such unsatisfactory environmental condition (or adequately provided for such remediation) to the satisfaction of the Holding Company or (iii) each Predecessor Company owning any property the environmental condition of which the Holding Company finds unsatisfactory and the other parties hereto shall have agreed to an appropriate reduction in the number of Combination Shares to be issued by the Holding Company to the Selling Stockholders or Selling Members of such Predecessor Company as contemplated in Section 5.20.

         Section 4.2 Additional Conditions to the Obligations of WE JAC. In addition to the conditions precedent set forth in Section 4.1 above, the obligations of WE JAC to consummate the transactions contemplated by Article III to be consummated by WE JAC at the Closing and to perform its other obligations under this Agreement which are to be performed at and after the Closing by WE JAC are subject to the satisfaction at or prior to the Closing of each of the conditions precedent set forth in this Section 4.2:

                  4.2.1 Tax Opinion. Ernst & Young shall have rendered a written opinion to WE JAC and its shareholders, in substantially the form attached hereto as Exhibit D.

                  4.2.2 Fairness Opinion. The Board of Directors of WE JAC shall have received the written opinion of Ferris, Baker Watts, Incorporated, dated as of the date that the Form S-4 Registration Statement is declared effective by the Commission, that the terms of the WE JAC Merger and of this Agreement, as ultimately negotiated by the parties, is fair, from a financial point of view, to the shareholders of WE JAC.

                  4.2.3 Shareholder Approval. The shareholders of WE JAC shall have approved and authorized the WE JAC Merger in the manner and by the vote required by its Certificate of Incorporation and Bylaws and the applicable provisions of the DCL.

         Section 4.3 Conditions to the Obligations of Lube Ventures. In addition to the conditions precedent set forth in Section 4.1 above, the obligations of Lube Ventures to consummate the transactions contemplated by Article III to be consummated by Lube Ventures at the Closing and to perform its other obligations under this Agreement which are to be performed at and after the Closing by Lube Ventures are subject to the satisfaction at or prior to the Closing of each of the conditions precedent set forth in this Section 4.3:

                  4.3.1 Tax Opinion. Ernst & Young shall have rendered a written opinion to Lube Ventures and its shareholders, in substantially the form attached hereto as Exhibit D.

                  4.3.2 Shareholder Approval. The shareholders of Lube Ventures shall have approved and authorized the transactions contemplated by this Agreement in the manner and by the vote required by its Certificate of Incorporation and Bylaws and the applicable provisions of the DCL.

         Section 4.4 Additional Conditions to the Obligations of Miracle Industries. In addition to the conditions precedent set forth in Section 4.1 above, the obligations of Miracle Industries to consummate the transactions contemplated by Article III to be consummated by Miracle Industries at the Closing and to perform its other obligations under this Agreement which are to be performed at and after the Closing by Miracle Industries are subject to the satisfaction at or prior to the Closing of each of the conditions precedent set forth in this Section 4.4:

                  4.4.1 Tax Opinion. Ernst & Young shall have rendered a written opinion to Miracle Industries and its shareholders, in substantially the form attached as Exhibit D.

                  4.4.2 Shareholder Approval. The shareholders of Miracle Industries shall have approved and authorized the transactions contemplated by this Agreement in the manner and by the vote required by its Certificate of Incorporation and Bylaws and the applicable provisions of the DCL.

         Section 4.5 Additional Conditions to the Obligations of Rocky Mountain
I. In addition to the conditions precedent set forth in Section 4.1 above, the obligations of Rocky Mountain I to consummate the transactions contemplated by
Article III to be consummated by Rocky Mountain I at the Closing and to perform its other obligations under this Agreement which are to be performed at and after the Closing by Rocky Mountain I are subject to the satisfaction at or prior to the Closing of each of the conditions precedent set forth in this
Section 4.5:

                  4.5.1 Tax Opinion. Ernst & Young shall have rendered a written opinion to Rocky Mountain I and its shareholders, in substantially the form attached as Exhibit D.

                  4.5.2 Fairness Opinion. The Board of Directors of Rocky Mountain I shall have received the written opinion of Quist Financial, Inc., dated as of the date that the S-4 Registration Statement is declared effective by the Commission, that the terms of the Rocky Mountain I and of this Agreement, as ultimately negotiated by the parties, is fair, from a financial point of view, to the shareholders of Rocky Mountain I.

                  4.5.3 Shareholder Approval. The shareholders of Rocky Mountain I shall have approved and authorized the transactions contemplated by this Agreement in the manner and the vote required by its Articles of Incorporation and Bylaws and the applicable provisions of the CBCA.

         Section 4.6 Additional Conditions to the Obligations of Rocky Mountain
II. In addition to the conditions precedent set forth in Section 4.1 above, the obligations of Rocky Mountain II to consummate the transactions contemplated by
Article III to be consummated by Rocky Mountain II at the Closing and to perform its other obligations under this Agreement which are to be performed at and after the Closing by Rocky Mountain II are subject to the satisfaction at or prior to the Closing of each of the conditions precedent set forth in this
Section 4.6:

                  4.6.1 Tax Opinion. Ernst & Young shall have rendered a written opinion to Rocky Mountain II and its shareholders, in substantially the form attached as Exhibit D.

                  4.6.2 Fairness Opinion. The Board of Directors of Rocky Mountain II shall have received the written opinion of Quist Financial, Inc., dated as of the date that the Form S-4 is declared effective by the Commission, that the terms of the Rocky Mountain I and of this Agreement, as ultimately negotiated by the parties, is fair, from a financial point of view, to the shareholders of Rocky Mountain II.

                  4.6.3 Shareholder Approval. The shareholders of Rocky Mountain II shall have approved and authorized the transactions contemplated by this Agreement in the manner and the vote required by its Articles of Incorporation and Bylaws and the applicable provisions of the CBCA.

         Section 4.7 Additional Condition to the Obligations of the Miracle Partners Stockholders. Notwithstanding the fact that all tenders made by the holders of capital stock of Miracle Partners in acceptance of the Miracle Partners Exchange Offer will be irrevocable, subject to the terms of the Miracle Partners Exchange Offer, the obligation of the holders of shares of the capital stock of Miracle Partners to consummate the exchange of their shares at the Closing, and to perform their other obligations under this Agreement which are to be performed at and after the Closing, also are subject to the satisfaction at or prior to the Closing of the following condition precedent:

                  4.7.1 Tax Opinion. Ernst & Young shall have rendered a written opinion to Miracle Partners and its shareholders, in substantially the form attached as Exhibit D.

         Section 4.8 Additional Condition to the Obligations of the Ralston Car Wash Members. Notwithstanding the fact that all tenders of Membership Interests in Ralston Car Wash made by the Ralston Car Wash Members in acceptance of the Ralston Car Wash Exchange Offer will be irrevocable, subject to the terms of the Ralston Car Wash Exchange Offer, the obligation of the Ralston Car Wash Members to consummate the exchange of their Membership Interests in Ralston Car Wash at the Closing, and to perform their other obligations under this Agreement which are to be performed at and after the Closing, also are subject to the satisfaction at or prior to the Closing of the each of the following conditions precedent set forth in this Section 4.8:

                  4.8.1 Tax Opinion. Ernst & Young shall have rendered a written opinion to the Ralston Car Wash Members, in substantially the form attached as Exhibit D.

         Section 4.9 Additional Conditions to the Obligations of the Prema Properties Members. Notwithstanding the fact that all tenders of Membership Interests in Prema Properties made by the Prema Properties Members in acceptance of the Prema Properties Exchange Offer will be irrevocable, subject to the terms of the Prema Properties Exchange Offer, the obligation of the Prema Properties Members to consummate the exchange of their Membership Interests in Prema Properties at the Closing, and to perform their other obligations under this Agreement which are to be performed at and after the Closing, also are subject to the satisfaction at or prior to the Closing of the following condition precedent:

                  4.9.1 Tax Opinion. Ernst & Young shall have rendered a written opinion to the Prema Properties Members, in substantially the form attached as Exhibit D.

         Section 4.10 Additional Condition to the Obligations of the Holding Company. In addition to the conditions precedent set forth in Section 4.1 above, the obligations of the Holding Company to consummate the transactions contemplated by Article III to be consummated by the Holding Company at the Closing and to cause the Merger Subsidiaries to consummate the Subsidiary Mergers in accordance with the terms of Article III, and to perform its other obligations under this Agreement which are to be performed at and after the Closing by the Holding Company are subject to the satisfaction at or prior to the Closing of each of the condition precedent set forth in this Section 4.10:

                  4.10.1 No Material Adverse Effects. None of the Predecessor Companies shall have suffered any casualty and no event shall have occurred which has had a Material Adverse Effect on such Predecessor Company or which would be reasonably likely to have a Material Adverse Effect on such Predecessor Company following the Closing.

         Section 4.11 Additional Condition to the Obligations of KGB. Notwithstanding the fact that all tenders of Membership Interests in KBG made by the KBG Members in acceptance of the KBG Exchange Offer will be irrevocable, subject to the terms of the KBG Exchange Offer, the obligation of the KBG Members to consummate the exchange of their Membership Interests in KBG at the Closing, and to perform their other obligations under this Agreement which are to be performed at and after the Closing, also are subject to the satisfaction at or prior to the Closing of the following condition precedent:

                  4.11.1 Tax Opinion. Ernst & Young shall have rendered a written opinion to the KBG Members, in substantially the form attached as Exhibit D.

                                    ARTICLE V
                                    ---------

            COVENANTS AND AGREEMENTS RELATING TO PRE-CLOSING PERIOD
            -------------------------------------------------------

         Section 5.1

                     Special Shareholder Meetings/Exchange Officers. The parties shall cooperate and use their reasonable best efforts to cause the Form S-4 Registration Statement to be filed with, and declared effective by, the Securities and Exchange Commission as soon as practicable. Each of WE JAC, Lube Ventures, Miracle Industries, Rocky Mountain I and Rocky Mountain II shall call, provide notice of, and convene a special meeting of its shareholders for the purpose of considering and voting upon the approval of the transactions contemplated by, and the adoption of the terms of, this Agreement (or solicit the appropriate written consent of their shareholders). Such special meetings and consent solicitations shall be conducted in accordance with the respective charters, bylaws and the applicable corporation laws of the jurisdiction in which each such party is incorporated. Each of Miracle Partners, Prema Properties, Ralston Car Wash and KBG shall commence the Exchange Offers contemplated by this Agreement in accordance with the terms of Section 3.2 hereof. The parties shall cooperate in order to cause their respective special meetings and consent solicitations and their respective Exchange Offers to be commenced as soon as practicable and as soon as such meetings and Exchange Offers may be lawfully called, conducted and commenced, taking into account the parties' responsibilities under applicable securities laws, including the responsibility to deliver the Joint Proxy Statement/Prospectus forming a part of the Form S-4 Registration Statement to each of the parties' respective stockholders or members. The Boards of Directors of each of the Corporate Predecessor Companies and the Managing Member of each of the LLC Predecessor Companies each acknowledge and agree that such Proxy Statement-Prospectus shall state that each such Board or Managing Member approves of and supports such transactions and the terms of this Agreement and recommends that its respective stockholders vote in favor of the same or tender their membership interests, as the case may be. Furthermore, in the event that a special meeting of stockholders or shareholders of any such corporation shall be held as provided for herein, at such special meeting, the Boards of Directors of each of the Corporate Predecessor Companies actively shall encourage its respective stockholders or shareholder to vote in favor of the transactions contemplated hereby and in favor of the terms of this Agreement.

         Section 5.2 Corporate Status. From and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, each of the corporate parties to this Agreement shall take all actions, corporate or otherwise, reasonably necessary or appropriate to maintain its respective status as a corporation validly existing and in good standing under the laws of its the state of its incorporation and to maintain its qualifications as a foreign corporation in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership or operation of its assets and properties requires such qualification. In addition, from and after the date hereof through and including the Closing or the earlier termination of this Agreement, Miracle Industries and Lube Ventures shall each take all actions, corporate or otherwise, as may be reasonably necessary to maintain its respective election under the Code to be subject to federal income taxation as a "small business corporation" under Subchapter S of the Code.

         Section 5.3 Status of Limited Liability Companies.

                  5.3.1 Prema Properties. From and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, Prema Properties shall take all actions



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



reasonably necessary or appropriate to maintain the status of Prema Properties as a limited liability company validly existing and in good standing under the laws of the state of its organization and to maintain its qualifications as a foreign limited liability company in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership or operation of its assets and properties requires such qualification. In addition, from and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, Prema Properties shall take all actions reasonably necessary or appropriate to maintain the status of Prema Properties as a "partnership" for federal income tax purposes.

                  5.3.2 Ralston Car Wash. From and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, Ralston Car Wash shall take all actions reasonably necessary or appropriate to maintain the status of Ralston Car Wash as a limited liability company validly existing and in good standing under the laws of the state of its organization and to maintain its qualifications as a foreign limited liability company in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership or operation of its assets and properties requires such qualification. In addition, from and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, Ralston Car Wash shall take all actions reasonably necessary or appropriate to maintain the status of Ralston Car Wash as a "partnership" for federal income tax purposes.

                  5.3.3 Hydro-Spray and Indy Ventures. From and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, Miracle Industries shall take all actions reasonably necessary or appropriate to maintain the status of each of Hydro-Spray and Indy Ventures as limited liability companies validly existing and in good standing under the laws of the state of their respective organization and to maintain their respective qualifications as foreign limited liability companies in good standing under the laws of each jurisdiction in which the conduct of their respective businesses or the ownership or operation of their respective assets and properties requires such qualification. In addition, from and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, Miracle Industries shall take all actions reasonably necessary or appropriate to maintain the status of each of Hydro-Spray and Indy Ventures as a "partnership" for federal income tax purposes.

         Section 5.4 Access to Information. Except as prohibited or limited by law or regulation, each of the parties to this Agreement shall, from and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement, provide to each of the other parties, and their respective employees, counsel, accountants and other representatives, so long as each remains a party to this Agreement, full and complete access upon reasonable notice during normal business hours, to all officers, employees, offices, properties, agreements, records and affairs of such party and its business, and will provide copies of such information concerning such party and its business as any other party hereto may reasonably request in connection with the transactions contemplated by this Agreement.


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




         Section 5.5 Conduct of Businesses of Predecessor Companies Pending Closing. From and after the date hereof through the Closing Date or the earlier termination of this Agreement, except with the prior written consent of a majority of the Operating Committee each of the Predecessor Companies shall conduct their respective businesses in the ordinary course in a manner consistent with its past practices (it being understood and agreed that (i) the Constituent Companies of the WE JAC Group shall have the right hereafter to enter into strategic alliances, joint ventures and other arrangements even though not consistent with its past practices if the Board of Directors of WE JAC determines in good faith that to do so would be in the best interests of the WE JAC Group and would not materially adversely affect the transactions contemplated hereby. In addition, without limiting the generality of the foregoing, each of the Predecessor Companies covenants and agreement that, from and after the date hereof through and including the Closing, it shall abide by and comply with the following:

                           (a)      No Changes in Accounting Methods.  None of
the Predecessor Companies shall adopt any change in any method of accounting or accounting practice, except as contemplated or required by GAAP or in order to conform such methods or practices to GAAP;

                           (b)      No Amendments to Corporate or Similar
Documents. None of the Predecessor Companies shall, in the case of corporations, amend its charter or by-laws, or, in the case of limited liability companies, amend its articles of organization or operating agreement, and Miracle Industries shall not agree to any amendment of the Articles of Organization or Operating Agreements of Hydra-Spray or Indy Ventures;

                           (c)      No New Employees or Employee Benefits.
Except as may be required in accordance with contractual obligations existing on the date hereof that are contained in written agreements in effect on the date hereof which have been disclosed in the Disclosure Letter submitted by such party to the other parties pursuant to this Agreement, none of the Predecessor Companies shall employ any additional employees otherwise than as may be necessary in the ordinary course of business, pay to any current or former Employee any benefit that is not required by any Employee Benefit Plan or Benefit Arrangement or adopt, amend, or increase any benefits payable under, any Employee Benefit Plan or Benefits Arrangement, trust, agreement or other arrangement covering any existing or former Employee (or beneficiary or dependent);

                           (d)      No Mergers, Etc.  None of the Predecessor
Companies shall merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, or make any investments in any other business entity or interest therein or enter into any joint venture or similar arrangement with any other person, party or business entity except as may be contemplated specifically by the terms of this Agreement without the prior written consent of a majority or more of the Operating Committee (it being understood and agreed that the purchase by Precision Tune from time to time of area subfranchise


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


rights or area development rights from its area subfranchisors or master licensees shall not be deemed to be a violation of the foregoing covenant);

                           (e)      No Issuance or Redemption of Securities.
Except as may be required in accordance with obligations under options, warrants, or other contractually enforceable obligations to sell or issue stock or equity interests or securities convertible into or exchangeable for stock or equity interests, none of the Predecessor Companies shall authorize for issuance, issue or sell any additional shares of its capital stock or any additional equity interests or any securities or obligations convertible into or exchangeable for shares of its capital stock or equity interests or issue or grant any option, warrant or other right to purchase any shares of its capital stock or equity interests or redeem, purchase or otherwise acquire, or propose or commit to, redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interests or securities or any securities or obligations convertible into or exchangeable for shares of its capital stock or equity interests;

                           (f)      No New Debt or Debt Restructuring.  Except
(i) in the ordinary course of business, (ii) to pay Transaction Expenses or pay a Professional Expense Dividend, (iii) with the prior approval of the Operating Committee or (iv) in connection with transactions otherwise permitted by this
Section 5.5, none of the Predecessor Companies shall incur or agree to incur any Debt or restructure any existing Debt, nor shall any of the Predecessor Companies make any loans, advances or capital contributions to, or investments in, any Person without the prior written consent of a majority or more of the Operating Committee.

                           (g)      Payments; Amortization of Debt.  From and
after the date hereof, each of the Predecessor Companies shall pay its current liabilities as they become due and amortize its Debt in the ordinary course of business in accordance with the contractual agreements evidencing such Debt, and, except in accordance with contractual obligations existing on the date hereof that are contained in written agreements in effect on the date hereof which have been disclosed in the Disclosure Letter submitted by such party to the other parties pursuant to this Agreement, none of the Predecessor Companies shall make, or agree to make, except in the ordinary course of business, consistent with past practices, any payments to any Person on account of Debt or otherwise without the prior written consent of a majority or more of the Operating Committee or as may be otherwise permitted by this Agreement (it being understood and agreed that the purchase by Precision Tune from time to time of area subfranchise rights or area development rights from its area subfranchisors or master licensees shall not be deemed to be a violation of the foregoing covenant);

                           (h)      No New Bids or Proposals.  Except as may be
approved in advance by the Board of Directors of the Holding Company, none of the Predecessor Companies shall make or submit any bid, proposal or commitment to provide services or to purchase or distribute any products (in response to a request for proposal or otherwise) otherwise than in the ordinary course of business consistent with its past practices;


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



                           (i)      No Dividends or Distributions.  Except as
provided for in Section 2.3, 5.17 and 5.18 of this Agreement, none of the Predecessor Companies shall declare or distribute or pay any dividend or make any other distribution of cash or any other asset to any stockholder, shareholder or member;

                           (j)       No Sales of Assets Except in Ordinary
Course. Except as provided in Schedule 5.5(j), none of the Predecessor Companies shall sell or agree to sell any assets, rights or properties otherwise than in the ordinary course of business, or create, or suffer to exist, any Encumbrance on any of its assets, rights and properties other than Encumbrances existing as of the date of this Agreement;

                           (k)      No New Material Contracts Except in Ordinary
Course. Except in the ordinary course of business, none of the Predecessor Companies shall make any capital expenditures exceeding $10,000 individually or enter into or become a party to any arrangement or contract of a type that would require the expenditure of more than $50,000 in any 12 month period or which would otherwise be required to be disclosed by such party in its Disclosure Letter without the prior written consent of a majority or more of the Operating Committee; and

                           (l)      No Changes to Compensation Arrangements.
Except as required by law or contractual obligations existing on the date hereof that are contained in written agreements in effect on the date hereof which have been disclosed in the Disclosure Letter submitted by such party to the other parties pursuant to this Agreement, none of the Predecessor Companies shall (i) increase in any manner the compensation (other than increases in the ordinary course of business and consistent with past practice) of, or enter into any new bonus or incentive agreement or arrangement with, any of its Employees, officers or directors, (ii) pay or agree to pay any pension, retirement allowance or similar employee benefit to any Employee, officer, or director, (iii) enter into any new employment, severance, consulting or other compensation agreement with any existing Employee, officer, or director; (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof.

         Section 5.6 Covenants Binding Only Upon KBG. From and after the date hereof through and including the Closing, KBG hereby covenants and agrees that it shall not sell, license, transfer, assign, pledge or otherwise create any Encumbrance upon the Proprietary Car Wash Computer Software except as contemplated by Section 3.2.4 of this Agreement.

         Section 5.7 Consents. From and after the date hereof, each of the Predecessor Companies shall use their reasonable best efforts to (i) obtain all consents, waivers and authorizations and make all filings with and give all notices that may be necessary or reasonably required to consummate the transactions contemplated hereby, and (ii) cause each of the conditions precedent to the obligations of each of the other parties to this Agreement to be satisfied.


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



         Section 5.8 Public Statements. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, none of the Predecessor Companies shall disclose to any Person other than its shareholders or members the terms of this Agreement, or release any information concerning any of the transactions contemplated hereby, that is intended for or is reasonably likely to result in public dissemination thereof without the prior written consent of a majority or more of the Operating Committee.

         Section 5.9 Update of Disclosure. From and after the date hereof through and including the earlier of the Closing or the termination of this Agreement, each of the Predecessor Companies shall promptly notify the other parties hereto of the occurrence of any material facts or circumstances that would have required disclosure pursuant to the representations and warranties made by such parties pursuant to the terms of this Agreement if such facts or circumstances had been known to them prior to the execution of this Agreement and of any other matters that would cause any representation or warranty to be untrue, incorrect or misleading.

         Section 5.10 Employee Benefit Contributions. On or prior to the Closing Date, each of the Predecessor Companies shall make, and shall cause each of its Affiliates to make, all contributions, and shall pay all premiums, or shall cause each of its ERISA Affiliates to pay all premiums, with respect to liabilities arising under any Benefit Arrangement or Employee Benefit Plan provided to its current or former Employees, with respect to liabilities or obligations which have accrued on or prior to the Closing Date or which will accrue following the Closing Date in respect of periods prior to and through the Closing Date.

         Section 5.11 Lock-Up; No Shopping, Solicitations or Competing Negotiations. Each of the parties to this Agreement hereby agrees that, from and after the date hereof through and including the Closing or the earlier termination of this Agreement, none of them shall encourage, solicit, entertain or hold any negotiations or other discussions with any other Person relating to the possible acquisition of all or any part of their respective businesses, whether pursuant to a sale of assets, merger, consolidation, share exchange, tender offer or otherwise.

         Section 5.12 Audits. Promptly upon the execution of this Agreement, if and to the extent they have not already done so, each of the Predecessor Companies shall assist Ernst and Young, LLP with audits of their respective financial statements at such dates and for such periods as the Holding Company reasonably determines it must include in the registration statements the Holding Company files with the Commission in the manner contemplated by this Agreement), and shall make their respective books and records, financial statements, employees, officers and facilities open to such auditors at reasonable hours upon reasonable advance notice and to otherwise cooperate, and cause their respective certified public accountants and other outside auditors to cooperate, with such auditors in conducting such audits. Each of the Predecessor Companies also shall provide the Holding Company with any unaudited financial statements for any periods the Holding Company reasonably determines it must include in the registration statements the Holding Company files with the Commission in the manner contemplated by this Agreement. Each of the Predecessor Companies shall also promptly provide to the Holding Company consents from Ernst & Young LLP


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


to the inclusion of their audit reports in filings with the Commission, "comfort letters" and such other assurances from Ernst & Young LLP and other independent accountants of such Predecessor Company that may reasonably be requested by the Holding Company or any underwriter involved in the public offering of the Holding Company's securities. All of the financial statements provided to the Holding Company pursuant to this Section 5.12 shall be prepared in accordance with GAAP (and Regulation S-X of the Commission) consistently applied.

         Section 5.13 Acquisition by Miracle Industries of Minority Interests in Hydro-Spray. Promptly following the execution and delivery of this Agreement by each of the parties hereto, Miracle Industries shall form a subsidiary corporation under the laws of the State of Ohio solely for the purpose of acquiring the minority membership interests in Hydro-Spray which are held currently by Donald Havens and Dale Hughson, respectively, and shall cause such subsidiary corporation to acquire such minority membership interests on or prior to the Closing Date (but prior to the Closing) for an aggregate purchase price, including debts and obligations, if any, assumed by Miracle Industries or such subsidiary corporation in such transaction of not more than $300,000. In lieu of payment of cash to such Hydro-Spray members for their membership interests in Hydro-Spray, Miracle Industries may acquire such membership interests in consideration of the issuance to such members of shares of common stock of Miracle Industries in which case the exchange ratio set forth in Section 3.1.4(b) shall be reduced so that the aggregate number of Combination Shares to be issued to shareholders of Miracle Industries remains at $749,250. The acquisition agreement relating to the acquisition of such minority interests shall be in a form approved by the Holding Company, and, at a minimum, shall contain representations and warranties and indemnities from the sellers of such interests which are customary for transactions of this sort and shall impose covenants upon the sellers of such interests which will obligate them not to compete with Miracle Industries or any of its presently existing or hereafter created Affiliates (including the parties to this Agreement) in the business of manufacturing and selling car wash equipment.

         Section 5.14 Option To Purchase Property by Prema Property Members. At the Closing Prema Properties shall execute and deliver to a partnership to be comprised of the members of Prema Properties an Option Agreement pursuant to which such partnership shall have the option to purchase the properties described in Schedule 5.14 from Prema Properties on the following terms: (i) the option shall be exercisable during the one year period commencing on the second anniversary of the Closing Date; (ii) the option purchase price of each such property shall be the fair market value of such property on the date of exercise of the option which price shall be paid to Prema Properties in cash at the closing of the transfer of such property; (iii) the closing on the sale of each such property shall occur within 90 days of the later of the exercise of the option or the determination of the purchase price therefor; (iv) all appraisal, deed preparation, recording costs and transfer and documentary or similar taxes shall be equally borne by the parties; (iv) all real estate taxes shall be apportioned as of the date of the closing on the transfer of such property; and
(vii) all other terms of the transfer of such property shall be the customary terms of transfer of commercial properties in the locale of such property. In addition, the Option Agreement shall provide that upon the transfer of any such property pursuant to the Option Agreement, Prema Properties or any assignee that is an Affiliate of the Holding Company and shall lease such property pursuant to a Lease Agreement that contains the following terms: (i) the annual rent throughout the initial and all renewal terms (including rent escalation factors) shall be the fair rental value of the property; (ii) annual rent shall


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


be paid in monthly installments in advance; (iii) the annual rent shall be triple net to the landlord; (iv) the Lease Agreement shall be for an initial term of ten years and the tenant shall have options to renew for two successive renewal terms of ten years each; and (v) all other terms of the lease of such property shall be the customary terms of lease of commercial properties in the locale of such property.

         Section 5.15 Option To Purchase Property by Lube Ventures Stockholders. At the Closing Lube Ventures shall execute and deliver to a partnership to be comprised of the stockholders of Lube Ventures an Option Agreement pursuant to which such partnership shall have the option to purchase the properties described in Schedule 5.15 from Lube Ventures on the following terms: (i) the option shall be exercisable during the one year period commencing on the second anniversary of the Closing Date; (ii) the option purchase price of each such property shall be the fair market value of such property on the date of exercise of the option which price shall be paid to Lube Ventures in cash at the closing of the transfer of such property; (iii) the closing on the sale of each such property shall occur within 90 days of the later of the exercise of the option or the determination of the purchase price therefor; (iv) all appraisal, deed preparation, recording costs and transfer and documentary or similar taxes shall be equally borne by the parties; (iv) all real estate taxes shall be apportioned as of the date of the closing on the transfer of such property; and (vii) all other terms of the transfer of such property shall be the customary terms of transfer of commercial properties in the locale of such property. In addition, the Option Agreement shall provide that upon the transfer of any such property pursuant to the Option Agreement, Lube Ventures or any assignee that is an Affiliate of the Holding Company a shall lease such property pursuant to a Lease Agreement that contains the following terms: (i) the annual rent throughout the initial and all renewal terms (including rent escalation factors) shall be the fair rental value of the property; (ii) annual rent shall be paid in monthly installments in advance; (iii) the annual rent shall be triple net to the landlord; (iv) the Lease Agreement shall be for an initial term of ten years and the tenant shall have options to renew for two successive renewal terms of ten years each; and (v) all other terms of the lease of such property shall be the customary terms of lease of commercial properties in the locale of such property.

         Section 5.16 Option To Purchase Property by Miracle Partners Stockholders. At the Closing Miracle Partners shall execute and deliver to a partnership to be comprised of the stockholders of Miracle Partners an Option Agreement pursuant to which such partnership shall have the option to purchase the properties described in Schedule 5.16 from Miracle Partners on the following terms: (i) the option shall be exercisable during the one year period commencing on the second anniversary of the Closing Date; (ii) the option purchase price of each such property shall be the fair market value of such property on the date of exercise of the option which price shall be paid to Miracle Partners in cash at the closing of the transfer of such property; (iii) the closing on the sale of each such property shall occur within 90 days of the later of the exercise of the option or the determination of the purchase price therefor; (iv) all appraisal, deed preparation, recording costs and transfer and documentary or similar taxes shall be equally borne by the parties; (iv) all real estate taxes shall be apportioned as of the date of the closing on the transfer of such property; and (vii) all other terms of the transfer of such property shall be the customary terms of transfer of commercial properties in the locale of such property. In addition, the Option Agreement shall provide that upon the transfer of any such property pursuant to the Option Agreement, Miracle Partners or any assignee that is an Affiliate of the Holding Company a shall lease such property pursuant to a Lease Agreement that contains the following terms: (i) the annual rent throughout the initial and all renewal terms (including rent escalation factors) shall be the fair rental value of the property; (ii) annual rent shall be paid in monthly installments in advance; (iii) the annual rent shall be triple net to the landlord; (iv) the Lease Agreement shall be for an initial term of ten years and the tenant shall have options to renew for two successive renewal terms of ten years each; and (v) all other terms of the lease of such property shall be the customary terms of lease of commercial properties in the locale of such property.

         Section 5.17      Distributions of Unrelated Assets.

                           5.17.1 Distribution by Rocky Mountain I.  Each of the
parties hereto acknowledges and agrees that, prior to the Closing, Rocky Mountain I shall have the right to distribute to the holders of its capital stock cash received by Rocky Mountain I pursuant to the repayment of the principal amount (discounted due to early repayment) of the Promissory Note payable to the order of Rocky Mountain I in the original principal amount of $195,000 that it received in connection with the sale of its car wash located at 10685 East Mississippi Avenue, Aurora, Colorado in July 1995.

                           5.17.2 Distribution by Miracle Partners.  Each of the
parties hereto acknowledges and agrees that, prior to the Closing, Miracle Partners shall have the right to distribute to the holders of its capital stock the real property owned by it and known as Lot 362, Hamilton Road, Columbus, Ohio.

                           5.17.3 Distribution by Lube Ventures.  Each of the
parties hereto acknowledges and agrees that, prior to the Closing, Lube Ventures shall have the right to distribute to the holders of its capital stock the approximately 5 acres of real property owned by it and known as 1237 West Fourth Street, Mansfield, Ohio that is not used by Lube Ventures.

                           5.17.4 Distribution by Miracle Industries.  Each of
the parties hereto acknowledges and agrees that, prior to the Closing, Miracle Industries shall have the right to distribute to the holders of its capital stock the following parcels of real property owned by it: two houses and a vacant lot in Crestline, Ohio, a vacant lot in Delaware, Ohio and the Cleveland Avenue, Columbus, Ohio car wash.

                           5.17.5 Distribution by Prema Properties.  Each of the
parties hereto acknowledges and agrees that, prior to the Closing, Prema Properties shall have the right to distribute to the holders of its Membership Interests the following parcels of real property owned by it: the car wash located on Main Street in Finley, Ohio and the shopping center and vacant land adjacent to the car wash in Bellville, Ohio.

                           5.17.6 Conditions to Distributions.  The parties
agree that each distribution permitted by this Section 5.17 shall be without cost to the Predecessor Company (or Affiliate of the Predecessor Company) making such distribution. In addition, with respect to the distributions of real property contemplated by Section 5.17.2, 5.17.3, 5.17.4 and 5.17.5, each such distribution shall be made subject to any Debt that is collateralized by such real property and the distributing Predecessor Company (or Affiliate of a Predecessor Company) shall be released from any liability (whether absolute or contingent) with respect to such Debt unless such Debt is included in Schedule 19.1.

         Section 5.18 Cash Distributions by Subchapter S Corporations and Limited Liability Companies. Notwithstanding the provisions of Section 5.5, Miracle Industries, Lube Ventures, Miracle Partners, Rocky Mountain I, Rocky Mountain II, Ralston Car Wash and Prema Properties shall each be permitted to distribute on or before the Closing Date to each of their respective stockholders and members cash in an amount reasonably estimated to equal to the highest combined federal, state and local income tax obligations of any their respective stockholders or members which have or will arise solely by reason of being a stockholder or member thereof during the tax period which will end on the Closing Date (it being understood and agreed that calculation of such distribution shall not take into account the tax effect, if any, of any the transactions contemplated by Sections 5.14, 5.15, 5.16 or 5.17 of this Agreement).

         Section 5.19 Negotiations with Respect to Ancillary Agreements and Documents. Promptly following the execution and delivery of this Agreement, the Ohio Group and Miracle Partners shall cause the representatives of each of the Real Estate Partnerships to enter into good faith negotiations with the Holding Company concerning the form of the Option Agreements and the Lease Agreements and to thereafter negotiate in good faith with respect to the form of the Option Agreements and the Lease Agreements to be executed at the Closing shall have been finalized on or before September 30, 1997. Following the execution and delivery of this Agreement, the Holding Company and each of the Predecessor Companies shall enter into good faith negotiations with respect to the forms of opinions of counsel to be executed and delivered at the Closing, the terms of the various letters of transmittal to be used by the Holding Company to make the Exchange Offers


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


and the terms of the various other documents, agreements and instruments to be executed and delivered by each of the parties pursuant to the terms of this Agreement, such that the forms of all such documents shall have been finalized on or before September 30, 1997. Once the forms of each of the documents referred to in this Section 5.19 shall have been finalized, each of the parties shall certify their agreement with respect to the terms and forms thereof by delivering written notice of their acceptance of the terms and forms thereof to each of the other parties to this Agreement. Upon receipt by the Holding Company of written notice from each of the Predecessor Companies that the form a particular document has been accepted by each of them, the form of such document shall be appended to this Agreement as an Exhibit hereto and shall become a part of this Agreement without the need for further act or deed by any of the parties. The failure of any of the parties to satisfy its obligations under this
Section 5.19 shall be deemed to be a material and willful breach of this Agreement and shall entitle the other parties to exercise the rights and remedies provided for in Section 21.1.1, in addition to such other rights and remedies available to them pursuant to the terms of this Agreement.

         Section 5.20      Environmental Due Diligence.

                           5.20.1 Conduct of Due Diligence.  From and after the
date hereof, each of the members of the Ohio Group and the Rocky Mountain Group shall permit representatives of the Holding Company, and of environmental consulting firms engaged by the Holding Company, to enter upon their respective properties from time to time at reasonable hours upon reasonable advance notice in order to evaluate the environmental condition of each such property and the operations of the businesses of the members of the Ohio Group and the Rocky Mountain Group thereon, and shall assist the Holding Company and its representatives in conducting such evaluations.

                           5.20.2   Results of Due Diligence.  As soon as
reasonably practicable following the receipt of the environmental evaluations referred to in Section 5.20.2, the Holding Company shall determine, in its sole but reasonable discretion, the acceptability of the environmental condition of the properties of each of the Predecessor Companies. Following such determination, the Holding Company shall provide notice to each of the Predecessor Companies of its determination with respect to the environmental condition of the properties of such Predecessor Company (it being understood that the Holding Company shall be entitled to be unsatisfied with the environmental condition of the properties of any Predecessor Company in the event that it shall determine that a reasonable purchaser of the business of such Predecessor Company would determine not to proceed with the purchase thereof or to reduce the consideration payable to the Selling Stockholders or Selling Members thereof materially based on the environmental condition of the properties of such Predecessor Company). If the Holding Company shall be unsatisfied with the environmental condition of the properties of such Predecessor Company, the Holding Company and such Predecessor Company shall enter into good faith negotiations to agree on (i) a manner in which such Predecessor Company can proceed to remedy, at its sole cost and expense, any such environmental condition in a manner reasonably satisfactory to the Holding Company such that each such environmental condition shall be remedied on or before the Closing Date or that the financial costs of such remediation shall otherwise be provided for by the Selling Stockholders or Selling Members of such Predecessor Company or (ii) an appropriate reduction in the number of Combination Shares to be issued by the Holding Company to the Selling Stockholders or Selling Members of such Predecessor Company.

         Section 5.21      Actions by Affiliates.

                           5.21.1 Agreements Not to Compete.  Each Predecessor
Company shall cause each natural Person who as of the Closing Date is a holder of 10% or more of the common stock or membership interests of such Predecessor Company (other than any such Person who is subject to another agreement not to compete with the Holding Company) to enter into an Agreement Not to Compete with the Holding Company as contemplated by Section 4.1.7.

                           5.21.2 Affiliate Agreements.  Each Predecessor
Company shall cause each Person who is an "Affiliate" as defined in the Securities Act of such Predecessor Company to enter into an affiliates agreement with the Holding Company acknowledging that such Person is subject to the resale restrictions of Rule 145 promulgated under the Securities Act.

                                   ARTICLE VI
                                   ----------

                    REPRESENTATIONS AND WARRANTIES OF WE JAC
                    ----------------------------------------

         In order to induce each of the other parties to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the delivery and acceptance of a definitive Disclosure Letter, WE JAC hereby makes the following representations and warranties to the other parties to this Agreement and to the Holding Company:

         Section 6.1       Organization and Good Standing.

                  6.1.1 WE JAC. WE JAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

                  6.1.2 Subsidiaries of WE JAC. Precision Tune is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has full

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


corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification. National 60 Minute Tune is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification. PTW is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

         Section 6.2       Capitalization of WE JAC and Subsidiaries.

                  6.2.1    Authorized Capital; Outstanding Shares.

                           (a)      The authorized capital stock of WE JAC
consists solely of 2,600,000 shares of a single class of common stock, $0.01 par value, of which 1,333,625 shares have been issued and are outstanding as of the date of this Agreement. Each of the shares of the capital stock of WE JAC issued and outstanding as of the date hereof has been duly authorized and validly issued and is fully paid and non-assessable. None of the shares of the issued and outstanding capital stock of WE JAC has been issued in violation of shareholder preemptive rights. Except as disclosed in the WE JAC Disclosure Letter, WE JAC has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time equity securities of WE JAC.

                           (b)      The authorized capital stock of Precision
Tune consists solely of 1,000 shares of a single class of common stock, $0.01 par value, of which 1,000 shares have been issued and are outstanding as of the date of this Agreement. Each of the shares of the capital stock of Precision Tune issued and outstanding as of the date hereof has been duly authorized and validly issued and is fully paid and non-assessable. None of the shares of the issued and outstanding capital stock of Precision Tune has been issued in violation of shareholder preemptive rights. Precision Tune has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time equity securities of Precision Tune.

                           (c)      The authorized capital stock of National 60
Minute Tune consists solely of 50,000 shares of a single class of common stock, $1.00 par value, of which 500 shares have been issued and are outstanding as of the date of this Agreement. Each of the shares of the capital stock of National 60 Minute Tune issued and outstanding as of the date hereof has been duly authorized and validly issued and is fully paid and non-assessable. None of the shares of the issued and outstanding capital stock of National 60 Minute Tune has been issued in violation of shareholder preemptive rights. National 60 Minute Tune has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time equity securities of National 60 Minute Tune.

                           (d)      The authorized capital stock of PTW consists
solely of 1,000,000 shares of a single class of common stock, $1.00 par value, of which 1,000 shares have been issued and are outstanding as of the date of this Agreement. Each of the shares of the capital stock of PTW issued and outstanding as of the date hereof has been duly authorized and validly issued and is fully paid and non-assessable. None of the shares of the issued and outstanding capital stock of PTW has been issued in violation of shareholder preemptive rights. PTW has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time into equity securities of PTW.

                  6.2.2    No Obligations to Issue or Redeem Shares.

                           (a)      Except as disclosed in the WE JAC Disclosure
Letter, WE JAC is not subject to any commitment or obligation which would require the issuance or sale of shares of its capital stock at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of WE JAC. Except as disclosed in the WE JAC Disclosure Letter, WE JAC has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                           (b)      Precision Tune is not subject to any
commitment or obligation which would require the issuance or sale of shares of its capital stock at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Precision Tune. Precision Tune has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                           (c)      National 60 Minute Tune is not subject to
any commitment or obligation which would require the issuance or sale of shares of its capital stock at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of National 60 Minute Tune. National 60 Minute Tune has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                           (d)      PTW is not subject to any commitment or
obligation which would require the issuance or sale of shares of its capital stock at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of PTW. PTW has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  6.2.3 Ownership of Shares. As of the date hereof the WE JAC Disclosure Letter contains a true, complete and accurate list of each of the record and beneficial owners of the shares of the capital stock of WE JAC, together with the name and address of each such holder. There are no agreements, pledges, powers of attorney, assignments or similar agreements or arrangements either (i) restricting the transferability of any of the shares of the capital stock of WE JAC or (ii) which reasonably could be expected to prohibit or delay the consummation of the transactions contemplated hereby.

         Section 6.3 Subsidiaries; Investments. Except for Precision Tune, WE JAC does not own any shares of capital stock or equity securities of, or any interest in any other entity, and WE JAC has good, valid and marketable title, free and clear of all Encumbrances, to all shares of capital stock or equity securities of, or interests in, Precision Tune. Precision Tune owns all of the issued and outstanding capital stock of National 60 Minute Tune and PTW.

         Section 6.4 Execution and Effect of Agreement. WE JAC has the corporate power to enter into this Agreement and to perform its obligations hereunder and, subject to the due authorization and approval of its shareholders, to enter into and consummate the WE JAC Merger. This Agreement has been duly executed and delivered by WE JAC and constitutes a legal, valid and binding obligation of WE JAC, fully enforceable against WE JAC in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 6.5 Restrictions. The execution and delivery of this Agreement by WE JAC, the consummation of the transactions contemplated hereby by WE JAC, and, subject to the due authorization and approval of its shareholders, the performance of the obligations of WE JAC hereunder, will not (a) violate any of the provisions of the charter or by-laws of WE JAC, (b) violate or conflict with the provisions of any Applicable Laws, (c) result in the creation of any Encumbrance upon any of the assets, rights or properties of WE JAC, or (d) except as disclosed in the WE JAC Disclosure Letter, conflict with, violate any provisions of, result in a breach of or give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any material agreement, indenture, mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other instrument to which WE JAC or any of its Subsidiaries is a party or to which any of any of the assets of WE JAC or any of its Subsidiaries are subject.

         Section 6.6 Consents. Except as disclosed in the WE JAC Disclosure Letter and as may be required by any Applicable Laws relating to franchising, no filing with, or consent, waiver, approval or authorization of, or notice to, any governmental authority or any third party is required to be made or obtained by WE JAC or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of any of their respective obligations hereunder or thereunder.

         Section 6.7 Financial Statements. Attached hereto as Exhibit E are true and correct copies of the audited consolidated balance sheets and related statements of income, cash flows and changes in stockholders' equity of WE JAC as at June 30, 1995, 1996 and 1997 and for the year periods then- ended (collectively, the " WE JAC Financial Statements"). All of the WE JAC Financial Statements have been prepared in accordance with GAAP. All of the WE JAC Financial Statements have been prepared in a manner consistent with each other and the books and records of WE JAC and its Subsidiaries, and fairly present in all material respects the financial condition and results of operations of WE JAC and its Subsidiaries at the dates and for the periods indicated therein. The regular books of account of WE JAC and its Subsidiaries fairly and accurately reflect all material transactions involving WE JAC and its Subsidiaries, are true, correct and complete and have been prepared in accordance with GAAP and on a basis consistent with the Financial Statements.

         Section 6.8 Debt. The WE JAC Disclosure Letter contains a true, complete and accurate listing as of the date hereof the original principal amount of all of the Debt of WE JAC, the remaining principal balance thereof, the interest rate(s) payable by WE JAC in respect thereof, if any, and the date(s) of maturity thereof. Except as disclosed in the WE JAC Disclosure Letter, all of the Debt of WE JAC may be prepaid at any time, without premium, prepayment penalties, termination fees or other fees or charges.

         Section 6.9 Guarantees. The WE JAC Disclosure Letter contains a complete list of all Guarantees provided by WE JAC or any of its Subsidiaries for the benefit of any other party and of all Guarantees provided by any other party for the benefit of WE JAC or any of its Subsidiaries or any party doing business with WE JAC or any of its Subsidiaries.

         Section 6.10 No Undisclosed Liabilities. Neither WE JAC nor any of its Subsidiaries have any material liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), except for (i) liabilities or obligations set forth in the WE JAC Disclosure Letter,
(ii) liabilities or obligations to the extent expressly reflected on or reserved against in the June 30, 1997 balance sheet included among the WE JAC Financial Statements or disclosed in the notes thereto, (iii) liabilities or obligations of a type reflected on the June 30, 1997 balance sheet and incurred in the ordinary course of business and consistent with past practices since June 30, 1997, or (iv) liabilities or obligations arising under the terms of the Material Contracts of WE JAC. Except as otherwise contemplated or permitted by this Agreement, no dividends declared on any capital stock of WE JAC are unpaid.

         Section 6.11 Litigation. There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of the management of WE JAC, threatened, by or before any court, any Governmental Authority or arbitrator, against WE JAC or any of its Subsidiaries that reasonably could be expected to prevent the consummation of any of the transactions contemplated hereby. Except as disclosed in the WE JAC Disclosure Letter, there is no material suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or to the knowledge of management of WE JAC, threatened, by or before any arbitrator, court, or other Governmental Authority, against WE JAC or any of its Subsidiaries or involving any of the former or present employees, agents, businesses, properties, rights or assets of WE JAC or any of its Subsidiaries, nor, to the knowledge of management of WE JAC, is there any basis for the assertion of any of the foregoing. Except as disclosed in the WE JAC Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any court, Governmental Authority or arbitrator currently binding or effective against WE JAC or any of its Subsidiaries or any of their respective former or present Employees, agents, properties or assets.

         Section 6.12 Properties; Absence of Encumbrances. The WE JAC Disclosure Letter sets forth a complete list of all real property owned by or leased to WE JAC or any of its Subsidiaries, and, with respect to all properties leased by WE JAC, a description of the term of such lease and the monthly rental thereunder. Neither WE JAC nor any of its Subsidiaries is in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default, under any lease of real property. All real property leased to WE JAC or any of its Subsidiaries is available for immediate use in the operation of its business and for the purpose for which such property currently is being utilized. Subject in the case of leased property to the terms and conditions of the respective leases, WE JAC or one or more of its Subsidiaries has full legal and practical access to all such real property.

         Section 6.13 Intellectual Property. The WE JAC Disclosure Letter sets forth a complete list of (i) all Intellectual Property owned, used or licensed by WE JAC or any of its Subsidiaries, together with the identity of the owner thereof, and (ii) all license agreements pursuant to which any Intellectual Property is licensed to or by WE JAC or any of its Subsidiaries. WE JAC and its Subsidiaries own their respective Intellectual Property free and clear of any and all Encumbrances, or, in the case of licensed Intellectual Property, has valid, binding and enforceable rights to use such Intellectual Property. WE JAC and each of its Subsidiaries has duly and timely filed all renewals, continuations and other filings necessary to maintain its Intellectual Property or registrations thereof. Except as disclosed in the WE JAC Disclosure Letter, neither WE JAC nor any of its Subsidiaries (i) has received any notice or claim to the effect that the use of any Intellectual Property infringes upon, conflicts with or misappropriates the rights of any other party or that any of the Intellectual Property is not valid or enforceable, or (ii) has made any claim that any party has violated or infringed upon its rights with respect to any Intellectual Property.

         Section 6.14      Material Contracts.

                  6.14.1 List of Material Contracts. The WE JAC Disclosure Letter sets forth as of the date hereof a list of all material written, and a description of all oral, commitments, agreements or contracts to which WE JAC or any of its Subsidiaries is a party or by which WE JAC or any Subsidiary is obligated, other than agreements pursuant to which Precision Tune or National 60 Minute Tune has granted any franchise or similar rights with respect to the Precision Tune System or any license or similar rights with respect to any of the Precision Tune Marks, including, but not limited to, all commitments, agreements or contracts embodying or evidencing the following transactions or arrangements: (i) agreements for the employment of, or independent contractor arrangements with, any officer or other individual employee of WE JAC or any of its Subsidiaries; (ii) any consulting agreement, agency agreement and any other service agreement that will continue in force after the Closing Date with respect to the employment or retention by WE JAC or any of its Subsidiaries of consultants, agents, legal counsel, accountants or anyone else who is not an Employee; (iii) any single contract, purchase order or commitment providing for expenditures by WE JAC or any of its Subsidiaries after the date hereof of more than $25,000 or which has been entered into by WE JAC or any of its Subsidiaries otherwise than in the ordinary course of business; (iv) agreements between WE JAC or any of its Subsidiaries and suppliers to WE JAC or any of its Subsidiaries pursuant to which either WE JAC or any of its Subsidiaries is obligated to purchase or to sell or distribute the products of any other party other than current purchase orders entered into in the ordinary course of business consistent with past practices; (v) any contract containing covenants limiting the freedom of WE JAC or any of its Subsidiaries or any officer, director, or employee of WE JAC or any of its Subsidiaries to engage in any line or type of business or with any person in any geographic area; (vi) any commitment or arrangement by WE JAC or any of its Subsidiaries to participate in a strategic alliance, partnership, joint venture, limited liability company or other cooperative undertaking with any other Person; (vii) any commitments by WE JAC or any of its Subsidiaries for capital expenditures involving more than $25,000 individually or $50,000 in the aggregate; and (viii) any other contract, commitment, agreement, understanding or arrangement that the management of WE JAC deems to be material to the business of WE JAC or any of its Subsidiaries.

                  6.14.2 No Breaches or Defaults. Except as disclosed in the WE JAC Disclosure Letter, WE JAC and each of its Subsidiaries is in full compliance with each, and is not in default under any, Material Contract to which it is a party, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Neither WE JAC nor any of its Subsidiaries has waived any rights under or with respect to any of the Material Contracts to which it is a party. The management of WE JAC has no knowledge, has not received any notice to the effect, that any party with whom WE JAC or any of its Subsidiaries has contractual arrangements under the Material Contracts, is in default under any such contractual arrangements or that any event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each of the Material Contracts constitutes a legal, valid and binding obligation of each of the parties thereto and is enforceable against each of the parties thereto in accordance with its respective terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

                  6.14.3 Franchise Agreements. The WE JAC Disclosure Letter contains a complete list as of the date hereof of (i) all of the current franchisees of Precision Tune to whom Precision Tune has granted any franchise or similar rights with respect to the Precision Tune System or any license or similar rights with respect to any of the Precision Tune Marks and (ii) all area development, area franchise, area subfranchisor, master license or similar agreements that cover the development or franchising of Precision Tune franchises within any area or country or the delegation of duties by Precision Tune with respect to its obligations as a franchisor or otherwise (collectively, the "Precision Tune Franchise Agreements"). Each of the Precision Tune Franchise Agreements is a legal, valid and binding obligation of Precision Tune and is enforceable against Precision Tune in accordance with its respective terms. Precision Tune is in full compliance with the terms of each of the Precision Tune Franchise Agreements and no event has occurred that, with or without notice or lapse of time or both, constitutes or will constitute a default by Precision Tune thereunder or a breach by Precision Tune thereof. Except as disclosed in the WE JAC Disclosure Letter, Precision Tune has not waived any rights under or with respect to any of the Precision Tune Franchise Agreements. Except as disclosed in the WE JAC Disclosure Letter, to the knowledge of management of WE JAC, as of the date hereof none of the franchisees or licensees that are parties to any of the Precision Tune Franchise Agreements is in default thereunder and no event has occurred that, with or without notice or lapse of time or both, constitutes or will constitute a default thereunder or a breach thereof by such franchisees or licensees.

         Section 6.15      Employee Benefits and Employment Matters.

                           (a)      Plans and Arrangements.  The WE JAC
Disclosure Letter sets forth a true, complete and correct list of all Employee Benefit Plans and all Benefit Arrangements to which WE JAC or any of its Subsidiaries or ERISA Affiliates is a party or to which WE JAC or any of its Subsidiaries or ERISA Affiliates is obligated to contribute. None of the Employee Benefit Plans to which WE JAC or any ERISA Affiliate of WE JAC is a party, which WE JAC or any ERISA Affiliate of WE JAC sponsors or maintains or to which WE JAC or any ERISA Affiliate of WE JAC contributes is subject to the requirements of Section 302 of ERISA or Section 412 of the Code.

                           (b)      Compliance with Laws and Terms of Plans.
Except as disclosed in the WE JAC Disclosure Letter, each Employee Benefit Plan and Benefit Arrangement to which WE JAC or any of its Subsidiaries or ERISA Affiliates is a party or to which WE JAC or any of its Subsidiaries or ERISA Affiliates is obligated to contribute has been operated or maintained in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the Code, and has been maintained in material compliance with its terms and in material compliance with the terms of any applicable collective bargaining agreement. Except as disclosed in the WE JAC Disclosure Letter, with respect to any Employee Benefit Plan that is intended to qualify under Section 401 of the Code, a favorable determination letter as to qualification under Section 401 of the Code that considered the Tax Reform Act of 1986 has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could adversely affect the qualified status of any such Plan.

                           (c)      Contributions.  All contributions required
to be made to or benefit liabilities arising under the terms of each Employee Benefit Plan or Benefit Arrangement to which WE JAC or any of its Subsidiaries or ERISA Affiliates is a party or to which WE JAC or any of its Subsidiaries or ERISA Affiliates is obligated to contribute, under ERISA or the Code, for all periods of time prior to the date hereof and that are attributable to Employees of WE JAC and its Subsidiaries or ERISA Affiliates have been paid or otherwise adequately accrued for or reserved against in the WE JAC Financial Statements, as the case may be.

                           (d)      Arrearages and Employment Disputes.  Except
as disclosed in the WE JAC Disclosure Letter, neither WE JAC nor any of its Subsidiaries is liable for any arrearage of wages, any accrued or vested vacation pay or any tax or penalty for failure to comply with any Applicable Law relating to employment or labor above the level accrued for or reserved against on the June 30, 1997 balance sheet included in the WE JAC Financial Statements, and there is no controversy pending, threatened or in prospect between WE JAC or any of its Subsidiaries and any of their respective Employees nor is the management of WE JAC aware of any basis for any such controversy. There is no unfair labor practice charge or complaint currently pending against WE JAC or any of its Subsidiaries with respect to or relating to any of their respective Employees before the National Labor Relations Board or any other agency having jurisdiction over such matters and no charges or complaints are currently pending against WE JAC or any of its Subsidiaries before the Equal Employment Opportunity Commission or any state or local agency having responsibility for the prevention of unlawful employment practices. There are no actions, suits or claims pending, including proceedings before the IRS, the DOL or the PBGC, with respect to any Employee Benefit Plan, Benefit Arrangement or any administrator or fiduciary thereof, other than benefit claims arising in the normal course of operation of such Employee Benefit Plans or Benefit Arrangements, and, to the knowledge of the management of WE JAC, no Employee Benefit Plan or Benefit Arrangement is under audit or investigation by any Governmental Authority.

                           (e)      Severance Obligations. Except as disclosed
in the WE JAC Disclosure Letter, all current employees of WE JAC or any of its Subsidiaries may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination. Except to the extent provided by the terms of the Employee Benefit Plans and Benefit Arrangements disclosed in the WE JAC Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing will (i) increase any benefits otherwise payable under any Employee Benefit Plan or Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to an obligation with respect to the payment of any severance pay. No "parachute payment" (within the meaning of Section 280G of the Code), "change in control" or severance payment has been made or will be required to be made by WE JAC or any ERISA Affiliate of WE JAC to any Employee in connection with the execution, delivery or performance of this Agreement or as a result of the consummation of the Closing.

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


                           (f)      Compliance with Laws on Employment
Practices. WE JAC and each of its Subsidiaries has complied in all material respects with all Applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and to the knowledge of the management of WE JAC, is not engaged in any unfair labor practice with respect to any of the current employees of WE JAC or any of its Subsidiaries; and to the knowledge of WE JAC, none of the persons performing services for WE JAC or any of its Subsidiaries or ERISA Affiliates have been improperly classified as independent contractors or as being exempt from payment of wages or overtime.

                           (g)      Collective Bargaining Agreements.  Except as
disclosed in the WE JAC Disclosure Letter, none of the employees of WE JAC or any of its Subsidiaries are subject to any collective bargaining agreement nor is WE JAC or any of its Subsidiaries required under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

                           (h)      No Multi-Employer Plans.  Neither WE JAC nor
any of its Subsidiaries or ERISA Affiliates has contributed to, or had the obligation to contribute to, any Multiemployer Plan within the five-year period ending on the date of this Agreement.

                           (i)      No Amendments to Plans.  There has been no
amendment to, written interpretation or announcement (whether or not written) by WE JAC or any of its Subsidiaries or ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year of WE JAC ended June 30, 1997.

                           (j)      No Unfunded Liabilities.  Neither WE JAC nor
any ERISA Affiliate of WE JAC has any current or projected liability for any unfunded post-retirement medical or life insurance benefits in connection with any Employee of WE JAC or ERISA Affiliate of WE JAC.

                           (k)      No Prohibited Transactions.  No event has
occurred with respect to any Employee Benefit Plan or any employee benefit plan previously sponsored, maintained or contributed to by WE JAC or any ERISA Affiliate of WE JAC, which could subject any such Employee Benefit Plan, WE JAC, any ERISA Affiliate of WE JAC, or the Holding Company directly or indirectly (through an indemnification agreement or otherwise), to any liability for or as a result of a breach of fiduciary duty, a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a civil penalty under Section 502 of ERISA or a Tax under Section 4971 of the Code. Neither WE JAC nor any of its ERISA Affiliates have incurred a "withdrawal" or "partial withdrawal," as defined in Sections 4203 and 4205 of ERISA, from, or failed to timely make contributions to any Multiemployer Plan which has resulted in any unpaid liability of WE JAC or any of its ERISA Affiliates.

                           (l)      Welfare Benefit Plans.  (i) Except as
disclosed in the WE JAC Disclosure Letter, none of the Employee Benefit Plans that are "employee welfare benefit plans" as defined in ERISA Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure regarding this clause
(i) shall set forth (A)

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


the number of individuals currently receiving such continuing benefits or coverage, (B) the limit on liability with respect to such coverage, (C) the terms and conditions of such coverage, and (D) the maximum number of current employees or independent contractors who could become eligible for such continuing benefits or coverage; (ii) there has been no violation of Code
Section 4980B or ERISA Sections 601-609 with respect to any such plan that could result in any material liability; (iii) no such plans are "multiple employer welfare arrangements" within the meaning of ERISA Section 3(40); (iv) with respect to any such plans that are self-insured, no claims have been made pursuant to any such plan that have not yet been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plan where the liability to the employer could in the aggregate with respect to each such individual exceed $50,000 per year; (v) neither WE JAC nor any of its ERISA Affiliates maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other welfare benefit fund as defined at Section 419(e) of the Code (such disclosure to include the amount of any such funding); (vi) no such plan is intended to satisfy Code Section 125; (vii) no amounts are required in connection with any such plan to be included in income under Code Section 105(h) (under official regulations thereof to date); and (viii) neither WE JAC nor any of its ERISA Affiliates maintains a nonconforming group health plan as defined at Section 5000(c) of the Code.

         Section 6.16      Tax Matters.

                           (a)      Tax Returns and Payment of Taxes.  WE JAC
and each of its Subsidiaries has timely filed or will timely file all federal, state, local, and other Tax Returns required to be filed by it under Applicable Laws, including estimated Tax returns and reports and consolidated federal Income Tax Returns and state, local or foreign Income Tax Returns filed on a consolidated or combined basis, and WE JAC and each of its Subsidiaries has paid all required Income Taxes and other Taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof (and will duly and timely pay all such amounts required to be paid between the date hereof and the Closing Date). Each of WE JAC and its Subsidiaries has paid, withheld, or will pay any and all Taxes in respect of the conduct of its business or the ownership of its property and in respect of any transaction for all periods (or portions thereof) through the close of business on the Closing Date. WE JAC and each of its Subsidiaries have collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Government Authorities and have furnished properly completed exemption certificates for all exempt transactions.

                           (b)      Tax Reserves.  The amount of the liability
of WE JAC and of each of its Subsidiaries for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of the date of this Agreement, and the amount of the liability of WE JAC and of each of its Subsidiaries for unpaid Taxes for all periods ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals shall be reflected on the consolidated balance sheet of WE JAC and its Subsidiaries as of the Closing Date.

                           (c)      Audits; No Deficiencies Asserted.  Except as
set forth in the WE JAC Disclosure Letter, none of the Tax Returns of WE JAC or of any of its Subsidiaries have ever been audited by any Tax Authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally), and all deficiencies asserted against WE JAC or any of its Subsidiaries as a result of IRS examinations have been paid or finally settled and no issue has been raised by any IRS examination that, by application of the same principles, is likely to result in a proposed deficiency for any other period not so examined. Except as set forth in the WE JAC Disclosure Letter, no material deficiencies with respect to Taxes, additions to Tax, interest, or penalties have been proposed or asserted against and communicated to WE JAC or any of its Subsidiaries, except those that have been paid in full and for those matters that would not result in liability being imposed against WE JAC or any of its Subsidiaries.

                           (d)      No Waivers of Limitations.  Except as set
forth in the WE JAC Disclosure Letter, there are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Tax against WE JAC or any of its Subsidiaries. WE JAC and each of its Subsidiaries have disclosed on its federal Income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (e)      No Tax Liens.  There are no Encumbrances on
any of the assets, rights or properties of WE JAC or of any of is Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that WE JAC or one or more of its Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the WE JAC Financial Statements.

                           (f)      Special Tax Elections or Benefits.  Neither
WE JAC nor any of is Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code. No election or consent under Section 341(f) of the Code has been made or shall be made on or prior to the Closing Date by or on behalf of any of WE JAC or any of its Subsidiaries.

                           (g)      Disqualified Leasebacks.  Neither WE JAC nor
any of its Subsidiaries is a party to a "disqualified leaseback or long-term agreement" described in Section 467(b)(4) of the Code.

                           (h)      Deferrals of Income.  No income or gain of
WE JAC or any of its Subsidiaries has been deferred pursuant to Treasury Regulation ss. 1.1502-13 or 1.1502-14, or Temporary Treasury Regulation ss. 1.1502-13T or 1.1502-14T.

                           (i)      Tax Sharing and Similar Agreements.  Except
as disclosed in the WE JAC Disclosure Letter, neither WE JAC nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement with any Person other than a Constituent Company of the WE JAC Group.

                           (j)      No Non-Deductible Compensation Payments.
Neither WE JAC nor any of its Subsidiaries has made any payments, and are not obligated to make any payments, that would not be deductible under Section 280G of the Code or is a party to any agreement that under certain circumstances could obligate it to make any such payments.

         Section 6.17      Environmental Matters.

                  (a) The facilities presently or formerly occupied or used by WE JAC or any of its Subsidiaries and any other real property presently or formerly owned by, used by or leased to or by WE JAC or any of its Subsidiaries (collectively, the "WE JAC Property"), the existing and prior uses of such WE JAC Property and all operations of the businesses of WE JAC and of each of its Subsidiaries comply and have at all times complied with all Environmental Laws and neither WE JAC nor any of its Subsidiaries is in violation or has violated, in connection with the ownership, use, maintenance or operation of such property or the conduct of its business, any Environmental Law.

                  (b) WE JAC and each of its Subsidiaries have all necessary permits, registrations, approvals and licenses required by any Governmental Authority or Environmental Law.

                  (c) There has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such WE JAC Property or into the environment surrounding such WE JAC Property of any Hazardous Materials.

                  (d) There has been no past, and there is no current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from such WE JAC Property. No asbestos-containing materials, underground improvements (including, but not limited to the treatment or storage tanks, sumps, or water, gas or oil wells) or polychlorinated biphenyls (PCBs) transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 PPM) are or have ever been located on such WE JAC Property.

                  (e) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or threatened by any Governmental Authority or third party with respect to the business or any Property of WE JAC (or any predecessor in interest) in connection with (i) any actual or alleged failure to comply with any requirement of any Environmental Law; (ii) the ownership, use, maintenance or operation of the Property by any person; (iii).the alleged violation of any Environmental Law; or (iv) the suspected presence of any Hazardous Material thereon.

                  (f) Neither WE JAC nor any of its Subsidiaries has ever had the capacity to exercise control/manage and has never exercised control or management over any matter relating to its franchisees' manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         Section 6.18 Compliance With Laws. WE JAC and each of its Subsidiaries has at all times conducted its business in material compliance with all (and has not received any notice of any claimed violation of any) Applicable Laws. Precision Tune has complied in all material respects with all of the rules and regulations of the Federal Trade Commission of the United States relating to the offer and sale of franchises.

         Section 6.19 Licenses and Permits. WE JAC and each of its Subsidiaries possess all licenses, permits, and other governmental consents, certificates, approvals, or other authorizations (the "Permits") necessary for the operation of their respective businesses. WE JAC and each of its Subsidiaries has complied with the terms and conditions of all Permits in all material respects and all such Permits are in full force and effect, and there has occurred no event nor is any event, action, investigation or proceeding pending or, to the knowledge of management of WE JAC, threatened, which could cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any Permits.

         Section 6.20 Insurance. WE JAC and each of its Subsidiaries has regularly maintained all policies of commercial liability, products liability, fire, casualty, worker's compensation, life and other forms of insurance on an "occurrence" rather than a "claims made" basis in amounts and types required by law and generally carried by reasonably prudent, similarly situated businesses. Neither WE JAC nor any of its Subsidiaries is in default with respect to any provision contained in any insurance policy, nor has WE JAC or any of its Subsidiaries failed to give any notice or present any claim thereunder in due and timely fashion and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has been threatened or occurred with respect to any policy, nor is the management of WE JAC aware of any grounds therefor.

         Section 6.21 Extraordinary Transactions. Except as disclosed in the WE JAC Disclosure Letter or as otherwise permitted by this Agreement, since June 30, 1997, neither WE JAC nor any of its Subsidiaries has (i) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any claim of or debts owed to it; (iii) sold, licensed, leased, exchanged or transferred any of its assets except in the ordinary course of business; (iv) entered into any material transaction other than in the ordinary course of business; (v) experienced any material change in the relationship or course of dealing with any supplier, franchisee, customer or creditor; (vi) suffered any material destruction, loss or damage to any of its assets; (vii) made any management decisions involving any material change in its policies with regard to pricing, sales, purchasing or other business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices;
(viii) declared, set aside or paid any dividends on or made any distributions in respect of any outstanding shares of capital stock or made any other distributions or payments to any of the shareholders of WE JAC; (ix) submitted any bid, proposal, quote or commitment to any party in response to a request for proposal or otherwise; (x) engaged in any merger or consolidation with, or agreed to merge or consolidate with, or purchased or agreed to purchase, all or substantially all of the assets of, or otherwise acquire, any other party; (xi) entered into any strategic alliance, partnership, joint venture or similar arrangement with any other party; (xii) incurred or agreed to incur any Debt or prepaid or made any prepayments in respect of Debt; (xiii) issued or agreed to issue to any party, any shares of stock or other securities;
(xiv) redeemed, purchased or agreed to redeem or purchase any of its outstanding shares of capital stock or other securities; (xv) increased the rate of compensation payable or to become payable to any of its officers, directors, employees or agents over the rate being paid to them as of June 30, 1997 or agreed to do so otherwise than in accordance with contractual agreements with such parties; (xvi) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses; or (xvii) charged off any bad debts or increased its bad debt reserve except in the manner consistent with its past practices.

         Section 6.22 Title to Assets. Except as described in the WE JAC Disclosure Letter, WE JAC and each of its Subsidiaries has good and marketable title to its assets and properties, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all Encumbrances.

         Section 6.23 Corporate Records. The minute books of WE JAC and each of its Subsidiaries accurately reflect all minutes of proceedings of and actions taken by the directors of WE JAC and its Subsidiaries, respectively, and each committee of the Board of Directors of WE JAC or any of its Subsidiaries and all records of meetings of and actions taken by the stockholders of WE JAC, that are required by applicable laws to be recorded in or reflected in the corporate records thereof.

         Section 6.24 Broker and Finder Fees. WE JAC has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no action by any of the foregoing will cause or support any claim to be asserted against the Holding Company, WE JAC or any of its Subsidiaries by any broker, finder or intermediary in connection with such transaction.

         Section 6.25 Adequate Disclosure. No representation or warranty made by WE JAC pursuant to this Agreement, or any statement contained in any Exhibit or Schedule to this Agreement, or any certificate or document furnished or to be furnished by WE JAC or any of its Subsidiaries pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         Section 6.26 No Adverse Change or Conditions. Except as set forth in the WE JAC Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, since June 30, 1997, WE JAC and each of its Subsidiaries has conducted its business in the ordinary course and consistent with past practice, and neither WE JAC nor any of its Subsidiaries has suffered any change that has had a Material Adverse Effect on WE JAC and its Subsidiaries, taken as a whole. There are no conditions, facts, developments or circumstances of an unusual or special nature that reasonably could be expected to have a Material Adverse Effect upon WE JAC and its Subsidiaries, taken as a whole, that have not been disclosed in writing by WE JAC pursuant to the WE JAC Disclosure Letter.

                                   ARTICLE VII
                                   -----------

                 REPRESENTATIONS AND WARRANTIES OF LUBE VENTURE
                 ----------------------------------------------

         In order to induce each of the other parties to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the delivery and acceptance of a definitive Disclosure Letter, Lube Ventures hereby makes the following representations and warranties to the other parties to this Agreement and to the Holding Company:

         Section 7.1 Organization and Good Standing. Lube Ventures is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

         Section 7.2 Capitalization of Lube Ventures. The authorized capital stock of Lube Ventures consists solely of 3,000 shares of a single class of common stock, $-0- par value, of which 100 shares have been issued and are outstanding as of the date of this Agreement. Each of the shares of the capital stock of Lube Ventures issued and outstanding as of the date hereof has been duly authorized and validly issued and is fully paid and non-assessable. None of the shares of the issued and outstanding capital stock of Lube Ventures has been issued in violation of shareholder preemptive rights. Lube Ventures has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time into equity securities of Lube Ventures. Lube Ventures is not subject to any commitment or obligation which would require the issuance or sale of shares of its capital stock at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Lube Ventures. Lube Ventures has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

         Section 7.3 Ownership of Shares. The Lube Ventures Disclosure Letter contains a true, complete and accurate list of all of the record and beneficial owners of the shares of the capital stock of Lube Ventures, together the name and address of each such holder. Except as disclosed in the Lube Ventures Disclosure Letter, there are no existing agreements, pledges, powers of attorney, assignments or similar agreements or arrangements either (i) restricting the transferability of any of the shares of the capital stock of Lube Ventures or (ii) which reasonably could be expected to prohibit or delay the consummation of the transactions contemplated hereby.

         Section 7.4 Subsidiaries; Investments.   Lube Ventures does not own any
shares of capital stock or equity securities of, or any interest in any other Person or entity.

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


         Section 7.5 Execution and Effect of Agreement Lube Ventures has the corporate power to enter into this Agreement and to perform its obligations hereunder and, subject to the due authorization and approval of its shareholders, to enter into and consummate the Lube Ventures Merger. This Agreement has been duly executed and delivered by Lube Ventures and constitutes a legal, valid and binding obligation of Lube Ventures, fully enforceable against Lube Ventures in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 7.6 Restrictions. The execution and delivery of this Agreement by Lube Ventures, the consummation of the transactions contemplated hereby by Lube Ventures, and, subject to the due authorization and approval of its shareholders, the performance of the obligations of Lube Ventures hereunder will not (a) violate any of the provisions of the charter or by-laws of Lube Ventures, (b) violate or conflict with the provisions of any Applicable Laws,
(c) result in the creation of any Encumbrance upon any of the assets, rights or properties of Lube Ventures, or (d) except as disclosed in the Lube Ventures Disclosure Letter, conflict with, violate any provisions of, result in a breach of or give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any material agreement, indenture, mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other instrument to which Lube Ventures is a party or to which any of any of the assets of Lube Venture are subject.

         Section 7.7 Consents. Except as disclosed in the Lube Ventures Disclosure Letter and as may be required by Applicable Laws relating to franchising, no filing with, or consent, waiver, approval or authorization of, or notice to, any governmental authority or any third party is required to be made or obtained by Lube Ventures in connection with the execution and delivery of this Agreement or any document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of any of their respective obligations hereunder or thereunder.

         Section 7.8 Financial Statements. Attached hereto as Exhibit E are true and correct copies of [the audited financial statements of Lube Ventures as at December 31, 1994, 1995 and 1996, and for the year periods then ended and the unaudited financial statements of Lube Venturess as at June 30, 1997 and for the six month period then ended (collectively, the " Lube Ventures Financial Statements"). All of the Lube Ventures Financial Statements have been prepared in accordance with GAAP. All of the Lube Ventures Financial Statements have been prepared in a manner consistent with each other and the books and records of Lube Ventures, and fairly present in all material respects the financial condition and results of operations of Lube Ventures at the dates and for the periods indicated therein. The regular books of account of Lube Ventures fairly and accurately reflect all material transactions involving Lube Ventures, are true, correct and complete and have been prepared in accordance with GAAP and on a basis consistent with the Financial Statements. All of the accounts receivable of Lube Ventures reflected on the Lube Ventures Financial Statements arose from bona fide, arms-length transactions in the ordinary course of business for services performed or goods sold by Lube Ventures, and are not subject to any counterclaim, deduction, right of set off, set off or recoupment, and will be collectible in the ordinary course of business in the aggregate face amounts thereof, subject to the reserves therefore set forth on the Lube Ventures Financial Statements. All inventories reflected on the books and records of Lube Venture and on the Lube Ventures Financial Statements are of a quality and quantity which are good and marketable, and are saleable in the ordinary course of business which shall result in Lube Ventures realizing gross profits on such sales consistent with the gross profits of Lube Ventures reflected in the Lube Venture Financial Statements. The costs of all inventories reflected thereon have been valued in accordance with GAAP.

         Section 7.9 Debt. The Lube Ventures Disclosure Letter contains a true, complete and accurate listing of the original principal amount of all of the Debt of Lube Ventures, the remaining principal balance thereof, the interest rate(s) payable by Lube Ventures in respect thereof, if any, and the date(s) of maturity thereof. Except as disclosed in the Lube Ventures Disclosure Letter, all of the Debt of Lube Ventures may be prepaid at any time, without premium, prepayment penalties, termination fees or other fees or charges.

         Section 7.10 Guarantees. The Lube Ventures Disclosure Letter contains a complete list of all Guarantees provided by Lube Ventures for the benefit of any other party and of all Guarantees provided by any other party for the benefit of Lube Ventures or any party doing business with Lube Ventures.

         Section 7.11 No Undisclosed Liabilities. Lube Ventures does not have any material liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), except for (i) liabilities or obligations set forth in the Lube Ventures Disclosure Letter, (ii) liabilities or obligations to the extent expressly reflected on or reserved against in the June 30, 1997 balance sheet included among the Lube Ventures Financial Statements or disclosed in the notes thereto, (iii) liabilities or obligations of a type reflected on the June 30, 1997 balance sheet and incurred in the ordinary course of business and consistent with past practices since June 30, 1997, or (iv) liabilities or obligations arising under the terms of the Material Contracts of Lube Ventures. Except as otherwise contemplated or permitted by this Agreement no dividends have been declared on any capital stock of Lube Ventures which are unpaid.

         Section 7.12 Litigation. There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of the management of Lube Ventures, threatened, by or before any court, any Governmental Authority or arbitrator, against Lube Ventures that reasonably could be expected to prevent the consummation of any of the transactions contemplated hereby. Except as disclosed in the Lube Ventures Disclosure Letter, there is no material suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or to the knowledge of management of Lube Ventures, threatened, by or before any arbitrator, court, or other Governmental Authority, against Lube Ventures or involving any of the former or present employees, agents, businesses, properties, rights or assets of Lube Venture, nor, to the knowledge of management of Lube Ventures, is there any basis for the assertion of any of the foregoing. Except as disclosed in the Lube Ventures Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any court, Governmental Authority or arbitrator against Lube Ventures or any of their respective former or present Employees, agents, properties or assets.

         Section 7.13 Properties; Absence of Encumbrances. The Lube Ventures Disclosure Letter sets forth a complete list of all real property owned by or leased to Lube Ventures, and, with respect to all properties leased by Lube Venture, a description of the term of such lease and the monthly rental thereunder. Lube Ventures is not in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default, under any lease of real property. All real property leased to Lube Venture is available for immediate use in the operation of its business and for the purpose for which such property currently is being utilized. Subject in the case of leased property to the terms and conditions of the respective leases, Lube Ventures has full legal and practical access to all such real property.

         Section 7.14 Intellectual Property. The Lube Ventures Disclosure Letter sets forth a complete list of (i) any and all Intellectual Property owned, used or licensed by Lube Ventures, together with the identity of the owner thereof, and (ii) all license agreements pursuant to which any Intellectual Property is licensed to or by Lube Ventures. Lube Ventures owns its Intellectual Property free and clear of any and all Encumbrances, or, in the case of licensed Intellectual Property, has valid, binding and enforceable rights to use such Intellectual Property. Lube Ventures has duly and timely filed all renewals, continuations and other filings necessary to maintain its Intellectual Property or registrations thereof. Except as disclosed in the Lube Ventures Disclosure Letter, Lube Ventures (i) has not received any notice or claim to the effect that the use of any Intellectual Property infringes upon, conflicts with or misappropriates the rights of any other party or that any of the Intellectual Property is not valid or enforceable, and (ii) has not made any claim that any party has violated or infringed upon its rights with respect to any Intellectual Property.

         Section 7.15 Material Contracts.

                           (a)      List of Material Contracts.   The Lube
Venture Disclosure Letter sets forth a list of all written, and a description of all oral, commitments, agreements or contracts to which Lube Ventures is a party or by which Lube Ventures is obligated, including, but not limited to, all commitments, agreements or contracts embodying or evidencing the following transactions or arrangements: (i) agreements for the employment of, or independent contractor arrangements with, any officer or other individual Employee of Lube Ventures; (ii) any consulting agreement, agency agreement and any other service agreement that will continue in force after the Closing Date with respect to the employment or retention by Lube Ventures of consultants, agents, legal counsel, accountants or anyone else who is not an Employee; (iii) any single contract, purchase order or commitment providing for expenditures by Lube Ventures after the date hereof of more than $25,000 or which has been entered into by Lube Ventures otherwise than in the ordinary course of business;
(iv) agreements between Lube Ventures and suppliers to Lube Ventures pursuant to which Lube Ventures is obligated to purchase or to sell or distribute the products of any other party other

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

than current purchase orders entered into in the ordinary course of business consistent with past practices; (v) any contract containing covenants limiting the freedom of Lube Ventures or any officer, director, or employee of Lube Venture to engage in any line or type of business or with any person in any geographic area; (vi) any commitment or arrangement by Lube Ventures to participate in a strategic alliance, partnership, joint venture, limited liability company or other cooperative undertaking with any other Person; (vii) any commitments by Lube Ventures for capital expenditures involving more than $25,000 individually or $50,000 in the aggregate; and (viii) any other contract, commitment, agreement, understanding or arrangement that the management of Lube Venture deems to be material to the business of Lube Ventures.

                           (b)      No Breaches or Defaults.  Except as
disclosed in the Lube Ventures Disclosure Letter, Lube Ventures and is in full compliance with each, and is not in default under any, Material Contract to which it is a party, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Neither Lube Ventures nor any of Subsidiaries has waived any rights under or with respect to any of the Material Contracts to which it is a party. The management of Lube Ventures has no knowledge, or received any notice to the effect, that any party with whom Lube Ventures has contractual arrangements under the Material Contracts, is in default under any such contractual arrangements or that any event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each of the Material Contracts constitutes a legal, valid and binding obligation of each the parties thereto and is enforceable against each of the parties thereto in accordance with its respective terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

                           (c)      Franchise Agreements.  The Lube Ventures
Disclosure Letter contains a complete list of all of the current franchisees of Lube Ventures to whom Lube Ventures has granted to any franchise or similar rights with respect to the Lube Depot System (collectively, the "Lube Depot Franchise Agreements"). Each of the Lube Depot Franchise Agreements is a legal, valid and binding obligation of Lube Ventures and is enforceable against Lube Ventures in accordance with its respective terms. Lube Ventures is in full compliance with the terms of each of the Lube Depot Franchise Agreements and no event has occurred that, with or without notice or lapse of time or both, constitutes or will constitute a default by Lube Ventures thereunder or a breach by Lube Ventures thereof. Except as disclosed in the Lube Ventures Disclosure Letter, Lube Ventures has not waived any rights under or with respect to any of the Lube Depot Franchise Agreements. Except as disclosed in the Lube Ventures Disclosure Letter, to the knowledge of management of Lube Ventures, none of the franchisees or licensees that are parties to any of the Lube Depot Franchise Agreements is in default thereunder and no event has occurred that, with or without notice or lapse of time or both, constitutes or will constitute a default thereunder or a breach thereof by such franchisees or licensees.

         Section 7.16      Employee Benefits and Employment Matters.

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


                           (a)      Plans and Arrangements.  The Lube Ventures
Disclosure Letter sets forth a true, complete and correct list of all Employee Benefit Plans and all Benefit Arrangements to which Lube Ventures or any of its ERISA Affiliates is a party or to which Lube Ventures or any of its ERISA Affiliates is obligated to contribute. None of the Employee Benefit Plans to which Lube Ventures or any ERISA Affiliate of Lube Ventures is a party, which Lube Venture or any ERISA Affiliate of Lube Ventures sponsors or maintains or to which Lube Ventures or any ERISA Affiliate of Lube Ventures contributes is subject to the requirements of Section 302 of ERISA or Section 412 of the Code and no liability under Title IV of ERISA (whether to the PBGC or otherwise) has been incurred by Lube Ventures or any of its ERISA Affiliates.

                           (b)      Compliance with Laws and Terms of Plans.
Except as disclosed in the Lube Ventures Disclosure Letter, each Employee Benefit Plan and Benefit Arrangement to which Lube Ventures or any of its ERISA Affiliates is a party or to which Lube Ventures or any of its ERISA Affiliates is obligated to contribute has been operated or maintained in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the Code, and has been maintained in material compliance with its terms and in material compliance with the terms of any applicable collective bargaining agreement. Except as disclosed in the Lube Ventures Disclosure Letter, with respect to any Employee Benefit Plan that is intended to qualify under Section 401 of the Code, a favorable determination letter as to qualification under
Section 401 of the Code that considered the Tax Reform Act of 1986 has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could adversely affect the qualified status of any such Plan.

                           (c)      Contributions.  All contributions required
to be made to or benefit liabilities arising under the terms of each Employee Benefit Plan or Benefit Arrangement to which Lube Ventures or any of its ERISA Affiliates is a party or to which Lube Ventures or any of its ERISA Affiliates is obligated to contribute, under ERISA or the Code, for all periods of time prior to the date hereof and that are attributable to Employees of Lube Ventures have been paid or otherwise adequately accrued against in the Lube Ventures Financial Statements, as the case may be.

                           (d)      Arrearages and Employment Disputes.  Except
as disclosed in the Lube Ventures Disclosure Letter, Lube Ventures is not liable for any arrearage of wages, any accrued or vested vacation pay or any tax or penalty for failure to comply with any Applicable Law relating to employment or labor above the level accrued for or reserved against on the June 30, 1997 balance sheet included in the Lube Ventures Financial Statements, and there is no controversy pending, threatened or in prospect between Lube Ventures and any of their respective Employees nor is there any basis for any such controversy. There is no unfair labor practice charge or complaint currently pending against Lube Ventures with respect to or relating to any of their respective Employees before the National Labor Relations Board or any other agency having jurisdiction over such matters and no charges or complaints are currently pending against Lube Ventures before the Equal Employment Opportunity Commission or any state or local agency having responsibility for the prevention of unlawful employment practices. There are no actions, suits or claims pending, including proceedings before the IRS, the DOL or the PBGC, with respect to any Employee Benefit Plan, Benefit Arrangement or any administrator or fiduciary thereof, other than benefit claims arising in the normal course of operation of such Employee Benefit Plans or Benefit Arrangements, and, to the knowledge of the management of Lube Ventures, no Employee Benefit Plan or Benefit Arrangement is under audit or investigation by any Governmental Authority.


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


                           (e)      Severance Obligations. Except as disclosed
in the Lube Ventures Disclosure Letter, all current employees of Lube Ventures may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination. Except to the extent provided by the terms of the Employee Benefit Plans and Benefit Arrangements disclosed in the Lube Ventures Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing will (i) increase any benefits otherwise payable under any Employee Benefit Plan or Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to an obligation with respect to the payment of any severance pay. No "parachute payment" (within the meaning of Section 280G of the Code), "change in control" or severance payment has been made or will be required to be made by Lube Ventures or any ERISA Affiliate of Lube Ventures to any of its Employees in connection with the execution, delivery or performance of this Agreement or as a result of the consummation of the Closing.

                           (f)      Compliance with Laws on Employment
Practices. Lube Ventures has complied in all material respects with all Applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and to the knowledge of the management of Lube Ventures, is not engaged in any unfair labor practice with respect to any of the current employees of Lube Ventures; and to the best knowledge of Lube Ventures, none of the persons performing services for Lube Venture or any of its ERISA Affiliates has been improperly classified as independent contractors or as exempt from payment of wages or overtime .

                           (g)      Collective Bargaining Agreements.  Except as
disclosed in the Lube Ventures Disclosure Letter), none of the employees of Lube Venture are subject to any collective bargaining agreement nor is Lube Ventures required under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

                           (h)      No Multi-Employer Plans.  Neither Lube
Venture nor any of its ERISA Affiliates has contributed to, or had the obligation to contribute to, any Multiemployer Plan within the five-year period ending on the date of this Agreement.

                           (i)      No Amendments to Plans.  There has been no
amendment to, written interpretation or announcement (whether or not written) by Lube Ventures or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year of Lube Ventures ended December 31, 1996.

                           (j)      No Unfunded Liabilities.  Neither Lube
Venture nor any ERISA Affiliate of Lube Ventures has any current or projected liability for any unfunded post-retirement medical or life insurance benefits in connection with any Employee of Lube Ventures or ERISA Affiliate of Lube Ventures.

                           (k)      No Prohibited Transactions.  No event has
occurred with respect to any Employee Benefit Plan or any employee benefit plan previously sponsored, maintained or


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


contributed to by Lube Ventures or any ERISA Affiliate of Lube Ventures, which could subject any such Employee Benefit Plan, Lube Ventures, any ERISA Affiliate of Lube Ventures, or the Holding Company directly or indirectly (through an indemnification agreement or otherwise), to any liability for or as a result of a breach of fiduciary duty, a "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Code, or a civil penalty under
Section 502 of ERISA or a Tax under Section 4971 of the Code. Neither Lube Venture nor any of its ERISA Affiliates have incurred a "withdrawal" or "partial withdrawal," as defined in Sections 4203 and 4205 of ERISA, from, or failed to timely make contributions, to any Multiemployer Plan which has resulted in any unpaid liability of Lube Ventures or any of its ERISA Affiliates.

                           (l)      Welfare Benefit Plans.  (i) Except as
disclosed in the Lube Ventures Disclosure Letter, none of the Employee Benefit Plans that are "employee welfare benefit plans" as defined in ERISA Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure regarding this clause
(i) shall set forth (A) the number of individuals currently receiving such continuing benefits or coverage, (B) the limit on liability with respect to such coverage, (C) the terms and conditions of such coverage, and (D) the maximum number of current employees or independent contractors who could become eligible for such continuing benefits or coverage; (ii) there has been no violation of Code Section 4980B or ERISA Sections 601-609 with respect to any such plan that could result in any material liability; (iii) no such plans are "multiple employer welfare arrangements" within the meaning of ERISA Section 3(40); (iv) with respect to any such plans that are self-insured, no claims have been made pursuant to any such plan that have not yet been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plan where the liability to the employer could in the aggregate with respect to each such individual exceed $50,000 per year; (v) Neither Lube Ventures nor any of its ERISA Affiliates maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other welfare benefit fund as defined at Section 419(e) of the Code (such disclosure to include the amount of any such funding); (vi) no such plan is intended to satisfy Code Section 125; (vii) no amounts are required in connection with any such plan to be included in income under Code Section 105(h) (under official regulations thereof to date); and (viii) neither Lube Ventures nor any of its ERISA Affiliates maintains a nonconforming group health plan as defined at
Section 5000(c) of the Code.

         Section 7.17      Tax Matters.

                           (a)      Affiliated Groups.  Lube Ventures is not a
member of, and has never been a member of, any "affiliated group" as that term is defined in Section 1054(a) of the Code.

                           (b)      Tax Returns and Payment of Taxes.  Lube
Venture has timely filed or will timely file all federal, state, local, and other Tax Returns required to be filed by it under Applicable Laws with respect to all periods prior to the date hereof, including estimated Tax Returns and reports, and has paid all required Income Taxes and other Taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof. Lube

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


Ventures has paid, withheld, or accrued, or will accrue, on the Lube Ventures Financial Statements in accordance with GAAP any and all Income Taxes and other Taxes in respect of the conduct of its business or the ownership of its property and in respect of any transactions for all periods (or portions thereof) through the close of business on the Closing Date. Lube Ventures has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party. Lube Ventures has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Government Authorities and have furnished properly completed exemption certificates for all exempt transactions.

                           (c)      Tax Reserves.  The amount of Lube Ventures's
liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of the date of this Agreement, and the amount of Lube Ventures 's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals shall be reflected on the balance sheet of Lube Ventures as of the Closing Date.

                           (d)      Audits; No Deficiencies Asserted Against
Company. The Tax Returns of Lube Ventures have never been audited by any Tax Authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). Except as disclosed in the Lube Venture Disclosure Letter, no deficiencies have been asserted (or are expected to be asserted) against Lube Ventures as a result of IRS (or state or local Tax Authority) examinations and no issue has been raised by any IRS (or state or local Tax Authority) examination that, by application of the same principles, might result in a proposed deficiency for any other period not so examined.

                           (e)      No Waivers of Limitations.  Except as
disclosed in the Lube Ventures Disclosure Letter, there are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Lube Ventures. Lube Ventures has disclosed on its federal Income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (f)      No Tax Liens.  There are no Encumbrances on
any of the assets, rights or properties of Lube Ventures with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Lube Venture is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Lube Ventures Financial Statements.

                           (g)      Tax Elections and Special Tax Status.  Lube
Venture is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code. No election or consent under Section 341(f) of the Code has been made or shall be made on or prior to the Closing Date by

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


or on behalf of Lube Ventures. Lube Ventures is a "small business corporation" which has elected to be subject to federal income taxation under Subchapter S of the Code and has had such status for purposes of federal income taxation and state income taxation in all states in which its income is subject to taxation at all times since its formation.

                           (h)      Disqualified Leasebacks.  Lube Ventures is
not a party to a "disqualified leaseback or long-term agreement" described in
Section 467(b)(4) of the Code.

                           (i)      Deferrals of Income.  No income or gain of
Lube Ventures has been deferred pursuant to Treasury Regulation ss. 1.1502-13 or 1.1502-14, or Temporary Treasury Regulation ss. 1.1502-13T or 1.1502-14T.

                           (j)      Tax Sharing and Similar Arrangements.  Lube
Venture is not a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or other similar arrangement.

                           (k)      No Non-Deductible Compensation Payments.
Lube Ventures has not made any payments, nor is it obligated to make any payments, that would not be deductible under Section 280G of the Code nor is it a party to any agreement that under certain circumstances could obligate it to make any such payments.

         Section 7.18      Environmental Matters.

                  (a) The facilities presently or formerly occupied or used by Lube Ventures and any other real property presently or formerly owned by, used by or leased to or by Lube Ventures (collectively, the "Lube Ventures Property"), the existing and prior uses of such Lube Ventures Property and all operations of the businesses of Lube Ventures comply and have at all times complied with all Environmental Laws and Lube Ventures is not in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such property or the conduct of its business, any Environmental Law.

                  (b) Lube Ventures has all necessary permits, registrations, approvals and licenses required by any Governmental Authority or Environmental Law.

                  (c) There has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such Property or into the environment surrounding such Lube Ventures Property of any Hazardous Materials.

                  (d) There has been no past, and there is no current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from such Lube Ventures Property. No asbestos-containing materials, underground improvements (including, but not limited to the treatment or storage tanks, sumps, or water, gas or oil wells) or polychlorinated biphenyls (PCBs) transformers, capacitors, ballasts, or

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


other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 PPM) are or have ever been located on such Lube Ventures Property.

                  (e) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or threatened by any Governmental Authority or third party with respect to the business or any Property of Lube Ventures (or any predecessor in interest) in connection with (i) any actual or alleged failure to comply with any requirement of any Environmental Law; (ii) the ownership, use, maintenance or operation of the Property by any person; (iii).the alleged violation of any Environmental Law; or (iv) the suspected presence of any Hazardous Material thereon.

                  (f) Lube Ventures has never had the capacity to exercise control/manage and has never exercised control or management over any matter relating to its franchisees' manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         Section 7.19 Compliance With Laws. Lube Ventures has at all times conducted its business in material compliance with all (and has not received any notice of any claimed violation of any) Applicable Laws, and has registered each of the franchises granted under the Lube Depot Franchise Agreements with each jurisdiction in which the sale of such franchises requires such registration. Lube Ventures has complied in all material respects with all of the rules and regulations of the Federal Trade Commission of the United States relating to the offer and sale of franchises.

         Section 7.20 Licenses and Permits. Lube Ventures possess all licenses, permits, and other governmental consents, certificates, approvals, or other authorizations (the "Permits") necessary for the operation of the business of Lube Ventures. Lube Ventures has complied with the terms and conditions of all Permits in all material respects and all such Permits are in full force and effect, and there has occurred no event nor is any event, action, investigation or proceeding pending or, to the knowledge of management of Lube Ventures, threatened, which could cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any Permits.

         Section 7.21 Insurance. Lube Ventures has regularly maintained all policies of commercial liability, products liability, fire, casualty, worker's compensation, life and other forms of insurance on an "occurrence" rather than a "claims made" basis in amounts and types required by law and generally carried by reasonably prudent, similarly situated businesses. Lube Ventures is not in default under any provision contained in any insurance policy maintained by Lube Venture currently, nor has Lube Ventures failed to give any notice or present any claim thereunder in due and timely fashion and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has been threatened or occurred with respect to any policy, nor is the management of Lube Ventures aware of any grounds therefor.

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

         Section 7.22 Extraordinary Transactions. Except as disclosed in the Lube Ventures Disclosure Letter or otherwise permitted by this Agreement, since June 30, 1997, Lube Ventures has not (i) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any claim of or debts owed to it; (iii) sold, licensed, leased, exchanged or transferred any of its assets except in the ordinary course of business; (iv) entered into any material transaction other than in the ordinary course of business; (v) experienced any material change in the relationship or course of dealing with any supplier, franchisee, customer or creditor; (vi) suffered any material destruction, loss or damage to any of its assets; (vii) made any management decisions involving any material change in its policies with regard to pricing, sales, purchasing or other business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices; (viii) declared, set aside or paid any dividends on or made any distributions in respect of any outstanding shares of capital stock or made any other distributions or payments to any of its shareholders; (ix) submitted any bid, proposal, quote or commitment to any party in response to a request for proposal or otherwise; (x) engaged in any merger or consolidation with, or agreed to merge or consolidate with, or purchased or agreed to purchase, all or substantially all of the assets of, or otherwise acquire, any other party; (xi) entered into any strategic alliance, partnership, joint venture or similar arrangement with any other party; (xii) incurred or agreed to incur any Debt or prepaid or made any prepayments in respect of Debt; (xiii) issued or agreed to issue to any party, any shares of stock or other securities; (xiv) redeemed, purchased or agreed to redeem or purchase any of its outstanding shares of capital stock or other securities; (xv) increased the rate of compensation payable or to become payable to any of its officers, directors, employees or agents over the rate being paid to them as of June 30, 1997 or agreed to do so otherwise than in accordance with contractual agreements with such parties; (xvi) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses; or (xvii) charged off any bad debts or increased its bad debt reserve except in the manner consistent with its past practices.

         Section 7.23 Title to Assets. Except as described in the Lube Ventures Disclosure Letter, Lube Ventures has good and marketable title to its assets and properties, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all Encumbrances.

         Section 7.24 Corporate Records. The minute books of Lube Ventures accurately reflect all minutes of proceedings of and actions taken by the directors of Lube Ventures, and by each committee of the Board of Directors of Lube Ventures and all records of meetings of and actions taken by the stockholders of Lube Ventures, that are required by applicable laws to be recorded in or reflected in the corporate records thereof.

         Section 7.25 Broker and Finder Fees. Lube Ventures has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no action by any of the foregoing will cause or support any claim to be asserted against the Holding Company or Lube Ventures by any broker, finder or intermediary in connection with such transaction.

         Section 7.26 Adequate Disclosure. No representation or warranty made by Lube Ventures pursuant to this Agreement, or any statement contained in any Exhibit or Schedule to this

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


Agreement, or any certificate or document furnished or to be furnished by Lube Venture pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         Section 7.27 No Adverse Change or Conditions. Except as set forth in the Lube Ventures Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, since June 30, 1997, Lube Ventures has conducted its business in the ordinary course and consistent with past practice, and neither Lube Ventures has not suffered any change that has had a Material Adverse Effect on Lube Ventures. There are no conditions, facts, developments or circumstances of an unusual or special nature that reasonably could be expected to have a Material Adverse Effect upon Lube Ventures that have not been disclosed in writing by Lube Ventures pursuant to the Lube Ventures Disclosure Letter.

                                  ARTICLE VIII
                                  ------------

              REPRESENTATIONS AND WARRANTIES OF MIRACLE INDUSTRIES
              ----------------------------------------------------

         In order to induce each of the other parties to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the delivery and acceptance of a definitive Disclosure Letter, Miracle Industries hereby makes the following representations and warranties to the other parties to this Agreement:

         Section 8.1       Organization and Good Standing.

                  8.1.1 Miracle Industries. Miracle Industries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

                  8.1.2 Hydro-Spray. Hydro-Spray is a limited liability company duly organized, validly existing and in good standing under the laws of the [State of Iowa], and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign limited liability company in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

                  8.1.3 Indy Ventures. Indy Ventures is a limited liability company duly organized, validly existing and in good standing under the laws of the [State of Indiana], and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign limited liability company in each

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


jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

         Section 8.2       Capitalization of Miracle Industries.

                  8.2.1 Authorized Capital Stock; Outstanding Shares. The authorized capital stock of Miracle Industries consists solely of 100,000 shares of a single class of common stock, $-0- par value, of which 34,943 shares have been issued and are outstanding as of the date of this Agreement. Each of the shares of the capital stock of Miracle Industries issued and outstanding as of the date hereof has been duly authorized and validly issued and is fully paid and non-assessable. None of the shares of the issued and outstanding capital stock of Miracle Industries has been issued in violation of shareholder preemptive rights. Miracle Industries has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time into equity securities of Miracle Industries.

                  8.2.2    No Obligations to Issue or Redeem Shares.

                           (a)      Miracle Industries is not subject to any
commitment or obligation which would require the issuance or sale by Miracle Industries of shares of its capital stock at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Miracle Industries. Miracle Industries has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                           (b)      Hydro-Spray is not subject to any commitment
or obligation which would require the issuance or sale by Hydro-Spray of any equity interest at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Hydro-Spray. Hydro-Spray has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                           (c)      Indy Ventures is not subject to any
commitment or obligation which would require the issuance or sale by Indy Ventures of any equity interest at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Hydro-Spray. Hydro-Spray has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

         Section 8.3 Ownership of Shares. The Miracle Industries Disclosure Letter contains a true, complete and accurate list of all of the record and beneficial owners of the shares of the capital

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stock of Miracle Industries, together the name and address of each such holder.
Except as disclosed in the Miracle Industries Disclosure Letter, there are no existing agreements, pledges, powers of attorney, assignments or similar agreements or arrangements either (i) restricting the transferability of any of the shares of the capital stock of Miracle Industries or (ii) which reasonably could be expected to prohibit or delay the consummation of the transactions contemplated hereby.

         Section 8.4 Subsidiaries; Investments. Miracle Industries owns a 90% Membership Interest in Hydro-Spray and a 50% Membership Interest in Indy Ventures. Donald Havens and Dale Hughson each own 5% Membership Interests in Hydro-Spray. Gerald A. Zamensky and James Pauley each own 25% Membership Interests in Indy Ventures. Except for the foregoing Persons, no other Person owns any legal or beneficial Membership Interest in either Hydro-Spray or Indy Ventures. Miracle Industries has good, valid and marketable title, free and clear of all Encumbrances, to its Membership Interests in Hydro-Spray and Indy Ventures. Except for its interests in Hydro-Spray and Indy Ventures, Miracle Industries does not own any shares of capital stock or equity securities of, or any interest in any other Person or entity. There are no agreements, pledges, powers of attorney, assignments or similar agreement or arrangements either (i) restricting the transferability of the membership interests of Miracle Industries in Hydro-Spray or Indy Ventures or (ii) relating to the membership interests of Miracle Industries in Hydro-Spray or Indy Ventures which reasonably could be expected to prohibit or delay any of the transactions contemplated hereby.

         Section 8.5 Execution and Effect of Agreement Miracle Industries has the corporate power to enter into this Agreement and to perform its obligations hereunder and, subject to the due authorization and approval of its shareholders, to enter into and consummate the Miracle Industries Merger. Subject only to the approval of its Board of Directors, this Agreement has been duly executed and delivered by Miracle Industries and constitutes a legal, valid and binding obligation of Miracle Industries, fully enforceable against Miracle Industries in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 8.6 Restrictions. The execution and delivery of this Agreement by Miracle Industries, the consummation of the transactions contemplated hereby by Miracle Industries, and, subject to the due authorization and approval of its shareholders, the performance of the obligations of Miracle Industries hereunder will not (a) violate any of the provisions of the charter or by-laws of Miracle Industries, or the operating agreement of Hydro-Spray or Indy Ventures, respectively, (b) violate or conflict with the provisions of any Applicable Laws, (c) result in the creation of any Encumbrance upon any of the assets, rights or properties of Miracle Industries or Hydro-Spray or Indy Ventures, or
(d) except as disclosed in the Miracle Industries Disclosure Letter, conflict with, violate any provisions of, result in a breach of or give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any material agreement, indenture,

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mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other instrument to which Miracle Industries or Hydro-Spray or Indy Ventures is a party or to which any of any of the assets of Miracle Industries or Hydro-Spray or Indy Ventures are subject.

         Section 8.7 Consents. Except as disclosed in the Miracle Industries Disclosure Letter, no filing with, or consent, waiver, approval or authorization of, or notice to, any governmental authority or any third party is required to be made or obtained by Miracle Industries or Hydro-Spray or Indy Venture in connection with the execution and delivery of this Agreement or any document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of any of their respective obligations hereunder or thereunder.

         Section 8.8 Financial Statements. Attached hereto as Exhibit E are true and correct copies of (i) the audited consolidated balance sheets and related statements of income, cash flows and changes in stockholders' equity of Miracle Industries and its Subsidiaries as at December 31, 1994, 1995 and 1996 and for the year periods then ended and the unaudited financial statements of such entities as at June 30, 1997 and for the six month period then ended, and (ii) the unaudited balance sheets and related statements of income, cash flows and changes in members' equity of each of Hydro-Spray and Indy Ventures as at December 31, 1994, 1995 and 1996 and for the year periods then-ended to the extent applicable (collectively, the "Miracle Industries Financial Statements"). All of the Miracle Industries Financial Statements have been prepared in accordance with GAAP in a manner consistent with each other and the books and records of Miracle Industries and its Subsidiaries, and fairly present in all material respects the financial condition and results of operations of Miracle Industries and its Subsidiaries at the dates and for the periods indicated therein. The regular books of account of Miracle Industries and its Subsidiaries fairly and accurately reflect all material transactions involving Miracle Industries and its Subsidiaries, are true, correct and complete and have been prepared in accordance with GAAP and on a basis consistent with the Financial Statements. All of the accounts receivable of Hydro-Spray reflected on the books and records of Hydro-Spray arose from bona fide, arms-length transactions in the ordinary course of business, goods sold by Hydro-Spray and are not subject to any counterclaim, deduction, right of set off, set off or recoupment, and will be collectible in the ordinary course of business in the aggregate face amounts thereof subject to the reserves set forth on the Miracle Industries Financial Statements. All of the inventories reflected on the books and records of Hydro-Spray are of a quality and quantity which are good and marketable, and are saleable in the ordinary course of business at prices which will result in Hydro-Spray realizing gross profits on such sales consistent with the gross profits of Hydro-Spray reflected in the Miracle Industries Financial Statements. The cost of all inventories reflected on the books and records of Hydro-Spray have been valued in accordance with GAAP.

         Section 8.9 Debt. The Miracle Industries Disclosure Letter contains a true, complete and accurate listing of the original principal amount of all of the Debt of Miracle Industries, Hydro-Spray and Indy Ventures, the remaining principal balance thereof, the interest rate(s) payable in respect thereof, if any, and the date(s) of maturity thereof. Except as disclosed in the Miracle Industries

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Disclosure Letter, all of the Debt of each of Miracle Industries, Hydro-Spray and Indy Ventures may be prepaid at any time, without premium, prepayment penalties, termination fees or other fees or charges.

         Section 8.10 Guarantees. The Miracle Industries Disclosure Letter contains a complete list of all Guarantees provided by Miracle Industries or Hydro-Spray or Indy Ventures for the benefit of any other party and of all Guarantees provided by any other party for the benefit of Miracle Industries or Hydro-Spray or Indy Ventures or any party doing business with Miracle Industries or Hydro-Spray or Indy Ventures.

         Section 8.11 No Undisclosed Liabilities. Neither Miracle Industries nor Hydro-Spray or Indy Ventures has any material liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), except for (i) liabilities or obligations set forth in the Miracle Industries Disclosure Letter, (ii) liabilities or obligations to the extent expressly reflected on or reserved against in the June 30, 1997 balance sheet included among the Miracle Industries Financial Statements or disclosed in the notes thereto, (iii) liabilities or obligations of a type reflected on the June 30, 1997 balance sheet and incurred in the ordinary course of business and consistent with past practices since June 30, 1997, or (iv) liabilities or obligations arising under the terms of the Material Contracts of Miracle Industries. Except as otherwise contemplated or permitted by this Agreement no dividends have been declared on any capital stock of Miracle Industries which are unpaid.

         Section 8.12 Litigation. There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of the management of Miracle Industries, threatened, by or before any court, any Governmental Authority or arbitrator, against Miracle Industries or Hydro-Spray or Indy Ventures that reasonably could be expected to prevent the consummation of any of the transactions contemplated hereby. Except as disclosed in the Miracle Industries Disclosure Letter, there is no material suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or to the knowledge of management of Miracle Industries, threatened, by or before any arbitrator, court, or other Governmental Authority, against Miracle Industries or Hydro-Spray or Indy Ventures or involving any of the former or present employees, agents, businesses, properties, rights or assets of Miracle Industries or Hydro-Spray or Indy Ventures , nor, to the knowledge of management of Miracle Industries, is there any basis for the assertion of any of the foregoing. Except as disclosed in the Miracle Industries Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any court, Governmental Authority or arbitrator against Miracle Industries or Hydro-Spray or Indy Ventures or any of their respective former or present Employees, agents, properties or assets.

         Section 8.13 Properties; Absence of Encumbrances. The Miracle Industries Disclosure Letter sets forth a complete list of all real property owned by or leased to Miracle Industries , and, with respect to all properties leased by Miracle Industries, a description of the term of such lease and the monthly rental thereunder. Neither Miracle Industries or Hydro-Spray or Indy Ventures nor (any

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


of its other Subsidiaries) is in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default, under any lease of real property. All real property leased to Miracle Industries or Hydro-Spray or Indy Ventures is available for immediate use in the operation of its business and for the purpose for which such property currently is being utilized. Subject in the case of leased property to the terms and conditions of the respective leases, Miracle Industries or Hydro-Spray or Indy Ventures has full legal and practical access to all such real property.

         Section 8.14 Intellectual Property. The Miracle Industries Disclosure Letter sets forth a complete list of (i) Intellectual Property owned, used or licensed by Miracle Industries or Hydro-Spray or Indy Ventures, together with the identity of the owner thereof, and (ii) all license agreements pursuant to which any Intellectual Property is licensed to or by Miracle Industries or Hydro-Spray or Indy Ventures. Miracle Industries and each of Hydro-Spray and Indy Ventures own their respective Intellectual Property free and clear of any and all Encumbrances, or, in the case of licensed Intellectual Property, has valid, binding and enforceable rights to use such Intellectual Property. Miracle Industries and each of Hydro-Spray and Indy Ventures have each duly and timely filed all renewals, continuations and other filings necessary to maintain its Intellectual Property or registrations thereof. Except as disclosed in the Miracle Industries Disclosure Letter, neither Miracle Industries nor Hydro-Spray or Indy Ventures (i) has received any notice or claim to the effect that the use of any Intellectual Property infringes upon, conflicts with or misappropriates the rights of any other party or that any of the Intellectual Property is not valid or enforceable, or (ii) has made any claim that any party has violated or infringed upon its rights with respect to any Intellectual Property.

         Section 8.15      Material Contracts.

                           (a)      List of Material Contracts.   The Miracle
Industries Disclosure Letter sets forth a list of all written, and a description of all oral, commitments, agreements or contracts to which Miracle Industries or Hydro-Spray or Indy Ventures is a party or by which Miracle Industries or Hydro-Spray or Indy Ventures is obligated, including, but not limited to, all commitments, agreements or contracts embodying or evidencing the following transactions or arrangements: (i) agreements for the employment of, or independent contractor arrangements with, any officer or other individual employee of Miracle Industries or Hydro-Spray or Indy Ventures; (ii) any consulting agreement, agency agreement and any other service agreement that will continue in force after the Closing Date with respect to the employment or retention by Miracle Industries or Hydro-Spray or Indy Ventures of consultants, agents, legal counsel, accountants or anyone else who is not an Employee; (iii) any single contract, purchase order or commitment providing for expenditures by Miracle Industries or Hydro-Spray or Indy Ventures after the date hereof of more than $25,000 or which has been entered into by Miracle Industries or Hydro-Spray or Indy Ventures otherwise than in the ordinary course of business; (iv) agreements between Miracle Industries or Hydro-Spray or Indy Ventures and suppliers to Miracle Industries or Hydro-Spray or Indy Ventures pursuant to which either Miracle Industries or Hydro-Spray or Indy Ventures is obligated to purchase or to sell or distribute the products of any other party other than current purchase orders entered into in the

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ordinary course of business consistent with past practices; (v) any contract containing covenants limiting the freedom of Miracle Industries or Hydro-Spray or Indy Ventures or any officer, director, or employee of Miracle Industries or Hydro-Spray or Indy Ventures to engage in any line or type of business or with any person in any geographic area; (vi) any commitment or arrangement by Miracle Industries or Hydro-Spray or Indy Ventures to participate in a strategic alliance, partnership, joint venture, limited liability company or other cooperative undertaking with any other Person; (vii) any commitments by Miracle Industries or Hydro-Spray or Indy Ventures for capital expenditures involving more than $25,000 individually or $50,000 in the aggregate; and (viii) any other contract, commitment, agreement, understanding or arrangement that the management of Miracle Industries deems to be material to the business of Miracle Industries or Hydro-Spray or Indy Ventures.

                           (b)      No Breaches or Defaults.  Except as
disclosed in the Miracle Industries Disclosure Letter, Miracle Industries and each of Hydro-Spray and Indy Ventures is in full compliance with each, and is not in default under any, Material Contract to which it is a party, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Neither Miracle Industries nor Hydro-Spray or Indy Ventures has waived any rights under or with respect to any of the Material Contracts to which it is a party. The management of Miracle Industries has no knowledge, or received any notice to the effect, that any party with whom Miracle Industries or Hydro-Spray or Indy Ventures has contractual arrangements under the Material Contracts, is in default under any such contractual arrangements or that any event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each of the Material Contracts constitutes a legal, valid and binding obligation of each the parties thereto and is enforceable against each of the parties thereto in accordance with its respective terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 8.16      Employee Benefits and Employment Matters.

                           (a)      Plans and Arrangements.  The Miracle
Industries Disclosure Letter sets forth a true, complete and correct list of all Employee Benefit Plans and all Benefit Arrangements to which Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates is a party or to which Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates is obligated to contribute. None of the Employee Benefit Plans to which Miracle Industries, Hydro- Spray, Indy Ventures or any of their ERISA Affiliates is a party, which Miracle Industries, Hydro- Spray, Indy Ventures or any of their ERISA Affiliates sponsors or maintains or to which Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates contributes is subject to the requirements of Section 302 of ERISA or Section 412 of the Code and no liability under Title IV of ERISA (whether to the PBGC or otherwise) has been incurred by Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates.

                           (b)      Compliance with Laws and Terms of Plans.
Except as disclosed in the Miracle Industries Disclosure Letter, each Employee Benefit Plan and Benefit Arrangement to which Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates is a party or to which Miracle Industries,

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Hydro-Spray, Indy Ventures or any of their ERISA Affiliates is obligated to contribute has been operated or maintained in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the Code, and has been maintained in material compliance with its terms and in material compliance with the terms of any applicable collective bargaining agreement. Except as disclosed in the Miracle Industries Disclosure Letter, with respect to any Employee Benefit Plan that is intended to qualify under Section 401 of the Code, a favorable determination letter as to qualification under
Section 401 of the Code that considered the Tax Reform Act of 1986 has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could adversely affect the qualified status of any such Plan.

                           (c)      Contributions.  All contributions required
to be made to or benefit liabilities arising under the terms of each Employee Benefit Plan or Benefit Arrangement to which Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates is a party or to which Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates is obligated to contribute, under ERISA or the Code, for all periods of time prior to the date hereof and that are attributable to Employees of Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates have been paid or otherwise adequately accrued against in the Miracle Industries Financial Statements, as the case may be.

                           (d)      Arrearages and Employment Disputes.  Except
as disclosed in the Miracle Industries Disclosure Letter, neither Miracle Industries nor Hydro-Spray or Indy Ventures is liable for any arrearage of wages, any accrued or vested vacation pay or any tax or penalty for failure to comply with any Applicable Law relating to employment or labor above the level accrued for or reserved against on the June 30, 1997 balance sheet included in the Miracle Industries Financial Statements, and there is no controversy pending, threatened or in prospect between Miracle Industries or Hydro-Spray or Indy Ventures and any of their respective Employees nor is there any basis for any such controversy. There is no unfair labor practice charge or complaint currently pending against Miracle Industries or Hydro-Spray or Indy Ventures with respect to or relating to any of their respective Employees before the National Labor Relations Board or any other agency having jurisdiction over such matters and no charges or complaints are currently pending against Miracle Industries or Hydro-Spray or Indy Ventures before the Equal Employment Opportunity Commission or any state or local agency having responsibility for the prevention of unlawful employment practices. There are no actions, suits or claims pending, including proceedings before the IRS, the DOL or the PBGC, with respect to any Employee Benefit Plan, Benefit Arrangement or any administrator or fiduciary thereof, other than benefit claims arising in the normal course of operation of such Employee Benefit Plans or Benefit Arrangements, and, to the knowledge of the management of Miracle Industries, no Employee Benefit Plan or Benefit Arrangement is under audit or investigation by any Governmental Authority.

                           (e)      Severance Obligations. Except as disclosed
in the Miracle Industries Disclosure Letter, all current employees of Miracle Industries and of each of Hydro-Spray and Indy Ventures may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination. Except to the extent provided by the terms of the Employee Benefit Plans and Benefit Arrangements disclosed in the Miracle Industries Disclosure Letter, neither the execution, delivery or performance of this


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Agreement nor the consummation of the Closing will (i) increase any benefits otherwise payable under any Employee Benefit Plan or Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to an obligation with respect to the payment of any severance pay. No "parachute payment" (within the meaning of Section 280G of the Code), "change in control" or severance payment has been made or will be required to be made by Miracle Industries or any ERISA Affiliate of Miracle Industries to any Employee in connection with the execution, delivery or performance of this Agreement or as a result of the consummation of the Closing.

                           (f)      Compliance with Laws on Employment
Practices. Miracle Industries and each of Hydro-Spray and Indy Ventures has complied in all material respects with all Applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and to the knowledge of the management of Miracle Industries, is not engaged in any unfair labor practice with respect to any of the current employees of Miracle Industries or Hydro-Spray or Indy Ventures and to the best knowledge of Miracle Industries, none of the persons performing services for Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates have been improperly classified as independent contractors or as exempt from payment of wages or overtime.

                           (g)      Collective Bargaining Agreements.  Except as
disclosed in the Miracle Industries Disclosure Letter), none of the employees of Miracle Industries or Hydro-Spray or Indy Ventures are subject to any collective bargaining agreement nor is Miracle Industries or Hydro-Spray or Indy Ventures required under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

                           (h)      No Multi-Employer Plans.  Nether Miracle
Industries nor Hydro-Spray nor Indy Ventures nor any of their ERISA Affiliates has contributed to, or had the obligation to contribute to, any Multiemployer Plan within the five-year period ending on the date of this Agreement.

                           (i)      No Amendments to Plans.  There has been no
amendment to, written interpretation or announcement (whether or not written) by Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year of Miracle Industries ended December 31, 1996.

                           (j)      No Unfunded Liabilities.  Neither Miracle
Industries nor Hydro-Spray nor Indy Ventures nor any of their ERISA Affiliates have any current or projected liability for any unfunded post-retirement medical or life insurance benefits in connection with any Employee of Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates.

                           (k)      No Prohibited Transactions.  No event has
occurred with respect to any Employee Benefit Plan or any employee benefit plan previously sponsored, maintained or contributed to by Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates, which could subject any such Employee Benefit Plan, Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates, or the Holding Company directly or indirectly (through an indemnification agreement or

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otherwise), to any liability for or as a result of a breach of fiduciary duty, a
"prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a civil penalty under Section 502 of ERISA or a Tax under
Section 4971 of the Code. Neither Miracle Industries nor any of its ERISA Affiliates have incurred a "withdrawal" or "partial withdrawal," as defined in Sections 4203 and 4205 of ERISA, from, or failed to timely make contributions to any Multiemployer Plan which has resulted in any unpaid liability of Miracle Industries, Hydro-Spray, Indy Ventures or any of their ERISA Affiliates.

                           (l)      Welfare Benefit Plans.  (i) Except as
disclosed in the Miracle Industries Disclosure Letter, none of the Employee Benefit Plans that are "employee welfare benefit plans" as defined in ERISA
Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure regarding this clause (i) shall set forth (A) the number of individuals currently receiving such continuing benefits or coverage, (B) the limit on liability with respect to such coverage, (C) the terms and conditions of such coverage, and (D) the maximum number of current employees or independent contractors who could become eligible for such continuing benefits or coverage; (ii) there has been no violation of Code Section 4980B or ERISA Sections 601-609 with respect to any such plan that could result in any material liability; (iii) no such plans are "multiple employer welfare arrangements" within the meaning of ERISA Section 3(40); (iv) with respect to any such plans that are self-insured, no claims have been made pursuant to any such plan that have not yet been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plan where the liability to the employer could in the aggregate with respect to each such individual exceed $50,000 per year; (v) neither Miracle Industries nor Hydro-Spray nor Indy Ventures nor any of their ERISA Affiliates maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other welfare benefit fund as defined at Section 419(e) of the Code (such disclosure to include the amount of any such funding); (vi) no such plan is intended to satisfy Code Section 125; (vii) no amounts are required in connection with any such plan to be included in income under Code Section 105(h) (under official regulations thereof to date); and (viii) neither Miracle Industries nor Hydro-Spray nor Indy Ventures nor any of their ERISA Affiliates maintains a nonconforming group health plan as defined at Section 5000(c) of the Code.

         Section 8.17      Tax Matters.

                           (a)      Tax Returns and Payment of Taxes.  Miracle
Industries and each of Hydro-Spray and Indy Ventures has timely filed or will timely file all federal, state, local, and other Tax Returns required to be filed by it under Applicable Laws, including estimated Tax returns and reports and consolidated federal Income Tax Returns and state, local or foreign Income Tax Returns filed on a consolidated or combined basis, and Miracle Industries and each of Hydro-Spray and Indy Ventures has paid all required Income Taxes and other Taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof (and will duly and timely pay all such amounts required to be paid between the date hereof and the Closing
Date). Each of Miracle Industries and Hydro-Spray and Indy Ventures has paid, withheld, or will pay any and all Taxes in respect of the conduct of its business or the ownership of its property and in respect of any transaction for all periods (or portions thereof) through the close of business on the Closing

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Date. Each of Miracle Industries, Hydro-Spray and Indy Ventures has (i) withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party, and (ii) collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Government Authorities and have furnished properly completed exemption certificates for all exempt transactions.

                           (b)      Tax Reserves.  The amount of the liability,
if any, of Miracle Industries and of Hydro-Spray and Indy Ventures, respectively, for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth on the Miracle Industries Financial Statements as of the date of this Agreement, and the amount of their respective liabilities Group 's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals shall be reflected on the consolidated balance sheet of Miracle Industries as of the Closing Date.

                           (c)      Audits; No Deficiencies Asserted.  Except as
set forth in the Miracle Industries Disclosure Letter, none of the Tax Returns of Miracle Industries or of Hydro-Spray or Indy Ventures have ever been audited by any Tax Authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally), and all deficiencies asserted against Miracle Industries or Hydro-Spray or Indy Ventures or the Affiliated Groups as a result of IRS examinations have been paid or finally settled and no issue has been raised by any IRS examination that, by application of the same principles, is likely to result in a proposed deficiency for any other period not so examined. Except as set forth in the Miracle Industries Disclosure, no material deficiencies with respect to Taxes, additions to Tax, interest, or penalties have been proposed or asserted against and communicated to the Affiliated Groups, any member of the Affiliated Groups, Miracle Industries or Hydro-Spray or Indy Ventures, except those that have been paid in full and for those matters that would not result in liability being imposed against Miracle Industries or Hydro-Spray or Indy Ventures.

                           (d)      No Waivers of Limitations.  Except as set
forth in the Miracle Industries Disclosure Letter, there are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Tax against the Affiliated Groups or any member of the Affiliated Groups or Miracle Industries or Hydro-Spray or Indy Ventures. Miracle Industries has disclosed on its federal Income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (e)      No Tax Liens.  There are no Encumbrances on
any of the assets, rights or properties of Miracle Industries or of either Hydro-Spray or Indy Ventures with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that such party is contesting in good

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faith through appropriate proceedings and for which appropriate reserves have been established on the Miracle Industries Financial Statements.

                           (f)      Tax Elections and Special Tax Status.
Neither Miracle Industries nor Hydro-Spray nor Indy Ventures is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code. No election or consent under Section 341(f) of the Code has been made or shall be made on or prior to the Closing Date by or on behalf of Miracle Industries nor Hydro-Spray nor Indy Ventures.

                           (g)      Special Tax Elections or Benefits.   No
election or consent under Section 341(f) of the Code has been made or shall be made on or prior to the Closing Date by or on behalf of any of Miracle Industries or Hydro-Spray or Indy Ventures. No property of Miracle Industries or Hydro-Spray or Indy Ventures is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954. Miracle Industries is a "small business corporation" which has elected to be subject to federal income taxation under subchapter S of the Code and has such status for purposes of federal income taxation and state income taxation in all states in which its respective income is subject to taxation or has been subject to taxation at all times since its formation. Each of Hydro-Spray and Indy Ventures is a "partnership" for purposes of federal income taxation and state income taxation in all states in which its respective income is subject to taxation and has had the status of a "partnership" for purposes of federal income taxation and state income taxation in all states in which its respective income is subject to taxation or has been subject to taxation at all times since its formation.

                           (h)      Disqualified Leasebacks.  Neither Miracle
Industries nor Hydro-Spray or Indy Ventures is a party to a "disqualified leaseback or long-term agreement" described in Section 467(b)(4) of the Code.

                           (i)      Deferrals of Income.  No income or gain of
Miracle Industries or Hydro-Spray or Indy Ventures has been deferred pursuant to Treasury Regulation ss. 1.1502-13 or 1.1502-14, or Temporary Treasury Regulation ss. 1.1502-13T or 1.1502-14T.

                           (j)      Tax Sharing and Similar Agreements.  Except
as disclosed in the Miracle Industries Disclosure Letter, neither Miracle Industries nor Hydro-Spray or Indy Ventures is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement.

                           (k)      No Non-Deductible Compensation Payments.
Neither Miracle Industries nor Hydro-Spray or Indy Ventures has made any payments, nor is obligated to make any payments, that would not be deductible under Section 280G of the Code, or a party to any agreement that under certain circumstances could obligate it to make any payments.

         Section 8.18      Environmental Matters

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                  (a) The facilities presently or formerly occupied or used by each of Miracle Industries, Hydro-Spray or Indy Ventures and any other real property presently or formerly owned by, used by or leased to or by Miracle Industries, Hydro-Spray or Indy Ventures (collectively, the "Miracle Industries Property"), the existing and prior uses of such Property and all operations of the businesses of Miracle Industries, Hydro-Spray or Indy Ventures comply and have at all times complied with all Environmental Laws and neither Miracle Industries, Hydro-Spray nor Indy Ventures is in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such property or the conduct of its business, any Environmental Law.

                  (b) Each of Miracle Industries, Hydro-Spray and Indy Ventures has all necessary permits, registrations, approvals and licenses required by any Governmental Authority or Environmental Law.

                  (c) There has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such Property or into the environment surrounding such Miracle Industries Property of any Hazardous Materials.

                  (d) There has been no past, and there is no current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from such Miracle Industries Property. No asbestos-containing materials, underground improvements (including, but not limited to the treatment or storage tanks, sumps, or water, gas or oil wells) or polychlorinated biphenyls (PCBs) transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 PPM) are located on such Miracle Industries Property.

                  (e) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or threatened by any Governmental Authority or third party with respect to the business or any Property of Miracle Industries, Hydro-Spray or Indy Ventures (or any predecessor in interest) in connection with (i) any actual or alleged failure to comply with any requirement of any Environmental Law; (ii) the ownership, use, maintenance or operation of the Property by any person; (iii) the alleged violation of any Environmental Law; or (iv) the suspected presence of any Hazardous Material thereon.

         Section 8.19 Compliance With Laws. Miracle Industries and each of Hydro-Spray and Indy Ventures has at all times conducted its business in material compliance with all (and has not received any notice of any claimed violation of any) Applicable Laws.

         Section 8.20 Licenses and Permits. Miracle Industries and each of Hydro-Spray and Indy Ventures possess all licenses, permits, and other governmental consents, certificates, approvals, or other authorizations (the "Permits") necessary for the operation of their respective businesses. Miracle Industries and each of Hydro-Spray and Indy Ventures has complied with the terms and conditions of all Permits in all material respects and all such Permits are in full force and effect, and there has occurred no event nor is any event, action, investigation or proceeding pending or, to the

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


knowledge of management of Miracle Industries, threatened, which could cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any Permits.

         Section 8.21 Insurance. Miracle Industries and each of Hydro-Spray and Indy Ventures has regularly maintained all policies of commercial liability, products liability, fire, casualty, worker's compensation, life and other forms of insurance on an "occurrence" rather than a "claims made" basis in amounts and types required by law and generally carried by reasonably prudent, similarly situated businesses. Neither Miracle Industries nor Hydro-Spray or Indy Ventures is in default with respect to any provision contained in any insurance policy, nor has Miracle Industries or Hydro-Spray or Indy Ventures failed to give any notice or present any claim thereunder in due and timely fashion and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has been threatened or occurred with respect to any policy, nor is the management of Miracle Industries aware of any grounds therefor.

         Section 8.22 Extraordinary Transactions. Except as disclosed in the Miracle Industries Disclosure Letter or otherwise permitted by this Agreement, since June 30, 1997, neither Miracle Industries nor Hydro-Spray or Indy Ventures has (i) mortgaged, pledged or subjected to any Encumbrance any of its assets;
(ii) canceled or compromised any claim of or debts owed to it; (iii) sold, licensed, leased, exchanged or transferred any of its assets except in the ordinary course of business; (iv) entered into any material transaction other than in the ordinary course of business; (v) experienced any material change in the relationship or course of dealing with any supplier, customer or creditor;
(vi) suffered any material destruction, loss or damage to any of its assets;
(vii) made any management decisions involving any material change in its policies with regard to pricing, sales, purchasing or other business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices; (viii) declared, set aside or paid any dividends on or made any distributions in respect of any outstanding shares of capital stock or made any other distributions or payments to any of the Selling Stockholders; (ix) submitted any bid, proposal, quote or commitment to any party in response to a request for proposal or otherwise; (x) engaged in any merger or consolidation with, or agreed to merge or consolidate with, or purchased or agreed to purchase, all or substantially all of the assets of, or otherwise acquire, any other party; (xi) entered into any strategic alliance, partnership, joint venture or similar arrangement with any other party; (xii) incurred or agreed to incur any Debt or prepaid or made any prepayments in respect of Debt; (xiii) issued or agreed to issue to any party, any shares of stock or other securities;
(xiv) redeemed, purchased or agreed to redeem or purchase any of its outstanding shares of capital stock or other securities; (xv) increased the rate of compensation payable or to become payable to any of its officers, directors, employees or agents over the rate being paid to them as of June 30, 1996 or agreed to do so otherwise than in accordance with contractual agreements with such parties; (xvi) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses; or (xvii) charged off any bad debts or increased its bad debt reserve except in the manner consistent with its past practices.


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         Section 8.23 Title to Assets. Except as described in the Miracle
Industries Disclosure Letter, Miracle Industries and each of Hydro-Spray and Indy Ventures has good and marketable title to its respective assets and properties, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all Encumbrances.

         Section 8.24 Corporate Records. The minute books of Miracle Industries accurately reflect all minutes of proceedings of and actions taken by the directors of Miracle Industries and each committee of the Board of Directors of Miracle Industries, and all records of meetings of and actions taken by the stockholders of Miracle Industries, that are required by applicable laws to be recorded in or reflected in the corporate records thereof.

         Section 8.25 Broker and Finder Fees. Miracle Industries has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no action by Miracle Industries will cause or support any claim to be asserted against the Holding Company, Miracle Industries or any of its Subsidiaries by any broker, finder or intermediary in connection with such transaction.

         Section 8.26 Adequate Disclosure. No representation or warranty made by Miracle Industries pursuant to this Agreement, or any statement contained in any Exhibit or Schedule to this Agreement, or any certificate or document furnished or to be furnished by Miracle Industries or any of its Subsidiaries pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         Section 8.27 No Adverse Change or Conditions. Except as set forth in the Miracle Industries Disclosure Letter, and except as expressly permitted or contemplated by this Agreement, since June 30, 1997, Miracle Industries and each of Hydro-Spray and Indy Ventures has conducted its business in the ordinary course and consistent with past practice, and neither Miracle Industries nor Hydro-Spray or Indy Ventures has suffered any change that has had a Material Adverse Effect. There are no conditions, facts, developments or circumstances of an unusual or special nature that reasonably could be expected to have a Material Adverse Effect upon Miracle Industries or Hydro-Spray or Indy Ventures that have not been disclosed in writing by Miracle Industries pursuant to the Miracle Industries Disclosure Letter.

                                   ARTICLE IX
                                   ----------

               REPRESENTATIONS AND WARRANTIES OF ROCKY MOUNTAIN I
               --------------------------------------------------

         In order to induce each of the other parties to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the delivery and acceptance of a definitive Disclosure Letter, Rocky Mountain I hereby makes the following representations and warranties to the other parties to this Agreement and to the Holding Company:


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         Section 9.1 Organization and Good Standing. Rocky Mountain I is a
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

         Section 9.2 Capitalization of Rocky Mountain I. The authorized capital stock of Rocky Mountain I consists solely of 6,000 shares of a single class of common stock, $100.00 par value, of which 5,197.5 shares have been issued and are outstanding as of the date of this Agreement. Each of the shares of the capital stock of Rocky Mountain I issued and outstanding as of the date hereof has been duly authorized and validly issued and is fully paid and non-assessable. None of the shares of the issued and outstanding capital stock of Rocky Mountain I has been issued in violation of shareholder preemptive rights. Rocky Mountain I has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time into equity securities of Rocky Mountain I. Rocky Mountain I is not subject to any commitment or obligation which would require the issuance or sale of shares of its capital stock at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Rocky Mountain I. Rocky Mountain I has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

         Section 9.3 Ownership of Shares. The Rocky Mountain I Disclosure Letter contains a true, complete and accurate list of each of the record and beneficial owners of the shares of the capital stock of Rocky Mountain I, together with the name and address of each such holder. There are no agreements, pledges, powers of attorney, assignments or similar agreements or arrangements either (i) restricting the transferability of any of the shares of the capital stock of Rocky Mountain I or (ii) which reasonably could be expected to prohibit or delay the consummation of the transactions contemplated hereby.

         Section 9.4 Subsidiaries; Investments.   Rocky Mountain I does not own
any shares of capital stock or equity securities of, or any interest in any other entity.

         Section 9.5 Execution and Effect of Agreement Rocky Mountain I has the corporate power to enter into this Agreement and to perform its obligations hereunder and, subject to the due authorization and approval of its shareholders, to enter into and consummate the Rocky Mountain I Merger. Subject only to the approval of its Board of Directors, this Agreement has been duly executed and delivered by Rocky Mountain I and constitutes a legal, valid and binding obligation of Rocky Mountain I, fully enforceable against Rocky Mountain I in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting

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enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 9.6 Restrictions. The execution and delivery of this Agreement by Rocky Mountain I, the consummation of the transactions contemplated hereby by Rocky Mountain I, and, subject to the due authorization and approval of its shareholders, the performance of the obligations of Rocky Mountain I hereunder will not (a) violate any of the provisions of the charter or by-laws of Rocky Mountain I, (b) violate or conflict with the provisions of any Applicable Laws,
(c) result in the creation of any Encumbrance upon any of the assets, rights or properties of Rocky Mountain I, or (d) except as disclosed in the Rocky Mountain I Disclosure Letter, conflict with, violate any provisions of, result in a breach of or give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any material agreement, indenture, mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other instrument to which Rocky Mountain I is a party or to which any of any of the assets of Rocky Mountain I are subject.

         Section 9.7 Consents. Except as disclosed in the Rocky Mountain I Disclosure Letter, no filing with, or consent, waiver, approval or authorization of, or notice to, any Governmental Authority or any third party is required to be made or obtained by Rocky Mountain I in connection with the execution and delivery of this Agreement or any document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of any of their respective obligations hereunder or thereunder.

         Section 9.8 Financial Statements. Attached hereto as Exhibit E are true and correct copies of the audited balance sheets and related statements of income, cash flows and changes in stockholders' equity of Rocky Mountain I as at December 31, 1994, 1995 and 1996 and for the year periods then-ended and the unaudited financial statements of Rocky Mountain I as at June 30, 1997 and for the six month period then ended (collectively, the " Rocky Mountain I Financial Statements"). All of the Rocky Mountain I Financial Statements have been prepared in accordance with an accrual method of accounting consistently applied, in a manner consistent with each other and the books and records of Rocky Mountain I, and fairly present in all material respects the financial condition and results of operations of Rocky Mountain I at the dates and for the periods indicated therein. The regular books of account of Rocky Mountain I fairly and accurately reflect all material transactions involving Rocky Mountain I, are true, correct and complete and have been prepared in accordance with an actual method of accounting, consistently applied, and on a basis consistent with the Financial Statements.

         Section 9.9 Debt. The Rocky Mountain I Disclosure Letter contains a true, complete and accurate listing of the original principal amount of all of the outstanding Debt of Rocky Mountain I, the remaining principal balance thereof, the interest rate(s) payable by Rocky Mountain I in respect thereof, if any, and the date(s) of maturity thereof. Except as disclosed in the Rocky Mountain I

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Disclosure Letter, all of the Debt of Rocky Mountain I may be prepaid at any time, without premium, prepayment penalties, termination fees or other fees or charges.

         Section 9.10 Guarantees. The Rocky Mountain I Disclosure Letter contains a complete list of all Guarantees provided by Rocky Mountain I for the benefit of any other party and of all Guarantees provided by any other party for the benefit of Rocky Mountain I or any party doing business with Rocky Mountain I.

         Section 9.11 No Undisclosed Liabilities. Rocky Mountain I does not have any material liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), except for (i) liabilities or obligations set forth in the Rocky Mountain I Disclosure Letter, (ii) liabilities or obligations to the extent expressly reflected on or reserved against in the June 30, 1997 balance sheet included among the Rocky Mountain I Financial Statements or disclosed in the notes thereto, (iii) liabilities or obligations of a type reflected on the June 30, 1997 balance sheet and incurred in the ordinary course of business and consistent with past practices since June 30, 1997, or (iv) liabilities or obligations arising under the terms of the Material Contracts of Rocky Mountain I. Except as otherwise contemplated or permitted by this Agreement no dividends have been declared on any capital stock of Rocky Mountain I which are unpaid.

         Section 9.12 Litigation. There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of the management of Rocky Mountain I, threatened, by or before any court, any Governmental Authority or arbitrator, against Rocky Mountain I that reasonably could be expected to prevent the consummation of any of the transactions contemplated hereby. Except as disclosed in the Rocky Mountain I Disclosure Letter, there is no material suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or to the knowledge of management of Rocky Mountain I, threatened, by or before any arbitrator, court, or other Governmental Authority, against Rocky Mountain I or involving any of the former or present employees, agents, businesses, properties, rights or assets of Rocky Mountain I , nor, to the knowledge of management of Rocky Mountain I, is there any basis for the assertion of any of the foregoing. Except as disclosed in the Rocky Mountain I Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any court, Governmental Authority or arbitrator against Rocky Mountain I or any of their respective former or present Employees, agents, properties or assets.

         Section 9.13 Properties; Absence of Encumbrances. The Rocky Mountain I Disclosure Letter sets forth a complete list of all real property owned by or leased to Rocky Mountain I , and, with respect to all properties leased by Rocky Mountain I, a description of the term of such lease and the monthly rental thereunder. Rocky Mountain I is not in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default, under any lease of real property. All real property leased to Rocky Mountain I is available for immediate use in the operation of its business and for the purpose for which such property currently is being

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utilized. Subject in the case of leased property to the terms and conditions of the respective leases, Rocky Mountain I has full legal and practical access to all such real property.

         Section 9.14 Intellectual Property. The Rocky Mountain I Disclosure Letter sets forth a complete list of (i) all Intellectual Property owned, used or licensed by Rocky Mountain I , together with the identity of the owner thereof, and (ii) all license agreements pursuant to which any Intellectual Property is licensed to or by Rocky Mountain I. Rocky Mountain I owns its Intellectual Property free and clear of any and all Encumbrances, or, in the case of licensed Intellectual Property, has valid, binding and enforceable rights to use such Intellectual Property. Rocky Mountain I has duly and timely filed all renewals, continuations and other filings necessary to maintain its Intellectual Property or registrations thereof. Except as disclosed in the Rocky Mountain I Disclosure Letter, Rocky Mountain I (i) has not received any notice or claim to the effect that the use of any Intellectual Property infringes upon, conflicts with or misappropriates the rights of any other party or that any of the Intellectual Property is not valid or enforceable, and (ii) has not made any claim that any party has violated or infringed upon its rights with respect to any Intellectual Property.

         Section 9.15      Material Contracts.

                           (a)      List of Material Contracts.   The Rocky
Mountain I Disclosure Letter sets forth a list of all material written, and a description of all oral, commitments, agreements or contracts to which Rocky Mountain I is a party or by which Rocky Mountain I is obligated, including, but not limited to, all commitments, agreements or contracts embodying or evidencing the following transactions or arrangements: (i) agreements for the employment of, or independent contractor arrangements with, any officer or other individual employee of Rocky Mountain I; (ii) any consulting agreement, agency agreement and any other service agreement that will continue in force after the Closing Date with respect to the employment or retention by Rocky Mountain I of consultants, agents, legal counsel, accountants or anyone else who is not an Employee; (iii) any single contract, purchase order or commitment providing for expenditures by Rocky Mountain I after the date hereof of more than $25,000 or which has been entered into by Rocky Mountain I otherwise than in the ordinary course of business; (iv) agreements between Rocky Mountain I and suppliers to Rocky Mountain I pursuant to which Rocky Mountain I is obligated to purchase or to sell or distribute the products of any other party other than current purchase orders entered into in the ordinary course of business consistent with past practices; (v) any contract containing covenants limiting the freedom of Rocky Mountain I or any officer, director, or employee of Rocky Mountain I to engage in any line or type of business or with any person in any geographic area; (vi) any commitment or arrangement by Rocky Mountain I to participate in a strategic alliance, partnership, joint venture, limited liability company or other cooperative undertaking with any other Person; (vii) any commitments by Rocky Mountain I for capital expenditures involving more than $25,000 individually or $50,000 in the aggregate; and (viii) any other contract, commitment, agreement, understanding or arrangement that the management of Rocky Mountain I deems to be material to the business of Rocky Mountain I.

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                           (b)      No Breaches or Defaults.  Except as
disclosed in the Rocky Mountain I Disclosure Letter, Rocky Mountain I is in full compliance with each, and is not in default under any, Material Contract to which it is a party, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Rocky Mountain I has not waived any rights under or with respect to any of the Material Contracts to which it is a party. The management of Rocky Mountain I has no knowledge, or received any notice to the effect, that any party with whom Rocky Mountain I has contractual arrangements under the Material Contracts, is in default under any such contractual arrangements or that any event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each of the Material Contracts to which Rocky Mountain I is a party constitutes a legal, valid and binding obligation of each the parties thereto and is enforceable against each of the parties thereto in accordance with its respective terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 9.16      Employee Benefits and Employment Matters.

                           (a)      Plans and Arrangements.  The Rocky Mountain
I Disclosure Letter sets forth a true, complete and correct list of all Employee Benefit Plans and all Benefit Arrangements to which Rocky Mountain I or any of its ERISA Affiliates is a party or to which Rocky Mountain I or any of its ERISA Affiliates is obligated to contribute. None of the Employee Benefit Plans to which Rocky Mountain I or any ERISA Affiliate of Rocky Mountain I is a party, which Rocky Mountain I or any ERISA Affiliate of Rocky Mountain I sponsors or maintains or to which Rocky Mountain I or any ERISA Affiliate of Rocky Mountain I contributes is subject to the requirements of Section 302 of ERISA or Section 412 of the Code and no liability under Title IV of ERISA (whether to the PBGC or otherwise) has been incurred by Rocky Mountain I or any of its ERISA
Affiliates.

                           (b)      Compliance with Laws and Terms of Plans.
Except as disclosed in the Rocky Mountain I Disclosure Letter, each Employee Benefit Plan and Benefit Arrangement to which Rocky Mountain I or any of its ERISA Affiliates is a party or to which Rocky Mountain I or any of its ERISA Affiliates is obligated to contribute has been operated or maintained in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the Code, and has been maintained in material compliance with its terms and in material compliance with the terms of any applicable collective bargaining agreement. Except as disclosed in the Rocky Mountain I Disclosure Letter, with respect to any Employee Benefit Plan that is intended to qualify under Section 401 of the Code, a favorable determination letter as to qualification under Section 401 of the Code that considered the Tax Reform Act of 1986 has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could adversely affect the qualified status of any such Plan.

                           (c)      Contributions.  All contributions required
to be made to or benefit liabilities arising under the terms of each Employee Benefit Plan or Benefit Arrangement to which Rocky Mountain I of any of its ERISA Affiliates is a party or to which Rocky Mountain I or any of its ERISA Affiliates is obligated to contribute, under ERISA or the Code, for all periods of time prior to the date hereof and that are attributable to Employees of


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


Rocky Mountain I have been paid or otherwise adequately accrued against in the Rocky Mountain I Financial Statements, as the case may be.

                           (d)      Arrearages and Employment Disputes.  Except
as disclosed in the Rocky Mountain I Disclosure Letter, Rocky Mountain I is not liable for any arrearage of wages, any accrued or vested vacation pay or any tax or penalty for failure to comply with any Applicable Law relating to employment or labor above the level accrued for or reserved against on the June 30, 1997 balance sheet included in the Rocky Mountain I Financial Statements, and there is no controversy pending, threatened or in prospect between Rocky Mountain I and any of its Employees nor is there any basis for any such controversy. There is no unfair labor practice charge or complaint currently pending against Rocky Mountain I with respect to or relating to any of its Employees before the National Labor Relations Board or any other agency having jurisdiction over such matters and no charges or complaints are currently pending against Rocky Mountain I before the Equal Employment Opportunity Commission or any state or local agency having responsibility for the prevention of unlawful employment practices. There are no actions, suits or claims pending, including proceedings before the IRS, the DOL or the PBGC, with respect to any Employee Benefit Plan, Benefit Arrangement or any administrator or fiduciary thereof, other than benefit claims arising in the normal course of operation of such Employee Benefit Plans or Benefit Arrangements, and, to the knowledge of the management of Rocky Mountain I, no Employee Benefit Plan or Benefit Arrangement is under audit or investigation by any Governmental Authority.

                           (e)      Severance Obligations.  Except as disclosed
in the Rocky Mountain I Disclosure Letter, all current employees of Rocky Mountain I may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination. Except to the extent provided by the terms of the Employee Benefit Plans and Benefit Arrangements disclosed in the Rocky Mountain I Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing will (i) increase any benefits otherwise payable under any Employee Benefit Plan or Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to an obligation with respect to the payment of any severance pay. No "parachute payment" (within the meaning of Section 280G of the Code), "change in control" or severance payment has been made or will be required to be made by Rocky Mountain I or any ERISA Affiliate of Rocky Mountain I to any Employee in connection with the execution, delivery or performance of this Agreement or as a result of the consummation of the Closing.

                           (f)      Compliance with Laws on Employment
Practices. Rocky Mountain I has complied in all material respects with all Applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and to the knowledge of the management of Rocky Mountain I, is not engaged in any unfair labor practice with respect to any of the current employees of Rocky Mountain I and to the best knowledge of Rocky Mountain I, none of the persons performing services for Rocky Mountain I or any of its ERISA Affiliates have been improperly classified as independent contractors or as being exempt from the payment of wages or overtime.

                           (g)      Collective Bargaining Agreements.  Except as
disclosed in the Rocky Mountain I Disclosure Letter), none of the employees of Rocky Mountain I are subject to any


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collective bargaining agreement nor is Rocky Mountain I required under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

                           (h)      No Multi-Employer Plans.  Neither Rocky
Mountain I nor any of its ERISA Affiliates has contributed to, or had the obligation to contribute to, any Multiemployer Plan within the five-year period ending on the date of this Agreement.

                           (i)      No Amendments to Plans.  There has been no
amendment to, written interpretation or announcement (whether or not written) by Rocky Mountain I or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year of Rocky Mountain I ended December 31, 1996.

                           (j)      No Unfunded Liabilities.  Neither Rocky
Mountain I nor any ERISA Affiliate of Rocky Mountain I has any current or projected liability for any unfunded post-retirement medical or life insurance benefits in connection with any Employee of Rocky Mountain I or ERISA Affiliate of Rocky Mountain I.

                           (k)      No Prohibited Transactions.  No event has
occurred with respect to any Employee Benefit Plan or any employee benefit plan previously sponsored, maintained or contributed to by Rocky Mountain I or any ERISA Affiliate of Rocky Mountain I, which could subject any such Employee Benefit Plan, Rocky Mountain I, any ERISA Affiliate of Rocky Mountain I, or the Holding Company directly or indirectly (through an indemnification agreement or otherwise), to any liability for or as a result of a breach of fiduciary duty, a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a civil penalty under Section 502 of ERISA or a Tax under
Section 4971 of the Code. Neither Rocky Mountain I nor any of its ERISA Affiliates have incurred a "withdrawal" or "partial withdrawal," as defined in Sections 4203 and 4205 of ERISA, from, or failed to timely make contributions to any Multiemployer Plan which has resulted in any unpaid liability of Rocky Mountain I or any of its ERISA Affiliates.

                           (l)      Welfare Benefit Plans.  (i) Except as
disclosed in the Rocky Mountain I Disclosure Letter, none of the Employee Benefit Plans that are "employee welfare benefit plans" as defined in ERISA
Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure regarding this clause (i) shall set forth (A) the number of individuals currently receiving such continuing benefits or coverage, (B) the limit on liability with respect to such coverage, (C) the terms and conditions of such coverage, and (D) the maximum number of current employees or independent contractors who could become eligible for such continuing benefits or coverage; (ii) there has been no violation of Code Section 4980B or ERISA Sections 601-609 with respect to any such plan that could result in any material liability; (iii) no such plans are "multiple employer welfare arrangements" within the meaning of ERISA Section 3(40); (iv) with respect to any such plans that are self-insured, no claims have been made pursuant

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to any such plan that have not yet been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plan where the liability to the employer could in the aggregate with respect to each such individual exceed $50,000 per year; (v) neither Rocky Mountain I nor any of its ERISA Affiliates maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other welfare benefit fund as defined at Section 419(e) of the Code (such disclosure to include the amount of any such funding); (vi) no such plan is intended to satisfy Code Section 125; (vii) no amounts are required in connection with any such plan to be included in income under Code Section 105(h) (under official regulations thereof to date); and (viii) neither Rocky Mountain I nor any of its ERISA Affiliates maintains a nonconforming group health plan as defined at
Section 5000(c) of the Code.

         Section 9.17      Tax Matters.

                           (a)      Affiliated Groups.  Rocky Mountain I is not
a member of, and has never been a member of, any "affiliated group" as that term is defined in Section 1504(a) of the Code.

                           (b)      Tax Returns and Payment of Taxes.  Rocky
Mountain I has timely filed or will timely file all federal, state, local, and other Tax Returns required to be filed by it under Applicable Laws, including estimated Tax Returns and reports, and has paid all required Income Taxes and other Taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof. Rocky Mountain I has paid, withheld, or accrued, or will accrue, on the Rocky Mountain I Financial Statements in accordance with an accrual method of accounting consistently applied any and all Income Taxes and other Taxes in respect of the conduct of its business or the ownership of its property and in respect of any transactions for all periods (or portions thereof) through the close of business on the Closing Date. Rocky Mountain I has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party. Rocky Mountain I has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Government Authorities and have furnished properly completed exemption certificates for all exempt transactions.

                           (c)      Tax Reserves.  The amount of Rocky Mountain
I's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of the date of this Agreement, and the amount of Rocky Mountain I's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals shall be reflected on the balance sheet of Rocky Mountain I as of the Closing Date.

                           (d)      Audits; No Deficiencies Asserted Against
Company. The Tax Returns of Rocky Mountain I have never been audited by any Tax Authority, nor is any such audit in


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process, pending or threatened (either in writing or verbally, formally or informally). Except as disclosed in the Rocky Mountain I Disclosure Letter, no deficiencies have been asserted (or are expected to be asserted) against Rocky Mountain I as a result of IRS (or state or local Tax Authority) examinations and no issue has been raised by any IRS (or state or local Tax Authority) examination that, by application of the same principles, might result in a proposed deficiency for any other period not so examined.

                           (e)      No Waivers of Limitations.  Except as
disclosed in the Rocky Mountain I Disclosure Letter, there are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Rocky Mountain I . Rocky Mountain I has disclosed on its federal Income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (f)      No Tax Liens.  There are no Encumbrances on
any of the assets, rights or properties of Rocky Mountain I with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Rocky Mountain I is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Rocky Mountain I Financial Statements.

                           (g)      Tax Elections and Special Tax Status.  Rocky
Mountain I  is not a party to any safe harbor lease within the meaning of
Section 168(f)(8) of the Code. No election or consent under Section 341(f) of the Code has been made or shall be made on or prior to the Closing Date by or on behalf of Rocky Mountain I. Rocky Mountain I is a "small business corporation" which has elected to be subject to federal income taxation under subchapter S of the Code and has such status for purposes of federal income taxation and state income taxation in all states in which its respective income is subject to taxation or has been subject to taxation at all times since its formation.

                           (h)      Disqualified Leasebacks.  Rocky Mountain I
is not a party to a "disqualified leaseback or long-term agreement" described in
Section 467(b)(4) of the Code.

                           (i)      Deferrals of Income.  No income or gain of
Rocky Mountain I has been deferred pursuant to Treasury Regulation ss. 1.1502-13 or 1.1502-14, or Temporary Treasury Regulation ss. 1.1502-13T or 1.1502-14T.

                           (j)      Tax Sharing and Similar Arrangements.  Rocky
Mountain II is not a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or other similar arrangement.

                           (k)      No Non-Deductible Compensation Payments.
Rocky Mountain I has not made any payments, nor is it obligated to make any payments, that would not be deductible under Section 280G of the Code, nor is it a party to any agreement that under certain circumstances could obligate it to make any such payments.


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         Section 9.18      Environmental Matters.

                  (a) The facilities presently or formerly occupied or used by Rocky Mountain I and any other real property presently or formerly owned by, used by or leased to or by Rocky Mountain I (collectively, the "Rocky Mountain I Property"), the existing and prior uses of such Property and all operations of the businesses of Rocky Mountain I comply and have at all times complied with all Environmental Laws and Rocky Mountain I is not in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such property or the conduct of its business, any Environmental Law.

                  (b) Rocky Mountain I has all necessary permits, registrations, approvals and licenses required by any Governmental Authority or Environmental Law.

                  (c) Except as disclosed in the Rocky Mountain I Disclosure Letter, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such Property or into the environment surrounding such Rocky Mountain I Property of any Hazardous Materials.

                  (d) There has been no past, and there is no current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from such Rocky Mountain I Property. No asbestos-containing materials, underground improvements (including, but not limited to the treatment or storage tanks, sumps, or water, gas or oil wells) or polychlorinated biphenyls (PCBs) transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 PPM) are located on such Rocky Mountain I Property.

                  (e) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or threatened by any Governmental Authority or third party with respect to the business or any Property of Rocky Mountain I (or any predecessor in interest) in connection with (i) any actual or alleged failure to comply with any requirement of any Environmental Law; (ii) the ownership, use, maintenance or operation of the Property by any person; (iii) the alleged violation of any Environmental Law; or (iv) the suspected presence of any Hazardous Material thereon.

         Section 9.19 Compliance With Laws. Rocky Mountain I has at all times conducted its business in material compliance with all (and has not received any notice of any claimed violation of any) Applicable Laws.

         Section 9.20 Licenses and Permits. Rocky Mountain I possess all licenses, permits, and other governmental consents, certificates, approvals, or other authorizations (the "Permits") necessary for the operation of the business of Rocky Mountain I. Rocky Mountain I has complied with the terms and conditions of all Permits in all material respects and all such Permits are in full force and effect, and there has occurred no event nor is any event, action, investigation or proceeding

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pending or, to the knowledge of management of Rocky Mountain I, threatened, which could cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any Permits.

         Section 9.21 Insurance. Rocky Mountain I has regularly maintained all policies of commercial liability, products liability, fire, casualty, worker's compensation, life and other forms of insurance on an "occurrence" rather than a "claims made" basis in amounts and types required by law and generally carried by reasonably prudent, similarly situated businesses. Rocky Mountain I is not in default under any provision contained in any insurance policy maintained by Rocky Mountain I currently, nor has Rocky Mountain I failed to give any notice or present any claim thereunder in due and timely fashion and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has been threatened or occurred with respect to any policy, nor is the management of Rocky Mountain I aware of any grounds therefor.

         Section 9.22 Extraordinary Transactions. Except as disclosed in the Rocky Mountain I Disclosure Letter or otherwise permitted by this Agreement, since June 30, 1997, Rocky Mountain I has not (I) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any claim of or debts owed to it; (iii) sold, licensed, leased, exchanged or transferred any of its assets except in the ordinary course of business; (iv) entered into any material transaction other than in the ordinary course of business; (v) experienced any material change in the relationship or course of dealing with any supplier, customer or creditor; (vi) suffered any material destruction, loss or damage to any of its assets; (vii) made any management decisions involving any material change in its policies with regard to pricing, sales, purchasing or other business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices; (viii) declared, set aside or paid any dividends on or made any distributions in respect of any outstanding shares of capital stock or made any other distributions or payments to any of its shareholders; (ix) submitted any bid, proposal, quote or commitment to any party in response to a request for proposal or otherwise; (x) engaged in any merger or consolidation with, or agreed to merge or consolidate with, or purchased or agreed to purchase, all or substantially all of the assets of, or otherwise acquire, any other party; (xi) entered into any strategic alliance, partnership, joint venture or similar arrangement with any other party; (xii) incurred or agreed to incur any Debt or prepaid or made any prepayments in respect of Debt; (xiii) issued or agreed to issue to any party, any shares of stock or other securities; (xiv) redeemed, purchased or agreed to redeem or purchase any of its outstanding shares of capital stock or other securities; (xv) increased the rate of compensation payable or to become payable to any of its officers, directors, employees or agents over the rate being paid to them as of June 30, 1996 or agreed to do so otherwise than in accordance with contractual agreements with such parties; (xvi) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses; or (xvii) charged off any bad debts or increased its bad debt reserve except in the manner consistent with its past practices.

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         Section 9.23 Title to Assets. Except as described in the Rocky Mountain
I Disclosure Letter, Rocky Mountain I has good and marketable title to its assets and properties, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all Encumbrances.

         Section 9.24 Corporate Records. The minute books of Rocky Mountain I accurately reflect all minutes of proceedings of and actions taken by the directors of Rocky Mountain I, and by each committee of the Board of Directors of Rocky Mountain I, and all records of meetings of and actions taken by the stockholders of Rocky Mountain I, that are required by applicable laws to be recorded in or reflected in the corporate records thereof.

         Section 9.25 Broker and Finder Fees. Rocky Mountain I has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no action by any of the foregoing will cause or support any claim to be asserted against the Holding Company or Rocky Mountain I by any broker, finder or intermediary in connection with such transaction.

         Section 9.26 Adequate Disclosure. No representation or warranty made by Rocky Mountain I pursuant to this Agreement, or any statement contained in any Exhibit or Schedule to this Agreement, or any certificate or document furnished or to be furnished by Rocky Mountain I pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         Section 9.27 No Adverse Change or Conditions. Except as set forth in the Rocky Mountain I Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, since June 30, 1997, Rocky Mountain I and has conducted its business in the ordinary course and consistent with past practice, and Rocky Mountain I has not suffered any change that has had a Material Adverse Effect on Rocky Mountain I. There are no conditions, facts, developments or circumstances of an unusual or special nature that reasonably could be expected to have a Material Adverse Effect upon Rocky Mountain I that have not been disclosed in writing by Rocky Mountain I pursuant to the Rocky Mountain I Disclosure Letter.

                                    ARTICLE X
                                    ---------

               REPRESENTATIONS AND WARRANTIES OF ROCKY MOUNTAIN II
               ---------------------------------------------------

         In order to induce each of the other parties to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the delivery and acceptance of a definitive Disclosure Letter, Rocky Mountain II hereby makes the following representations and warranties to the other parties to this Agreement and to the Holding Company.

         Section 10.1 Organization and Good Standing. Rocky Mountain II is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has full corporate power and authority to own, operate and lease its properties, and to conduct its business

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as it is now being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

         Section 10.2 Capitalization of Rocky Mountain II. The authorized capital stock of Rocky Mountain II consists solely of 500,000 shares of a single class of common stock, $1.00 par value, of which 14,538.88 shares have been issued and are outstanding as of the date of this Agreement. Each of the shares of the capital stock of Rocky Mountain II issued and outstanding as of the date hereof has been duly authorized and validly issued and is fully paid and non-assessable. None of the shares of the issued and outstanding capital stock of Rocky Mountain II has been issued in violation of shareholder preemptive rights. Rocky Mountain II has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time into equity securities of Rocky Mountain II. Rocky Mountain II is not subject to any commitment or obligation which would require the issuance or sale of shares of its capital stock at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Rocky Mountain II except as provided in the Disclosure Letter dated of even date with this Agreement submitted by Rocky Mountain II to each of the parties. Rocky Mountain II has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

         Section 10.3 Ownership of Shares. The Rocky Mountain II Disclosure Letter contains a true, complete and accurate list of each of the record and beneficial owners of the shares of the capital stock of Rocky Mountain II, together with the name and address of each such holder. There are no agreements, pledges, powers of attorney, assignments or similar agreements or arrangements either (I) restricting the transferability of any of the shares of the capital stock of Rocky Mountain II or (ii) which reasonably could be expected to prohibit or delay the consummation of the transactions contemplated hereby.

         Section 10.4 Subsidiaries; Investments.   Rocky Mountain II does not
own any shares of capital stock or equity securities of, or any interest in any other entity.

         Section 10.5 Execution and Effect of Agreement Rocky Mountain II has the corporate power to enter into this Agreement and to perform its obligations hereunder and, subject to the due authorization and approval of its shareholders, to enter into and consummate the Rocky Mountain II Merger. Subject only to the approval of its Board of Directors, this Agreement has been duly executed and delivered by Rocky Mountain II and constitutes a legal, valid and binding obligation of Rocky Mountain II, fully enforceable against Rocky Mountain II in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

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         Section 10.6 Restrictions. The execution and delivery of this Agreement by Rocky Mountain II, the consummation of the transactions contemplated hereby by Rocky Mountain II, and, subject to the due authorization and approval of its shareholders, the performance of the obligations of Rocky Mountain II hereunder will not (a) violate any of the provisions of the charter or by-laws of Rocky Mountain II, (b) violate or conflict with the provisions of any Applicable Laws,
(c) result in the creation of any Encumbrance upon any of the assets, rights or properties of Rocky Mountain II, or (d) except as disclosed in the Rocky
Mountain II Disclosure Letter, conflict with, violate any provisions of, result in a breach of or give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any material agreement, indenture, mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other instrument to which Rocky Mountain II is a party or to which any of any of the assets of Rocky Mountain II are subject.

         Section 10.7 Consents. Except as disclosed in the Rocky Mountain II Disclosure Letter, no filing with, or consent, waiver, approval or authorization of, or notice to, any governmental authority or any third party is required to be made or obtained by Rocky Mountain II in connection with the execution and delivery of this Agreement or any document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of any of their respective obligations hereunder or thereunder.

         Section 10.8 Financial Statements. Attached hereto as Exhibit E are true and correct copies of the audited balance sheets and related statements of income, cash flows and changes in stockholders' equity of Rocky Mountain II as at December 31, 1994, 1995 and 1996 and for the year periods then ended and the unaudited financial statements of Rocky Mountain II as at June 30, 1997 and for the six month period then ended (collectively, the " Rocky Mountain II Financial Statements"). All of the Rocky Mountain II Financial Statements have been prepared in accordance with an accrual method of accounting, consistently applied, in a manner consistent with each other and the books and records of Rocky Mountain II, and fairly present in all material respects the financial condition and results of operations of Rocky Mountain II at the dates and for the periods indicated therein. The regular books of account of Rocky Mountain II fairly and accurately reflect all material transactions involving Rocky Mountain II , are true, correct and complete and have been prepared in accordance with an accrual method of accounting, consistently applied, and on a basis consistent with the Financial Statements.

         Section 10.9 Debt. The Rocky Mountain II Disclosure Letter contains a true, complete and accurate listing of the original principal amount of all of the outstanding Debt of Rocky Mountain II, the remaining principal balance thereof, the interest rate(s) payable by Rocky Mountain II in respect thereof, if any, and the date(s) of maturity thereof. Except as disclosed in the Rocky Mountain II Disclosure Letter, all of the Debt of Rocky Mountain II may be prepaid at any time, without premium, prepayment penalties, termination fees or other fees or charges.

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         Section 10.10 Guarantees. The Rocky Mountain II Disclosure Letter
contains a complete list of all Guarantees provided by Rocky Mountain II for the benefit of any other party and of all Guarantees provided by any other party for the benefit of Rocky Mountain II or any party doing business with Rocky Mountain II.

         Section 10.11 No Undisclosed Liabilities. Rocky Mountain II does not have any material liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), except for (I) liabilities or obligations set forth in the Rocky Mountain II Disclosure Letter,
(ii) liabilities or obligations to the extent expressly reflected on or reserved against in the June 30, 1997 balance sheet included among the Rocky Mountain II Financial Statements or disclosed in the notes thereto, (iii) liabilities or obligations of a type reflected on the June 30, 1997 balance sheet and incurred in the ordinary course of business and consistent with past practices since June 30, 1997, or (iv) liabilities or obligations arising under the terms of the Material Contracts of Rocky Mountain II. Except as otherwise contemplated or permitted by this Agreement no dividends have been declared on any capital stock of Rocky Mountain II which are unpaid.

         Section 10.12 Litigation. There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of the management of Rocky Mountain II, threatened, by or before any court, any Governmental Authority or arbitrator, against Rocky Mountain II that reasonably could be expected to prevent the consummation of any of the transactions contemplated hereby. Except as disclosed in the Rocky Mountain II Disclosure Letter, there is no material suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or to the knowledge of management of Rocky Mountain II, threatened, by or before any arbitrator, court, or other Governmental Authority, against Rocky Mountain II or involving any of the former or present employees, agents, businesses, properties, rights or assets of Rocky Mountain II , nor, to the knowledge of management of Rocky Mountain II, is there any basis for the assertion of any of the foregoing. Except as disclosed in the Rocky Mountain II Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any court, Governmental Authority or arbitrator against Rocky Mountain II or any of their respective former or present Employees, agents, properties or assets.

         Section 10.13 Properties; Absence of Encumbrances. The Rocky Mountain II Disclosure Letter sets forth a complete list of all real property owned by or leased to Rocky Mountain II , and, with respect to all properties leased by Rocky Mountain II, a description of the term of such lease and the monthly rental thereunder. Rocky Mountain II is not in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default, under any lease of real property. All real property leased to Rocky Mountain II is available for immediate use in the operation of its business and for the purpose for which such property currently is being utilized. Subject in the case of leased property to the terms and conditions of the respective leases, Rocky Mountain II has full legal and practical access to all such real property.

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         Section 10.14     Intellectual Property. The Rocky Mountain II
Disclosure Letter sets forth a complete list of (I) all Intellectual Property owned, used or licensed by Rocky Mountain II , together with the identity of the owner thereof, and (ii) all license agreements pursuant to which any Intellectual Property is licensed to or by Rocky Mountain II. Rocky Mountain II owns its Intellectual Property free and clear of any and all Encumbrances, or, in the case of licensed Intellectual Property, has valid, binding and enforceable rights to use such Intellectual Property. Rocky Mountain II has duly and timely filed all renewals, continuations and other filings necessary to maintain its Intellectual Property or registrations thereof. Except as disclosed in the Rocky Mountain II Disclosure Letter, Rocky Mountain II (I) has not received any notice or claim to the effect that the use of any Intellectual Property infringes upon, conflicts with or misappropriates the rights of any other party or that any of the Intellectual Property is not valid or enforceable, and (ii) has not made any claim that any party has violated or infringed upon its rights with respect to any Intellectual Property.

         Section 10.15     Material Contracts.

                           (a)      List of Material Contracts.   The Rocky
Mountain II Disclosure Letter sets forth a list of all material written, and a description of all oral, commitments, agreements or contracts to which Rocky Mountain II is a party or by which Rocky Mountain II is obligated, including, but not limited to, all commitments, agreements or contracts embodying or evidencing the following transactions or arrangements: (i) agreements for the employment of, or independent contractor arrangements with, any officer or other individual employee of Rocky Mountain II; (ii) any consulting agreement, agency agreement and any other service agreement that will continue in force after the Closing Date with respect to the employment or retention by Rocky Mountain II of consultants, agents, legal counsel, accountants or anyone else who is not an Employee; (iii) any single contract, purchase order or commitment providing for expenditures by Rocky Mountain II after the date hereof of more than $25,000 or which has been entered into by Rocky Mountain II otherwise than in the ordinary course of business; (iv) agreements between Rocky Mountain II and suppliers to Rocky Mountain II pursuant to which Rocky Mountain II is obligated to purchase or to sell or distribute the products of any other party other than current purchase orders entered into in the ordinary course of business consistent with past practices; (v) any contract containing covenants limiting the freedom of Rocky Mountain II or any officer, director, or employee of Rocky Mountain II to engage in any line or type of business or with any person in any geographic area; (vi) any commitment or arrangement by Rocky Mountain II to participate in a strategic alliance, partnership, joint venture, limited liability company or other cooperative undertaking with any other Person; (vii) any commitments by Rocky Mountain II for capital expenditures involving more than $25,000 individually or $50,000 in the aggregate; and (viii) any other contract, commitment, agreement, understanding or arrangement that the management of Rocky Mountain II deems to be material to the business of Rocky Mountain II .

                           (b)      No Breaches or Defaults.  Except as
disclosed in the Rocky Mountain II Disclosure Letter, Rocky Mountain II and is in full compliance with each, and is not in default under any, Material Contract to which it is a party, and no event has occurred that, with notice or

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lapse of time or both, would constitute such a default thereunder. Rocky
Mountain II has not waived any rights under or with respect to any of the Material Contracts to which it is a party. The management of Rocky Mountain II has no knowledge, or received any notice to the effect, that any party with whom Rocky Mountain II has contractual arrangements under its Material Contracts, is in default under any such contractual arrangements or that any event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each of the Material Contracts to which Rocky Mountain II is a party constitutes a legal, valid and binding obligation of each the parties thereto and is enforceable against each of the parties thereto in accordance with its respective terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 10.16     Employee Benefits and Employment Matters.

                           (a)      Plans and Arrangements.  The Rocky Mountain
II Disclosure Letter sets forth a true, complete and correct list of all Employee Benefit Plans and all Benefit Arrangements to which Rocky Mountain II or any of its ERISA Affiliates is a party or to which Rocky Mountain II or any of its ERISA Affiliates is obligated to contribute. None of the Employee Benefit Plans to which Rocky Mountain II or any ERISA Affiliate of Rocky Mountain II is a party, which Rocky Mountain II or any ERISA Affiliate of Rocky Mountain II sponsors or maintains or to which Rocky Mountain II or any ERISA Affiliate of Rocky Mountain II contributes is subject to the requirements of Section 302 of ERISA or Section 412 of the Code and no liability under Title IV of ERISA (whether to the PBGC or otherwise) has been incurred by Rocky Mountain II or any of its ERISA Affiliates.

                           (b)      Compliance with Laws and Terms of Plans.
Except as disclosed in the Rocky Mountain II Disclosure Letter, each Employee Benefit Plan and Benefit Arrangement to which Rocky Mountain II or any of its ERISA Affiliates is a party or to which Rocky Mountain II or any of its ERISA Affiliates is obligated to contribute has been operated or maintained in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the Code, and has been maintained in material compliance with its terms and in material compliance with the terms of any applicable collective bargaining agreement. Except as disclosed in the Rocky Mountain II Disclosure Letter, with respect to any Employee Benefit Plan that is intended to qualify under Section 401 of the Code, a favorable determination letter as to qualification under Section 401 of the Code that considered the Tax Reform Act of 1986 has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could adversely affect the qualified status of any such Plan.

                           (c)      Contributions.  All contributions required
to be made to or benefit liabilities arising under the terms of each Employee Benefit Plan or Benefit Arrangement to which Rocky Mountain II or any of its ERISA Affiliates is a party or to which Rocky Mountain II or any of its ERISA Affiliates is obligated to contribute, under ERISA or the Code, for all periods of time prior to the date hereof and that are attributable to Employees of Rocky Mountain II have been paid or otherwise adequately accrued against in the Rocky Mountain II Financial Statements, as the case may be.


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                           (d)      Arrearages and Employment Disputes.  Except
as disclosed in the Rocky Mountain II Disclosure Letter, Rocky Mountain II is not liable for any arrearage of wages, any accrued or vested vacation pay or any tax or penalty for failure to comply with any Applicable Law relating to employment or labor above the level accrued for or reserved against on the June 30, 1997 balance sheet included in the Rocky Mountain II Financial Statements, and there is no controversy pending, threatened or in prospect between Rocky Mountain II and any of its Employees nor is there any basis for any such controversy. There is no unfair labor practice charge or complaint currently pending against Rocky Mountain II with respect to or relating to any of its Employees before the National Labor Relations Board or any other agency having jurisdiction over such matters and no charges or complaints are currently pending against Rocky Mountain II before the Equal Employment Opportunity Commission or any state or local agency having responsibility for the prevention of unlawful employment practices. There are no actions, suits or claims pending, including proceedings before the IRS, the DOL or the PBGC, with respect to any Employee Benefit Plan, Benefit Arrangement or any administrator or fiduciary thereof, other than benefit claims arising in the normal course of operation of such Employee Benefit Plans or Benefit Arrangements, and, to the knowledge of the management of Rocky Mountain II, no Employee Benefit Plan or Benefit Arrangement is under audit or investigation by any Governmental Authority.

                           (e)      Severance Obligations.  Except as disclosed
in the Rocky Mountain II Disclosure Letter, all current employees of Rocky Mountain II may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination. Except to the extent provided by the terms of the Employee Benefit Plans and Benefit Arrangements disclosed in the Rocky Mountain II Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing will (I) increase any benefits otherwise payable under any Employee Benefit Plan or Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to an obligation with respect to the payment of any severance pay. No "parachute payment" (within the meaning of Section 280G of the Code), "change in control" or severance payment has been made or will be required to be made by Rocky Mountain II or any ERISA Affiliate of Rocky Mountain II to any Employee in connection with the execution, delivery or performance of this Agreement or as a result of the consummation of the Closing.

                           (f)      Compliance with Laws on Employment
Practices. Rocky Mountain II has complied in all material respects with all Applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and to the knowledge of the management of Rocky Mountain II, is not engaged in any unfair labor practice with respect to any of the current employees of Rocky Mountain II and to the best knowledge of Rocky Mountain II, none of the persons performing services for Rocky Mountain II or any of its ERISA Affiliates have been improperly classified as independent contractors or as being exempt from the payment of wages or overtime.

                           (g)      Collective Bargaining Agreements.  Except as
disclosed in the Rocky Mountain II Disclosure Letter), none of the employees of Rocky Mountain II are subject to any collective bargaining agreement nor is Rocky Mountain II required under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

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                           (h)      No Multi-Employer Plans.  Neither Rocky
Mountain II nor any of its ERISA Affiliates has contributed to, or had the obligation to contribute to, any Multiemployer Plan within the five-year period ending on the date of this Agreement.

                           (i)      No Amendments to Plans.  There has been no
amendment to, written interpretation or announcement (whether or not written) by Rocky Mountain II or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year of Rocky Mountain II ended June 30, 1996.

                           (j)      No Unfunded Liabilities.  Neither Rocky
Mountain II nor any ERISA Affiliate of Rocky Mountain II has any current or projected liability for any unfunded post-retirement medical or life insurance benefits in connection with any Employee of Rocky Mountain II or ERISA Affiliate of Rocky Mountain II.

                           (k)      No Prohibited Transactions.  No event has
occurred with respect to any Employee Benefit Plan or any employee benefit plan previously sponsored, maintained or contributed to by Rocky Mountain II or any ERISA Affiliate of Rocky Mountain II, which could subject any such Employee Benefit Plan, Rocky Mountain II, any ERISA Affiliate of Rocky Mountain II, or the Holding Company directly or indirectly (through an indemnification agreement or otherwise), to any liability for or as a result of a breach of fiduciary duty, a "prohibited transaction" within the meaning of Section 406 of ERISA or
Section 4975 of the Code, or a civil penalty under Section 502 of ERISA or a Tax under Section 4971 of the Code. Neither Rocky Mountain II nor any of its ERISA Affiliates have incurred a "withdrawal" or "partial withdrawal," as defined in Sections 4203 and 4205 of ERISA, from, or failed to timely make contributions to any Multiemployer Plan which has resulted in any unpaid liability of Rocky Mountain II or any of its ERISA Affiliates.

                           (l)      Welfare Benefit Plans.  (i) Except as
disclosed in the Rocky Mountain II Disclosure Letter, none of the Employee Benefit Plans that are "employee welfare benefit plans" as defined in ERISA
Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure regarding this clause (I) shall set forth (A) the number of individuals currently receiving such continuing benefits or coverage, (B) the limit on liability with respect to such coverage, (C) the terms and conditions of such coverage, and (D) the maximum number of current employees or independent contractors who could become eligible for such continuing benefits or coverage; (ii) there has been no violation of Code Section 4980B or ERISA Sections 601-609 with respect to any such plan that could result in any material liability; (iii) no such plans are "multiple employer welfare arrangements" within the meaning of ERISA Section 3(40); (iv) with respect to any such plans that are self-insured, no claims have been made pursuant to any such plan that have not yet been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plan where the liability

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to the employer could in the aggregate with respect to each such individual exceed $50,000 per year; (v) neither Rocky Mountain II nor any of its ERISA Affiliates maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other welfare benefit fund as defined at Section 419(e) of the Code (such disclosure to include the amount of any such funding); (vi) no such plan is intended to satisfy Code Section 125; (vii) no amounts are required in connection with any such plan to be included in income under Code Section 105(h) (under official regulations thereof to date); and (viii) neither Rocky Mountain II nor any of its Affiliates maintains a nonconforming group health plan as defined at Section 5000(c) of the Code.

         Section 10.17     Tax Matters.

                           (a)      Affiliated Groups.  Rocky Mountain II is not
a member of, and has never been a member of, any "affiliated group" as that term is defined in Section 1504(a) of the Code.

                           (b)      Tax Returns and Payment of Taxes.  Rocky
Mountain II has timely filed or will timely file all federal, state, local, and other Tax Returns required to be filed by it under Applicable Laws, including estimated Tax Returns and reports, and has paid all required Income Taxes and other Taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof. Rocky Mountain II has paid, withheld, or accrued, or will accrue, on the Rocky Mountain II Financial Statements in accordance with an accrual method of accounting consistently applied any and all Income Taxes and other Taxes in respect of the conduct of its business or the ownership of its property and in respect of any transactions for all periods (or portions thereof) through the close of business on the Closing Date. Rocky Mountain II has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party. Rocky Mountain II has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Government Authorities and have furnished properly completed exemption certificates for all exempt transactions.

                           (c)      Tax Reserves.  The amount of Rocky Mountain
II's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of the date of this Agreement, and the amount of Rocky Mountain II 's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals shall be reflected on the balance sheet of Rocky Mountain II as of the Closing Date.

                           (d)      Audits; No Deficiencies Asserted Against
Company. The Tax Returns of Rocky Mountain II have never been audited by any Tax Authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). Except as disclosed in the Rocky Mountain II Disclosure Letter, no deficiencies have been asserted (or are expected to be asserted) against Rocky Mountain II as a result of IRS (or state or local Tax

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Authority) examinations and no issue has been raised by any IRS (or state or local Tax Authority) examination that, by application of the same principles, might result in a proposed deficiency for any other period not so examined.

                           (e)      No Waivers of Limitations.  Except as
disclosed in the Rocky Mountain II Disclosure Letter, there are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Rocky Mountain II . Rocky Mountain II has disclosed on its federal Income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (f)      No Tax Liens.  There are no Encumbrances on
any of the assets, rights or properties of Rocky Mountain II with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Rocky Mountain II is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Rocky Mountain II Financial Statements.

                           (g)      Tax Elections and Special Tax Status.  Rocky
Mountain II  is not a party to any safe harbor lease within the meaning of
Section 168(f)(8) of the Code.   No election or consent under Section 341(f) of
the Code has been made or shall be made on or prior to the Closing Date by or on behalf of Rocky Mountain II. Rocky Mountain II is a "small business corporation" which has elected to be subject to federal income taxation under subchapter S of the Code and has such status for purposes of federal income taxation and state income taxation in all states in which its respective income is subject to taxation or has been subject to taxation at all times since its formation.

                           (h)      Disqualified Leasebacks.  Rocky Mountain II
is not a party to a "disqualified leaseback or long-term agreement" described in
Section 467(b)(4) of the Code.

                           (i)      Deferrals of Income.  No income or gain of
Rocky Mountain II has been deferred pursuant to Treasury Regulation ss. 1.1502-13 or 1.1502-14, or Temporary Treasury Regulation ss. 1.1502-13T or 1.1502-14T.

                           (j)      Tax Sharing and Similar Arrangements.  Rocky
Mountain II is not a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or other similar arrangement.

                           (k)      No Non-Deductible Compensation Payments.
Rocky Mountain I has not made any payments, nor is it obligated to make any payments, that would not be deductible under Section 280G of the Code, nor is it a party to any agreement that under certain circumstances could obligate it to make any such payments.

         Section 10.18     Environmental Matters.

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                  (a) The facilities presently or formerly occupied or used by
Rocky Mountain II and any other real property presently or formerly owned by, used by or leased to or by Rocky Mountain II (collectively, the "Rocky Mountain II Property"), the existing and prior uses of such Property and all operations of the businesses of Rocky Mountain II comply and have at all times complied with all Environmental Laws and Rocky Mountain II is not in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such property or the conduct of its business, any Environmental Law.

                  (b) Rocky Mountain II has all necessary permits, registrations, approvals and licenses required by any Governmental Authority or Environmental Law.

                  (c) Except as disclosed in the Rocky Mountain II Disclosure Letter, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such Property or into the environment surrounding such Rocky Mountain II Property of any Hazardous Materials.

                  (d) There has been no past, and there is no current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from such Rocky Mountain II Ventures Property. No asbestos-containing materials, underground improvements (including, but not limited to the treatment or storage tanks, sumps, or water, gas or oil wells) or polychlorinated biphenyls (PCBs) transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 PPM) are located on such Rocky Mountain II Property.

                  (e) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or threatened by any Governmental Authority or third party with respect to the business or any Property of Rocky Mountain II (or any predecessor in interest) in connection with (I) any actual or alleged failure to comply with any requirement of any Environmental Law; (ii) the ownership, use, maintenance or operation of the Property by any person; (iii) the alleged violation of any Environmental Law; or (iv) the suspected presence of any Hazardous Material thereon.

         Section 10.19 Compliance With Laws. Rocky Mountain II has at all times conducted its business in material compliance with all (and has not received any notice of any claimed violation of any) Applicable Laws.

         Section 10.20 Licenses and Permits. Rocky Mountain II possess all licenses, permits, and other governmental consents, certificates, approvals, or other authorizations (the "Permits") necessary for the operation of the business of Rocky Mountain II. Rocky Mountain II has complied with the terms and conditions of all Permits in all material respects and all such Permits are in full force and effect, and there has occurred no event nor is any event, action, investigation or proceeding pending or, to the knowledge of management of Rocky Mountain II, threatened, which could cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any Permits.

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The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any Permits.

         Section 10.21 Insurance. Rocky Mountain II has regularly maintained all policies of commercial liability, products liability, fire, casualty, worker's compensation, life and other forms of insurance on an "occurrence" rather than a "claims made" basis in amounts and types required by law and generally carried by reasonably prudent, similarly situated businesses. Rocky Mountain II is not in default under any provision contained in any insurance policy maintained by Rocky Mountain II currently, nor has Rocky Mountain II failed to give any notice or present any claim thereunder in due and timely fashion and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has been threatened or occurred with respect to any policy, nor is the management of Rocky Mountain II aware of any grounds therefor.

         Section 10.22 Extraordinary Transactions. Except as disclosed in the Rocky Mountain II Disclosure Letter or otherwise permitted by this Agreement, since June 30, 1997, Rocky Mountain II has not (i) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any claim of or debts owed to it; (iii) sold, licensed, leased, exchanged or transferred any of its assets except in the ordinary course of business; (iv) entered into any material transaction other than in the ordinary course of business; (v) experienced any material change in the relationship or course of dealing with any supplier, customer or creditor; (vi) suffered any material destruction, loss or damage to any of its assets; (vii) made any management decisions involving any material change in its policies with regard to pricing, sales, purchasing or other business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices; (viii) declared, set aside or paid any dividends on or made any distributions in respect of any outstanding shares of capital stock or made any other distributions or payments to any of its shareholders; (ix) submitted any bid, proposal, quote or commitment to any party in response to a request for proposal or otherwise; (x) engaged in any merger or consolidation with, or agreed to merge or consolidate with, or purchased or agreed to purchase, all or substantially all of the assets of, or otherwise acquire, any other party; (xi) entered into any strategic alliance, partnership, joint venture or similar arrangement with any other party; (xii) incurred or agreed to incur any Debt or prepaid or made any prepayments in respect of Debt; (xiii) issued or agreed to issue to any party, any shares of stock or other securities; (xiv) redeemed, purchased or agreed to redeem or purchase any of its outstanding shares of capital stock or other securities; (xv) increased the rate of compensation payable or to become payable to any of its officers, directors, employees or agents over the rate being paid to them as of June 30, 1996 or agreed to do so otherwise than in accordance with contractual agreements with such parties; (xvi) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses; or (xvii) charged off any bad debts or increased its bad debt reserve except in the manner consistent with its past practices.

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         Section 10.23 Title to Assets. Except as described in the Rocky
Mountain II Disclosure Letter, Rocky Mountain II has good and marketable title to its assets and properties, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all Encumbrances.

         Section 10.24 Corporate Records. The minute books of Rocky Mountain II accurately reflect all minutes of proceedings of and actions taken by the directors of Rocky Mountain II, and by each committee of the Board of Directors of Rocky Mountain II, and all records of meetings of and actions taken by the stockholders of Rocky Mountain II, that are required by applicable laws to be recorded in or reflected in the corporate records thereof.

         Section 10.25 Broker and Finder Fees. Rocky Mountain II has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no action by any of the foregoing will cause or support any claim to be asserted against the Holding Company or Rocky Mountain II by any broker, finder or intermediary in connection with such transaction.

         Section 10.26 Adequate Disclosure. No representation or warranty made by Rocky Mountain II pursuant to this Agreement, or any statement contained in any Exhibit or Schedule to this Agreement, or any certificate or document furnished or to be furnished by Rocky Mountain II pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         Section 10.27 No Adverse Change or Conditions. Except as set forth in the Rocky Mountain II Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, since June 30, 1997, Rocky Mountain II has conducted its business in the ordinary course and consistent with past practice, and Rocky Mountain II has not suffered any change that has had a Material Adverse Effect on Rocky Mountain II . There are no conditions, facts, developments or circumstances of an unusual or special nature that reasonably could be expected to have a Material Adverse Effect upon Rocky Mountain II that have not been disclosed in writing by Rocky Mountain II pursuant to the Rocky Mountain II Disclosure Letter.

                                   ARTICLE XI
                                   ----------

               REPRESENTATIONS AND WARRANTIES OF PREMA PROPERTIES
               --------------------------------------------------

         In order to induce each of the other parties to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the delivery and acceptance of a definitive Disclosure Letter, Prema Properties hereby makes the following representations and warranties to the other parties to this Agreement and to the Holding Company:

         Section 11.1 Organization and Good Standing. Prema Properties is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, and has full corporate power and authority to own, operate and lease its properties, and to conduct

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its business as it is now being conducted, and is qualified to transact business as a foreign limited liability company in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

         Section 11.2 Capitalization of Prema Properties. The Prema Properties Members hold, in the aggregate, all of the membership or equity interests in Prema Properties. Prema Properties has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time into equity securities of Prema Properties. Prema Properties is not subject to any commitment or obligation which would require the issuance or sale of any equity interest at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Prema Properties. Prema Properties has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no agreements, pledges, powers of attorney, consents, assignments or other similar agreements or arrangements either (I) restricting the transferability of the Membership Interests of Prema Properties or (ii) relating to the Membership Interests of Prema Properties which reasonably may be likely to prevent or delay the consummation of the transactions contemplated hereby.

         Section 11.3 Subsidiaries; Investments.   Prema Properties does not own
any shares of capital stock or equity securities of, or any interest in any other entity.

         Section 11.4 Execution and Effect of Agreement Prema Properties has the power to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Prema Properties and constitutes a legal, valid and binding obligation of Prema Properties, fully enforceable against Prema Properties and each of the Prema Properties Members in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 11.5 Restrictions. The execution and delivery of this Agreement by Prema Properties, the consummation of the transactions contemplated hereby by Prema Properties and the Prema Properties Members, and the performance of their respective obligations hereunder will not (a) violate any of the provisions of the operating agreement or articles of organization of Prema Properties, (b) violate or conflict with the provisions of any Applicable Laws, (c) result in the creation of any Encumbrance upon any of the assets, rights or properties of Prema Properties, or (d) except as disclosed in the Prema Properties Disclosure Letter, conflict with, violate any provisions of, result in a breach of or give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any material agreement, indenture, mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other

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instrument to which Prema Properties or any of the Prema Properties Members is a
party or to which Prema Properties or any of the Prema Properties Members or any of their respective assets or properties are subject.

         Section 11.6 Consents. Except as disclosed in the Prema Properties Disclosure Letter, no filing with, or consent, waiver, approval or authorization of, or notice to, any governmental authority or any third party is required to be made or obtained by Prema Properties or the Prema Properties Members in connection with the execution and delivery of this Agreement or any document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of any of their respective obligations hereunder or thereunder.

         Section 11.7 Financial Statements. Attached hereto as Exhibit E are true and correct copies of the audited balance sheets and related statements of income, cash flows and changes in Member equity of Prema Properties as at December 31, 1994, 1995 and 1996 and for the year periods then ended and the unaudited financial statements of Prema Properties as at June 30, 1997 and for the six month period then ended (collectively, the " Prema Properties Financial Statements"). All of the Prema Properties Financial Statements have been prepared in accordance with GAAP in a manner consistent with each other and the books and records of Prema Properties, and fairly present in all material respects the financial condition and results of operations of Prema Properties at the dates and for the periods indicated therein. The regular books of account of Prema Properties fairly and accurately reflect all material transactions involving Prema Properties , are true, correct and complete and have been prepared in accordance with GAAP and on a basis consistent with the Financial Statements.

         Section 11.8 Debt. The Prema Properties Disclosure Letter contains a true, complete and accurate listing of the original principal amount of all of the Debt of Prema Properties, the remaining principal balance thereof, the interest rate(s) payable by Prema Properties in respect thereof, if any, and the date(s) of maturity thereof. Except as disclosed in the Prema Properties Disclosure Letter, all of the Debt of Prema Properties may be prepaid at any time, without premium, prepayment penalties, termination fees or other fees or charges.

         Section 11.9 Guarantees. The Prema Properties Disclosure Letter contains a complete list of all Guarantees provided by Prema Properties for the benefit of any other party and of all Guarantees provided by any other party for the benefit of Prema Properties or any party doing business with Prema Properties.

         Section 11.10 No Undisclosed Liabilities. Prema Properties does not have any material liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), except for (I) liabilities or obligations set forth in the Prema Properties Disclosure Letter,
(ii) liabilities or obligations to the extent expressly reflected on or reserved against in the June 30, 1997 balance sheet included among the Prema Properties Financial Statements or disclosed in the notes thereto, (iii) liabilities or obligations of a type reflected on the June 30, 1997 balance sheet and


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incurred in the ordinary course of business and consistent with past practices since June 30, 1997, or (iv) liabilities or obligations arising under the terms of the Material Contracts of Prema Properties. Except as otherwise contemplated or permitted by this Agreement no dividends or distributions have been declared on any Membership Interests of Prema Properties which are unpaid.

         Section 11.11 Litigation. There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of the Prema Properties Members, threatened, by or before any court, any Governmental Authority or arbitrator, against Prema Properties or any of the Prema Properties Members that reasonably could be expected to prevent or delay the consummation of any of the transactions contemplated hereby. Except as disclosed in the Prema Properties Disclosure Letter, there is no material suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or to the knowledge of Prema Properties Members, threatened, by or before any arbitrator, court, or other Governmental Authority, against Prema Properties or involving any of the former or present employees, agents, businesses, properties, rights or assets of Prema Properties , nor, to the knowledge of Prema Properties Members, is there any basis for the assertion of any of the foregoing. Except as disclosed in the Prema Properties Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any court, Governmental Authority or arbitrator against Prema Properties or any of their respective former or present Employees, agents, properties or assets.

         Section 11.12 Properties; Absence of Encumbrances. The Prema Properties Disclosure Letter sets forth a complete list of all real property owned by or leased to Prema Properties , and, with respect to all properties leased by Prema Properties, a description of the term of such lease and the monthly rental thereunder. Prema Properties is not in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default, under any lease of real property. All real property leased to Prema Properties is available for immediate use in the operation of its business and for the purpose for which such property currently is being utilized. Subject in the case of leased property to the terms and conditions of the respective leases, Prema Properties has full legal and practical access to all such real property.

         Section 11.13 Intellectual Property. The Prema Properties Disclosure Letter sets forth a complete list of (I) all Intellectual Property owned, used or licensed by Prema Properties , together with the identity of the owner thereof, and (ii) all license agreements pursuant to which any Intellectual Property is licensed to or by Prema Properties. Prema Properties owns its Intellectual Property free and clear of any and all Encumbrances, or, in the case of licensed Intellectual Property, has valid, binding and enforceable rights to use such Intellectual Property. Prema Properties has duly and timely filed all renewals, continuations and other filings necessary to maintain its Intellectual Property or registrations thereof. Except as disclosed in the Prema Properties Disclosure Letter, Prema Properties (I) has not received any notice or claim to the effect that the use of any Intellectual Property infringes upon, conflicts with or misappropriates the rights of any other party or that any of the Intellectual Property is not valid or enforceable, and (ii) has not made any claim that any party has violated or infringed upon its rights with respect to any Intellectual Property.

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         Section 11.14 Material Contracts.

                           (a)      List of Material Contracts.   The Prema
Properties Disclosure Letter sets forth a list of all material written, and a description of all oral, commitments, agreements or contracts to which Prema Properties is a party or by which Prema Properties is obligated, including, but not limited to, all commitments, agreements or contracts embodying or evidencing the following transactions or arrangements: (I) agreements for the employment of, or independent contractor arrangements with, any officer or other individual employee of Prema Properties ; (ii) any consulting agreement, agency agreement and any other service agreement that will continue in force after the Closing Date with respect to the employment or retention by Prema Properties of consultants, agents, legal counsel, accountants or anyone else who is not an Employee; (iii) any single contract, purchase order or commitment providing for expenditures by Prema Properties after the date hereof of more than $25,000 or which has been entered into by Prema Properties otherwise than in the ordinary course of business; (iv) agreements between Prema Properties and suppliers to Prema Properties pursuant to which Prema Properties is obligated to purchase or to sell or distribute the products of any other party other than current purchase orders entered into in the ordinary course of business consistent with past practices; (v) any contract containing covenants limiting the freedom of Prema Properties or any officer, director, or employee of Prema Properties to engage in any line or type of business or with any person in any geographic area; (vi) any commitment or arrangement by Prema Properties to participate in a strategic alliance, partnership, joint venture, limited liability company or other cooperative undertaking with any other Person; (vii) any commitments by Prema Properties for capital expenditures involving more than $25,000 individually or $50,000 in the aggregate; and (viii) any other contract, commitment, agreement, understanding or arrangement that the Prema Properties Members deems to be material to the business of Prema Properties.

                           (b)      No Breaches or Defaults.  Except as
disclosed in the Prema Properties Disclosure Letter, Prema Properties and is in full compliance with each, and is not in default under any, Material Contract to which it is a party, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Prema Properties has not waived any rights under or with respect to any of the Material Contracts to which it is a party. The Prema Properties Members have no knowledge, and have not received any notice to the effect, that any party with whom Prema Properties has contractual arrangements under the Material Contracts to which it is a party, is in default under any such contractual arrangements or that any event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each of the Material Contracts to which it is a party constitutes a legal, valid and binding obligation of each the parties thereto and is enforceable against each of the parties thereto in accordance with its respective terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.


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         Section 11.15     Employee Benefits and Employment Matters.

                           (a)      Plans and Arrangements.  The Prema
Properties Disclosure Letter sets forth a true, complete and correct list of all Employee Benefit Plans and all Benefit Arrangements to which Prema Properties is a party or to which Prema Properties is obligated to contribute. None of the Employee Benefit Plans to which Prema Properties or any ERISA Affiliate of Prema Properties is a party, which Prema Properties or any ERISA Affiliate of Prema Properties sponsors or maintains or to which Prema Properties or any ERISA Affiliate of Prema Properties contributes is subject to the requirements of
Section 302 of ERISA or Section 412 of the Code.

                           (b)      Compliance with Laws and Terms of Plans.
Except as disclosed in the Prema Properties Disclosure Letter, each Employee Benefit Plan and Benefit Arrangement to which Prema Properties is a party or to which Prema Properties is obligated to contribute has been operated or maintained in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the Code, and has been maintained in material compliance with its terms. Except as disclosed in the Prema Properties Disclosure Letter, with respect to any Plan that is intended to qualify under
Section 401 of the Code, a favorable determination letter as to qualification under Section 401 of the Code has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could adversely affect the qualified status of any such Plan.

                           (c)      Contributions.  All contributions required
to be made to or benefit liabilities arising under the terms of each Employee Benefit Plan or Benefit Arrangement to which Prema Properties is a party or to which Prema Properties is obligated to contribute, under ERISA or the Code, for all periods of time prior to the date hereof and that are attributable to Employees of Prema Properties have been paid or otherwise adequately accrued against in the Prema Properties Financial Statements, as the case may be.

                           (d)      Arrearages and Employment Disputes.  Except
as disclosed in the Prema Properties Disclosure Letter, Prema Properties is not liable for any arrearage of wages, any accrued or vested vacation pay or any tax or penalty for failure to comply with any Applicable Law relating to employment or labor above the level accrued for or reserved against on the June 30, 1997 balance sheet included in the Prema Properties Financial Statements, and there is no controversy pending, threatened or in prospect between Prema Properties and any of its Employees nor is there any basis for any such controversy. There is no unfair labor practice charge or complaint currently pending against Prema Properties with respect to or relating to any of its Employees before the National Labor Relations Board or any other agency having jurisdiction over such matters and no charges or complaints are currently pending against Prema Properties before the Equal Employment Opportunity Commission or any state or local agency having responsibility for the prevention of unlawful employment practices. There are no actions, suits or claims pending, including proceedings before the IRS, the DOL or the PBGC, with respect to any Employee Benefit Plan, Benefit Arrangement or any administrator or fiduciary thereof, other than benefit claims arising in


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the normal course of operation of such Employee Benefit Plans or Benefit
Arrangements, and, to the knowledge of the management of Prema Properties, no Employee Benefit Plan or Benefit Arrangement is under audit or investigation by any Governmental Authority.

                           (e)      Severance Obligations.  Except as disclosed
in the Prema Properties Disclosure Letter, all current employees of Prema Properties may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination. Except to the extent provided by the terms of the Employee Benefit Plans and Benefit Arrangements disclosed in the Prema Properties Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing will (i) increase any benefits otherwise payable under any Employee Benefit Plan or Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to an obligation with respect to the payment of any severance pay. No "parachute payment" (within the meaning of Section 280G of the Code), "change in control" or severance payment has been made or will be required to be made by Prema Properties or any ERISA Affiliate of Prema Properties to any Employee in connection with the execution, delivery or performance of this Agreement or as a result of the consummation of the Closing.

                           (f)      Compliance with Laws on Employment
Practices. Prema Properties has complied in all material respects with all Applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and to the knowledge of the Prema Properties Members, is not engaged in any unfair labor practice with respect to any of the current employees of Prema Properties.

                           (g)      Collective Bargaining Agreements.  Except as
disclosed in the Prema Properties Disclosure Letter, none of the employees of Prema Properties are subject to any collective bargaining agreement nor is Prema Properties required under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

                           (h)      No Multi-Employer Plans.  Prema Properties
has not contributed to, nor had the obligation to contribute to, any Multiemployer Plan within the five-year period ending on the date of this Agreement.

                           (i)      No Amendments to Plans.  There has been no
amendment to, written interpretation or announcement (whether or not written) by Prema Properties relating to, or change in employee participation or coverage under, any Employee Benefit Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year of Prema Properties ended December 31, 1996.

                           (j)      No Unfunded Liabilities.  Prema Properties
nor any ERISA Affiliate of Prema Properties has any current or projected liability for any unfunded post-retirement medical

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or life insurance benefits in connection with any Employee of Prema Properties or ERISA Affiliate of Prema Properties.

                           (k)      No Prohibited Transactions.  No event has
occurred with respect to any Employee Benefit Plan or any employee benefit plan previously sponsored, maintained or contributed to by Prema Properties or any ERISA Affiliate of Prema Properties, which could subject any such Employee Benefit Plan, Prema Properties, any ERISA Affiliate of Prema Properties, or the Holding Company directly or indirectly (through an indemnification agreement or otherwise), to any liability for or as a result of a breach of fiduciary duty, a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a civil penalty under Section 502 of ERISA or a Tax under
Section 4971 of the Code. Neither Prema Properties nor any of its ERISA Affiliates have incurred a "withdrawal" or "partial withdrawal," as defined in Sections 4203 and 4205 of ERISA, from, or failed to timely make contributions to any Multiemployer Plan which has resulted in any unpaid liability of any of the Companies.

                           (l)      Welfare Benefit Plans.  (I) Except as
disclosed in the Prema Properties Disclosure Letter, none of the Employee Benefit Plans that are "welfare benefit plans" as defined in ERISA contributions to Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure regarding this clause (i) shall set forth (A) the number of individuals currently receiving such continuing benefits or coverage, (B) the limit on liability with respect to such coverage, (C) the terms and conditions of such coverage, and (D) the maximum number of current employees or independent contractors who could become eligible for such continuing benefits or coverage;
(ii) there has been no violation of Code Section 4980B or ERISA Sections 601-609 with respect to any such Plan that could result in any material liability; (iii) no such Plans are "multiple employer welfare arrangements" within the meaning of ERISA Section 3(40); (iv) with respect to any such Plans that are self-insured, no claims have been made pursuant to any such Plan that have not yet been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plan where the liability to the employer could in the aggregate with respect to each such individual exceed $50,000 per year; (v) Prema Properties does not maintain and does not have any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding); (vi) no such plan is intended to satisfy Code Section 125; and (vii) no amounts are required in connection with any such Plan to be included in income under Code Section 105(h) (under official regulations thereof to date);.

         Section 11.17     Tax Matters.

                           (a)      Affiliated Groups.  Prema Properties is not
a member of, and has never been a member of, any "affiliated group" as that term is defined in Section 1054(a) of the Code.


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                           (b)      Tax Returns and Payment of Taxes.  Prema
Properties has timely filed or will timely file all federal, state, local, and other Tax Returns required to be filed by it under Applicable Laws, including estimated Tax Returns and reports, and has paid all required Income Taxes and other Taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof. Prema Properties has paid, withheld, or accrued, or will accrue, on the Prema Properties Financial Statements in accordance with GAAP any and all Income Taxes and other Taxes in respect of the conduct of its business or the ownership of its property and in respect of any transactions for all periods (or portions thereof) through the close of business on the Closing Date. Prema Properties has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party. Prema Properties has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Government Authorities and have furnished properly completed exemption certificates for all exempt transactions

                           (c)      Tax Reserves.  The amount of Prema
Properties's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of the date of this Agreement, and the amount of Prema Properties 's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals shall be reflected on the balance sheet of Prema Properties as of the Closing Date.

                           (d)      Audits; No Deficiencies Asserted Against
Company. The Tax Returns of Prema Properties have never been audited by any Tax Authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). Except as disclosed in the Prema Properties Disclosure Letter, no deficiencies have been asserted (or are expected to be asserted) against Prema Properties as a result of IRS (or state or local Tax Authority) examinations and no issue has been raised by any IRS (or state or local Tax Authority) examination that, by application of the same principles, might result in a proposed deficiency for any other period not so examined.

                           (e)      No Waivers of Limitations.  Except as
disclosed in the Prema Properties Disclosure Letter, there are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Prema Properties. Prema Properties has disclosed on its federal Income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (f)      No Tax Liens.  There are no Encumbrances on
any of the assets, rights or properties of Prema Properties with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Prema Properties is contesting in good faith through appropriate

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proceedings and for which appropriate reserves have been established on the
Prema Properties Financial Statements.

                           (g)      Tax Elections and Special Tax Status.  Prema
Properties  is not a party to any safe harbor lease within the meaning of
Section 168(f)(8) of the Code. Prema Properties is a "partnership" for purposes of federal income taxation and state income taxation in all states in which its income is subject to taxation and has had the status of a "partnership" for purposes of federal income taxation and state income taxation in all states in which its income is subject to taxation or has been subject to taxation at all times since its formation.

                           (h)      Disqualified Leasebacks.  Prema Properties
is not a party to a "disqualified leaseback or long-term agreement" described in
Section 467(b)(4) of the Code.

                           (i)      Deferrals of Income.  No income or gain of
Prema Properties has been deferred pursuant to Treasury Regulation ss. 1.1502-13 or 1.1502-14, or Temporary Treasury Regulation ss. 1.1502-13T or 1.1502-14T.

                           (j)      Tax Sharing and Similar Arrangements.  Prema
Properties is not a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or other similar arrangement.

                           (k)      No Non-Deductible Compensation Payments.
Prema Properties has not made any payments, nor is it obligated to make any payments, that would not be deductible under Section 280G of the Code nor is it a party to any agreement that under certain circumstances could obligate it to make any such payments.

         Section 11.18     Environmental Matters.

                           (a)      The facilities presently or formerly
occupied or used by Prema Properties and any other real property presently or formerly owned by, used by or leased to or by Prema Properties (collectively, the "Prema Properties Property"), the existing and prior uses of such Prema Properties Property and all operations of the businesses of Prema Properties comply and have at all times complied with all Environmental Laws and Prema Properties is not in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such property or the conduct of its business, any Environmental Law.

                           (b)      Prema Properties has all necessary permits,
registrations, approvals and licenses required by any Governmental Authority or Environmental Law.

                           (c)      There has been no spill, discharge, leak,
emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such Prema Properties Property or into the environment surrounding such Prema Properties Property of any Hazardous Materials.

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                           (d)      There has been no past, and there is no
current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from such Prema Properties Property. No asbestos-containing materials, underground improvements (including, but not limited to treatment or storage tanks, sumps, or hydraulic tanks or water, gas or oil wells) or polychlorinated biphenyls (PCBs) transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 PPM) are or have ever been located on such Prema Properties Property.

                           (e)      There are no claims, notices of violations,
notice letters, investigations, inquiries or other proceedings now pending or threatened by any Governmental Authority or third party with respect to the business or any Property of Prema Properties (or any predecessor in interest) in connection with (i) any actual or alleged failure to comply with any requirement of any Environmental Law; (ii) the ownership, use, maintenance or operation of the Property by any person; (iii) the alleged violation of any Environmental Law; or (iv) the suspected presence of any Hazardous Material thereon.

         Section 11.19 Compliance With Laws. Prema Properties has at all times conducted its business in material compliance with all (and has not received any notice of any claimed violation of any) Applicable Laws.

         Section 11.20 Licenses and Permits. Prema Properties possess all licenses, permits, and other governmental consents, certificates, approvals, or other authorizations (the "Permits") necessary for the operation of the business of Prema Properties. Prema Properties has complied with the terms and conditions of all Permits in all material respects and all such Permits are in full force and effect, and there has occurred no event nor is any event, action, investigation or proceeding pending or, to the knowledge of Prema Properties Members, threatened, which could cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termina tion or suspension of any Permits.

         Section 11.21 Insurance. Prema Properties has regularly maintained all policies of commercial liability, products liability, fire, casualty, worker's compensation, life and other forms of insurance on an "occurrence" rather than a "claims made" basis in amounts and types required by law and generally carried by reasonably prudent, similarly situated businesses. Prema Properties is not in default under any provision contained in any insurance policy maintained by Prema Properties currently, nor has Prema Properties failed to give any notice or present any claim thereunder in due and timely fashion and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has been threatened or occurred with respect to any policy, nor is the Prema Properties Members aware of any grounds therefor.

         Section 11.22 Extraordinary Transactions. Except as disclosed in the Prema Properties Disclosure Letter or otherwise permitted by this Agreement, since June 30, 1997, Prema Properties

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has not (i) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any claim of or debts owed to it; (iii) sold, licensed, leased, exchanged or transferred any of its assets except in the ordinary course of business; (iv) entered into any material transaction other than in the ordinary course of business; (v) experienced any material change in the relationship or course of dealing with any supplier, customer or creditor;
(vi) suffered any material destruction, loss or damage to any of its assets;
(vii) made any management decisions involving any material change in its policies with regard to pricing, sales, purchasing or other business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices; (viii) declared, set aside or paid any dividends on or made any distributions in respect of any outstanding shares of capital stock or made any other distributions or payments to any of its shareholders; (ix) submitted any bid, proposal, quote or commitment to any party in response to a request for proposal or otherwise; (x) engaged in any merger or consolidation with, or agreed to merge or consolidate with, or purchased or agreed to purchase, all or substantially all of the assets of, or otherwise acquire, any other party; (xi) entered into any strategic alliance, partnership, joint venture or similar arrangement with any other party; (xii) incurred or agreed to incur any Debt or prepaid or made any prepayments in respect of Debt; (xiii) issued or agreed to issue to any party, any shares of stock or other securities; (xiv) redeemed, purchased or agreed to redeem or purchase any of its outstanding shares of capital stock or other securities; (xv) increased the rate of compensation payable or to become payable to any of its officers, directors, employees or agents over the rate being paid to them as of June 30, 1996 or agreed to do so otherwise than in accordance with contractual agreements with such parties;
(xvi) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses; or (xvii) charged off any bad debts or increased its bad debt reserve except in the manner consistent with its past practices.

         Section 11.23 Title to Assets. Except as described in the Prema Properties Disclosure Letter, Prema Properties has good and marketable title to its assets and properties, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all Encumbrances.

         Section 11.24 Corporate Records. The books and records of Prema Properties accurately reflect all minutes of proceedings of and actions taken by the members of Prema Properties.

         Section 11.25 Broker and Finder Fees. Prema Properties has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no action by any of the foregoing will cause or support any claim to be asserted against the Holding Company or Prema Properties by any broker, finder or intermediary in connection with such transaction.

         Section 11.26 Adequate Disclosure. No representation or warranty made by Prema Properties pursuant to this Agreement, or any statement contained in any Exhibit or Schedule to this Agreement, or any certificate or document furnished or to be furnished by Prema Properties pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

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         Section 11.27 No Adverse Change or Conditions. Except as set forth in the Prema Properties Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, since June 30, 1997, Prema Properties has conducted its business in the ordinary course and consistent with past practice, and Prema Properties has not suffered any change that has had a Material Adverse Effect on Prema Properties. There are no conditions, facts, developments or circumstances of an unusual or special nature that reasonably could be expected to have a Material Adverse Effect upon the financial condition, business or prospects of Prema Properties that have not been disclosed in writing by Prema Properties pursuant to the Prema Properties Disclosure Letter.

                                   ARTICLE XII
                                   -----------

               REPRESENTATIONS AND WARRANTIES OF RALSTON CAR WASH
               --------------------------------------------------

         In order to induce each of the other parties to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the delivery and acceptance of a definitive Disclosure Letter, Ralston Car Wash hereby makes the following representations and warranties to the other parties to this Agreement and the Holding Company:

         Section 12.1 Organization and Good Standing. Ralston Car Wash is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign limited liability company in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

         Section 12.2 Capitalization of Ralston Car Wash. The Ralston Car Wash Members hold, in the aggregate, all of the membership or equity interests in Ralston Car Wash. Ralston Car Wash has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time into equity securities of Ralston Car Wash. Ralston Car Wash is not subject to any commitment or obligation which would require the issuance or sale of any equity interest at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Ralston Car Wash. Ralston Car Wash has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no agreements, pledges, powers of attorney, consents, assignments or other similar agreements or arrangements either (I) restricting the transferability of the Membership interests of Ralston Car Wash or (ii) relating to the Ralston Car Wash Membership Interests which reasonably may be likely to prevent or delay the consummation of the transactions contemplated hereby.

         Section 12.3 Subsidiaries; Investments.   Ralston Car Wash does not own
any shares of capital stock or equity securities of, or any interest in any other entity.

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         Section 12.4 Execution and Effect of Agreement. Ralston Car Wash has
the power to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Ralston Car Wash and constitutes a legal, valid and binding obligation of Ralston Car Wash, fully enforceable against Ralston Car Wash in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 12.5 Restrictions. The execution and delivery of this Agreement by Ralston Car Wash, the consummation of the transactions contemplated hereby by Ralston Car Wash and by each of the Ralston Car Wash Members, and the performance of their respective obligations hereunder will not (a) violate any of the provisions of the operating agreement or articles of organization of Ralston Car Wash, (b) violate or conflict with the provisions of any Applicable Laws, (c) result in the creation of any Encumbrance upon any of the assets, rights or properties of Ralston Car Wash, or (d) except as disclosed in the Ralston Car Wash Disclosure Letter, conflict with, violate any provisions of, result in a breach of or give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any material agreement, indenture, mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other instrument to which Ralston Car Wash or any of the Ralston Car Wash Members is a party or to which Ralston Car Wash or any of the Ralston Car Wash Members or any of their respective assets or properties are subject.

         Section 12.6 Consents. Except as disclosed in the Ralston Car Wash Disclosure Letter, no filing with, or consent, waiver, approval or authorization of, or notice to, any governmental authority or any third party is required to be made or obtained by Ralston Car Wash or any of the Ralston Car Wash Members in connection with the execution and delivery of this Agreement or any document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of any of their respective obligations hereunder or thereunder.

         Section 12.7 Financial Statements. Attached hereto as Exhibit E are true and correct copies of the audited balance sheets and related statements of income, cash flows and changes in member equity of Ralston Car Wash as at December 31, 1994, 1995 and 1996 and for the year periods then ended and the unaudited financial statements of Ralston Car Wash as at June 30, 1997 and for the six month period then ended (collectively, the " Ralston Car Wash Financial Statements"). All of the Ralston Car Wash Financial Statements have been prepared in accordance with an accrual method of accounting, consistently applied, in a manner consistent with each other and the books and records of Ralston Car Wash, and fairly present in all material respects the financial condition and results of operations of Ralston Car Wash at the dates and for the periods indicated therein. The regular books of account of Ralston Car Wash fairly and accurately reflect all material transactions involving Ralston Car Wash, are true, correct and complete and have been

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prepared in accordance with an accrual method of accounting, consistently applied, and on a basis consistent with the Financial Statements.

         Section 12.8 Debt. The Ralston Car Wash Disclosure Letter contains a true, complete and accurate listing of the original principal amount of all of the Debt of Ralston Car Wash, the remaining principal balance thereof, the interest rate(s) payable by Ralston Car Wash in respect thereof, if any, and the date(s) of maturity thereof. Except as disclosed in the Ralston Car Wash Disclosure Letter, all of the Debt of Ralston Car Wash may be prepaid at any time, without premium, prepayment penalties, termination fees or other fees or charges.

         Section 12.9 Guarantees. The Ralston Car Wash Disclosure Letter contains a complete list of all Guarantees provided by Ralston Car Wash for the benefit of any other party and of all Guarantees provided by any other party for the benefit of Ralston Car Wash or any party doing business with Ralston Car Wash.

         Section 12.10 No Undisclosed Liabilities. Ralston Car Wash does not have any material liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), except for (i) liabilities or obligations set forth in the Ralston Car Wash Disclosure Letter,
(ii) liabilities or obligations to the extent expressly reflected on or reserved against in the June 30, 1997 balance sheet included among the Ralston Car Wash Financial Statements or disclosed in the notes thereto, (iii) liabilities or obligations of a type reflected on the June 30, 1997 balance sheet and incurred in the ordinary course of business and consistent with past practices since June 30, 1997, or (iv) liabilities or obligations arising under the terms of the Material Contracts of Ralston Car Wash. Except as otherwise contemplated or permitted by this Agreement, no dividends or distributions have been declared on any Membership Interests of Ralston Car Wash which are unpaid.

         Section 12.11 Litigation. There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of the Ralston Car Wash Members, threatened, by or before any court, any Governmental Authority or arbitrator, against Ralston Car Wash or any of the Ralston Car Wash Members that reasonably could be expected to prevent or delay the consummation of any of the transactions contemplated hereby. Except as disclosed in the Ralston Car Wash Disclosure Letter, there is no material suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or to the knowledge of Ralston Car Wash Members, threatened, by or before any arbitrator, court, or other Governmental Authority, against Ralston Car Wash or involving any of former or present employees, agents, businesses, properties, rights or assets of Ralston Car Wash , nor, to the knowledge of Ralston Car Wash Members, is there any basis for the assertion of any of the foregoing. Except as disclosed in the Ralston Car Wash Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any court, Governmental Authority or arbitrator against Ralston Car Wash or any of their respective former or present Employees, agents, properties or assets.


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         Section 12.12 Properties; Absence of Encumbrances. The Ralston Car Wash
Disclosure Letter sets forth a complete list of all real property owned by or leased to Ralston Car Wash , and, with respect to all properties leased by Ralston Car Wash, a description of the term of such lease and the monthly rental thereunder. Ralston Car Wash is not in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default, under any lease of real property. All real property leased to Ralston Car Wash is available for immediate use in the operation of its business and for the purpose for which such property currently is being utilized. Subject in the case of leased property to the terms and conditions of the respective leases, Ralston Car Wash has full legal and practical access to all such real property.

         Section 12.13 Intellectual Property. The Ralston Car Wash Disclosure Letter sets forth a complete list of all Intellectual Property owned, used or licensed by Ralston Car Wash , together with the identity of the owner thereof, and (ii) all license agreements pursuant to which any Intellectual Property is licensed to or by Ralston Car Wash. Ralston Car Wash owns its Intellectual Property free and clear of any and all Encumbrances, or, in the case of licensed Intellectual Property, has valid, binding and enforceable rights to use such Intellectual Property. Ralston Car Wash has duly and timely filed all renewals, continuations and other filings necessary to maintain its Intellectual Property or registrations thereof. Except as disclosed in the Ralston Car Wash Disclosure Letter, Ralston Car Wash (I) has not received any notice or claim to the effect that the use of any Intellectual Property infringes upon, conflicts with or misappropriates the rights of any other party or that any of the Intellectual Property is not valid or enforceable, and (ii) has not made any claim that any party has violated or infringed upon its rights with respect to any Intellectual Property.

         Section 12.14     Material Contracts.

                           (a)      List of Material Contracts.  The Ralston Car
Wash Disclosure Letter sets forth a list of all material written, and a description of all oral, commitments, agreements or contracts to which Ralston Car Wash is a party or by which Ralston Car Wash is obligated, including, but not limited to, all commitments, agreements or contracts embodying or evidencing the following transactions or arrangements: (i) agreements for the employment of, or independent contractor arrangements with, any officer or other individual employee of Ralston Car Wash; (ii) any consulting agreement, agency agreement and any other service agreement that will continue in force after the Closing Date with respect to the employment or retention by Ralston Car Wash of consultants, agents, legal counsel, accountants or anyone else who is not an Employee; (iii) any single contract, purchase order or commitment providing for expenditures by Ralston Car Wash after the date hereof of more than $25,000 or which has been entered into by Ralston Car Wash otherwise than in the ordinary course of business; (iv) agreements between Ralston Car Wash and suppliers to Ralston Car Wash pursuant to which Ralston Car Wash is obligated to purchase or to sell or distribute the products of any other party other than current purchase orders entered into in the ordinary course of business consistent with past practices; (v) any contract containing covenants limiting the freedom of Ralston Car Wash or any officer, director, or employee of Ralston Car Wash to engage in any line or type of business or with any person in any geographic area; (vi) any commitment or arrangement by Ralston Car Wash to participate in a strategic alliance, partnership,

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joint venture, limited liability company or other cooperative undertaking with any other Person; (vii) any commitments by Ralston Car Wash for capital expenditures involving more than $25,000 individually or $50,000 in the aggregate; and (viii) any other contract, commitment, agreement, understanding or arrangement that the Ralston Car Wash Members deems to be material to the business of Ralston Car Wash.

                           (b)      No Breaches or Defaults.  Except as
disclosed in the Ralston Car Wash Disclosure Letter, Ralston Car Wash and is in full compliance with each, and is not in default under any, Material Contract to which it is a party, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Ralston Car Wash has not waived any rights under or with respect to any of the Material Contracts to which it is a party. The Ralston Car Wash Members have no knowledge, and have not received any notice to the effect, that any party with whom Ralston Car Wash has contractual arrangements under the Material Contracts to which it is a party, is in default under any such contractual arrangements or that any event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each of the Material Contracts to which it is a party constitutes a legal, valid and binding obligation of each the parties thereto and is enforceable against each of the parties thereto in accordance with its respective terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 12.15     Employee Benefits and Employment Matters.

                           (a)      Plans and Arrangements.  The Ralston Car
Wash Disclosure Letter sets forth a true, complete and correct list of all Employee Benefit Plans and all Benefit Arrangements to which Ralston Car Wash or any of its ERISA Affiliates is a party or to which Ralston Car Wash or any of its ERISA Affiliates is obligated to contribute. None of the Employee Benefit Plans to which Ralston Car Wash or any ERISA Affiliate of Ralston Car Wash is a party, which Ralston Car Wash or any ERISA Affiliate of Ralston Car Wash sponsors or maintains or to which Ralston Car Wash or any ERISA Affiliate of Ralston Car Wash contributes is subject to the requirements of Section 302 of ERISA or Section 412 of the Code and no liability under Title IV of ERISA (whether to the PBGC or otherwise) has been incurred by Ralston Car Wash or any of its ERISA Affiliates.

                           (b)      Compliance with Laws and Terms of Plans.
Except as disclosed in the Ralston Car Wash Disclosure Letter, each Employee Benefit Plan and Benefit Arrangement to which Ralston Car Wash is a party or to which Ralston Car Wash is obligated to contribute has been operated or maintained in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the Code, and has been maintained in material compliance with its terms and in material compliance with the terms of any applicable collective bargaining agreement. Except as disclosed in the Ralston Car Wash Disclosure Letter, with respect to any Employee Benefit Plan that is intended to qualify under Section 401 of the Code, a favorable determination letter as to qualification under Section 401 of the Code that considered the Tax Reform Act of 1986 has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could adversely affect the qualified status of any such Plan.



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                           (c)      Contributions.  All contributions required
to be made to or benefit liabilities arising under the terms of each Employee Benefit Plan or Benefit Arrangement to which Ralston Car Wash or any of its ERISA Affiliates is a party or to which Ralston Car Wash or any of its ERISA Affiliates is obligated to contribute, under ERISA or the Code, for all periods of time prior to the date hereof and that are attributable to Employees of Ralston Car Wash have been paid or otherwise adequately accrued against in the Ralston Car Wash Financial Statements, as the case may be.

                           (d)      Arrearages and Employment Disputes.  Except
as disclosed in the Ralston Car Wash Disclosure Letter, Ralston Car Wash is not liable for any arrearage of wages, any accrued or vested vacation pay or any tax or penalty for failure to comply with any Applicable Law relating to employment or labor above the level accrued for or reserved against on the June 30, 1997 balance sheet included in the Ralston Car Wash Financial Statements, and there is no controversy pending, threatened or in prospect between Ralston Car Wash and any of their respective Employees nor is there any basis for any such controversy. There is no unfair labor practice charge or complaint currently pending against Ralston Car Wash with respect to or relating to any of their respective Employees before the National Labor Relations Board or any other agency having jurisdiction over such matters and no charges or complaints are currently pending against Ralston Car Wash before the Equal Employment Opportunity Commission or any state or local agency having responsibility for the prevention of unlawful employment practices. There are no actions, suits or claims pending, including proceedings before the IRS, the DOL or the PBGC, with respect to any Employee Benefit Plan, Benefit Arrangement or any administrator or fiduciary thereof, other than benefit claims arising in the normal course of operation of such Employee Benefit Plans or Benefit Arrangements, and, to the knowledge of the management of Ralston Car Wash, no Employee Benefit Plan or Benefit Arrangement is under audit or investigation by any Governmental Authority.

                           (e)      Severance Obligations. Except as disclosed
in the Ralston Car Wash Disclosure Letter, all current employees of Ralston Car Wash may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination. Except to the extent provided by the terms of the Employee Benefit Plans and Benefit Arrangements disclosed in the Ralston Car Wash Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing will (i) increase any benefits otherwise payable under any Employee Benefit Plan or Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to an obligation with respect to the payment of any severance pay. No "parachute payment" (within the meaning of Section 280G of the Code), "change in control" or severance payment has been made or will be required to be made by Ralston Car Wash or any ERISA Affiliate of Ralston Car Wash to any Employee in connection with the execution, delivery or performance of this Agreement or as a result of the consummation of the Closing.

                           (f)      Compliance with Laws on Employment
Practices. Ralston Car Wash has complied in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and to the knowledge

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of the Ralston Car Wash Members, is not engaged in any unfair labor practice with respect to any of the current employees of Ralston Car Wash; and to the best knowledge of Ralston Car Wash, none of the persons performing services for Ralston Car Wash or any of its ERISA Affiliates have been improperly classified as independent contractors or as being exempt from payment of wages or overtime.

                           (g)      Collective Bargaining Agreements.  Except as
disclosed in the Ralston Car Wash Disclosure Letter), none of the employees of Ralston Car Wash are subject to any collective bargaining agreement nor is Ralston Car Wash required under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

                           (h)      No Multi-Employer Plans.  Neither Ralston
Car Wash nor any of its ERISA Affiliates has contributed to, or had the obligation to contribute to, any Multiemployer Plan within the five-year period ending on the date of this Agreement.

                           (i)      No Amendments to Plans.  There has been no
amendment to, written interpretation or announcement (whether or not written) by Ralston Car Wash or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year of Ralston Car Wash ended December 31, 1996.

                           (j)      No Unfunded Liabilities.  Neither Ralston
Car Wash nor any ERISA Affiliate of Ralston Car Wash has any current or projected liability for any unfunded post-retirement medical or life insurance benefits in connection with any Employee of Ralston Car Wash or ERISA Affiliate of Ralston Car Wash.

                           (k)      No Prohibited Transactions.  No event has
occurred with respect to any Employee Benefit Plan or any employee benefit plan previously sponsored, maintained or contributed to by Ralston Car Wash or any ERISA Affiliate of Ralston Car Wash, which could subject any such Employee Benefit Plan, Ralston Car Wash, any ERISA Affiliate of Ralston Car Wash, or the Holding Company directly or indirectly (through an indemnification agreement or otherwise), to any liability for or as a result of a breach of fiduciary duty, a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a civil penalty under Section 502 of ERISA or a Tax under
Section 4971 of the Code. Neither Ralston Car Wash nor any of its ERISA Affiliates have incurred a "withdrawal" or "partial withdrawal," as defined in Sections 4203 and 4205 of ERISA, from, or failed to timely make contributions to any Multiemployer Plan which has resulted in any unpaid liability of any of the Companies.

                           (l)      Welfare Benefit Plans.  (i) Except as
disclosed in the Ralston Car Wash Disclosure Letter, none of the Employee Benefit Plans that are "employee welfare benefit plans" as defined in ERISA
Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure regarding this clause (i) shall set forth (A) the number of individuals currently receiving such continuing benefits or coverage, (B) the limit on liability with respect to such coverage, (C) the terms and conditions of such coverage, and (D) the

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maximum number of current employees or independent contractors who could become eligible for such continuing benefits or coverage; (ii) there has been no violation of Code Section 4980B or ERISA Sections 601-609 with respect to any such plan that could result in any material liability; (iii) no such plans are "multiple employer welfare arrangements" within the meaning of ERISA Section 3(40); (iv) with respect to any such plans that are self-insured, no claims have been made pursuant to any such plan that have not yet been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plan where the liability to the employer could in the aggregate with respect to each such individual exceed $50,000 per year; (v) neither Ralston Car Wash nor any of its ERISA Affiliates maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other welfare benefit fund as defined at Section 419(e) of the Code (such disclosure to include the amount of any such funding); (vi) no such plan is intended to satisfy Code Section 125; (vii) no amounts are required in connection with any such Plan to be included in income under Code Section 105(h) (under official regulations thereof to date); and (viii) neither Ralston Car Wash nor any of its ERISA Affiliates maintains a nonconforming group health plan as defined at Section 5000(c) of the Code.

         Section 12.17     Tax Matters.

                           (a)      Affiliated Groups.  Ralston Car Wash is not
a member of, and has never been a member of, any "affiliated group" as that term is defined in Section 1054(a) of the Code.

                           (b)      Tax Returns and Payment of Taxes.  Ralston
Car Wash has timely filed or will timely file all federal, state, local, and other Tax Returns required to be filed by it under Applicable Laws, including estimated Tax Returns and reports, and has paid all required Taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof. Ralston Car Wash has paid, withheld, or accrued, or will accrue, on the Ralston Car Wash Financial Statements in accordance with an accrual method of accounting, consistently applied, any and all Taxes in respect of the conduct of its business or the ownership of its property and in respect of any transactions for all periods (or portions thereof) through the close of business on the Closing Date. Ralston Car Wash has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party. Ralston Car Wash has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Government Authorities and have furnished properly completed exemption certificates for all exempt transactions

                           (c)      Tax Reserves.  The amount of Ralston Car
Wash's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of the date of this Agreement, and the amount of Ralston Car Wash's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount


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of the current liability accruals for Taxes (excluding reserves for deferred
Taxes) as such accruals shall be reflected on the balance sheet of Ralston Car Wash as of the Closing Date.

                           (d)      Audits; No Deficiencies Asserted Against
Company. Except as disclosed in the Ralston Car Wash Disclosure Letter, the Tax Returns of Ralston Car Wash have never been audited by any Tax Authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). Except as disclosed in the Ralston Car Wash Disclosure Letter, no deficiencies have been asserted (or are expected to be asserted) against Ralston Car Wash as a result of IRS (or state or local Tax Authority) examinations and no issue has been raised by any IRS (or state or local Tax Authority) examination that, by application of the same principles, might result in a proposed deficiency for any other period not so examined.

                           (e)      No Waivers of Limitations.  Except as
disclosed in the Ralston Car Wash Disclosure Letter, there are no agreements, waivers of statutes of limitations, or other arrange ments providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Ralston Car Wash. Ralston Car Wash has disclosed on its federal Income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (f)      No Tax Liens.  There are no Encumbrances on
any of the assets, rights or properties of Ralston Car Wash with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Ralston Car Wash is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Ralston Car Wash Financial Statements.

                           (g)      Tax Elections and Special Tax Status.
Ralston Car Wash is not a party to any safe harbor lease within the meaning of
Section 168(f)(8) of the Code. Ralston Car Wash is a "partnership" for purposes of federal income taxation and state income taxation in all states in which its income is subject to taxation and has had the status of a "partnership" for purposes of federal income taxation and state income taxation in all states in which its income is subject to taxation or has been subject to taxation at all times since its formation.

                           (h)      Disqualified Leasebacks.  Ralston Car Wash
is not a party to a "disqualified leaseback or long-term agreement" described in
Section 467(b)(4) of the Code.

                           (i)      Deferrals of Income.  No income or gain of
Ralston Car Wash has been deferred pursuant to Treasury Regulation ss. 1.1502-13 or 1.1502-14, or Temporary Treasury Regulation ss. 1.1502-13T or 1.1502-14T.

                           (j)      Tax Sharing and Similar Arrangements.
Ralston Car Wash is not a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or other similar arrangement.

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                           (k)      No Non-Deductible Compensation Payments.
Ralston Car Wash has not made any payments, nor is it obligated to make any payments, that would not be deductible under Section 280G of the Code, nor is it a party to any agreement that under certain circumstances could obligate it to make any such payments.

         Section 12.18     Environmental Matters.

                           (a)      The facilities presently or formerly
occupied or used by Ralston Car Wash and any other real property presently or formerly owned by, used by or leased to or by Ralston Car Wash (collectively, the "Ralston Car Wash Property"), the existing and prior uses of such Ralston Car Wash Property and all operations of the businesses of Ralston Car Wash comply and have at all times complied with all Environmental Laws and Ralston Car Wash is not in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such property or the conduct of its business, any Environmental Law.

                           (b)      Ralston Car Wash has all necessary permits,
registrations, approvals and licenses required by any Governmental Authority or Environmental Law.

                           (c)      Except as disclosed in the Ralston Car Wash
Disclosure letter, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such Ralston Car Wash Property or into the environment surrounding such Ralston Car Wash Property of any Hazardous Materials.

                           (d)      There has been no past, and there is no
current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from such Ralston Car Wash Property. No asbestos-containing materials, underground improvements (including, but not limited to treatment or storage tanks, sumps, or hydraulic tanks or water, gas or oil wells) or polychlorinated biphenyls (PCBs) transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 PPM) are or have ever been located on such Ralston Car Wash Property.

                           (e)      There are no claims, notices of violations,
notice letters, investigations, inquiries or other proceedings now pending or threatened by any Governmental Authority or third party with respect to the business or any Property of Ralston Car Wash (or any predecessor in interest) in connection with (i) any actual or alleged failure to comply with any requirement of any Environmental Law; (ii) the ownership, use, maintenance or operation of the Property by any person; (iii) the alleged violation of any Environmental Law; or (iv) the suspected presence of any Hazardous Material thereon.

         Section 12.19 Compliance With Laws. Ralston Car Wash has at all times conducted its business in material compliance with all (and has not received any notice of any claimed violation of any) Applicable Laws.

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         Section 12.20 Licenses and Permits. Ralston Car Wash possess all licenses, permits, and other governmental consents, certificates, approvals, or other authorizations (the "Permits") necessary for the operation of the business of Ralston Car Wash. Ralston Car Wash has complied with the terms and conditions of all Permits in all material respects and all such Permits are in full force and effect, and there has occurred no event nor is any event, action, investigation or proceeding pending or, to the knowledge of Ralston Car Wash Members, threatened, which could cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any Permits.

         Section 12.21 Insurance. Ralston Car Wash has regularly maintained all policies of commercial liability, products liability, fire, casualty, worker's compensation, life and other forms of insurance on an "occurrence" rather than a "claims made" basis in amounts and types required by law and generally carried by reasonably prudent, similarly situated businesses. Ralston Car Wash is not in default under any provision contained in any insurance policy maintained by Ralston Car Wash currently, nor has Ralston Car Wash failed to give any notice or present any claim thereunder in due and timely fashion and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has been threatened or occurred with respect to any policy, nor is the Ralston Car Wash Members aware of any grounds therefor.

         Section 12.22 Extraordinary Transactions. Except as disclosed in the Ralston Car Wash Disclosure Letter or otherwise permitted by this Agreement, since June 30, 1997, Ralston Car Wash has not (i) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any claim of or debts owed to it; (iii) sold, licensed, leased, exchanged or transferred any of its assets except in the ordinary course of business; (iv) entered into any material transaction other than in the ordinary course of business; (v) experienced any material change in the relationship or course of dealing with any supplier, customer or creditor; (vi) suffered any material destruction, loss or damage to any of its assets; (vii) made any management decisions involving any material change in its policies with regard to pricing, sales, purchasing or other business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices; (viii) declared, set aside or paid any dividends on or made any distributions in respect of any outstanding shares of capital stock or made any other distributions or payments to any of its shareholders; (ix) submitted any bid, proposal, quote or commitment to any party in response to a request for proposal or otherwise; (x) engaged in any merger or consolidation with, or agreed to merge or consolidate with, or purchased or agreed to purchase, all or substantially all of the assets of, or otherwise acquire, any other party; (xi) entered into any strategic alliance, partnership, joint venture or similar arrangement with any other party; (xii) incurred or agreed to incur any Debt or prepaid or made any prepayments in respect of Debt; (xiii) issued or agreed to issue to any party, any shares of stock or other securities; (xiv) redeemed, purchased or agreed to redeem or purchase any of its outstanding shares of capital stock or other securities; (xv) increased the rate of compensation payable or to become payable to any of its officers, directors, employees or agents over the rate being paid to them as of June 30, 1996 or agreed to do so otherwise than in accordance with contractual agreements with such parties;

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(xvi) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses; or (xvii) charged off any bad debts or increased its bad debt reserve except in the manner consistent with its past practices.

         Section 12.23 Title to Assets. Except as described in the Ralston Car Wash Disclosure Letter, Ralston Car Wash has good and marketable title to its assets and properties, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all Encumbrances.

         Section 12.24 Corporate Records. The books and records of Ralston Car Wash accurately reflect all minutes of proceedings of and actions taken by the members of Ralston Car Wash.

         Section 12.25 Broker and Finder Fees. Ralston Car Wash has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no action by any of the foregoing will cause or support any claim to be asserted against the Holding Company or Ralston Car Wash by any broker, finder or intermediary in connection with such transaction.

         Section 12.26 Adequate Disclosure. No representation or warranty made by Ralston Car Wash pursuant to this Agreement, or any statement contained in any Exhibit or Schedule to this Agreement, or any certificate or document furnished or to be furnished by Ralston Car Wash pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         Section 12.27 No Adverse Change or Conditions. Except as set forth in the Ralston Car Wash Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, since June 30, 1997, Ralston Car Wash has conducted its business in the ordinary course and consistent with past practice, and Ralston Car Wash has not suffered any change that has had a Material Adverse Effect on Ralston Car Wash. There are no conditions, facts, developments or circumstances of an unusual or special nature that reasonably could be expected to have a Material Adverse Effect upon Ralston Car Wash that have not been disclosed in writing by Ralston Car Wash pursuant to the Ralston Car Wash Disclosure Letter.

                                  ARTICLE XIII
                                  ------------

                      REPRESENTATIONS AND WARRANTIES OF KBG
                      -------------------------------------

         In order to induce each of the other parties to enter into this Agreement and to consummate the transactions contemplated hereby, KBG hereby makes the following representations and warranties to the other parties to this
Agreement:

         Section 13.1 Organization and Good Standing. KBG is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now

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being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

         Section 13.2 Execution and Effect of Agreement. KBG has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by KBG of this Agreement, the consummation by KBG of the transactions contemplated hereby, and the performance by KBG of its obligations hereunder, have been duly and effectively authorized by all necessary corporate action on the part of KBG. This Agreement has been duly executed and delivered by KBG and constitutes a legal, valid and binding obligation of KBG, fully enforceable against KBG in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 13.3 Restrictions. The execution and delivery of this Agreement by KBG, the consummation of the transactions contemplated hereby by KBG, and, subject to the due authorization and approval of its shareholders, the performance of the obligations of KBG hereunder will not (a) violate any of the provisions of the charter or by-laws of KBG, (b) violate or conflict with the provisions of any Applicable Laws, (c) result in the creation of any Encumbrance upon any of the assets, rights or properties of KBG, or (d) except as disclosed in the KBG Disclosure Letter, conflict with, violate any provisions of, result in a breach of or give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any material agreement, indenture, mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other instrument to which KBG is a party or to which any of any of the assets of KBG are subject.

         Section 13.4 Consents. No filing with, or consent, waiver, approval or authorization of, or notice to, any governmental authority or any third party is required to be made or obtained by KBG in connection with the execution and delivery of this Agreement or any document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of its obligations hereunder or thereunder which have not been obtained by KBG.

         Section 13.5 Ownership of Proprietary Car Wash Computer System. KBG is the sole and exclusive owner of all of the copyright interests in, patents of, and patent rights in, the Propriety Car Wash Computer Software and has the sole and exclusive right to sell, assign and transfer the Proprietary Computer Software and the intellectual property rights embodied therein to the Holding Company. Except as disclosed on Schedule 13.5 to this Agreement, KBG has not sold, transferred, assigned, conveyed, licensed or otherwise encumbered the Proprietary Car Wash Computer Software or any of the intellectual property rights embodied therein and has not granted any right, license or privilege with respect thereto to any other Person. The Proprietary Car Wash Computer Software does not infringe upon, conflict with or misappropriate the rights of any other Person and KBG has not received any claim or notice from any other Person whether oral or written, which states, in

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essence, that the use thereof infringes upon or misappropriates the rights of any Person. KBG has not made any claim which states, in essence, that any Person has violated or infringed upon or misappropriated its rights in the Proprietary Car Wash Computer Software, and, to the knowledge of the management of KBG, no person is infringing upon, misappropriating, engaging in any unauthorized use thereof.

         Section 13.6 Broker and Finder Fees. KBG has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no action by any of the foregoing will cause or support any claim to be asserted against the Holding Company or KBG by any broker, finder or intermediary in connection with such transaction.

         Section 13.7 Adequate Disclosure. No representation or warranty made by KBG pursuant to this Agreement, or any statement contained in any Exhibit or Schedule to this Agreement, or any certificate or document furnished or to be furnished by KBG pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                                   ARTICLE XIV
                                   -----------

               REPRESENTATIONS AND WARRANTIES OF MIRACLE PARTNERS
               --------------------------------------------------

         In order to induce each of the other parties to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the delivery and acceptance of a definitive Disclosure Letter, Miracle Partners hereby makes the following representations and warranties to the other parties to this Agreement and to the Holding Company

         Section 14.1 Organization and Good Standing. Miracle Partners is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to own, operate and lease its properties, and to conduct its business as it is now being conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

         Section 14.2 Capitalization of Miracle Partners. The authorized capital stock of Miracle Partners consists solely of 500 shares of a single class of common stock, $-0- par value, of which 500 shares have been issued and are outstanding as of the date of this Agreement. Each of the shares of the capital stock of Miracle Partners issued and outstanding as of the date hereof has been duly authorized and validly issued and is fully paid and non-assessable. None of the shares of the issued and outstanding capital stock of Miracle Partners has been issued in violation of shareholder preemptive rights. Miracle Partners has no issued or outstanding equity securities, debt securities or other instruments which are convertible into or exchangeable for at any time into equity securities of Miracle Partners. Miracle Partners is not subject to any commitment or obligation which would

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require the issuance or sale of shares of its capital stock at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations or which would provide the holder thereof with the right to acquire any equity securities of Miracle Partners. Miracle Partners has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

         Section 14.3 Ownership of Shares. All of the issued and outstanding shares of the capital stock of Miracle Partners are held of record and beneficially by C. Eugene Deal. There are no agreements, pledges, powers of attorney, assignments or similar agreements or arrangements either (i) restricting the transferability of any of the shares of the capital stock of Miracle Partners or (ii) which reasonably could be expected to prohibit or delay the consummation of the transactions contemplated hereby.

         Section 14.4 Subsidiaries; Investments.   Miracle Partners does not own
any shares of capital stock or equity securities of, or any interest in any other entity.

         Section 14.5 Execution and Effect of Agreement. Miracle Partners has the corporate power to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Miracle Partners and constitutes a legal, valid and binding obligation of Miracle Partners, fully enforceable against Miracle Partners in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 14.6 Restrictions. The execution and delivery of this Agreement by Miracle Partners, the consummation of the transactions contemplated hereby by Miracle Partners, and, subject to the due authorization and approval of its shareholders, the performance of the obligations of Miracle Partners hereunder will not (a) violate any of the provisions of the charter or by-laws of Miracle Partners, (b) violate or conflict with the provisions of any Applicable Laws,
(c) result in the creation of any Encumbrance upon any of the assets, rights or properties of Miracle Partners, or (d) except as disclosed in the Miracle Partners Disclosure Letter, conflict with, violate any provisions of, result in a breach of or give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any material agreement, indenture, mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other instrument to which Miracle Partners is a party or to which any of any of the assets of Miracle Partners are subject.

         Section 14.7 Consents. Except as disclosed in the Miracle Partners Disclosure Letter, no filing with, or consent, waiver, approval or authorization of, or notice to, any governmental authority or any third party is required to be made or obtained by Miracle Partners in connection with the

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


execution and delivery of this Agreement or any document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of any of their respective obligations hereunder or thereunder.

         Section 14.8 Financial Statements. Attached hereto as Exhibit E are true and correct copies of the audited balance sheets and related statements of income, cash flows and changes in stockholders' equity of Miracle Partners as at December 31, 1994, 1995 and 1996 and for the year periods then ended and the financial statements of Miracle Partners as at June 30, 1997 and for the six month period then ended (collectively, the " Miracle Partners Financial Statements"). All of the Miracle Partners Financial Statements have been prepared in accordance with GAAP in a manner consistent with each other and the books and records of Miracle Partners, and fairly present in all material respects the financial condition and results of operations of Miracle Partners at the dates and for the periods indicated therein. The regular books of account of Miracle Partners fairly and accurately reflect all material transactions involving Miracle Partners , are true, correct and complete and have been prepared in accordance with GAAP and on a basis consistent with the Financial Statements.

         Section 14.9 Debt. The Miracle Partners Disclosure Letter contains a true, complete and accurate listing of the original principal amount of all of the Debt of Miracle Partners, the remaining principal balance thereof, the interest rate(s) payable by Miracle Partners in respect thereof, if any, and the date(s) of maturity thereof. Except as disclosed in the Miracle Partners Disclosure Letter, all of the Debt of Miracle Partners may be prepaid at any time, without premium, prepayment penalties, termination fees or other fees or charges.

         Section 14.10 Guarantees. The Miracle Partners Disclosure Letter contains a complete list of all Guarantees provided by Miracle Partners for the benefit of any other party and of all Guarantees provided by any other party for the benefit of Miracle Partners or any party doing business with Miracle Partners.

         Section 14.11 No Undisclosed Liabilities. Miracle Partners does not have any material liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), except for (i) liabilities or obligations set forth in the Miracle Partners Disclosure Letter,
(ii) liabilities or obligations to the extent expressly reflected on or reserved against in the June 30, 1997 balance sheet included among the Miracle Partners Financial Statements or disclosed in the notes thereto, (iii) liabilities or obligations of a type reflected on the June 30, 1997 balance sheet and incurred in the ordinary course of business and consistent with past practices since June 30, 1997, or (iv) liabilities or obligations arising under the terms of the Material Contracts of Miracle Partners. Except as otherwise contemplated or permitted by this Agreement no dividends have been declared on any capital stock of Miracle Partners which are unpaid.

         Section 14.12 Litigation. There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of the management of Miracle

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


Partners, threatened, by or before any court, any Governmental Authority or arbitrator, against Miracle Partners that reasonably could be expected to prevent the consummation of any of the trans actions contemplated hereby. Except as disclosed in the Miracle Partners Disclosure Letter, there is no material suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or to the knowledge of management of Miracle Partners, threatened, by or before any arbitrator, court, or other Governmental Authority, against Miracle Partners or involving any of the former or present employees, agents, businesses, properties, rights or assets of Miracle Partners , nor, to the knowledge of management of Miracle Partners, is there any basis for the assertion of any of the foregoing. Except as disclosed in the Miracle Partners Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any court, Governmental Authority or arbitrator against Miracle Partners or any of their respective former or present Employees, agents, properties or assets.

         Section 14.13 Properties; Absence of Encumbrances. The Miracle Partners Disclosure Letter sets forth a complete list of all real property owned by or leased to Miracle Partners , and, with respect to all properties leased by Miracle Partners, a description of the term of such lease and the monthly rental thereunder. Miracle Partners is not in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default, under any lease of real property. All real property leased to Miracle Partners is available for immediate use in the operation of its business and for the purpose for which such property currently is being utilized. Subject in the case of leased property to the terms and conditions of the respective leases, Miracle Partners has full legal and practical access to all such real property.

         Section 14.14 Intellectual Property. The Miracle Partners Disclosure Letter sets forth a complete list of (I) all Intellectual Property owned, used or licensed by Miracle Partners , together with the identity of the owner thereof, and (ii) all license agreements pursuant to which any Intellectual Property is licensed to or by Miracle Partners. Miracle Partners owns its Intellectual Property free and clear of any and all Encumbrances, or, in the case of licensed Intellectual Property, has valid, binding and enforceable rights to use such Intellectual Property. Miracle Partners has duly and timely filed all renewals, continuations and other filings necessary to maintain its Intellectual Property or registrations thereof. Except as disclosed in the Miracle Partners Disclosure Letter, Miracle Partners (I) has not received any notice or claim to the effect that the use of any Intellectual Property infringes upon, conflicts with or misappropriates the rights of any other party or that any of the Intellectual Property is not valid or enforceable, and (ii) has not made any claim that any party has violated or infringed upon its rights with respect to any Intellectual Property.

         Section 14.15     Material Contracts.

                           (a)      List of Material Contracts.   The Miracle
Partners Disclosure Letter sets forth a list of all material written, and a description of all oral, commitments, agreements or contracts to which Miracle Partners is a party or by which Miracle Partners is obligated, including, but not limited to, all commitments, agreements or contracts embodying or evidencing the following transactions or arrangements: (i) agreements for the employment of, or independent contractor

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


arrangements with, any officer or other individual employee of Miracle Partners;
(ii) any consulting agreement, agency agreement and any other service agreement that will continue in force after the Closing Date with respect to the employment or retention by Miracle Partners of consultants, agents, legal counsel, accountants or anyone else who is not an Employee; (iii) any single contract, purchase order or commitment providing for expenditures by Miracle Partners after the date hereof of more than $25,000 or which has been entered into by Miracle Partners otherwise than in the ordinary course of business; (iv) agreements between Miracle Partners and suppliers to Miracle Partners pursuant to which Miracle Partners is obligated to purchase or to sell or distribute the products of any other party other than current purchase orders entered into in the ordinary course of business consistent with past practices; (v) any contract containing covenants limiting the freedom of Miracle Partners or any officer, director, or employee of Miracle Partners to engage in any line or type of business or with any person in any geographic area; (vi) any commitment or arrangement by Miracle Partners to participate in a strategic alliance, partnership, joint venture, limited liability company or other cooperative undertaking with any other Person; (vii) any commitments by Miracle Partners for capital expenditures involving more than $25,000 individually or $50,000 in the aggregate; and (viii) any other contract, commitment, agreement, understanding or arrangement that the management of Miracle Partners deems to be material to the business of Miracle Partners.

                           (b)      No Breaches or Defaults.  Except as
disclosed in the Miracle Partners Disclosure Letter, Miracle Partners and is in full compliance with each, and is not in default under any, Material Contract to which it is a party, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Miracle Partners has not waived any rights under or with respect to any of the Material Contracts to which it is a party. The management of Miracle Partners has no knowledge, or received any notice to the effect, that any party with whom Miracle Partners has contractual arrangements under its Material Contracts, is in default under any such contractual arrangements or that any event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each of the Material Contracts to which Miracle Partners is a party constitutes a legal, valid and binding obligation of each the parties thereto and is enforceable against each of the parties thereto in accordance with its respective terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity.

         Section 14.16     Employee Benefits and Employment Matters.

                           (a)      Plans and Arrangements.  The Miracle
Partners Disclosure Letter sets forth a true, complete and correct list of all Employee Benefit Plans and all Benefit Arrangements to which Miracle Partners or any of its ERISA Affiliates is a party or to which Miracle Partners or any of its ERISA Affiliates is obligated to contribute. None of the Employee Benefit Plans to which Miracle Partners or any ERISA Affiliate of Miracle Partners is a party, which Miracle Partners or any ERISA Affiliate of Miracle Partners sponsors or maintains or to which Miracle Partners or any ERISA Affiliate of Miracle Partners contributes is subject to the requirements of Section 302 of ERISA or Section 412 of the Code and no liability under Title IV of ERISA (whether to the PBGC or otherwise) has been incurred by Miracle Partners or any of its ERISA Affiliates.

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                           (b)      Compliance with Laws and Terms of Plans.
Except as disclosed in the Miracle Partners Disclosure Letter, each Employee Benefit Plan and Benefit Arrangement to which Miracle Partners or any of its ERISA Affiliates is a party or to which Miracle Partners or any of its ERISA Affiliates is obligated to contribute has been operated or maintained in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the Code, and has been maintained in material compliance with its terms and in material compliance with the terms of any applicable collective bargaining agreement. Except as disclosed in the Miracle Partners Disclosure Letter, with respect to any Employee Benefit Plan that is intended to qualify under Section 401 of the Code, a favorable determination letter as to qualification under Section 401 of the Code that considered the Tax Reform Act of 1986 has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could adversely affect the qualified status of any such Plan.

                           (c)      Contributions.  All contributions required
to be made to or benefit liabilities arising under the terms of each Employee Benefit Plan or Benefit Arrangement to which Miracle Partners or any of its ERISA Affiliates is a party or to which Miracle Partners or any of its ERISA Affiliates is obligated to contribute, under ERISA or the Code, for all periods of time prior to the date hereof and that are attributable to Employees of Miracle Partners or any of its ERISA Affiliates have been paid or otherwise adequately accrued against in the Miracle Partners Financial Statements, as the case may be.

                           (d)      Arrearages and Employment Disputes.  Except
as disclosed in the Miracle Partners Disclosure Letter, Miracle Partners is not liable for any arrearage of wages, any accrued or vested vacation pay or any tax or penalty for failure to comply with any Applicable Law relating to employment or labor above the level accrued for or reserved against on the June 30, 1997 balance sheet included in the Miracle Partners Financial Statements, and there is no controversy pending, threatened or in prospect between Miracle Partners and any of its Employees nor is there any basis for any such controversy. There is no unfair labor practice charge or complaint currently pending against Miracle Partners with respect to or relating to any of its Employees before the National Labor Relations Board or any other agency having jurisdiction over such matters and no charges or complaints are currently pending against Miracle Partners before the Equal Employment Opportunity Commission or any state or local agency having responsibility for the prevention of unlawful employment practices. There are no actions, suits or claims pending, including proceedings before the IRS, the DOL or the PBGC, with respect to any Employee Benefit Plan, Benefit Arrangement or any administrator or fiduciary thereof, other than benefit claims arising in the normal course of operation of such Employee Benefit Plans or Benefit Arrangements, and, to the knowledge of the management of Miracle Partners, no Employee Benefit Plan or Benefit Arrangement is under audit or investigation by any Governmental Authority.

                           (e)      Severance Obligations. Except as disclosed
in the Miracle Partners Disclosure Letter, all current employees of Miracle Partners may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination. Except to the extent provided by the terms of the Employee Benefit Plans and Benefit Arrangements disclosed in the Miracle Partners Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing will

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(i) increase any benefits otherwise payable under any Employee Benefit Plan or
Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to an obligation with respect to the payment of any severance pay. No "parachute payment" (within the meaning of Section 280G of the Code), "change in control" or severance payment has been made or will be required to be made by Miracle Partners or any ERISA Affiliate of Miracle Partners to any Employee in connection with the execution, delivery or performance of this Agreement or as a result of the consummation of the Closing.

                           (f)      Compliance with Laws on Employment
Practices. Miracle Partners has complied in all material respects with all Applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and to the knowledge of the management of Miracle Partners, is not engaged in any unfair labor practice with respect to any of the current employees of Miracle Partners; and to the best knowledge of Miracle Partners, none of the persons performing services for Miracle Partners or any of its ERISA Affiliates have been improperly classified as independent contractors or as being exempt from the payment of wages or overtime.

                           (g)      Collective Bargaining Agreements.  Except as
disclosed in the Miracle Partners Disclosure Letter, none of the employees of Miracle Partners are subject to any collective bargaining agreement nor is Miracle Partners required under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

                           (h)      No Multi-Employer Plans.  Neither Miracle
Partners nor any of its ERISA Affiliates has contributed to, or had the obligation to contribute to, any Multiemployer Plan within the five-year period ending on the date of this Agreement.

                           (i)      No Amendments to Plans.  There has been no
amendment to, written interpretation or announcement (whether or not written) by Miracle Partners or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year of Miracle Partners ended December 31, 1996.

                           (j)      No Unfunded Liabilities.  Neither Miracle
Partners nor any ERISA Affiliate of Miracle Partners has any current or projected liability for any unfunded post-retirement medical or life insurance benefits in connection with any Employee of Miracle Partners or ERISA Affiliate of Miracle Partners.

                           (k)      No Prohibited Transactions.  No event has
occurred with respect to any Employee Benefit Plan or any employee benefit plan previously sponsored, maintained or contributed to by Miracle Partners or any ERISA Affiliate of Miracle Partners, which could subject any such Employee Benefit Plan, Miracle Partners, any ERISA Affiliate of Miracle Partners, or the Holding Company directly or indirectly (through an indemnification agreement or otherwise), to any liability for or as a result of a breach of fiduciary duty, a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a civil penalty under Section 502 of ERISA or a Tax under
Section 4971 of the Code. Neither Miracle Partners nor any of its ERISA
Affiliates

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have incurred a "withdrawal" or "partial withdrawal," as defined in Sections
4203 and 4205 of ERISA, from, or failed to timely make contributions to any Multiemployer Plan which has resulted in any unpaid liability of Miracle Partners or any of its ERISA Affiliates.

                           (l)      Welfare Benefit Plans.  (i) Except as
disclosed in the Miracle Partners Disclosure Letter, none of the Employee Benefit Plans that are "employee welfare benefit plans" as defined in ERISA
Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure regarding this clause (I) shall set forth (A) the number of individuals currently receiving such continuing benefits or coverage, (B) the limit on liability with respect to such coverage, (C) the terms and conditions of such coverage, and (D) the maximum number of current employees or independent contractors who could become eligible for such continuing benefits or coverage; (ii) there has been no violation of Code Section 4980B or ERISA Sections 601-609 with respect to any such plan that could result in any material liability; (iii) no such plans are "multiple employer welfare arrangements" within the meaning of ERISA Section 3(40); (iv) with respect to any such plans that are self-insured, no claims have been made pursuant to any such plan that have not yet been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plan where the liability to the employer could in the aggregate with respect to each such individual exceed $50,000 per year; (v) neither Miracle Partners nor any of its ERISA Affiliates maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding); (vi) no such plan is intended to satisfy Code Section 125; (vii) no amounts are required in connection with any such plan to be included in income under Code Section 105(h) (under official regulations thereof to date); and (viii) neither Miracle Partners nor any of its ERISA Affiliates maintains a nonconforming group health plan as defined at Section 5000(c) of the Code.

         Section 14.17     Tax Matters.

                           (a)      Affiliated Groups.  Miracle Partners is not
a member of, and has never been a member of, any "affiliated group" as that term is defined in Section 1454(a) of the Code.

                           (b)      Tax Returns and Payment of  Taxes.  Miracle
Partners has timely filed or will timely file all federal, state, local, and other Tax Returns required to be filed by it under Applicable Laws, including estimated Tax Returns and reports, and has paid all required Income Taxes and other Taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof. Miracle Partners has paid, withheld, or accrued, or will accrue, on the Miracle Partners Financial Statements in accordance with GAAP any and all Income Taxes and other Taxes in respect of the conduct of its business or the ownership of its property and in respect of any transactions for all periods (or portions thereof) through the close of business on the Closing Date. Miracle Partners has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with

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amounts paid or owing to any Employee, creditor, independent contractor or other third party. Miracle Partners has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Government Authorities and have furnished properly completed exemption certificates for all exempt transactions.

                           (c)      Tax Reserves.  The amount of Miracle
Partners's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of the date of this Agreement, and the amount of Miracle Partners 's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals shall be reflected on the balance sheet of Miracle Partners as of the Closing Date.

                           (d)      Audits; No Deficiencies Asserted Against
Company. The Tax Returns of Miracle Partners have never been audited by any Tax Authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). Except as disclosed in the Miracle Partners Disclosure Letter, no deficiencies have been asserted (or are expected to be asserted) against Miracle Partners as a result of IRS (or state or local Tax Authority) examinations and no issue has been raised by any IRS (or state or local Tax Authority) examination that, by application of the same principles, might result in a proposed deficiency for any other period not so examined.

                           (e)      No Waivers of Limitations.  Except as
disclosed in the Miracle Partners Disclosure Letter, there are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Miracle Partners. Miracle Partners has disclosed on its federal Income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (f)      No Tax Liens.  There are no Encumbrances on
any of the assets, rights or properties of Miracle Partners with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Miracle Partners is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Miracle Partners Financial Statements.

                           (g)      Tax Elections and Special Tax Status.
Miracle Partners  is not a party to any safe harbor lease within the meaning of
Section 168(f)(8) of the Code. Miracle Partners is a "small business corporation" which has elected to be subject to federal income taxation under subchapter S of the Code and has such status for purposes of federal income taxation and state income taxation in all states in which its respective income is subject to taxation or has been subject to taxation at all times since its formation.

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                           (h)      Disqualified Leasebacks.  Miracle Partners
is not a party to a "disqualified leaseback or long-term agreement" described in
Section 467(b)(4) of the Code.

                           (i)      Deferrals of Income.  No income or gain of
Miracle Partners has been deferred pursuant to Treasury Regulation ss. 1.1502-13 or 1.1502-14, or Temporary Treasury Regulation ss. 1.1502-13T or 1.1502-14T.

                           (j)      Tax Sharing and Similar Arrangements.
Miracle Partners is not a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or other similar arrangement.

                           (k)      No Non-Deductible Compensation Payments.
Miracle Partners has not made any payments, nor is it obligated to make any payments, that would not be deductible under Section 280G of the Code, nor is it a party to any agreement that under certain circumstances could obligate it to make any such payments.

         Section 14.18     Environmental Matters.

                  (a) The facilities presently or formerly occupied or used by Miracle Partners and any other real property presently or formerly owned by, used by or leased to or by Miracle Partners (collectively, the "Miracle Partners Property"), the existing and prior uses of such Property and all operations of the businesses of Miracle Partners comply and have at all times complied with all Environmental Laws and Miracle Partners is not in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such property or the conduct of its business, any Environmental Law.

                  (b) Miracle Partners has all necessary permits, registrations, approvals and licenses required by any Governmental Authority or Environmental Law.

                  (c) There has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such Property or into the environment surrounding such Miracle Partners Property of any Hazardous Materials.

                  (d) There has been no past, and there is no current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from such Miracle Partners Ventures Property. No asbestos-containing materials, underground improvements (including, but not limited to the treatment or storage tanks, sumps, or water, gas or oil wells) or polychlorinated biphenyls (PCBs) transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 PPM) are located on such Miracle Partners Property.

                  (e) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or threatened by any Governmental Authority or third party with respect to the business or any Property of Miracle Partners (or any predecessor in interest)


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in connection with (i) any actual or alleged failure to comply with any requirement of any Environmental Law; (ii) the ownership, use, maintenance or operation of the Property by any person; (iii) the alleged violation of any Environmental Law; or (iv) the suspected presence of any Hazardous Material thereon.

         Section 14.19 Compliance With Laws. Miracle Partners has at all times conducted its business in material compliance with all (and has not received any notice of any claimed violation of any) Applicable Laws.

         Section 14.20 Licenses and Permits. Miracle Partners possess all licenses, permits, and other governmental consents, certificates, approvals, or other authorizations (the "Permits") necessary for the operation of the business of Miracle Partners. Miracle Partners has complied with the terms and conditions of all Permits in all material respects and all such Permits are in full force and effect, and there has occurred no event nor is any event, action, investigation or proceeding pending or, to the knowledge of management of Miracle Partners, threatened, which could cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any Permits.

         Section 14.21 Insurance. Miracle Partners has regularly maintained all policies of commercial liability, products liability, fire, casualty, worker's compensation, life and other forms of insurance on an "occurrence" rather than a "claims made" basis in amounts and types required by law and generally carried by reasonably prudent, similarly situated businesses. Miracle Partners is not in default under any provision contained in any insurance policy maintained by Miracle Partners currently, nor has Miracle Partners failed to give any notice or present any claim thereunder in due and timely fashion and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has been threatened or occurred with respect to any policy, nor is the management of Miracle Partners aware of any grounds therefor.

         Section 14.22 Extraordinary Transactions. Except as disclosed in the Miracle Partners Disclosure Letter or otherwise permitted by this Agreement, since June 30, 1997, Miracle Partners has not (I) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any claim of or debts owed to it; (iii) sold, licensed, leased, exchanged or transferred any of its assets except in the ordinary course of business; (iv) entered into any material transaction other than in the ordinary course of business; (v) experienced any material change in the relationship or course of dealing with any supplier, customer or creditor; (vi) suffered any material destruction, loss or damage to any of its assets; (vii) made any management decisions involving any material change in its policies with regard to pricing, sales, purchasing or other business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices; (viii) declared, set aside or paid any dividends on or made any distributions in respect of any outstanding shares of capital stock or made any other distributions or payments to any of its shareholders; (ix) submitted any bid, proposal, quote or commitment to any party in response to a request for proposal or otherwise; (x) engaged in any merger or consolidation with, or agreed to merge or consolidate with,


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or purchased or agreed to purchase, all or substantially all of the assets of, or otherwise acquire, any other party; (xi) entered into any strategic alliance, partnership, joint venture or similar arrangement with any other party; (xii) incurred or agreed to incur any Debt or prepaid or made any prepayments in respect of Debt; (xiii) issued or agreed to issue to any party, any shares of stock or other securities; (xiv) redeemed, purchased or agreed to redeem or purchase any of its outstanding shares of capital stock or other securities;
(xv) increased the rate of compensation payable or to become payable to any of its officers, directors, employees or agents over the rate being paid to them as of June 30, 1996 or agreed to do so otherwise than in accordance with contractual agreements with such parties; (xvi) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses; or (xvii) charged off any bad debts or increased its bad debt reserve except in the manner consistent with its past practices.

         Section 14.23 Title to Assets. Except as described in the Miracle Partners Disclosure Letter, Miracle Partners has good and marketable title to its assets and properties, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all Encumbrances.

         Section 14.24 Corporate Records. The minute books of Miracle Partners accurately reflect all minutes of proceedings of and actions taken by the directors of Miracle Partners, and by each committee of the Board of Directors of Miracle Partners, and all records of meetings of and actions taken by the stockholders of Miracle Partners, that are required by applicable laws to be recorded in or reflected in the corporate records thereof.

         Section 14.25 Broker and Finder Fees. Miracle Partners has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no action by any of the foregoing will cause or support any claim to be asserted against the Holding Company or Miracle Partners by any broker, finder or intermediary in connection with such transaction.

         Section 14.26 Adequate Disclosure. No representation or warranty made by Miracle Partners pursuant to this Agreement, or any statement contained in any Exhibit or Schedule to this Agreement, or any certificate or document furnished or to be furnished by Miracle Partners pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         Section 14.27 No Adverse Change or Conditions. Except as set forth in the Miracle Partners Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, since June 30, 1997, Miracle Partners has conducted its business in the ordinary course and consistent with past practice, and Miracle Partners has not suffered any change that has had a Material Adverse Effect on Miracle Partners . There are no conditions, facts, developments or circumstances of an unusual or special nature that reasonably could be expected to have a Material Adverse Effect upon Miracle Partners that have not been disclosed in writing by Miracle Partners pursuant to the Miracle Partners Disclosure Letter.

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                                   ARTICLE XV
                                   ----------

              REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY
              -----------------------------------------------------

         To induce each of the Predecessor Companies to enter into this Agreement and to consummate the transactions contemplated hereby, the Holding Company represents and warrants to each of the Predecessor Companies as follows:

         Section 15.1 Organization and Good Standing. The Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. The Holding Company has the requisite corporate power to own and hold its properties, to conduct its business as it is now being conducted, to enter into, execute and deliver this Agreement, to issue, sell and deliver the shares of Common Stock of the Holding Company to be issued in the proposed IPO and pursuant to the transactions contemplated by Article III of this Agreement.

         Section 15.2 Execution and Effect of Agreement. The execution and delivery by the Holding Company of this Agreement, the performance by the Holding Company of its obligations hereunder, other than the issuance, sale and delivery of the shares of Common Stock of the Holding Company to be issued in the proposed IPO have been duly authorized by all necessary corporate action on the part of the Holding Company. This Agreement has been duly executed and delivered by the Holding Company and constitutes the legal, valid and binding obligation of the Holding Company, enforceable against the Holding Company in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights including fraudulent conveyance laws and the exercise of judicial discretion in accordance with general principles of equity.

         Section 15.3 Authorized Capital Stock. The authorized capital stock of the Holding Company consists of 20,000,000 shares, of which (i) 19,000,000 are classified as shares of Common Stock, $.01 par value per share, and (ii) 1,000,000 are classified as shares of Preferred Stock, $1.00 par value per share. As of the date hereof, none of the shares of the Common Stock of the Holding Company have been issued by the Holding Company [other than organizational shares subject to cancellation]. Except as contemplated by this Agreement and for options which may be issued to officers, directors, employees and agents of the Holding Company and its subsidiaries pursuant to stock option plans or arrangements or other equity incentive, bonus or similar plans or arrangements which are expected to be approved by the Board of Directors of the Holding Company to purchase or subscribe for not more than 250,000 shares of the Common Stock of the Holding Company in the aggregate (the "Management Option Shares"), as of the date hereof, the Holding Company is under no obligation to issue any of its shares of Common Stock or other equity securities pursuant to subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire equity securities of the Holding Company. As of the date hereof, except for the Management Option Shares and shares to be issued

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pursuant to this Agreement, no shares of Common Stock or other capital stock of the Holding Company are reserved for possible future issuance. The Holding Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Holding Company (whether or not the Holding Company is a party thereto). The shares of Common Stock of the Holding Company to be issued in the proposed IPO and pursuant to the transactions contemplated by Article III of this Agreement, when issued in accordance with the terms of this Agreement and the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of all Encumbrances imposed by or through the Holding Company (other than restrictions imposed by Federal and state securities laws). Neither the issuance of the shares of Common Stock of the Holding Company in the IPO nor the issuance of shares of the Holding Company pursuant to the transactions contemplated by Article III of this Agreement will be subject to any preemptive or similar right of the stockholders of the Holding Company. The holders of shares of the Common Stock of the Holding Company following the issuance thereof in the IPO and pursuant to the transactions contemplated by Article III of this Agreement will not be subject to personal liability for the debts and obligations of the Holding Company solely by reason of being the holders thereof.

         Section 15.4 Subsidiaries; Investments. As of the date hereof, the Holding Company has no Subsidiaries, and does not own of record or beneficially, directly or indirectly, (I) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise, and does not control, directly or indirectly, any other Person or entity.

         Section 15.5 No Restrictions. The execution and delivery of this Agreement by the Holding Company, the consummation by the Holding Company of the transactions contemplated hereby and the performance of the obligations of the Holding Company hereunder do not and will not (a) violate any of the provisions of the Certificate of Incorporation or By-Laws of the Holding Company, (b) violate or conflict with the provisions of the Virginia General Corporation Law or any award, judgment or decree of any court or any agency, authority, bureau, commission, department or other government instrumentality applicable to the Holding Company or (c) conflict with, violate the provisions of, result in a breach of, give rise to a right of termination, modification or cancellation of, constitute a default under, or accelerate the performance required by, with or without the passage of time or the giving of notice or both, the terms of any agreement, indenture, mortgage, deed of trust, lease, agreement, note, bond, license, permit, authorization or other instrument to which the Holding Company is a party or to which the Holding Company is bound or subject.

         Section 15.6 Litigation. There is no action, suit, claim, proceeding, investigation or audit pending or, to the best of the Holding Company's knowledge, threatened against or affecting the Holding Company, at law or in equity, before or by any Governmental Authority.


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         Section 15.7 Loans. The Holding Company has no outstanding loans or advances to any Person and is not obligated to make any such loans or advances. Except as set forth in this Agreement, the Holding Company has not incurred any obligation or liability to any Person for borrowed money.

         Section 15.8 Consents. No registration or filing with, notice to, consent or approval of, or other action by, any Governmental Authority or any other party is or will be necessary for the valid execution and delivery by the Holding Company of this Agreement or the performance of its obligations hereunder, including the issuance, sale and delivery of the Common Stock in the proposed IPO or pursuant to the transactions contemplated by Article III of this Agreement, other than (i) filings and registrations required pursuant to Federal and state securities laws (all of which filings are expected to be made by or on behalf of the Holding Company prior to the Closing) in connection with the issuance and sale of the Common Stock of the Holding Company and the registration of the Common Stock of the Holding Company with the Commission in connection with the IPO and the transactions contemplated by Article III of this Agreement, and (ii) as required by Applicable Laws relating to franchising.

         Section 15.9 Adequate Disclosure. No representation or warranty made by the Holding Company in this Agreement contains any untrue or misleading statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. There is no fact that the Holding Company has not disclosed to the Predecessor Companies and the Prema Properties Members or the Ralston Car Wash Members of which the Holding Company is aware that materially and adversely affects or could reasonably be expected to affect materially and adversely the business, financial condition, operations, property or affairs of the Holding Company.

         Section 15.10 Business of the Holding Company. The Holding Company was incorporated under the laws of the Commonwealth of Virginia on April 17, 1997. Except for the rights, obligations and liabilities of the Holding Company arising under this Agreement and its initial capitalization, and except for the rights and obligations of the Holding Company arising out of the engagements of legal counsel, underwriters and the certified public accountants referred to in
Article II of this Agreement, as of the date of this Agreement, the Holding Company has no assets or liabilities or obligations, whether mature or unmatured, due or to become due, fixed or contingent.

                                   ARTICLE XVI
                                   -----------

                                     CLOSING
                                     -------

         Section 16.1 Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Miles & Stockbridge, a Professional Corporation, located at 10 Light Street, Baltimore, Maryland, beginning at 10:00 a.m., Eastern Standard Time, on the date of closing of the IPO.


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         Section 16.2 Documents to be Delivered by the Holding Company. At the
Closing, the Holding Company shall deliver, or shall cause to be delivered, to each of the parties to this Agreement the following:

                           (a)      A Certificate of the Secretary or an
Assistant Secretary of the Holding Company, dated the Closing Date, certifying that attached thereto are true and complete copies of (I) the resolutions of the Board of Directors of the Holding Company and each of the Merger Subsidiaries, which authorize (I) the consummation of the transactions contemplated hereby by the Holding Company and each of the Merger Subsidiaries, and certifying that such resolutions have not been amended or rescinded and are in full force and effect; and the charter and by-laws of the Holding Company as in effect as of the date of such certification, and certifying the identity and incumbency of the officers and directors of the Holding Company;

                           (b)      A good standing certificate and certified
charter documents, dated as of a date reasonably close to the Closing Date, of the Holding Company and each of the Merger Subsidiaries;

                           (c)      An opinion letter from counsel to the
Holding Company in form and content reasonably satisfactory to each of the Predecessor Companies and their counsel;

                           (d)      A certificate of a duly authorized officer
of the Holding Company dated as of the Closing Date, certifying that (I) the Holding Company has performed or complied with in all material respects all the covenants and agreements made by the Holding Company herein which are to be performed or complied with prior to the Closing Date or at the Closing pursuant to the terms of this Agreement, and (ii) each of the representations and warranties made by the Holding Company pursuant to the terms of this Agreement are true and correct in all material respects as of the Closing Date (except with respect to those representations and warranties made with respect to a certain date other than the date of this Agreement or the Closing Date which representations and warranties need be true and correct only as of such certain date);

                           (e)      The tax opinions of Ernst & Young referred
to in Article III of this Agreement; and

                           (f)      Such other documents, instruments or
agreements as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

         Section 16.3 Documents to be Delivered by the Corporate Predecessor Companies. At the Closing, each of the Corporate Predecessor Companies shall execute and deliver, or cause to be delivered to the Holding Company and each of the other parties to this Agreement the following:

                           (a)      A certificate of the Secretary or an
Assistant Secretary of such Predecessor Company, dated the Closing Date, certifying that attached thereto are true and complete copies of (I) the resolutions of the Board of Directors and stockholders of such Corporate


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Predecessor Company which authorize (a) the execution and delivery of this
Agreement and (b) the consummation of the transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect; and (ii) the charter and by-laws of such Corporate Predecessor Company as in effect as of the date of such certification; and certifying the identity and incumbency of the officers of such Corporate Predecessor Company;

                           (b)      A good standing certificate and certified
charter documents, dated as of a date reasonably close to the Closing Date, of such Corporate Predecessor Company;

                           (c)      An opinion letter of legal counsel to such
Corporate Predecessor Company addressed to the Holding Company in form and content reasonably satisfactory to the Holding Company and its counsel;

                           (d)      A certificate of a duly authorized officer
of such Corporate Predecessor Company, dated as of the Closing Date, certifying that (i) such Corporate Predecessor Company has performed or complied with in all material respects all of the covenants and agreements made by such Corporate Predecessor Company herein which are to be performed or complied with prior to the Closing Date or at the Closing pursuant to the terms of this Agreement, and
(ii) each of the representations and warranties made by such Corporate Predecessor Company pursuant to the terms of this Agreement are true and correct in all material respects as of the Closing Date (except with respect to those representations and warranties made with respect to a certain date other than the date of this Agreement or the Closing Date, which representations and warranties need be true and correct only as of such certain date); and

                           (e)      Such other documents, instruments or
agreements as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

         Section 16.4 Deliveries by the Prema Properties and Ralston Car Wash. At the Closing, each of Prema Properties and Ralston Car Wash shall execute and deliver to the Holding Company and the other parties to this Agreement the following:

                           (a)      A certificate of its duly authorized
manager, dated as of the Closing Date, certifying that (i) attached thereto as an exhibit is a true, correct and complete copy of the Articles of Organization and operating agreement of such limited liability company; (ii) such limited liability company has performed or complied with in all material respects all of the covenants and agreements made by such company herein which are to be performed or complied with prior to the Closing Date or at the Closing pursuant to the terms of this Agreement, and (iii) each of the representations and warranties made by such limited liability company pursuant to the terms of this Agreement are true and correct in all material respects as of the Closing Date (except with respect to those representations and warranties made with respect to a certain date other than the date of this Agreement or the Closing Date, which representations and warranties need be true and correct only as of such certain date);

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



                           (b)      An opinion letter of legal counsel to Prema
Properties and Ralston Car Wash, respectively, addressed to the Holding Company, in form and content reasonably satisfactory to the Holding Company and its counsel; and

                           (c)      Such other documents, instruments or
agreements as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

         Section 16.5 Closing Deliveries of KBG. At the Closing, KBG shall execute and deliver to the Holding Company the following:

                           (a)      a certified copy of an Assignment of
Intellectual Property Rights with respect to the Proprietary Car Wash Software System between KBG, as assignor, and KBG, LLC, as assignee, duly executed with signatures guaranteed, together with a complete copy, in electronic form, of the Source Code and the object code for the Proprietary Car Wash Software System;

                           (b)      a certificate, dated as of the Closing Date,
certifying that (I) such KBG has performed or complied with in all material respects all of the covenants and agreements made by such company herein which are to be performed or complied with prior to the Closing Date or at the Closing pursuant to the terms of this Agreement, and (ii) each of the representations and warranties made by KBG pursuant to the terms of this Agreement are true and correct in all material respects as of the Closing Date (except with respect to those representations and warranties made with respect to a certain date other than the date of this Agreement or the Closing Date, which representations and warranties need be true and correct only as of such certain date);

                           (c)      an opinion letter of legal counsel to KBG,
addressed to the Holding Company, in form and content reasonably satisfactory to the Holding Company and its counsel; and

                           (d)      such other documents, instruments,
certificates or agreements as may be reasonably necessary to consummate the transaction contemplated by this Agreement.

                                  ARTICLE XVII
                                  ------------

                            WITHDRAWAL AND EXCLUSION
                            ------------------------
                      FROM PARTICIPATION IN THE TRANSACTION
                      -------------------------------------

         Section 17.1 Withdrawal from Transaction. Notwithstanding anything contained herein which may be inconsistent or to the contrary, each Predecessor Company shall have the right, upon written notice delivered to the Holding Company and to each of the other Participant Groups in which such Predecessor Company is not a Constituent Company, to withdraw from further participation in the transactions contemplated by this Agreement, without liability to the other parties to this Agreement (except as hereinafter provided with respect to Transaction Expenses and in Section 21.1.1), if, and only if:

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                           (a)      a Material Adverse Effect shall have
occurred after the date of this Agreement with respect to any Material Participant (other than such Predecessor Company); or

                           (b)      each of the conditions precedent to the
obligations of the Predecessor Company shall not have been or fulfilled or waived in writing by such Predecessor Company on or before November 14, 1997.

                           (c)      the Closing shall not have occurred before
the close of business on November 14, 1997.

         Section 17.2 Effect of Withdrawal. Upon the withdrawal of a Predecessor Company, such Predecessor Company shall no longer be obligated to consummate the any of the transactions contemplated hereby and this Agreement shall be terminated, unless the remaining Predecessor Companies elect within 5 business days of their receipt of notice of withdrawal (or deemed withdrawal in the case of the failure of a Corporate Predecessor Company to obtain Board approval) from another Predecessor Company proceed with the transactions contemplated hereby notwithstanding the withdrawal of a Predecessor Company; provided, however, that no such withdrawal shall operate to relieve any withdrawing Predecessor Company from its obligation to contribute its proportionate share of its Participant Group's Transaction Expense Share to the Transaction Expenses which have been incurred through the date of the withdrawal of such Predecessor Company. For purposes hereof, a party shall be considered to have withdrawn from participation on the date on which notice of such withdrawal shall have been received by the Holding Company.

         Section 17.3      Exclusion from Transaction.

                           17.3.1   Right to Exclude Parties.  Notwithstanding
anything contained herein which may be inconsistent or to the contrary, upon the affirmative vote of 2/3 or more of the entire Board of Directors of the Holding Company, the Holding Company shall have the right to exclude Ralston Car Wash and\or Rocky Mountain I (an "Excluded Participant") from further participation in the transactions contemplated hereby if, and only if, the Excluded Participant shall suffer a Material Adverse Effect after the date of this Agreement and prior to the Closing Date.

                           17.3.2   Effect of Exclusion.  Upon the exclusion of
an Excluded Participant pursuant to the foregoing provisions, the Excluded Participant shall thereafter be released from further liability to the other parties to this Agreement, except (i) as provided in Section 21.1 and (ii) that the Excluded Participant shall, nevertheless, remain liable for its agreed upon contribution to Rocky Mountain Group's Transaction Expense Share with respect to Transaction Expenses which have been incurred through the date of the exclusion of the Excluded Participant from further participation in the transactions contemplated hereby.

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


                                  ARTICLE XVIII
                                  -------------

                            TERMINATION OF AGREEMENT
                            ------------------------

         Section 18.1 Agreement of Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date by the written consent and agreement of each of the parties to this Agreement.

         Section 18.2 Events of Automatic Termination. Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and the transactions contemplated hereby shall be deemed to have been abandoned, if the Closing shall not occur before the close of business on November 17, 1997, unless the remaining parties to this Agreement shall agree on or before such date to extend the term of this Agreement.

         Section 18.3 Termination by the Holding Company. If the lead underwriter engaged by the Holding Company to underwrite the IPO shall at any time prior to the Closing advise the Board of Directors of the Holding Company that the per share offering price in the IPO for the Holding Company Common Stock reasonably can be expected to be less than $10.00, the Board of Directors of the Holding Company shall promptly convene a meeting of the Finance Committee of the Board of Directors to consider the advisability of consummating the IPO and the other transactions contemplated by this Agreement. If the Finance Committee shall determine that it is not advisable to proceed with the IPO and the other transactions contemplated by this Agreement, then the Finance Committee shall so notify the full Board of Directors of the Holding Company and the Holding Company shall then terminate this Agreement by delivering written notice to that effect to each of the parties to this Agreement. The determination of the Finance Committee with respect to this matter shall be made by a majority vote of all of the members of the Finance Committee. If the Finance Committee shall become deadlocked as to its determination with respect to the advisability of continuing with the transactions contemplated hereby, the Finance Committee shall so notify the full Board of Directors of the Holding Company, which shall then promptly convene a special meeting of the full Board of Directors for purposes of considering such matter. If the full Board of Directors determines at such meeting that it is not advisable to proceed with the IPO and the other transactions contemplated by this Agreement, then the Holding Company shall then terminate this Agreement, effective immediately upon delivery of written notice to that effect delivered to each of the parties to this Agreement.

         Section 18.4 Effects of Termination of Agreement. In the event that this Agreement shall terminate pursuant to the foregoing provisions of this Article, this Agreement shall become null and void and of no further force and effect, and thereafter, none of the parties hereto shall have any further obligation or liability hereunder, except that each of the Contributing Companies shall, nevertheless, remain liable for their respective agreed upon contribution to their proportionate share of their Participant Group's Transaction Expense Share with respect to all Transaction Expenses which have been incurred through the date of the termination of this Agreement and the provision of Section 23.3 hereof relating to confidentiality shall remain binding upon the parties hereto for a period of 5 years following the date of the termination of this Agreement.

                                   ARTICLE XIX
                                   -----------

              DEBT LEVEL GUARANTEES AND RELATED ESCROW ARRANGEMENT
              ----------------------------------------------------

         Section 19.1 Debt Level Guarantees of the Contributing Companies. The allocation of the

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number and related value of the shares to be issued by the Holding Company to the Selling Stockholders and the Selling Members of each of the Contributing Companies pursuant to the transactions contemplated by Article III of this Agreement were determined by the parties based upon agreed upon projected "enterprise values" of each of the Contributing Companies as of the projected Closing Date, assuming that the aggregate Debt level of each of the Contributing Companies would not exceed a specified level as of such date. Therefore, each of the Contributing Companies hereby represents and warrants and covenants and guarantees to the Holding Company, that its aggregate Debt will not exceed the amount set forth in Schedule 19.1 opposite the name of such Contributing Company under the heading entitled "Guaranteed Closing Date Debt Level" (the "Guaranteed Closing Date Debt Level"); provided, however, that, if, and to the extent that the incurrence by such Contributing Company of any indebtedness or other obligations is permitted in accordance with the provisions of Section 5.5 (f) of this Agreement, no portion of the amount of such indebtedness or other obligation shall be considered to be part of the Debt of Contributing Company, whether or not required by GAAP to be reflected as such on the balance sheet of such Contributing Company as of the Closing Date.

         Section 19.2 Definition of Debt. For purposes of this Agreement, "Debt" shall mean without duplication (in each case whether such obligation is with full or limited recourse), (i) any and all obligations of a Contributing Company for borrowed money, (ii) any and all obligations of a Contributing Company in respect of the deferred purchase price for any real or personal property or services, (iii) any and all obligations a Contributing Company in respect of any capital lease, (iv) any and all amounts in respect of which a Contributing Company may be liable, contingently or otherwise, under any guarantees of Debt of another Person, and (v) any other items required to be reported as short-term or long-term debt on the balance sheets of a Contributing Company in accordance with GAAP.

         Section 19.3 Escrow of Shares. At the Closing, the Holding Company shall deposit with the Escrow Agent, on behalf of, and solely as an accommodation to, the Selling Stockholders and Selling Members of each of the Contributing Companies, stock certificates evidencing 10% of the aggregate number of shares of the Common Stock of the Holding Company that each such Selling Stockholder or Selling Member would otherwise be entitled to receive at the Closing pursuant to the transactions contemplated by Article III of this Agreement (the "Debt Level Escrow Shares") in order to secure to the Holding Company the guarantee of the Debt level made by each Contributing Company pursuant to Section 19.1 of this Agreement. The Escrow Agent shall hold and administer such certificates and the Debt Level Escrow Shares in accordance with the terms of an Escrow Agreement in form and content satisfactory to the parties (the "Escrow Agreement"). Notwithstanding the deposit by the Holding Company of the Debt Level Escrow Shares at the Closing, each of the Debt Level Escrow Shares shall be considered to have been issued by the Holding Company at the Closing to the Person who otherwise would have been entitled to receive the same and shall be reported by the parties as having been so issued.

         Section 19.4 Determination of Closing Date Debt Level. Promptly following the Closing Date, the Holding Company shall review the books and records of each of the Contributing

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Companies, and prepare (i) a balance sheet, in accordance with GAAP, consistently applied, of each of the Contributing Companies as at the Closing Date and (ii) a statement of the aggregate Debt of each of the Contributing Companies as at the Closing Date as shown on each such balance sheet (the "Closing Date Debt Level"), but with the adjustments thereto contemplated by
Section 19.2 of this Agreement, all of which shall be delivered to each designated Representative of the Selling Stockholders and the Selling Members of each Contributing Company not later than 45 days following the Closing Date.

         Section 19.5 Dispute Resolution. If the former stockholders or former members of any Contributing Company shall dispute the amount of the Closing Date Debt Level of such Contributing Company set forth on the statement of the Closing Date Debt Level described in Section 19.4, the Representative of any such group of Selling Stockholders or Selling Members shall so notify the Holding Company in writing of their objections within 15 days after delivery to them of such statement and shall describe, in reasonable detail, the reasons for their objections and their proposed calculation of the Closing Date Debt Level of such Contributing Company. If the Representative of an applicable group of Selling Stockholders or Selling Members of a Contributing Company fails to deliver a notice of objection to the Holding Company within such 15-day period, the amount of the Closing Date Debt Level of such Contributing Company set forth in the statement thereof described in Section 19.4 shall be deemed to have been accepted by such Selling Stockholders or Selling Members. If, however, the Representative of an applicable group of Selling Stockholders or Selling Members of a Contributing Company delivers a notice of objection to the Holding Company within such 15-day period, the Holding Company and such Representative shall endeavor in good faith to resolve any disputed items within 10 business days after the date of the Holding Company's receipt of the applicable notice of objection. In the event that the Holding Company and the Representative shall be unable to resolve any items in dispute relating to the statement of the Closing Date Debt Level described in Section 19.4, the Holding Company and such Representative shall engage Ernst & Young to resolve all items remaining in dispute, and the determination of Ernst & Young in respect of such items shall be conclusive and binding on the parties. Ernst & Young shall be instructed by the Holding Company and such Representative to prepare and deliver to the Holding Company and to such Representative, after resolving any items in dispute, a balance sheet of the applicable Contributing Company as of the Closing Date reflecting its resolution of all issues in dispute and a statement of the Closing Date Debt Level shown thereon. The Closing Date Debt Level of each Contributing Company, as finally determined (whether by failure of the Representative of the former stockholders or members thereof to deliver a notice of objection to the Holding Company, by the agreement of the parties or by the final determination of Ernst & Young), shall be deemed to be, and shall be referred to herein, as the "Final Closing Date Debt Level" of such Contributing Company.

         Section 19.6 Set-Off Against Debt Level Escrow Shares. If the Final Closing Date Debt Level of any Contributing Company shall be more than the Guaranteed Closing Date Debt Level of such Contributing Company, the Holding Company shall have the right to set-off only against the Debt Level Escrow Shares so deposited with the Escrow Agent on behalf of the Selling Stockholders or Selling Members of such Contributing Company Debt Level Escrow Shares having a value equal

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


to the full amount of the difference between the Guaranteed Closing Date Debt Level of such Contributing Company and the Final Closing Date Debt Level of such Contributing Company, and the Escrow Agent shall be instructed by the Holding Company to disburse to the Holding Company share certificates evidencing such number of Debt Level Escrow Shares and to disburse the remaining balance of such Debt Level Escrow Shares, if any, to the applicable group of Selling Stockholders or Selling Members. If, on the other hand, the Final Closing Date Debt Level of the Contributing Company shall be equal to or less than the Guaranteed Debt Level of such Contributing Company, the Escrow Agent shall be instructed to disburse to the Selling Stockholders or Selling Members of such Contributing Company share certificates evidencing the full number of Debt Level Escrow Shares so deposited on behalf of such former stockholders or members.

         Section 19.7 Term of the Escrow. The Escrow Agent shall hold all of the Debt Level Escrow Shares in escrow in accordance with the terms of this Agreement and of the Escrow Agreement for a period of 60 days following the Closing Date, and shall not disburse any of the Debt Level Escrow Shares from escrow prior to the date which is 60 days after the Closing Date. On the date which is 60 days after the Closing Date, the Escrow Agent shall deliver to each of the Selling Stockholders and Selling Members, stock certificates evidencing his or her prorata portion of the aggregate number of shares of the Debt Level Escrow Shares then on deposit with the Escrow Agent; provided, however, that if the Final Net Debt Level of any Contributing Company shall not have been determined as of such date due to an unresolved dispute as to the Closing Date Debt Level of such Contributing Company, the Holding Company shall have the right to set-off on such date against the Debt Level Escrow Shares attributable to the former stockholders or members of such Contributing Company Debt Level Escrow Shares having a value equal to the undisputed amount of the difference between the Guaranteed Closing Date Debt Level and the Closing Date Net Level shown on the statement thereof described in Section 19.4 or prepared by Ernst & Young, as the case may be, if any, and Debt Level Escrow Shares having a value equal to the disputed amount of the difference between the Guaranteed Closing Date Net Debt Level and the Closing Date Net Debt Level shown on the statement thereof described in Section 19.4 or prepared by Ernst & Young, as the case may be shall remain on deposit with the Escrow Agent until the Final Closing Date Debt Level of such Contributing Company shall have been determined, and then disbursed either to the Holding Company or to the applicable group of Selling Stockholders or Selling Members, as appropriate.

         Section 19.8 Expenses Relating to Determination of Closing Date Debt Level. The Holding Company shall bear all of the costs and expenses incurred by it in reviewing the books and records of the Contributing Companies and preparing the statements of Closing Date Net Debt Level described in Section
19.4. Each of the Selling Stockholders and Selling Members shall each bear, and be responsible for, the costs and expenses incurred by each of them (including the fees and expenses of their respective accounting firms) in connection with their review of such statements of Closing Date Net Debt Level. If Ernst & Young is engaged with respect to a dispute between the Holding Company and the Representative(s) of any Selling Stockholders or Selling Members over the actual amount of the Closing Date Net Debt Level of a Contributing Company, and the amount of the Final Closing Date Net Debt Level as determined by Ernst & Young is greater than or equal

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



to the Holding Company's initial statement of the Closing Date Net Debt Level, the fees and expenses of Ernst & Young shall be paid solely by the former stockholders or members of the Contributing Company; if Ernst & Young is engaged, and the amount of the Final Net Debt Level as determined by the Independent Accountants is less than the Holding Company's initial statement of the Closing Date Net Debt Level, the fees and expenses of Ernst & Young shall be paid solely by the Holding Company.

         Section 19.9 Value of Escrow Shares. For purposes of determining the actual amount of Debt Level Escrow Shares against which the Holding Company shall be entitled to exercise its right of set-off under this Article XIX, each of the Debt Level Escrow Shares shall be valued at the price per share at which the shares of the Common Stock of the Holding Company shall be offered to the public in the IPO. Except with respect to Debt Level Escrow Shares as to which the Holding Company shall have exercised its right to set off, all of the Debt Level Escrow Share shall nevertheless be deemed to be owned by the Selling Shareholders and Selling Members that otherwise would have been entitled to receive such shares at the closing of the transactions contemplated by Article III of this Agreement, and, subject to the provisions of Article III of this Agreement, shall be entitled to vote the same and to receive all dividends declared thereon; provided, however, that, notwithstanding the foregoing, all shares issuable pursuant to any stock dividend or stock split declared by the Holding Company with respect to the shares of the Common Stock of the Holding Company which are applicable to any of the Debt Level Escrow Shares shall also be deposited with the Escrow Agent and remain subject to the provisions of this Article.

                                   ARTICLE XX
                                   ----------

                       INDEMNIFICATION ESCROW ARRANGEMENTS
                       -----------------------------------

         Section 20.1 Escrow of Indemnity Escrow Shares. At the Closing, the Holding Company shall deposit with the Escrow Agent, on behalf of, and solely as an accommodation to, each of the Selling Shareholders and Selling Members and KBG, stock certificates evidencing 10% of the aggregate number of shares of the Holding Company Common Stock that each of the Selling Shareholders and Selling Members and KBG, respectively, would each otherwise be entitled to receive at the Closing pursuant to the transactions contemplated by Article III of this Agreement (collectively, the "Indemnity Escrow Shares"). The Escrow Agent shall hold and administer such certificates and the Indemnity Escrow Shares in accordance with the terms of the Escrow Agreement. Notwithstanding the deposit by the Holding Company of the Indemnity Escrow Shares at the Closing, each of the Indemnity Escrow Shares shall be considered to have been issued by the Holding Company at the Closing to the Person who otherwise would have been entitled to receive the same and shall be reported by the parties as having been so issued.

         Section 20.2 Purpose of Escrow; Indemnification. From and after the Closing, each group of Selling Shareholders and each group of Selling Members and KBG shall each, severally and not jointly, and not jointly and severally with each other, indemnify and hold harmless the Holding Company in respect of all Holding Company Indemnified Claims and Losses arising out or, relating

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<PAGE

to or caused or incurred as a result of acts, omissions, misstatements, misrepresentations, failures to act or breaches only by the Predecessor Company of which such group of Selling Shareholders or Selling Members were shareholders or members prior to the Closing or, in the case of KBG, only by KBG in an amount equal to the value of Indemnity Escrow Shares deposited with the Escrow Agent at the Closing on behalf of such Selling Shareholders or Selling Members or KBG, as the case may be. The Holding Company shall have the right to seek indemnification from such parties only by exercising its rights of set off in the manner provided by Section 20.4 of this Agreement and shall not have the right to seek indemnification from any Selling Shareholder or Selling Member personally or against KBG, except to the extent of the Indemnity Escrow Shares deposited with respect to KBG or such group of Selling Shareholders or Selling Members. Although the liability of each group of Selling Shareholders and Selling Members and of KBG for indemnification of the Holding Company shall not be joint or joint and several with each other, as amongst each group of Selling Shareholders and Selling Members, the liability of each such Selling Shareholder and Selling Member shall be joint and several with every other member of its group of Selling Shareholders or Selling Members. For example, the liability of the Selling Shareholders of WE JAC shall be joint and several with every other WE JAC Shareholder, but shall not be joint or joint and several with any other group of Selling Shareholders or Selling Members or with KBG.

         Section 20.3 Term of the Escrow. The Escrow Agent shall hold all of the Indemnity Escrow Shares in escrow in accordance with the terms of the Escrow Agreement for a period of one year following the Closing Date, and shall not disburse any of the Indemnity Escrow Shares, unless, and only to the extent that, the Holding Company shall exercise its rights of setoff pursuant to
Section 20.4 of this Agreement, prior to the date which is one year after the Closing Date. On the date which is one year after the Closing Date, the Escrow Agent shall deliver to each of the Selling Shareholders and Selling Members and KBG, stock certificates evidencing his or her prorata portion of the aggregate number of Indemnity Escrow Shares then on deposit with the Escrow Agent, except to the extent that there then remains any unresolved claim for indemnification by the Holding Company; in which event, the Indemnity Escrow Shares attributable to the applicable Responsible Group of Selling Shareholders or Selling Members (or KBG), as the case may be, having a value equal to such unresolved claims shall remain on deposit with the Escrow Agent until such claim shall have been resolved, and then disbursed either to the Holding Company or to the applicable group of Selling Shareholders or Selling Members or KBG, as appropriate.

         Section 20.4      Set-Off Rights of the Holding Company.

                  20.4.1 WE JAC Indemnity Escrow Shares. Subject to the provisions of Section 20.5 hereof, the Holding Company shall have the right to set-off from time to time, in accordance with the terms of Section 20.5 hereof and of the Escrow Agreement, against the escrow deposit of the WE JAC Indemnity Escrow Shares so made by the Holding Company, WE JAC Indemnity Escrow Shares having a value equal to the full amount of any and all Holding Company Indemnified Claims and Losses imposed upon, asserted against, suffered or incurred by the Holding Company, directly or indirectly, based upon, arising out of, resulting from (i) the inaccuracy or untruth of any of the representations made by WE JAC pursuant to any certificate, document or instrument executed and

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


delivered by WE JAC or any of its Subsidiaries pursuant to or in connection with this Agreement, (ii) the breach by WE JAC of any of the warranties or covenants made by WE JAC pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by WE JAC pursuant to or in connection with this Agreement or the failure of WE JAC to perform, observe or comply with, any of the covenants or agreements made by WE JAC pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by WE JAC pursuant to or in connection with this Agreement or (iii) any untrue alleged untrue statement of any material fact contained in any registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by WE JAC or any of its Subsidiaries or any WE JAC Shareholder.

                  20.4.2 Lube Ventures Indemnity Escrow Shares. Subject to the provisions of Section 20.5 hereof, the Holding Company shall have the right to set-off from time to time, in accordance with the terms of Section 20.5 hereof and of the Escrow Agreement, against the escrow deposit of the Lube Ventures Indemnity Escrow Shares so made by the Holding Company, Lube Ventures Indemnity Escrow Shares having a value equal to the full amount of any and all Holding Company Indemnified Claims and Losses imposed upon, asserted against, suffered or incurred by the Holding Company, directly or indirectly, based upon, arising out of, resulting from (i) the inaccuracy or untruth of any of the representations made by Lube Ventures or any of the Lube Ventures Shareholders pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Lube Ventures pursuant to or in connection with this Agreement, (ii) the breach by Lube Ventures of any of the warranties or covenant or covenants made by Lube Ventures pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Lube Ventures pursuant to or in connection with this Agreement or the failure of Lube Ventures to perform, observe or comply with, any of the covenants or agreements made by Lube Ventures pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Lube Ventures or the Lube Ventures Shareholders pursuant to or in connection with this Agreement or (iii) any untrue or alleged untrue statement of any material fact contained in any registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by Lube Ventures or any Lube Venture Shareholder.

                  20.4.3 Miracle Industries Indemnity Escrow Shares. Subject to the provisions of Section 20.5 hereof, the Holding Company shall have the right to set-off from time to time, in accordance with the terms of Section 20.5 hereof and of the Escrow Agreement, against the escrow


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


deposit of the Miracle Industries Indemnity Escrow Shares so made by the Holding Company, Miracle Industries Indemnity Escrow Shares having a value equal to the full amount of any and all Holding Company Indemnified Claims and Losses imposed upon, asserted against, suffered or incurred by the Holding Company, directly or indirectly, based upon, arising out of, resulting from (i) the inaccuracy or untruth of any of the representations made by Miracle Industries pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Miracle Industries pursuant to or in connection with this Agreement, (ii) the breach by Miracle Industries of any of the warranties or covenants made by Miracle Industries pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Miracle Industries pursuant to or in connection with this Agreement or the failure of Miracle Industries or any of the Miracle Industries Shareholders to perform, observe or comply with, any of the covenants or agreements made by Miracle Industries pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Miracle Industries pursuant to or in connection with this Agreement or (iii) any untrue or alleged untrue statement of any material fact contained in any registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by Miracle Industries or any Miracle Industries Shareholder.

                  20.4.4 Rocky Mountain I Indemnity Escrow Shares. Subject to the provisions of Section 20.5 hereof, the Holding Company shall have the right to set-off from time to time, in accordance with the terms of Section 20.5 hereof and of the Escrow Agreement, against the escrow deposit of the Rocky Mountain I Indemnity Escrow Shares so made by the Holding Company, Rocky Mountain I Indemnity Escrow Shares having a value equal to the full amount of any and all Holding Company Indemnified Claims and Losses imposed upon, asserted against, suffered or incurred by the Holding Company, directly or indirectly, based upon, arising out of, resulting from (i) the inaccuracy or untruth of any of the representations made by Rocky Mountain I pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Rocky Mountain I pursuant to or in connection with this Agreement, (ii) the breach of the Rocky Mountain I of any of the warranties or covenants made by Rocky Mountain I pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Rocky Mountain I pursuant to or in connection with this Agreement or the failure of Rocky Mountain I to perform, observe or comply with, any of the covenants or agreements made by Rocky Mountain I pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Rocky Mountain I pursuant to or in connection with this Agreement or (iii) any untrue or alleged untrue statement of any material fact contained in any registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration

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

statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by Rocky Mountain I or any Rocky Mountain I Shareholder.

                  20.4.5 Rocky Mountain II Indemnity Escrow Shares. Subject to the provisions of Section 20.5 hereof, the Holding Company shall have the right to set-off from time to time, in accordance with the terms of Section 20.5 hereof and of the Escrow Agreement, against the escrow deposit of the Rocky Mountain II Indemnity Escrow Shares so made by the Holding Company, Rocky Mountain II Indemnity Escrow Shares having a value equal to the full amount of any and all Holding Company Indemnified Claims and Losses imposed upon, asserted against, suffered or incurred by the Holding Company, directly or indirectly, based upon, arising out of, resulting from (i) the inaccuracy or untruth of any of the representations made by Rocky Mountain II pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Rocky Mountain II pursuant to or in connection with this Agreement, (ii) the breach by Rocky Mountain II of any of the warranties or covenants made by Rocky Mountain II pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Rocky Mountain II pursuant to or in connection with this Agreement or the failure of the Rocky Mountain II to perform, observe or comply with, any of the covenants or agreements made by Rocky Mountain II pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Rocky Mountain II pursuant to or in connection with this Agreement or (iii) any untrue or alleged untrue statement of any material fact contained in any registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by Rocky Mountain II or any Rocky Mountain II Shareholder.

                  20.4.6 KBG Indemnity Escrow Shares. Subject to the provisions of Section 20.5 hereof, the Holding Company shall have the right to set-off from time to time, in accordance with the terms of Section 20.5 hereof and of the Escrow Agreement, against the escrow deposit of the KBG Indemnity Escrow Shares so made by the Holding Company, KBG Indemnity Escrow Shares having a value equal to the full amount of any and all Holding Company Indemnified Claims and Losses imposed upon, asserted against, suffered or incurred by the Holding Company, directly or indirectly, based upon, arising out of, resulting from (i) the inaccuracy or untruth of any of the representations made by KBG pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by KBG pursuant to or in connection with this Agreement, (ii) the breach by KBG of any of the warranties or covenants made by KBG pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by KBG pursuant to or in connection with this Agreement or the failure of KBG to perform, observe or comply with, any of the covenants or agreements made by KBG pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by KBG pursuant to or in connection


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


with this Agreement or (iii) any untrue or alleged untrue statement of any material fact contained in any registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by KBG or any KBG Shareholder.

                  20.4.7 Prema Properties Indemnity Escrow Shares. Subject to the provisions of Section 20.5 hereof, the Holding Company shall have the right to set-off from time to time, in accordance with the terms of Section 20.5 hereof and of the Escrow Agreement, against the escrow deposit of the Prema Properties Indemnity Escrow Shares so made by the Holding Company, Prema Properties Indemnity Escrow Shares having a value equal to the full amount of any and all Holding Company Indemnified Claims and Losses imposed upon, asserted against, suffered or incurred by the Holding Company, directly or indirectly, based upon, arising out of, resulting from (i) the inaccuracy or untruth of any of the representations made by Prema Properties or any of the Prema Properties Members pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Prema Properties or the Prema Properties Members pursuant to or in connection with this Agreement, (ii) the breach by Prema Properties or any of the Prema Properties Members of any of the warranties or covenants made by Prema Properties or any of the Prema Properties Members pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Prema Properties or the Prema Properties Members pursuant to or in connection with this Agreement or the failure of Prema Properties or any of the Prema Properties Members to perform, observe or comply with, any of the covenants or agreements made by Prema Properties or any of the Prema Properties Members pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Prema Properties or the Prema Properties Members pursuant to or in connection with this Agreement or (iii) any untrue or alleged untrue statement of any material fact contained in any registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by Prema Properties or any Prema Properties Member.

                  20.4.8 Ralston Car Wash Indemnity Escrow Shares. Subject to the provisions of Section 20.5 hereof, the Holding Company shall have the right to set-off from time to time, in accordance with the terms of Section 20.5 hereof and of the Escrow Agreement, against the escrow deposit of the Ralston Car Wash Indemnity Escrow Shares so made by the Holding Company, Ralston Car Wash Indemnity Escrow Shares having a value equal to the full amount of any and all Holding Company Indemnified Claims and Losses imposed upon, asserted against, suffered or

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


incurred by the Holding Company, directly or indirectly, based upon, arising out of, resulting from (i) the inaccuracy or untruth of any of the representations made by Ralston Car Wash or any of the Ralston Car Wash Members pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Ralston Car Wash or the Ralston Car Wash Members pursuant to or in connection with this Agreement, (ii) the breach by Ralston Car Wash or any of the Ralston Car Wash Members of any of the warranties or covenants made by Ralston Car Wash or any of the Ralston Car Wash Members pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Ralston Car Wash or the Ralston Car Wash Members pursuant to or in connection with this Agreement or the failure of Ralston Car Wash or any of the Ralston Car Wash Members to perform, observe or comply with, any of the covenants or agreements made by Ralston Car Wash or any of the Ralston Car Wash Members pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Ralston Car Wash or the Ralston Car Wash Members pursuant to or in connection with this Agreement or (iii) any untrue or alleged untrue statement of any material fact contained in any registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by Ralston Car Wash or any Ralston Car Wash Member.

                  20.4.9 Miracle Partners Indemnity Escrow Shares. Subject to the provisions of Section 20.5 hereof, the Holding Company shall have the right to set-off from time to time, in accordance with the terms of Section 20.5 hereof and of the Escrow Agreement, against the escrow deposit of the Miracle Partners Indemnity Escrow Shares so made by the Holding Company, Miracle Partners Indemnity Escrow Shares having a value equal to the full amount of any and all Holding Company Indemnified Claims and Losses imposed upon, asserted against, suffered or incurred by the Holding Company, directly or indirectly, based upon, arising out of, resulting from (i) the inaccuracy or untruth of any of the representations made by Miracle Partners pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Miracle Partners pursuant to or in connection with this Agreement, (ii) the breach by Miracle Partners of any of the warranties or covenants made by Miracle Partners pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Miracle Partners pursuant to or in connection with this Agreement or the failure of Miracle Partners to perform, observe or comply with, any of the covenants or agreements made by Miracle Partners pursuant to this Agreement or pursuant to any certificate, document or instrument executed and delivered by Miracle Partners pursuant to or in connection with this Agreement or (iii) any untrue or alleged untrue statement of any material fact contained in any registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final

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


prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by Miracle Partners.

         Section 20.5 Exercise of Set-Off Rights. The rights of the Holding Company to set-off against the Indemnity Escrow Shares described in Section 20.4 above shall be exercised by the Holding Company only as follows:

                  20.5.1 Notice to Representative. The Holding Company shall deliver written notice to the Representative of the applicable group of Selling Stockholders or Selling Members of each claim for indemnification of Holding Company Indemnified Losses and Claims for which the Holding Company desires to exercise its right to set-off against the Indemnity Escrow Shares attributable to such group of Selling Stockholders or Members or KBG, which notice shall describe in reasonable detail the basis for such set-off and the dollar amount of such set-off.

                  20.5.2 Right to Dispute Claim. The applicable Selling Stockholders or Members (acting through their designated Representative) shall then have fifteen days (which period may be extended by mutual consent in writing) following receipt of such notice in which to accept or dispute each such claim, in whole or in part. To the extent that any such claim is not disputed in writing by the applicable group of Selling Stockholders or Members within such fifteen day period, such claim shall be deemed to have been accepted by such Selling Stockholders or Members, and the Holding Company shall be entitled to set-off the entire amount of its claim against the Indemnity Escrow Shares attributable to such group of Selling Stockholders or Members.

                  20.5.3 Disputed Claims. In the event that the applicable group of Selling Stockholders or Members shall dispute any claim of the Holding Company, in whole or in part (hereafter a "Contested Claim"), the Indemnity Escrow Shares representing the amount of the Contested Claim shall be retained by the Escrow Agent until the Contested Claim has been resolved by agreement of the parties or until otherwise ordered by a court of competent jurisdiction. If, however, the parties shall be unable to reach an agreement within forty-five days after the date on which the Holding Company shall have give written notice of such claim to the applicable group of Selling Stockholders or Members, the dispute or disagreement between the parties shall be referred to arbitration and arbitrated by a single arbiter, who shall be selected in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The arbiter so selected shall be instructed that, in addition to making a decision on the merits of such dispute or disagreement, that he or she also shall make a determination that, on balance, one of the parties is the "prevailing party." The "prevailing party" as part of any such arbitration proceeding shall be entitled to reimbursement from the other party for all costs and expenses incurred by it in connection with such arbitration, including without limitation, reasonable attorneys' fees and disbursements and consultants' fees and disbursement. Any such arbitration shall take place in Washington, D.C. Judgment may be entered upon any award granted in any such arbitration in any court of competent jurisdiction.

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


                  20.5.4 Disbursement of Contested Claim. The Escrow Agent shall be instructed to promptly disburse the amount of the Contested Claim to the party entitled thereto (as determined by agreement of the parties or by arbitration) upon receipt of joint, written instructions from the Holding Company and the Representative of the applicable group of Selling Stockholders or Members to that effect or upon presentation of a certified copy of an order of an arbiter selected in accordance with the foregoing provisions.

         Section 20.6 Value of Indemnity Escrow Shares. For purposes of determining the actual amount of Indemnity Escrow Shares against which the Holding Company shall be entitled to set-off its claims for indemnification, the shares of Holding Company Common Stock deposited into escrow by the Holding Company shall be valued at the price per share at which the shares of the Common Stock of the Holding Company shall be offered to the public in the IPO. Except with respect to Indemnity Escrow Shares as to which the Holding Company shall have exercised its right to setoff, all of the Indemnity Escrow Shares shall nevertheless be deemed to be owned by the Selling Shareholders and Selling Members and KBG that otherwise would have been entitled to receive such shares at the closing of the transactions contemplated by Article III of this Agreement, and, subject to the provisions of Article III of this Agreement, shall be entitled to vote the same and to receive all dividends declared thereon; provided, however, that, notwithstanding the foregoing, all shares issuable pursuant to any stock dividend or stock split declared by the Holding Company with respect to the shares of the Common Stock of the Holding Company which are applicable to any of the Indemnity Escrow Shares shall also be deposited with the Escrow Agent and remain subject to the provisions of this Article.

         Section 20.7 Third Party Claims Against the Holding Company.

                  20.7.1 Claims. In the event that subsequent to the Closing Date, any claim is asserted, any event occurs or any proceeding (including governmental investigations or audits) is instituted relating to any matter as to which the Holding Company may be or is entitled to indemnification or reimbursement by means of set-off against any of the Indemnity Escrow Shares, as soon as practicable after such the Holding Company receives any notice or otherwise becomes aware of any such claim, proceeding or event, the Holding Company shall so notify in writing the Representative of each group of Selling Stockholders on whose behalf such Indemnity Escrow Shares have been deposited by the Holding Company into escrow (the "Responsible Group of Selling Stockholders").

                  20.7.2 Defense of Claims. If any action is brought against the Holding Company in respect of any such claim, event or proceeding, the Responsible Group of Selling Stockholders shall be entitled to participate in the defense of such action, and, to the extent that the Responsible Group of Selling Stockholders may wish, to assume sole control over the defense and settlement of such action by so notifying the Holding Company of its election to assume control of the defense of any such action within 15 days after receipt of written notice thereof from the Holding Company; PROVIDED, HOWEVER, that: (i) the Holding Company shall nevertheless be entitled to participate in the defense of such action and to employ counsel at its own expense to assist in the handling of such

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

action; and (ii) the Responsible Group of Selling Stockholders shall obtain the prior written approval of the Holding Company before entering into any settlement of such action or ceasing to defend against such action. Notwithstanding the foregoing, however, the Responsible Group of Selling Stockholders shall not be entitled to assume sole control over the defense and settlement of any claim, proceeding or action relating to any matter as to which the Holding Company may be entitled to indemnification or reimbursement pursuant to this Agreement if: (i) the claim, proceeding or action relates to, could result in, or arises in connection with any criminal proceeding, action, indictment, allegation or investigation of any officer or employee of the Holding Company; (ii) the claim, proceeding or action could result in or cause a Material Adverse Effect on the Holding Company in the reasonable judgment of the Holding Company; (iii) the claim, proceeding or action is one which seeks principally injunctive or equitable relief against the Holding Company or to the extent that the claim, proceeding or action seeks injunctive or equitable relief; or (iv) a court, Governmental Authority or other arbiter of the claim, proceeding or action rules that the Responsible Group of Selling Stockholders failed or is failing to adequately protect the Holding Company's interests, rights or remedies. If the Responsible Group of Selling Stockholders does not elect to assume control over the defense or settlement of an action as provided in this Section 20.7.2, the Holding Company shall have the right to defend the action and related claims in any reasonable manner as it may deem appropriate.

                  20.7.3 Legal Expenses. After written notice by the Responsible Group of Selling Stockholders to the Holding Company of its election to assume control of the defense of any such action in accordance with the foregoing, (i) the Responsible Group of Selling Stockholders shall not be liable to the Holding Company or any other Selling Stockholders or Selling Members (or KBG), as the case may be, for any legal or other expenses (other than expenses of investigation) subsequently incurred by any of such persons in connection therewith unless the Holding Company shall be advised in writing by reputable legal counsel that it may have defenses available to it which are inconsistent with or contrary to the defenses available to the Responsible Group of Selling Stockholders or Selling Member in connection with such action, claim or proceeding (in which case, the Responsible Group of Selling Stockholders shall be liable and responsible for the reasonable fees and disbursements of legal counsel to the Holding Company), and (ii) as long as the Responsible Group of Selling Stockholders is reasonably contesting such action in good faith, the Holding Company shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying such action, claim or proceeding without the prior written consent of the Responsible Group of Selling Stockholders or Selling Members, which consent shall not be unreasonably withheld or delayed.

         Section 20.8. Indemnification by the Holding Company. From and after the Closing Date, the Holding Company shall indemnify and hold harmless the Selling Stockholders and Selling Members and KBG for, from and against all Stockholder Indemnified Claims and Losses.

         Section 20.9 General. It is the intent of the parties that the Holding Company shall treat all Selling Stockholders or Selling Members equally with respect to the exercise by the Holding Company of its right of setoff against the Indemnity Escrow Shares attributable to any group of

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


Selling Stockholders or Selling Members. To this end, Holding Company agrees that all decisions to exercise the right of set off against Indemnity Escrow Shares attributable to any group of Selling Stockholders or Selling Members shall be made by the Board of Directors of Holding Company. In making any such decision with respect to the right of set off against Indemnity Escrow Shares attributable to the Selling Stockholders or Selling Members of a Predecessor Company (the "Affected Predecessor Company") the directors who were designated by the Participant Group to which the Affected Predecessor Company belongs shall not participate in the deliberations or voting on such decision.

                                   ARTICLE XXI
                                   -----------

                           ADDITIONAL LIMITED REMEDIES
                           ---------------------------

         In addition to the other rights and remedies of the parties hereto as provided herein consequent upon a breach of this Agreement by another party hereto, the parties shall have the following additional remedies:

         Section 21.1      Additional Remedies.

                  21.1.1 Willful Breach. Notwithstanding anything contained herein which may be inconsistent or to the contrary, if any of the Predecessor Companies shall willfully and knowingly fail to disclose to the other parties hereto and to the Holding Company any material matter required to be disclosed by such Predecessor Company in connection with the representations and warranties made by such Predecessor Company herein or willfully and knowingly misrepresent any matter to the other parties to this Agreement pursuant to the representations and warranties made by such Predecessor Company herein (it being understood and agreed that WE JAC shall not be deemed to have willfully or knowingly failed to disclose any matter or misrepresented any matter unless the facts and circumstances relating to such matter or actually known by John F. Ripley, Peter Kendrick or Arnold Janofsky; Lube Ventures shall not be deemed to have willingly or knowingly failed to disclose any matter or misrepresented any matter unless the facts and circumstances relating to such matter or actually known to or by C. Eugene Deal or Ernest S. Malas; Miracle Partners shall not be deemed to have willingly or knowingly failed to disclose any matter or misrepresented any matter unless the facts and circumstances relating to such matter or actually known to or by C. Eugene Deal; Miracle Industries and Prema Properties shall not be deemed to have willingly or knowingly failed to disclose any matter or misrepresented any matter unless the facts and circumstances relating to such matter or actually known to or by Ernest S. Malas; Rocky Mountain I shall not be deemed to have willingly or knowingly failed to disclose any matter or misrepresented any matter unless the facts and circumstances relating to such matter or actually known to or by William R. Klumb; Rocky Mountain II shall not be deemed to have willingly or knowingly failed to disclose any matter or misrepresented any matter unless the facts and circumstances relating to such matter or actually known to or by William R. Klumb) or if any of the Predecessor Companies shall, prior to the Closing, willfully fail to perform, comply with or observe any of the covenants or agreements made by such Predecessor Company herein which are to be performed, complied with or observed prior to the Closing, or, at the Closing, default in the performance of its obligations hereunder, without

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


prejudice to any other rights or remedies to which any of the other parties to this Agreement may be entitled, each of the other parties shall be entitled to recover from such Predecessor Company (i) any and all actual damages that such Predecessor Company may have incurred in connection with or as a result of any such failure, misrepresentation, breach, nonperformance or noncompliance by such Predecessor Company, together with reimbursement of its out-of-pocket costs and expenses and its reasonable attorneys' fees incurred in connection with seeking such relief, (ii) Termination Damages, and (iii) its ratable share of the Transaction Expenses payable by such Predecessor Company based on the maximum number of shares of Holding Company Common Stock that the shareholders or members of such other party could have received in the Mergers and Exchange Offers described in Article III compared to the maximum number of shares of Holding Company Common Stock that the shareholders and members of all such other parties could have received in the Mergers and Exchange Offers described in
Article III.

                  21.1.2 Failure to Obtain Approvals. In the event that (A)(i) WE JAC fails to obtain the approval of its shareholders described in Section 4.2.3; (ii) Lube Venturess fails to obtain the approval of its shareholders described in Section 4.3.2; (iii) Miracle Industries fails to obtain the approval of its shareholders described in Section 4.4.2; (iv) Rocky Mountain I fails to obtain the approval of its shareholders described in Section 4.5.3; (v) Rocky Mountain II fails to obtain the approval of its shareholders described in
Section 4.6.3; (vi) stockholders of Miracle Partners shall have tendered to the Holding Company for exchange in accordance with the terms of the Miracle Partners Exchange Offer less than all of the issued and outstanding shares of the capital stock of Miracle Partners; (vii) the members of Prema Properties (or other holders of interests in Prema Properties) shall have tendered to the Holding Company for exchange in accordance with the terms of the Prema Properties Exchange Offer Membership Interests in Prema Properties representing less than 75% of all of the Membership Interests in Prema Properties; (viii) the members of Ralston Car Wash (or other holders of interests in Ralston Car Wash) shall have tendered to the Holding Company for exchange in accordance with the terms of the Ralston Car Wash Exchange Offer Membership Interests in Ralston Car Wash representing less than 95% of all of the Membership Interests in Ralston Car Wash; or (ix) KBG shall have tendered to the Holding Company for exchange in accordance with the terms of the KBG Exchange Offer less than all of the Membership Interests in KBG, LLC, and (B) within one year of the date hereof, such Predecessor Company engages in a sale of substantially all of its assets or a merger or holders of its common stock or membership interests transfer in the aggregate shares or membership interests representing a majority of the outstanding shares or membership interests of such Predecessor Company, such Predecessor Company shall be liable for Termination Damages to the other Predecessor Companies which Termination Damages shall be issued ratably to such other Predecessor Companies based on the maximum number of shares of Holding Company Stock that the shareholders or members of such other Predecessor Companies could have received in the Mergers and Exchange Offers described in
Article III compared to the maximum number of shares of Holding Company Common Stock that the shareholders and members of all such other Predecessor Companies could have received in the Mergers and Exchange Offers described in Article III.

                  21.1.3 Termination Damages. "Termination Damages" shall mean the obligation of a Predecessor Company to issue to the other parties hereto shares of capital stock or Membership Interests in such Predecessor Company which, following such issuance, shall represent 20% of the issued and outstanding shares of capital stock or Membership Interests in such Predecessor Company calculated on a fully diluted basis.

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         Section 21.2 Equitable Remedies. Each of the Predecessor Company hereby acknowledges and agrees that damages that may result to the other Predecessor Companies from any breach or threatened breach of any of the covenants or agreements contained in this Agreement which are to be complied with or performed by each of the Predecessor Companies may be intangible, in whole or in part, and incapable of being assessed of monetary value and likely will result in irreparable harm to, and have a Material Adverse Effect on, each of the other Predecessor Companies. Therefore, each of the Predecessor Companies hereby agrees that, in the event of any breach or threatened breach by them of any of the covenants or agreements contained in this Agreement which are to be complied with or performed by them, without prejudice to and in addition to any other remedies available to them at law or in equity, each of the other Predecessor Companies shall be entitled to a decree of specific performance and/or injunctive relief to prevent any such breach or a continuation thereof and other equitable remedies, together with an award of reasonable attorneys fees, expenses and disbursements incurred in connection with seeking such relief.

                                  ARTICLE XXII
                                  ------------

                   EMPLOYEE BENEFIT ARRANGEMENTS POST-CLOSING
                   ------------------------------------------

         Section 22.1 WE JAC Option Plans. The parties agree that, upon consummation of the WE JAC Merger, the Holding Company shall succeed to, and assume, all of the obligations and liabilities of WE JAC to issue capital stock pursuant to outstanding options and warrants to purchase WE JAC common stock, including, without limitation, options outstanding (i) under the 1996 Precision Tune Employee Stock Purchase Plan (ii) under the Precision Tune Stock Option Plan, (iii) under the terms of the Stock Option Agreements dated July 1, 1995 and October 3, 1996 by and between WE JAC and John F. Ripley and (iv) under warrants granted to Capitol Tune, Inc., Signet Bank and Summit Bank. Schedule
22.1 sets forth a list of all such options and the number of shares of Holding Company Common Stock and exercise price per share they will be converted into at Closing.

         Section 22.2 Reservation of Management Option Shares. The Holding Company shall have the right to reserve at the Closing, for issuance following the Closing to officers, directors, employees and agents of the Holding Company and its subsidiaries pursuant to stock option plans or arrangements or other equity incentive, bonus or similar plans or arrangements approved by the Board of Directors thereunder, such number of shares of the Common Stock of the Holding Company, which, if and when issued following the consummation of the IPO, will represent not more than 5% of the issued and outstanding shares of the Common Stock of the Holding Company.

                                  ARTICLE XXII
                                  ------------

                  OTHER COVENANTS AND AGREEMENTS OF THE PARTIES
                  ---------------------------------------------

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


         Section 23.1 Discharge of Indebtedness of Predecessor Companies. At the Closing, immediately following the consummation of the sale of the Common Stock of the Holding Company to the underwriters in anticipation of the IPO, the Holding Company shall discharge from the cash proceeds received in such sale all of the indebtedness of the Predecessor Companies set forth in Schedule 23.1.

         Section 23.2 Release from Guarantees of Corporate Obligations. From and after the Closing, to the extent that any obligation or indebtedness of any Predecessor Company shall not be discharged at the Closing as provided above, the Holding Company shall use its reasonable best efforts to obtain the release of each Selling Stockholder and Selling Member (and his or her spouse, if applicable) and of the officers of WE JAC from any and all Guarantees of the obligations of any of the Predecessor Companies executed or given prior to the Closing Date by such Selling Stockholder or Selling Member (and his or her spouse) or by the officers of WE JAC; provided, however, that the Holding Company shall not be obligated to expend any funds or post any bonds in order to obtain such release(s). If the Holding Company shall be unable to obtain such release(s) on behalf of any Selling Stockholder or Selling Member (or his or her spouse), or any officer of WE JAC, or if the Holding Company shall be unwilling to agree to any terms or conditions imposed by the party granting such release(s) in order to obtain any such release(s), the Holding Company shall indemnify such Selling Stockholder or Selling Member, or officer of WE JAC, not so released from any such Guarantees from and against any and all liabilities arising from any such Guarantee.

         Section 23.3 Confidentiality. Each of the parties hereto for themselves and their respective officers, directors, employees, stockholders and representatives, shall hold in confidence all information, books, records and documents acquired from any other party hereto prior to, on, or after the date hereof in the course of negotiation of the transactions contemplated hereby or pursuant to the provisions hereof and will not disclose the same to any third party except as required by law, and except to the extent necessary to (a) respond to a subpoena, court order or other legal process, (b) comply with Applicable Laws, (c) establish a lawful claim or defense, or (d) obtain reasonably necessary advice of counsel. Should the transactions contemplated hereby not be consummated for any reason, each party shall promptly return to the other all originals and copies of such documents and other written information obtained from the other in the course of such negotiations or pursuant hereto and shall promptly destroy all evaluations and studies prepared by it or by any of its representatives on the basis of such information, books, records or documents.

         Section 23.4 Maintenance of Indemnity Provisions in Charters and Operating Agreements. From and after the Closing, the Holding Company shall maintain in effect the indemnification provisions contained in the charters and operating agreements of each of the Predecessor Companies as of the date hereof for a period of three (3) years following the Closing, and will not seek to amend or modify such provisions without first obtaining the written consent of a majority of the last acting directors or the Selling Members of such Predecessor Companies, it being understood and agreed, however, that, prior to the expiration of such three (3) year period, the Holding Company may merge or dissolve all or any of the Predecessor Companies in any such manner as the Board of Directors of the Holding Company shall determine to be advisable, but, if it should do so, the Holding

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

Company shall ensure that the charter or other organizational documentation pertaining to any successor to any Predecessor Company shall contain provisions providing for the indemnification of the officers and directors of such Predecessor Company substantially equivalent to the indemnification provisions contained in the charters and operating agreements of each of the Predecessor Companies as of the date hereof.

         Section 23.5 Officers and Directors Liability Insurance. From and after the Closing, the Holding Company shall maintain in full force and effect, with a reputable insurer, officer's and director's liability insurance in such amounts and on such terms and conditions as the Board of Directors shall determine to be reasonable or advisable.

         Section 23.6 Lock-Ups of Shares. Each of the parties hereto acknowledges that, in order to accommodate the underwriters for the proposed IPO, the sale, transfer, assignment, pledge, gift or other disposition by any direct or indirect holder of 3,000 or more of the Combination Shares to be received by the Selling Stockholders and the Selling Members pursuant to the transactions contemplated by this Agreement shall be prohibited for a period of 180 days following the Closing Date, unless the Holding Company shall provide its written consent thereto in advance thereof, and agrees that the Articles of Incorporation of the Holding Company may reflect such restriction. In addition, each certificate evidencing the Combination Shares to be issued by the Holding Company pursuant to the transactions contemplated by this Agreement shall bear a conspicuous legend thereon which shall read substantially as follows:

                  "THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, GIFT OR OTHER DISPOSITION BY ANY RECORD OR BENEFICIAL HOLDER OF 3,000 OR MORE SHARES OF PRECISION AUTO CARE, INC. WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY IS PROHIBITED UNTIL __________, 1998."

         Section 23.7 Registration Rights.

                  23.7.1 Right to Include Shares in the IPO. Subject to the further provisions of this Section 23.7, each of the Selling Stockholders or Selling Members shall have the right to elect, following their receipt of the notices given by the Predecessor Companies in accordance with applicable securities laws, (but not later than 10 days thereafter) to include in the Form S-1 Registration Statement and the IPO all or a portion of the Combination Shares to be received by them pursuant to the Closing of the transactions contemplated by this Agreement for offer and sale to the underwriters on the same terms as may be offered to the Holding Company by the underwriters for the IPO (except as otherwise provided for herein), which election shall be made by written notice to the Holding Company within such 10-day period and shall specify the number of shares of the Common Stock of the Holding Company Common Stock that the Selling Stockholder or Selling Member desires to so include in such registration statement, and which shall be accompanied by an executed Selling Shareholder Questionnaire/Power of Attorney in the form that accompanies the Notice or the Joint Proxy Statement\Prospectus included in the Form S-4

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


Registration Statement of the Holding Company; PROVIDED, HOWEVER, that the Holding Company shall have no obligation to include in the Form S-1 Registration Statement or the IPO any Combination Shares on behalf of any Selling Stockholder or Selling Member who desires to include less than 3,000 Combination Shares in the IPO; PROVIDED FURTHER, that each of the Selling Stockholders or Selling Members who shall be required by federal or any applicable state income tax law to recognize income in the year in which the Closing Date shall occur as a result of the consummation of any of the transactions contemplated by Article V of this Agreement otherwise than as a result of the receipt of a cash payment from the Holding Company in lieu of fractional shares (each such Selling Stockholder or Selling Member being referred to hereinafter as a "Tax Preference Selling Shareholder") shall have the right, in preference to all other Selling Stockholders or Selling Members, to include in the IPO such number of Combination Shares, which, when sold in the IPO, will yield to the Selling Stockholder or the Selling Member sufficient net cash proceeds to satisfy his or her respective combined federal and state income tax liability which will arise from such transactions; and PROVIDED FURTHER, that the Holding Company shall have no obligation to include in the Form S-1 Registration Statement or the IPO more than 19% of the aggregate number of Combination Shares to be issued pursuant to the transactions contemplated by Article III of this Agreement (the "Selling Shareholder Share Limitation"). Notwithstanding the foregoing, no election by a Selling Stockholder or Selling Member to include Combination Shares in the IPO shall be valid or effective unless and until such notice, together with the other materials referred to herein, have been submitted to the Holding Company duly executed. Each election to include Combination Shares in the IPO made by a Selling Shareholder or Selling Member shall be irrevocable and may not be withdrawn except to the extent provided in Section 23.7.2.

                  23.7.2 Reduction of Number of Combination Shares to be Included in the IPO. If Selling Stockholders or Selling Members shall elect to include in the IPO an aggregate number of Combination Shares which exceeds the Selling Shareholder Share Limitation, or if the lead underwriter for the IPO advises the Holding Company in good faith that inclusion of some or all of the Combination Shares which the Selling Stockholders or Selling Members shall have requested be included in such registration statement would adversely affect the marketing of the entire offering of securities, then the Holding Company shall be obligated to include in the registration statement and the IPO only such aggregate number of Combination Shares which is equal to the Selling Shareholder Share Limitation (or such lesser number of Combination Shares as the managing underwriter shall in good faith advise the Holding Company may be included therein without, in the opinion of the managing underwriter, adversely affecting the marketing of the entire offering of shares of the Holding Company Common Stock in the IPO) (such number of shares being referred to as the "Permissible Number of Shares"). If the aggregate number of Combination Shares that the Selling Stockholders and Selling Members shall have requested be included in such registration statement exceeds the number of Permissible Number of Shares, the number of Combination Shares that each Selling Stockholder or Selling Member shall be entitled to include therein shall be reduced as follows: first, all of the Combination Shares that Tax

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


Preference Selling Shareholders elect to include shall be included unless the amount of such shares exceeds the Permissible Number of Shares. If the Permissible Number of Shares is so exceeded, the number of Combination Shares that the Tax Preference Selling Shareholders may include shall be reduced pro rata, based on the number of Combination Shares that each Tax Preference Selling Shareholder initially requested be included in the registration statement; second if, all of the Combination Shares that the Tax Preference Selling Shareholders elect to include in the registration statement is less than the Permissible Number of Shares, the Selling Stockholders and the Selling Members (other than the Tax Preference Selling Shareholders) shall be entitled to include their pro rata portion of the difference between the Permissible Number of Shares and the number of Combination Shares that the Tax Preference Selling Shareholders have elected to include in the registration statement based upon the number of Combination Shares initially requested to be included by the Selling Shareholders and Selling Members (other than the Tax Preference Selling Shareholders).

         Section 23.8 Obligations of Shareholders Selling in the IPO. In addition to the obligations to be set forth in the Underwriting Agreement, each Selling Stockholder or Selling Member who desires to include Combination Shares in the IPO shall be required to (i) cooperate with the Holding Company in preparing the Form S-1 Registration Statement to reflect the inclusion of their Combination Shares therein, and execute such ordinary and customary agreements as may be reasonably necessary in favor of the underwriters for the IPO; (ii) promptly supply the Holding Company with all information, documents, representations and agreements as the Holding Company or the underwriter may reasonably deem necessary in connection with the registration of such Combination Shares.

         Section 23.9 Expenses of Registration. The costs and expenses of all registrations and qualifications under the Securities Act and applicable state securities or blue sky laws, and of all other actions, that the Holding Company is required to take or effect in order to register the IPO Shares and any Combination Shares for offer and sale to the public (including, without limitation, all registration and filing fees, printing expenses, costs of special audits incidental to or required by any such registration, and fees and disbursements of counsel and independent public accountants for the Holding Company) shall be borne and paid for by the Holding Company and the Contributing Companies as provided for in this Agreement. In addition, all Selling Stockholders and Selling Members (other than Tax Preference Selling Shareholders) shall bear their prorata portion of underwriting discounts or commissions. The Holding Company shall pay underwriting discounts or commissions attributable to Combination Shares that Tax Preference Selling Shareholders include in the IPO.

         Section 23.10 Inclusion of Certain Shares. Notwithstanding the provisions of Section 23.7.2, the Holding Company shall not permit the lead underwriter of the IPO to set the Permissible Number of Shares below a number that permits William R. Klumb to include in the Form S-1 Registration Statement and the IPO such number of Combination Shares to be received by him pursuant to the transactions contemplated by Article III, which, when sold in the IPO, will yield to him sufficient net cash proceeds to satisfy his combined federal and state income tax liability which will arise as a result of the discharge by the Holding Company of the indebtedness described at Item __ in Schedule 19.1.

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



                                  ARTICLE XXIV
                                  ------------

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    ---------------------------------------
                            COVENANTS AND AGREEMENTS
                            ------------------------

         Section 24.1 Survival in General. Except as otherwise provided in this Agreement, all of the representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing. The representations and warranties made by the parties to this Agreement to each of the other parties to this Agreement shall terminate and expire effective as of the Closing, except with respect to the representations and warranties made by each party to the Holding Company pursuant to the terms of this Agreement. From and after the Closing, the Holding Company shall have the sole and exclusive right to exercise all remedies against the parties hereto with respect to any inaccuracy or untruth of any of the representations made by any of the parties to this Agreement pursuant to the terms of this Agreement or pursuant to any certificate, document or instrument executed and delivered by any of the parties pursuant to or in connection with this Agreement or the breach by any party of any of the warranties or covenants made by any such party pursuant to this Agreement or the failure of any such party to perform, observe or comply with, any of the covenants or agreements made by such party pursuant to this Agreement or in connection with this Agreement. Furthermore, except as provided in the next sentence, from and after the Closing the Holding Company's sole and exclusive remedy against parties who proceed to Closing hereunder with respect to the foregoing shall be limited to its right to exercise its right of setoff against the Indemnity Escrow Shares as provided in Article XX of this Agreement. The Holding Company shall not, except in the cases of fraud, have the right to seek to impose personal liability upon any of the Selling Stockholders or the Selling Members in the capacity as former stockholders or former members, as the case may be, of any of the Predecessor Companies.

         Section 24.2 Survival of Indemnity Obligations. The obligations of the Selling Shareholders and the Selling Members and of KBG to indemnify the Holding Company shall, except with respect to any unresolved claims made by the Holding Company for indemnification, expire and terminate at 5:00 Eastern Daylight Time on the date which is one year after the Closing Date.

         Section 24.3 Survival of Covenants and Agreements. Each of the covenants of the parties contained in or made by the parties pursuant to the terms of this Agreement which are to be performed by the parties at and after the Closing, other than the indemnity obligations of the parties with respect to representations and warranties (which shall survive the Closing as provided for in

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


the foregoing provisions of this Section), shall survive the Closing until the same shall have been performed or discharged in full.

         Section 24.4 Effect of Due Diligence. Notwithstanding any investigation or audit conducted by any of the parties to this Agreement prior to the Closing, each of the parties to this Agreement shall be entitled to rely upon the representations and warranties made by the other parties pursuant to this Agreement, and such representations and warranties shall not be deemed to have been waived or otherwise affected by any such investigation or audit or any knowledge attributable to any party.

                                   ARTICLE XXV
                                   -----------

                                  MISCELLANEOUS
                                  -------------

         Section 25.1 Entire Agreement. This Agreement, together with the Collateral Agreements, constitutes the entire agreement and understanding between the parties hereto in respect of the matters set forth herein, and, except as otherwise specifically provided for herein with respect to certain provisions of the Memorandum of Understanding relating to Transaction Expenses, which provisions are incorporated herein by reference, all prior negotiations, writings and understandings relating to the subject matter of this Agreement (including, without limitation, all other provisions of the Memorandum of Understanding and all supplements thereto or amendments thereof) are merged herein and are superseded and canceled by this Agreement.

         Section 25.2 Amendment and Waiver. This Agreement may be amended, modified, supplemented or changed in whole or in part only by an agreement in writing making specific reference to this Agreement and executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in whole or in part, but only by an agreement in writing making specific reference to this Agreement and executed by the party that is entitled to the benefit thereof. The failure of any party hereto to insist upon strict performance of or compliance with the provisions of this Agreement shall not constitute a waiver of any right of any such party hereunder or prohibit or limit the right of such party to insist upon strict performance or compliance at any other time.

         Section 25.3 Binding Agreement and Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 25.4 Assignment. This Agreement and the rights of the parties hereunder may not be assigned, and the obligations of the parties hereunder may not be delegated, in whole or in part, by any party without the prior written consent of the other parties hereto.

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


         Section 25.5 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer any rights or remedies upon any Person other than (i) the parties hereto, (ii) the indemnified Persons under Article XX and (iii) M&S with respect to the provisions of Section 1.2.1.

         Section 25.6 Notices. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) three days after being deposited in the mail, postage prepaid, certified or registered mail, (ii) on the next business day after delivery to a reputable overnight delivery service such as Federal Express, or (iii) upon personal delivery if delivered or addressed to the addresses set forth below or to such other address as any party may hereafter specify by written notice to the other parties hereto:

                           (a)      If to WE JAC prior to the Closing, delivered
or mailed to WE JAC Corporation, 748 Miller Drive, SE, Leesburg, Virginia 20175,
Attention: Board of Directors, with a copy delivered or mailed to John B. Frisch, Esquire, Miles & Stockbridge, a Professional Corporation, 10 Light Street, Baltimore, Maryland 21202;

                           (b)      If to Miracle Industries prior to the
Closing, delivered or mailed to Miracle Industries, Inc., c/o Miracle Car Wash, 1458 Park Avenue West, Mansfield, Ohio 44906, Attention: President;

                           (c)      If to Lube Venturess  prior to the Closing,
delivered or mailed to Lube Venturess, Inc., 1237 West Fourth Street, Mansfield, Ohio 44906, Attention: President;

                           (d)      If to Miracle Partners prior to the Closing,
delivered or mailed to Miracle Partners, Inc., c/o Lube Venturess, Inc., 1237 West Fourth Street, Mansfield, Ohio 44906, Attention: President;

                           (e)      If to Prema Properties prior to the Closing,
delivered or mailed to Prema Properties, Ltd., 52 East 15th Avenue, Columbus, Ohio 43201, Attention: Managing Member;

                           (f)      If  to Rocky Mountain I, Rocky Mountain II
or Ralston Car Wash prior to the Closing, delivered or mailed c/o Rocky Mountain Ventures, Inc., 15200 East Girard Avenue, Suite 2700, Aurora, Colorado 80014-5039, Attention: President;

                           (g)      If to KBG prior to the Closing, delivered or
mailed to The Karl Byrer Group, Inc., 2171 S. Trenton Way #215, Denver, Colorado 80231, Attention: President.

         Section 25.7 Further Assurances. The parties hereto each agree to execute, make, acknowledge, and deliver such instruments, agreements and other documents as may be reasonably required to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

         Section 25.8 Article and Section Headings. The Article and Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

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


         Section 25.9 Governing Law. This Agreement shall be construed and enforced in accordance with and shall be governed by the laws of the Commonwealth of Virginia, without regard to its principles of conflict of laws.

         Section 25.10 Certain Definitions. The following terms, whenever used in capitalized form in this Agreement, shall have the following meanings:

                  "Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. For purposes of determining whether a Person is an Affiliate, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

                  "Agreements Not to Compete" shall mean the Agreements Not to Compete in the forms attached hereto as Exhibits which will be entered into by and between the Holding Company and the Person listed on Schedule 4.1.7 at the Closing.

                  "Applicable Laws" shall mean any law, statute, ordinance, code, rule, regulation, standard, ruling, decree, judgment, award, order or other requirement of any Government Authority that is applicable to a Predecessor Company.

                  "Benefit Arrangements" shall mean all life and health benefits, hospitalization, savings, bonus, deferred compensation, incentive compensation, severance pay, disability, sick pay, vacation pay, stock option, award or similar plans, and fringe benefit plans, individual employment and severance contracts and other policies and practices, whether written or oral, providing employee or executive compensation or benefits to Employees of a Predecessor Company or their dependents, other than Employee Benefit Plans.

                  "Byrer Group" shall mean and refer to KBG and its shareholders and Subsidiaries.

                  "Closing" shall mean the consummation of the transactions contemplated by Article III of this Agreement.

                  "Closing Date" shall mean the date on which the Closing actually shall occur pursuant to this Agreement.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Collateral Agreements" shall mean the Agreements Not to Compete, the Employment Agreements and the Underwriting Agreement which are expected to be executed by the Holding Company at the Closing.

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


                  "Combination Shares" shall mean the shares of the Common Stock of the Holding Company to be issued pursuant to the transactions contemplated by
Article III hereof.

                  "Commission" shall mean the Securities and Exchange Commission of the United States of America.

                  "Constituent Company" of a Participant Group shall mean and refer to each of the corporations and limited liability companies (and the shareholders and members thereof) of such Participant Group.

                  "Contest" shall mean any administrative or judicial Tax audit, examination, proceeding or litigation involving any Tax Authority.

                  "Contributing Companies" or "Contributing Company" shall refer only to the WE JAC Group, Miracle Industries, Prema Properties, Lube Venturess, Miracle Partners, Rocky Mountain I, Rocky Mountain II and Ralston Car Wash, but shall not include or refer to KBG.

                  "Corporate Predecessor Companies" and "Corporate Predecessor Company" shall mean and refer to WE JAC, Miracle Industries, Lube Venturess, Miracle Partners, Rocky Mountain I and Rocky Mountain II.

                  "Debt Level Escrow Shares" shall mean the share of Common Stock of the Holding Company to be deposited into escrow at the Closing by the Holding Company pursuant to Section 19.1.

                  "DOL" shall mean the United States Department of Labor.

                  "Employee Benefit Plan" shall mean each "employee benefit plan," as defined in Section 3(3) of ERISA, maintained or contributed to by any of the Predecessor Companies or any of its Subsidiaries or any of its ERISA Affiliates, but excluding Multiemployer Plans.

                  "Employees" or "Employee" shall mean and refer to the current employees, former employees and retired employees of a Predecessor Company.

                  "Encumbrance" shall mean any interest of any Person, including, without limitation, any right to acquire, option, right of preemption, or any mortgage, lease, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, claim, covenant, condition, easement or any other security agreement or arrangement or any restriction of any kind or character.

                  "Environmental Laws" shall mean any law, statute, regulation, rule, order, consent, decree, or governmental requirement that relates to or otherwise imposes liability or standards of conduct concerning Hazardous Materials or discharges or releases of any Hazardous Materials into air, water or land, including (but not limited to) the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1978, as amended; the Clean Water Act, the Clean Air Act, or any other similar federal, state or local statutes.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean any Person that is treated as a single employer with the Person in question under Section 414(b), (c), (m) or
(o) of the Code.

                  "Exchange Agent" shall mean such bank or trust company as the exchange agent for the Subsidiary Mergers.

                  "Exchange Offers" shall mean the Prema Properties Exchange Offer, the Miracle Partners Exchange Offer, the Ralston Car Wash Exchange Offer and the KBG Exchange Offer.

                  "GAAP" shall mean generally accepted accounting principles in effect in the United States as of the date hereof.

                  "Governmental Authority" shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

                  "Guarantees" shall mean any obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability of another Person, including but not limited to direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

                  "Hazardous Materials" shall mean (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; and (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; and (c) any "hazardous material" as defined by the Hazardous Materials Transportation Act, as amended from time to time, and regulations promulgated thereunder; and shall include without limitation, asbestos, PCBs, petroleum products, and urea-formaldehyde (in situations where considered hazardous or toxic).

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


                  "Indemnity Escrow Shares" shall mean the shares of the Common Stock of the Holding Company deposited into escrow by the Holding Company at the Closing pursuant to Section 20.1 of this Agreement.

                  "Income Taxes" shall mean any income, gross receipts, gains, net worth, surplus, franchise or withholding taxes (including interest, penalties or other additions to Tax) imposed by a Tax Authority.

                  "Holding Company Indemnified Claims and Losses" shall mean demands, suits, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, judgments and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, disbursements and expenses, and reasonable consultants' fees, disbursements and expenses.

                  "Intellectual Property" shall mean all patents, patent applications, trademarks, trademark registrations and applications therefor, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, trade names, trade secrets, software and computer programs, know-how, inventions, processes and procedures.

                  "IPO" shall mean the proposed public offering by the Holding Company of shares of its Common Stock following the Closing.

                  "IPO Shares" shall mean and refer to such number of shares of the authorized shares of the Common Stock of the Holding Company which shall be issued by the Holding Company in the IPO.

                  "IRS" shall mean the Internal Revenue Service of the United States of America.

                  "Lease Agreements" shall mean the Lease Agreements described in Sections 5.14, 5.15 and 5.16.

                  "Lube Ventures Disclosure Letter" shall mean the Disclosure Letter dated of even date with this Agreement submitted by Lube Ventures to each of the other parties hereto in connection with the representations and warranties made by Lube Ventures herein.

                  "Lube Ventures Dissenting Shares" shall mean each of the shares of the Common Stock of Lube Ventures with respect which the holder thereof shall have exercised and perfected Dissenter' Rights under the laws of the State of Ohio.

                  "Lube Ventures System" shall mean Lube Ventures's proprietary system for the operation of retail service centers which are devoted to providing lubrication services for automobiles and light trucks.

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


                  "Management Option Shares" shall mean the shares of the Common Stock of the Holding Company to be reserved for issuance by the Holding Company pursuant to Section 22.2.

                  "Material Adverse Effect" shall mean a material adverse change in the business, assets, rights, properties, liabilities, financial condition or prospects of a Person.

                  "Material Contracts" shall mean those contracts, agreements, commitments or understanding required to be disclosed by a Predecessor Company in its Disclosure Letter pursuant to this Agreement.

                  "Material Participant" shall mean WE JAC, Miracle Industries, Miracle Partners, Prema Properties, Lube Venturess and Rocky Mountain II.

                  "Membership Interest" shall mean, with respect to the Prema Properties Members, all of the rights of each of the Prema Property Members as a member of Prema Properties and all of their respective right, title and interest in, to and under the _________ Agreement dated _____________ by and among the Prema Properties Members, and, with respect to the Ralston Car Wash Members, all of the rights of each of the Ralston Car Wash Members as a member of Ralston Car Wash and all of their respective right, title and interest in, to and under the Operating Agreement dated September 5, 1991, by and among the Ralston Car Wash Members.

                  "Memorandum of Understanding" shall mean and refer to that certain Memorandum of Understanding dated as of October 18, 1996 by and among WE JAC, Precision Tune, Ernie Malas, William Klumb, Karl Byrer, Lube Venturess, Prema Properties, Miracle Industries, Rocky Mountain I, Rocky Mountain II and Ralston Car Wash, as supplemented by the Supplemental Memorandum of Understanding dated as of March __, 1997 by and among WE JAC, Precision Tune, Ernie Malas, William Klumb, Karl Byrer, Lube Ventures, Prema Properties,
Miracle Industries, Rocky Mountain I, Rocky Mountain II and Ralston Car Wash, as amended by that certain Joinder and Amendment No. 1 to Supplemental Memorandum of Understanding dated as of March 17, 1997 by and among and among WE JAC, Precision Tune, Ernie Malas, William Klumb, Karl Byrer, Lube Venturess, Prema Properties, Miracle Industries, Rocky Mountain I, Rocky Mountain II, Ralston Car Wash, Miracle Partners and C. Eugene Deal.

                  "Miracle Industries Disclosure Letter" shall mean the Disclosure Letter dated of even date with this Agreement submitted by Miracle Industries to each of the other parties hereto in connection with the representations and warranties made by Miracle Industries herein.

                  "Miracle Industries Dissenting Shares" shall mean each of the shares of the Common Stock of Miracle Industries with respect which the holder thereof shall have exercised and perfected Dissenter' Rights under the laws of the State of Ohio.

                  "Miracle Industries Subsidiaries" shall mean Hydro-Spray and Indy Ventures.


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                  "Multiemployer Plan" shall mean a plan described in Sections
3(37) and 4001(a)(3) of ERISA to which any of of the Predecessor Companies or any of its Subsidiaries has an obligation to contribute.

                  "National 60 Minute Tune" shall mean and refer to National 60 Minute Tune, Inc., a Washington corporation and a wholly-owned subsidiary corporation of WE JAC.

                  "Ohio Group" shall mean and refer to Lube Venturess and Miracle Industries and their respective shareholders and Subsidiaries and the Prema Properties Group.

                  "Operating Committee" shall mean a committee comprised of two Representatives of the WE JAC Group, one Representative of the Ohio Group and one Representative of the Rocky Mountain Group which Representatives shall be the following individuals until changed in accordance with Section 24.14: John
R. Ripley and Peter Kendrick as the Representatives of the WE JAC Group; Ernst
S. Malas as the Representative of the Ohio Group; and William R. Klumb as the Representative of the Rocky Mountain Group.

                  "Option Agreements" shall mean the Option Agreements described in Sections 5.14, 5.15 and 5.16.

                  "Participant Group" shall mean and refer to the Rocky Mountain Group, the Ohio Group, the WE JAC Group and the Byrer Group, respectively.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Pension Plan" shall mean any Employee Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

                  "Person" shall mean any individual, corporation, unincorporated association, business trust, estate, partnership, limited liability company, limited liability partnership, trust, government or any agency or political subdivision thereof, or any other entity.

                  "Precision Tune" shall mean and refer to Precision Tune Auto Care, Inc., a Virginia corporation and a wholly-owned subsidiary corporation of WE JAC.

                  "Precision Tune System" shall mean Precision Tune's proprietary system for the operation of retail service centers which are devoted to providing brake repairs, engine tune-ups, lubrication services, oil and filter changes, engine diagnostics, emissions systems installation and certification, preventative maintenance services, minor air conditioning and engine cooling system services and minor repairs to the distributor, carburetor, fuel and ignition systems for automobiles and light trucks.

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                  "Predecessor Companies" shall mean and refer to WE JAC,
Precision Tune, Lube Ventures, Miracle Industries, Hydro-Spray, Indy Ventures, KBG, Rocky Mountain I, Rocky Mountain II, Miracle Partners, Prema Properties and Ralston Car Wash.

                  "Prema Properties Disclosure Letter" shall mean the Disclosure Letter dated of even date with this Agreement submitted by the Prema Properties Members to each of the other parties hereto in connection with the representations and warranties made by the Prema Properties Members herein.

                  "Prema Properties Group" shall mean and refer to Prema Properties and the Prema Properties Members.

                  "Proprietary Car Wash Software System" shall mean the Proprietary Car Wash Computer Software System designed for the operation of car wash centers which has been developed by The Karl Byrer Group and Karl Byrer.

                  "PTW" shall mean and refer to PTW, Inc., a Washington corporation and a wholly-owned subsidiary corporation of Precision Tune.

                  "Ralston Car Wash Disclosure Letter" shall mean the Disclosure Letter dated of even date with this Agreement submitted by the Ralston Car Wash Members to each of the other parties hereto in connection with the representations and warranties made by the Ralston Car Wash Members herein.

                  "Real Estate Partnerships" shall mean and refer to each partnership described in Sections 5.14, 5.15 and 5.16.

                  "Responsible Group of Selling Stockholders or Members" shall mean the Selling Stockholders or Members of any Predecessor Company with respect to whom the Holding Company exercises its rights of reimbursement and indemnification pursuant to the terms of this Agreement following the Closing (whether pursuant to the exercise of its rights to set-off against the Indemnity Escrow Shares or otherwise).

                  "Rocky Mountain Group" shall mean and refer to Rocky Mountain I and Rocky Mountain II and their respective shareholders, and Ralston Car Wash and the Ralston Car Wash Members.

                  "Rocky Mountain I Disclosure Letter" shall mean the Disclosure Letter dated of even date with this Agreement submitted by Rocky Mountain I to each of the other parties hereto in connection with the representations and warranties made by Rocky Mountain I herein.

                  "Rocky Mountain II Disclosure Letter" shall mean the Disclosure Letter dated of even


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date with this Agreement submitted by Rocky Mountain II to each of the other parties hereto in connection with the representations and warranties made by Rocky Mountain II herein.

                  "Rocky Mountain I Dissenting Shares" shall mean each of the shares of the Common Stock of Rocky Mountain I with respect which the holder thereof shall have exercised and perfected Dissenter' Rights under the laws of the State of Colorado.

                  "Rocky Mountain II Dissenting Shares" shall mean each of the shares of the Common Stock of Rocky Mountain II with respect which the holder thereof shall have exercised and perfected Dissenter' Rights under the laws of the State of Colorado.

                  "Securities Act" shall mean The Securities Act of 1933, as amended and in effect from time to time, and the rules and regulations of the Commission adopted or promulgated thereunder.

                  "Selling Stockholders or Members" shall mean and refer to only to those Persons who are shareholders or members of the Predecessor Companies as of the time of the Closing whose shares therein shall be converted to Holding Company Common Stock at the Closing pursuant to the Subsidiary Mergers or who actually exchange shares with or contribute interests to the Holding Company at the Closing.

                  "Selling Stockholder Indemnified Claims and Losses" shall mean demands, suits, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, judgments and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, disbursements and expenses, and reasonable consultants' fees, disbursements and expenses, based upon, arising out of, asserted against, resulting to, imposed on, or incurred by the Selling Stockholders, directly or indirectly, from the breach by the Holding Company of any covenant or agreement to be performed or complied with by the Holding Company from and after the Closing.

                  "Source Code" shall mean all computer codes, programmer documentation, flow charts and schematics that a computer programmer reasonably skilled in the programming language in which the Proprietary Car Wash Software is written would need to support, enhance, modify and make derivatives of such software.

                  "Subsidiary" as it relates to any Person, shall mean a corporation, limited liability company, partnership, joint venture or other Person 50% or more of whose outstanding securities or equity interests the Person has the right, other than as affected by events of default, directly or indirectly, to vote for the election of directors.

                  "Subsidiary Mergers" shall mean and refer to the WE JAC Merger, the Lube Ventures Merger, the Miracle Industries Merger, the Rocky Mountain I Merger and the Rocky Mountain II Merger.

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



                  "Tax Authority" shall mean a foreign or United States federal, state, or local Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax, as the context requires.

                  "Tax Returns" shall mean all returns (including information returns and amended returns), declarations, reports, claims for refunds, estimates and statements regarding Taxes, required to be filed under Applicable Laws.

                  "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, windfall profit, alternative or add on minimum, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority.

                  "Termination Damages" shall have the meaning provided in
Section 21.3.

                  "WE JAC Disclosure Letter" shall mean the Disclosure Letter dated of even date with this Agreement submitted by WE JAC to each of the other parties hereto in connection with the representations and warranties made by WE JAC herein.

                  "WE JAC Dissenting Shares" shall mean each of the shares of the Common Stock of WE JAC with respect which the holder thereof shall have exercised and perfected Dissenter' Rights under the laws of the State of Delaware.

                  "WE JAC Group" shall mean and refer to WE JAC, Precision Tune, National 60 Minute Tune, PTW and the shareholders of WE JAC.

         Section 24.11 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of this Agreement and any and all agreements and instruments contemplated hereby, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto. The Exhibits and Schedules to this Agreement constitute a substantive part of this Agreement and are hereby incorporated into this Agreement by this reference.

         Section 24.12 Counterparts. This Agreement may be executed in counterparts and multiple originals, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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         Section 24.13 Time of the Essence. Time is of the essence with respect to each and every term and provision of this Agreement.

         Section 24.14 Representative of Selling Stockholders and Selling Members. Prior to the Closing, the Selling Stockholders and Selling Members of each of the Predecessor Companies shall designate in writing a Representative of the Selling Stockholders and Selling Members of such Predecessor Company as their exclusive agent and attorney-in-fact to act on their behalf with respect to any and all matters, claims, controversies or disputes arising out of the terms of this Agreement (the "Representative"). The Holding Company shall have the right to rely upon any actions taken or omitted to be taken by the Representative as being the act or omission of each applicable group of Selling Stockholders or Selling Members, without the need for any inquiry and any such actions or omissions of the Representative shall be binding upon the applicable group of Selling Stockholders or Selling Members. Notwithstanding the foregoing, the Selling Stockholders and Selling Members of each Predecessor Company shall have the right to change the identity of their representative from time to time in such manner as they may agree amongst themselves; provide, however, that no change in identity shall be effective or binding upon the Holding Company unless and until written notice of such change shall have been delivered to the Holding Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth in the preamble to this Agreement

Attest:                                         WE JAC CORPORATION


________________________                        By:________________________


                                                LUBE VENTURES, INC.


________________________                        By:________________________


                                                ROCKY MOUNTAIN VENTURES, INC.


________________________                        By:________________________


                                                PREMA PROPERTIES, LTD.





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


________________________                        By:________________________


                                                MIRACLE INDUSTRIES, INC.


________________________                        By:________________________


                                                MIRACLE PARTNERS, INC.


________________________                        By:________________________


                                                ROCKY MOUNTAIN VENTURES II, INC.


________________________                        By:________________________


                                                RALSTON CAR WASH, LTD.


________________________                        By:________________________


                                                THE KARL BYRER GROUP, INC.


________________________                        By:________________________



                                          182